Form 10-K405, Exhibit 13
period 1998-09-30
NORTHEAST PENNSYLVANIA FINANCIAL CORP
filed 1998-12-29
CIK 1050996

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF THE COMPANY

The selected consolidated financial and other data of the Company set forth below is derived in part from, and should be read in conjunction with, the Consolidated Financial Statements of the Company and Notes thereto presented elsewhere in this Annual Report.


                                                                                     At September 30,
                                                           -------------------------------------------------------------
                                                           1998            1997         1996          1995           1994
                                                           ----            ----         ----          ----           ----
                                                                                      (In Thousands)
Selected Consolidated Financial Data:
   Total assets                                         $522,268        $369,242      $362,464       $318,931      $283,344
   Cash and cash equivalents                               3,053          13,214         4,045          3,681         4,137
   Loans, net (1)                                        282,706         261,469       242,916        213,515       188,501
   Securities held-to-maturity (2):
      Mortgage-related securities, net                         -           9,965        13,386         51,868        51,045
      Investment securities, net                          31,770          28,960        30,100         26,355        27,661
   Securities available-for-sale (2):
      Mortgage-related securities, net                    75,651          29,982        37,259            497             -
      Investment securities, net                         113,443          14,791        22,899         12,826             -
   Deposits                                              324,005         314,123       306,806        280,010       257,161
   FHLB advances                                         106,498          23,516        25,534         11,050           120
   Total equity                                           87,434          28,538        26,127         25,550        23,183
   Assets acquired through foreclosure                       112             319           453            423           250
   Nonperforming assets and
       troubled debt restructurings                        1,395           1,208         1,169          1,670         1,863



                                                                      For the Fiscal Year Ended September 30,
                                                           ----------------------------------------------------------------
                                                           1998            1997         1996           1995            1994
                                                           ----            ----         ----           ----            ----
                                                           ----------------------------------------------------------------
                                                                                    (In Thousands)

Selected Operating Data:
    Total in Total interest income                       $30,542         $26,599      $24,323         $21,280        $19,578
Interest expense                                          15,566          14,194       13,007          10,845          8,827
                                                          ------          ------       ------          ------          -----
      Net interest income                                 14,976          12,405       11,316          10,435         10,751
   Provision for loan losses                               1,059             651           97              25           (54)
                                                          ------          ------      -------         -------         ------
Net interest income after provision
         for loan losses                                  13,917          11,754       11,219          10,410         10,805
   Non-interest income:
      Net gain (loss) on sale of securities                   62           (563)           --             (6)            153
      Other(3)                                               845             430          508             605            460
   Non-interest expense                                   15,230           9,492       10,774 (4)       8,360          7,924
                                                          ------           -----       ------           -----          -----
   (Loss) income before income taxes                       (406)           2,129          953           2,649          3,494
   Income taxes                                            (359)             748           12             899            743
                                                           -----         -------       ------          ------            ---
      Net (loss) income                                    ($47)         $ 1,381     $    941         $ 1,750        $ 2,751
                                                           =====         =======     ========         =======        =======

         (See footnotes on next page)



                                                           At or for the Fiscal Year Ended September 30,

                                                            1998     1997      1996       1995      1994
                                                            ----     ----      ----       ----      ----

Selected Operating Ratios and Other Data (5):
Performance Ratios:
   Average yield on interest-earning assets (6)             7.45%     7.51%     7.48%     7.38%     7.18%
   Average rate paid on interest-bearing liabilities        4.35      4.31      4.29      3.98      3.44
   Average interest rate spread (7)                         3.10      3.20      3.19      3.40      3.74
   Net interest margin (8)                                  3.74      3.53      3.49      3.60      4.06
   Ratio of interest-earning assets to
     interest-bearing liabilities                         117.35    108.31    107.57    108.43    107.28
   Net interest income after provision for loan
     losses to noninterest expense                         91.38    123.83    104.13    124.52    136.28
   Non-interest expense as a percent of
     average assets                                         3.53      2.58      3.19      2.78      2.80
   Return on average assets                                 (.01)     0.38      0.28      0.58      0.98

   Return on average equity                                 (.08)     4.98      3.59      7.06     12.64

   Ratio of average equity to average assets               13.40      7.53      7.74      8.25      7.67

    (1) Loans, net, represents gross loans receivable net of the allowance for loan losses, loans in process and deferred loan origination fees. The allowance for loan losses at September 30, 1998, 1997, 1996, 1995 and 1994 was $2.3 million, $1.3 million, $730,000, $724,000 and $769,000, respectively.
    (2) The Bank adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," during fiscal 1994.
    (3) Includes $176,000 net loss for disposition of branch equipment in connection with a branch relocation in fiscal 1998.
    (4) Includes a one-time special assessment of $1.7 million in order to recapitalize the Savings Association Insurance Fund (SAIF) in fiscal 1996.
    (5) Asset Quality Ratios and Regulatory Capital Ratios are end of period ratios. With the exception of end of period ratios, all ratios are based on average daily balances during the indicated periods.
    (6) Calculations of yield for 1998, 1997 and 1996 are presented on a taxable equivalent basis using the combined Federal and state income tax rate of 40%. The Company did not have securities exempt from Federal or state income taxes in previous years.
    (7) The average interest rate spread represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.
    (8) The net interest margin represents net interest income as a percent of average interest-earning assets.


Management's Discussion and Analysis of Financial Condition and Results of Operations

INTRODUCTION AND BUSINESS

The following discussion and analysis is presented on a consolidated basis and focuses on the major components of Northeast Pennsylvania Financial Corp.(the "Company") operations and significant changes in the results of operations for the periods presented. The discussion should be read in conjunction with the Company's consolidated financial statements and accompanying notes thereto presented elsewhere in this Annual Report.

The Company is a business corporation formed at the direction of First Federal Bank (the "Bank") under the laws of Delaware on December 16, 1997. On March 31, 1998,: (i) the Bank converted from a federally chartered mutual savings and loan association to a federally chartered stock savings bank; (ii) the Bank issued all of its outstanding capital stock to the Company; and (iii) the Company consummated its initial public offering of common stock, par value $.01 per share (the "Common Stock"), by selling at a price of $10.00 per share, 5,437,062 shares of Common Stock to certain eligible account holders of the Bank who had subscribed for such shares (collectively, the "Conversion"), by selling 514,188 shares to the Bank's Employee Stock Ownership Plan and related trust ("ESOP") and by contributing 476,100 shares of Common Stock to The First Federal Charitable Foundation (the "Foundation"). Established in connection with the Conversion, the Foundation is dedicated to the communities served by the Bank.

The Company became the holding company for First Federal Bank (the "Bank"), a federally chartered capital stock savings bank regulated by the Office of Thrift Supervision ("OTS"), upon the Bank's conversion to stock form on March 31, 1998. The Company's results of operations are dependent primarily on net interest income, which is the difference between the income earned on its loan and investment portfolios and its cost of funds, consisting of the interest paid on deposits and borrowings. Results of operations are also affected by the Company's provision for loan losses, loan and security sales activities, service charges and other fee income, and non-interest expense. The Company's non-interest expense principally consists of compensation and employee benefits, office occupancy and equipment expense, federal deposit insurance premiums, data processing, and advertising and business promotion expenses. Results of operations are also significantly affected by general economic and competitive conditions, particularly changes in interest rates, government policies and actions of regulatory authorities.

The Company serves Northeastern Pennsylvania through ten office locations in the greater Hazleton Area, Mountaintop, Bloomsburg, Lehighton, and all of Schuylkill County. The Company provides a wide range of banking services to individual and corporate customers. The Company is subject to competition from other financial institutions and other companies that provide financial services.

Forward Looking Statements

In addition to historical information, our Annual Report may include certain forward-looking statements based on current management expectations. The
Company's actual results could differ materially from those management expectations. Factors that could cause future results to vary from current management expectations include, but are not limited to, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, changes in tax policies, rates and regulation of federal, state and local tax authorities, changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of the Company's loan and investment portfolios, changes in accounting principles, policies or guidelines, avoidance of any adverse effect as a result of the Year 2000 issue, and other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices.

Management Strategy
The Company's operating strategy is that of a community-based bank, offering a wide variety of deposit products to its retail customers, while concentrating on residential and construction lending and, to a lesser extent, consumer lending and small business and municipal commercial lending. In order to promote long-term financial strength and profitability, the Company's operating strategy has focused on: (i) maintaining strong asset quality by originating one-to four-family loans located in its market area; (ii) increasing profitability by emphasizing higher yielding consumer and commercial loans; (iii) managing its interest rate risk by emphasizing shorter-term, fixed-rate, one-to four-family loans, in addition to consumer and commercial loans; limiting its retention of newly originated longer-term fixed-rate one-to four-family loans; soliciting longer-term deposits; utilizing longer-term advances from the Federal Home Loan Bank of Pittsburgh ("FHLB"); and investing in investment and mortgage-related securities having shorter estimated durations; (iv) meeting the banking needs of its customers through expanded products and improved delivery systems by taking advantage of technological advances; and (v) maintaining a strong regulatory capital position.

The Company has attempted to diversify and expand its loan products to better serve its customer base by placing a greater emphasis on its consumer lending and commercial lending, primarily to small businesses and municipalities. As a result of its policy to limit its retention of newly originated longer-term, fixed-rate one-to four-family loans to 25% of total loan originations during a fiscal year, periodically the Company has had to limit its originations of such loans. Additionally, the Company is in the process of implementing a program to sell in the secondary market longer-term, fixed-rate one- to four-family loans which it could originate in excess of its retention policy for such loans. The Company is also evaluating the offering of loan products which it has historically not offered, such as nonconforming or subprime one-to four-family loans. In the event the Company originates such loan products, it currently intends to originate such loans for sale in the secondary market.


Management of Interest Rate Risk and Market Risk Analysis

The principal objective of the Company's interest rate risk management is to evaluate the interest rate risk included in certain balance sheet accounts; determine the level of risk appropriate given the Company's business strategy, operating environment, capital and liquidity requirements and performance objectives; and manage the risk consistent with the Board of Directors' approved guidelines. Through such management, the Company seeks to reduce the vulnerability of its operations to changes in interest rates. The Board of Directors has established an Asset Liability Committee ("ALCO"), which is responsible for reviewing asset/liability policies and interest rate risk position. The ALCO meets at least on a quarterly basis, reports trends and interest rate risk position to the Board of Directors and reviews with the Board its activities and strategies, the effect of those strategies on the Company's net interest margin, the market value of the portfolio, and the effect the changes in interest rates will have on the Company's portfolio and exposure limits. The extent of the movement of interest rates is an uncertainty that could have a negative impact on the earnings of the Company.

In recent years, the Company has utilized the following strategies to manage interest rate risk: (i) emphasizing the origination and retention of fixed-rate mortgages having terms to maturity of not more than fifteen years, adjustable-rate and shorter-term loans, commercial loans, and consumer loans;
(ii) limiting the origination of all greater than 15-year fixed-rate mortgage loans to no more than 25% of the total originations in a given year; and (iii) investing in shorter-term and, to a lesser extent, adjustable-rate securities which generally bear lower yields, compared to longer-term investments, but which better position the Company for increases in market interest rates. During 1998 the Company continued to originate in excess of the 25% limitation, however has commenced selling any excess, greater than 15 year fixed rate mortgages, in the secondary market.

Management believes that reducing its exposure to interest rate risk fluctuations will enhance long-term profitability. However, the Company's strategies may adversely impact net interest income due to lower initial yields on some of these investments in comparison to longer-term fixed-rate investments and whole loans. To promote a higher yield on its investment securities while at the same time addressing the Company's interest rate risk management policies, the Company has invested a significant portion of its portfolio of investment securities in longer-term (more than five years) federal agency obligations which have call features. Given the rates of such securities in comparison to current market interest rates, the Company anticipates the substantial majority of such securities will be called prior to their contractual maturity. However, if changes in interest rates exceed ranges anticipated by the Company in estimating the anticipated life of such callable securities, the Company would be subject to increased interest rate or reinvestment risk, depending on the direction of the change in market interest rates.

         Gap Analysis. The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring the bank's interest rate sensitivity "gap". An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that same time period. At September 30, 1998, the Company's cumulative interest rate gap (which is the difference between the amount of interest-earning assets maturing or repricing within one year and interest-bearing liabilities maturing or repricing within one year) as a percentage of total assets, was a negative 7.8%. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. Accordingly, during a period of rising interest rates, an institution with a positive gap position would tend to have its interest bearing assets repricing upward at a faster rate than its interest bearing liabilities which, consequently, may tend to positively affect the growth of its net interest income. During a period of falling interest rates, an institution with a negative gap position would tend to have its interest bearing liabilities repricing downward at a faster rate than its interest bearing assets which, consequently, may tend to positively affect the growth of its net interest income.

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at September 30, 1998, which are anticipated by the Company, based upon certain assumptions, to reprice or mature in each of the future time periods shown (the "GAP Table"). Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual maturity of the asset or liability. The table sets forth an approximation of the projected repricing of assets and liabilities at September 30, 1998, on the basis of contractual maturities, anticipated prepayments, and scheduled rate adjustments within a series of time intervals. Prepayment and decay rates can have a significant impact on the Company's estimated gap. While the Company believes such assumptions to be reasonable, there can be no assurance that assumed prepayment rates and decay rates will approximate actual loan prepayment and deposit/withdrawal activity.

                                                                   At September 30, 1998
                                                                   (Dollars in Thousands)
                                                      Over three  Over six  After one year
                                            Zero to    months to  months to   but within  After five
                                         three months six months   one year   five years   years        Total
                                        ------------- ----------   --------   ----------   -----        -----

Interest-earning assets:
   Interest-earning deposits               $1,865           $-         $-           $-         $-       $1,865
   Investment securities                    1,000            -          -        2,000    132,298      135,298
   Mortgage-related securities             18,044        7,657      9,297       32,964      6,891       74,853
   Equity securities
     (FHLB & FHLMC)                         6,022            -          -            -          -        6,022
   Loans (1)                               48,028       27,738     40,184      118,920     50,450      285,320
                                           -------------------------------------------------------------------
     Total interest-earning assets        $74,959      $35,395    $49,481     $153,884   $189,639     $503,358
                                          -------      -------    -------     --------   --------     --------


Interest-bearing liabilities:
Money Market accounts                      $5,238       $3,601     $4,092       $3,437         $-      $16,368
Savings accounts                            3,184        3,039      5,669       30,508     27,556       69,956
NOW accounts                                3,430        3,118      4,989       16,526      3,119       31,182
Certificate accounts                       65,096       24,043     48,085       58,844          -      196,068
FHLB advances                              26,000            -          -        5,000     75,498      106,498
Other borrowings                              825            -          -            -          -          825
                                          --------------------------------------------------------------------
  Total interest-bearing
  Liabilities                            $103,773      $33,801    $62,835     $114,315   $106,173     $420,897
                                         --------      -------    -------     --------   --------     --------

Interest-earning assets less interest-
   bearing liabilities                  ($28,814)       $1,594  ($13,354)      $39,569    $83,466      $82,461
Cumulative interest-rate
sensitivity gap                         ($28,814)    ($27,220)  ($40,574)     ($1,005)    $82,461
Cumulative interest rate gap
   as a  percentage of total assets        (5.5%)       (5.2%)     (7.8%)       (0.2%)      15.8%


(1) Gross loans excluding  nonaccrual loans

Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable rate loans, have features which restrict changes in interest rates both on a short-term basis and over the life of the asset. Further, in the event of changes in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their adjustable-rate loans may decrease in the event of an interest rate increase.

         Net Portfolio Value. The Company's interest rate sensitivity is primarily monitored by management through the use of a model which internally generates estimates of the change in the Company's net portfolio value ("NPV") over a range of interest rate scenarios. Such analysis was prepared by a third party for the Company. NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet contracts. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. The model assumes estimated loan prepayment rates, reinvestment rates, and deposit decay rates similar to the assumptions utilized for the Gap table. The OTS also produces a similar analysis using its own model, based upon data submitted on the Bank's quarterly Thrift Financial Reports, the results of which may vary from the Company's internal model primarily due to differences in assumptions utilized, including estimated loan prepayment rates, reinvestment rates and deposit decay rates.

The following table sets forth the Company's NPV as of September 30, 1998.


                                                           NPV as % of Portfolio
                                   Net Portfolio Value         Value of Assets
                           -------------------------------  --------------------
           Change in
         Interest Rates
        In Basis Points                                          NPV
          (Rate Shock)     Amount    $ Change      % Change     Ratio  Change(1)
          ------------     ------    --------      --------     -----  ---------
                                    (Dollars in Thousands)

                 400     $ 75,566    ($21,022)      (21.76%)    15.48%     (264)
                 300       82,130     (14,458)      (14.97%)    16.42%     (170)
                 200       87,824      (8,764)       (9.07%)    17.16%      (95)
                 100       92,778      (3,809)       (3.94%)    17.75%      (37)
              Static       96,588        --            - %      18.12%       --
                (100)      98,411       1,823         1.89%     18.16%        4
                (200)     100,076       3,489         3.61%     18.17%        5
                (300)     102,699       6,111         6.33%     18.30%       18
                (400)     105,097       8,509         8.81%     18.38%       26

(1)   Expressed in basis points.

As is the case with the GAP table, certain shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in NPV require the making of certain assumptions which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the NPV model presented assumes that the composition of the Company's interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, although the NPV table provides an indication of the Company's interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on the Company's net interest income and will differ from actual results.

Analysis of Net Interest Income
Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income also depends upon the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them.

        Average   Balance  Sheet.   The  following   table  sets  forth  certain
information relating to the Company for the fiscal years ended September 30, 1998, 1997 and 1996. The average yields and costs are derived by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities, respectively, for the periods shown, except where noted, otherwise and reflect annualized yields and costs. Average balances are derived from average daily balances. The yields and costs include fees which are considered adjustments to yields.

                                                                   For the Fiscal Years Ended September 30,
                                                     1998                            1997                          1996
                                                     ----                            ----                          ----
                                                              Average                        Average                       Average
                                        Average                Yield/     Average             Yield/    Average            Yield/
                                         Balance   Interest     Rate      Balance  Interest    Rate     Balance  Interest   Rate

                                                                             (Dollars in Thousands)

Interest earning assets:
   Loans (1):
    Real estate:
      Taxable                             $190,264    $14,765    7.76%     $183,902  $14,250     7.75%   $169,532  $13,219    7.80%
      Non-taxable(2)                           186         19   10.22             -        -       -            -        -      -
    Commercial:
      Taxable                                6,634        632    9.53         8,739      785    8.98        6,986      618   8.85
      Non-taxable(2)                         4,231        335    7.92         1,143       84    7.35            -        -      -
      Consumer                              70,423      6,018    8.55        58,717    4,980    8.48       49,409    4,268   8.64
                                            ------      -----    ----        ------    -----    ----       ------    -----   ----
         Total loans                       271,738     21,769    8.01       252,501   20,099    7.96      225,927   18,105   8.01
   Mortgage-related securities (3)          54,176      3,320    6.13        54,112    3,306    6.11       51,268    3,064   5.98
   Investment securities (4):
    Taxable                                 60,320      3,930    6.52        42,788    2,866    6.70       45,089    2,958   6.56
    Non-taxable (2)                         24,179      1,772    7.33         5,401      408    7.55        2,064      154   7.46
   Interest-earning deposits                 9,121        457    5.01         1,499       82    5.47        1,583       92   5.81
                                             -----        ---    ----   ----  --------------    ----   ---- ---------------- ----
         Total interest-earning assets     419,534     31,248    7.45       356,301   26,761    7.51      325,931   24,373   7.48
                                                                                                ----                         ----
Noninterest-earning assets                  12,234                           11,740                        11,465
                                            ------                           ------                        ------
         Total assets                     $431,768                         $368,041                      $337,396
                                          ========                         ========                      ========

Interest-bearing liabilities:
   Deposits:
      Money market and NOW accounts        $44,563      $ 789    1.77%      $42,109     $813     1.93%    $39,747     $775    1.95%
      Savings accounts                      71,102      1,607    2.26        72,292    1,765    2.44       73,653    1,870   2.54
      Certificates of deposit              189,306     10,319    5.45       187,270   10,120    5.40      174,617    9,579   5.49
                                           -------     ------    ----      --------   ------    ----      -------    -----   ----
         Total deposits                    304,971     12,715    4.17       301,671   12,698    4.21      288,017   12,224   4.24
   FHLB advances and other borrowings       52,531      2,851    5.43        27,294    1,496    5.48       14,971      783   5.23
                                            ------      -----    ----     ---------    -----    ----     ---------   -----   ----
         Total interest-bearing            357,502     15,566    4.35       328,965   14,194    4.31      302,988   13,007   4.29
          liabilities                                                                 ------    ----                ------   ----

   Non-interest-bearing liabilities         16,423                           11,363                         8,261
                                            ------                          -------                         -----
         Total liabilities                 373,925                          340,328                       311,249
   Equity                                   57,843                           27,713                        26,147
                                            ------                           ------                        ------
         Total liabilities and equity     $431,768                         $368,041                      $337,396
                                          ========                         ========                      ========

   Net interest-earning assets             $62,032                         $ 27,336                      $ 22,943
   Net interest income/interest rate
   spread (5)                                         $15,682    3.10%               $12,567     3.20%             $11,366    3.19%
                                                      -------    -----               =======     -----             =======    ====
   Net interest margin as a percentage
     of interest-earning assets (6)                     3.74%                          3.53%                         3.49%
                                                        -----                          -----                         =====
     Ratio of interest-earning assets
         to interest-bearing liabilities   117.35%                          108.31%                        107.57%
                                           =======                          =======                        =======

(1) Balances are net of deferred loan origination costs, undisbursed proceeds of construction loans in process, and includes nonperforming loans.
(2) Interest and Yield/Rate are presented on a taxable equivalent basis using the combined Federal and state income tax marginal rate of 40% for 1998, 1997 and 1996.
(3)  Includes  mortgage-related   securities   available-for-sale  and  held-to-
     maturity.
(4) Includes investment securities available-for-sale and held-to-maturity, stock in the FHLB of Pittsburgh and FHLMC.
(5) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(6) Net interest margin represents net interest income as a percentage of average interest-earning assets.

        Rate/Volume Analysis. The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Company's interest income and interest expense during the periods indicated. Information is provided in each category with respect to: (i) changes attributable to changes in volume (changes in volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated on a proportional basis between changes in rate and volume.

                                                                Year Ended September 30,

                                                     1998 vs 1997                   1997 vs 1996
                                                     ------------                   ------------
                                                Increase     Total Increase    Increase       Total Increase
                                            (Decrease) Due to  (Decrease)  (Decrease) Due to    (Decrease)

                                                              (Dollars in Thousands)
                                            Rate     Volume                 Rate      Volume

Interest earning assets:
   Loans (1):
    Real estate:
      Taxable                                $21       $494       $515       $(82)    $1,113     $1,031
      Non-taxable(4)                          10          9         19         --         --         --
    Commercial:
      Taxable                                 51       (204)      (153)        10        157        167

    Non-taxable(4)                             7        244        251         42         42         84
    Consumer                                  38      1,000      1,038        (76)       788        712
                                              --    -------    -------    -------    -------    -------

         Total loans                         127      1,543      1,670      (106)      2,100      1,994


   Mortgage-related securities (2)            10          4         14         69        173        242
   Investment securities (3):
    Taxable                                  (76)     1,140      1,064         64       (156)       (92)
    Non-taxable (4)                          (12)     1,376      1,364          2        252        254
   Interest-earning deposits                  (6)       381        375         (5)        (5)       (10)
                                          -------    -------   -------    -------    -------    -------
         Total interest-earning assets        43      4,444      4,487         24      2,364      2,388
                                         -------    -------    -------    -------    -------    -------
Interest-bearing liabilities:
   Deposits:
      Demand accounts                        (81)        57        (24)        (8)        46         38
      Savings accounts                      (129)       (29)      (158)       (71)       (34)      (105)
      Certificates of deposit                 88        111        199       (140)       681        541

   FHLB advances and other borrowings        (15)     1,370      1,355         39        674        713
                                          -------    -------    -------    -------    -------    -------

         Total interest-bearing             (137)     1,509      1,372       (180)     1,367      1,187
             liabilities                  -------    -------    -------    -------    -------    -------

Increase (decrease) in net interest
income                                      $180     $2,935     $3,115       $204       $997     $1,201
                                         =======    =======    =======    =======    =======    =======

(1) Balances are net of deferred loan origination costs, undisbursed proceeds of construction loans in process, and includes nonperforming loans.
(2) Includes mortgage-related securities available-for-sale and held-to-maturity.
(3) Includes investment securities available-for-sale and held-to-maturity, stock in FHLB of Pittsburgh and FHLMC.
(4) Presented on taxable equivalent basis using the combined Federal and state income tax marginal rate of 40%.


RESULTS OF OPERATIONS

         General. The Company experienced a net loss of $47,000 for fiscal 1998, as compared to $1.4 million net income for fiscal 1997. The decrease was primarily attributable to the $4.8 million non-recurring pre-tax ($3.1 million after-tax) expense relating to a charitable contribution to fund the First Federal Charitable Foundation in connection with the Conversion, which was offset by a $2.6 million increase in net interest income. If the after-tax effect of the contribution were eliminated, the Company would have had net income of $3.1 million for fiscal 1998.

Net income for fiscal 1997 increased by $440,000, or 46.8%, from $941,000 for fiscal 1996 to $1.4 million for fiscal 1997. This change was primarily due to a decrease in noninterest expense resulting from the absence of the one time special assessment of $1.7 million to recapitalize the SAIF which occurred in the fourth quarter of fiscal 1996. Net income also increased due to an increase in net interest income. These items were substantially offset by an increase in the provision for loan loss and a decrease in noninterest income due to losses on the sale of securities and a writedown of fixed assets resulting from the proposed relocation of a branch office.

         Interest Income. Total interest income increased $3.9 million, or 14.7%, to $30.5 million for fiscal 1998 from $26.6 million for fiscal 1997. This change was primarily due to increases of $36.3 million and $19.2 million in the average balances of investment securities and loans receivable, respectively.

Fiscal 1997 reflected a $2.3 million, or 9.4%, increase in interest income primarily due to a $30.4 million increase in the average balance of interest earning assets as well as a slight increase in the weighted average yield on interest earning assets. This change was primarily due to increases of $14.4 million and $9.3 million in the average balance of real estate loans and consumer loans. Contributing to the increase was a $2.8 million increase in the average balance of mortgage-related securities.

         Interest Expense. Interest expense increased $1.4 million, or 9.9%, to $15.6 million for fiscal 1998. This change in interest expense was primarily the result of a $25.3 million increase in the average balance of FHLB advances and other borrowings, offset by a decrease of 5 basis points in the average rate of these borrowings.

In fiscal 1997, interest expense increased $1.2 million, or 9.2%, to $14.2 million. The increase in interest expense was primarily the result of a $12.3 million increase in the average balance of FHLB advances and other borrowings, as well as a $12.7 million increase in the average balance of certificate of deposit accounts.

         Provision for Loan Losses. The Company's provision for loan losses for fiscal 1998 was $1.1 million compared to $651,000 for fiscal 1997. At the end of fiscal 1996, the provision was $97,000, which increased $554,000 through fiscal 1997. These increases in the provision for loan losses reflected a change in management's strategic direction. The change in strategic direction included a change in the composition of the Company's loan portfolio by increasing the levels of consumer, multi-family, commercial and construction loans. Such loans generally bear a greater degree of credit risk than the one-to four-family loans. The Company anticipates that, as a result of its increasing emphasis on consumer, commercial, multi-family and commercial real estate and construction lending it may need to maintain an allowance for loan losses at a higher level than it has maintained in previous periods to offset any greater risk resulting from the shifting composition of its loan portfolio.

         Noninterest Income. In fiscal 1998, noninterest income was $907,000, as compared to a negative $133,000 for the prior year. Contributing to this increase was a $224,000 increase in service charges and other fees primarily due to the implementation of surcharges on ATM transactions, as well as service charges and fees generated in connection with increased loan origination and deposit account activity. The 1997 negative balance was due primarily to losses incurred on the sale of available-for-sale securities in connection with the Company's restructuring of its securities portfolio in fiscal 1997, combined with a $176,000 write down of fixed assets, in fiscal 1997, resulting from the Company's decision to relocate its Columbia Mall office to an alternate site in Columbia County.

Non-interest income decreased $641,000 from $508,000 in fiscal 1996 to a loss of $133,000 in fiscal 1997, due to the sale of available-for-sale securities, which created a $563,000 loss for the year ended September 30, 1997. The decrease was also attributable to a writedown of $176,000 of assets in fiscal 1997 in connection with the relocation of the Columbia Mall office, as compared to a $14,000 gain for fiscal 1996.

         Noninterest Expense. Total noninterest expense increased $5.7 million for fiscal 1998 due primarily to a one-time $4.8 million non-recurring expense relating to the funding of the Foundation. Compensation and employee benefits expense increased $521,000 primarily due to ESOP accruals relating to shares to be released, and staff additions relating to the opening of a new branch office in Mountaintop, Pennsylvania in January 1998. Professional fees increased $144,000 due to increased legal and accounting fees associated with being a public company. FHLB service charges increased $123,000 due to increased customer activity resulting from the greater promotion of various checking account products.

For year ended September 30, 1997, compared to September 30, 1996, non-interest expense decreased $1.3 million due primarily to a $2.0 million reduction in the FDIC deposit insurance premiums resulting from the recapitalization of the SAIF fund. These decreases were offset by a $406,000 increase in compensation and employee benefit expenses in fiscal 1997 due to normal increases in salaries, as well as increases in benefit costs.

         Income Taxes. For fiscal 1998, the Company had an income tax benefit of $359,000, as compared to an expense of $748,000, which reflects a 35.1% effective tax rate, for fiscal 1997. The provision (benefit) for income taxes includes federal and state income taxes currently payable and those deferred because of temporary differences between the financial statement and tax basis of assets and liabilities. The decrease in income tax expense was attributable to a net operating loss relating to the one-time charitable contribution to the Foundation, combined with a state tax credit of $55,000, granted under the Neighborhood Assistance Act.

The provision for income taxes increased $736,000 to $748,000, reflecting a 35.1% effective tax rate, for fiscal 1997 from $12,000 for fiscal 1996. This increase was due to higher pre-tax income in fiscal 1997, as well as the absence of a $250,000 state tax credit in fiscal 1996, relating to the construction of an addition to the Company's main office.

FINANCIAL CONDITION

Total assets increased by $153.0 million, or 41.4%, from $369.2 million at September 30, 1997 to $522.2 million at September 30, 1998. The growth in assets was primarily due to increases in investments and loans receivable, offset by a decrease in cash and cash equivalents. This growth was primarily funded by the Company's initial public offering, which raised $52.1 million in cash, as well as an $83.0 million increase in FHLB advances.

Investment securities classified as available-for-sale increased $144.3 million, while held-to-maturity securities decreased $7.2 million. These changes were attributable to the reinvestment of the proceeds from the September 30, 1997 sale of securities, the stock offering relating to the Conversion, and additional FHLB advances. Contributing to these changes was a transfer of $56.2 million in securities from held-to-maturity to available-for-sale upon initial adoption, in the fourth fiscal quarter of 1998, of a special reassessment provision contained within SFAS No. 133 as issued by the Financial Accounting Standards Board ("FASB"). Cash and cash equivalents decreased $10.1 million from September 30, 1997 due to the purchase of additional investment securities, offset by an increase in deposits.

Net loans receivable increased $21.2 million to $282.7 million at September 30, 1998. This increase was primarily due to an $11.0 million increase in home equity loans resulting from increased marketing efforts and competitive pricing of such loans. Automobile loans increased $11.0 million due in part to the purchase of $6.5 million of indirect auto loans from a local financial institution. Multi-family and commercial real estate loans increased $5.2 million. These increases were offset by declines in mortgage loans, other consumer loans and commercial loans of $2.2 million, $2.1 million, and $1.0 million, respectively. The allowance for loan loss increased $1.0 million from $1.3 million at September 30, 1997 to $2.3 million at September 30, 1998. This increase is due primarily to the increase in loan balances relating to the changing composition of the Company's loan portfolio, as well as a change in management's strategic direction and a decision to give greater consideration to loan loss ratio levels of peer group institutions.

Total deposits increased $9.9 million to $324.0 million at September 30, 1998. This increase in deposits was the result of an $8.2 million increase in checking accounts, primarily NOW accounts, resulting from a more active solicitation of such accounts. Certificate of deposit accounts increased $3.3 million, while savings accounts decreased $1.8 million.

FHLB advances increased $83.0 million to $106.5 million at September 30, 1998. This was a result of management's determination to place increased emphasis on the utilization of FHLB borrowings to fund asset growth, particularly investments in mortgage-related and investment securities, and consumer loans in accordance with the Company's asset/liability management strategies.

Total equity increased $58.9 million to $87.4 million at September 30, 1998. This change in equity resulted primarily from the addition of additional paid-in capital of $62.0 million and common stock of $64,000, as a result of the Conversion. These increases were offset by a $5.1 million contra-equity account established for shares purchased by the ESOP during the Company's initial public offering, of that amount, $343,000 of has been committed to be released through September 30, 1998.

Investment Activities

The investment policy of the Company, as approved by the Board of Directors, requires management to maintain adequate liquidity, generate a favorable return on investments without incurring undue interest rate and credit risk and to complement the Company's lending activities. The Company primarily utilizes investments in securities for liquidity management and as a method of deploying excess funding not utilized for loan originations or sales. Generally, the Company's investment policy is more restrictive than the OTS regulations allow and, accordingly, the Company has invested primarily in U.S. Government and agency securities, which qualify as liquid assets under the OTS regulations, federal funds and U.S. Government sponsored agency issued mortgage-backed securities. As required by SFAS No. 115, the Company has established an investment portfolio of securities that are categorized as held-to-maturity, available-for-sale or held for trading. The Company does not currently maintain a portfolio of securities categorized as held for trading. At September 30, 1998, the available-for-sale securities portfolio totaled $189.1 million, or 35.2% of assets, and the held-to-maturity portfolio totaled $31.8 million, or 6.1% of assets.

On July 1, 1998, the Bank transferred certain held-to-maturity securities to the available-for-sale investment portfolio. The amortized cost of the securities was approximately $56,203,333 with an unrealized gain net of taxes of approximately $597,053. This transfer was in accordance with a special reassessment provision contained within Statement of Financial Accounting Standard No. 133 "Accounting for Derivative Instruments and Hedging Activities."

The following table sets forth certain information regarding the amortized cost and fair value of the Company's securities at the dates indicated.


                                                                                     At September 30,
                                                                      1998                 1997                  1996

                                                             Amortized    Fair     Amortized    Fair     Amortized     Fair
                                                               Cost       Value      Cost       Value      Cost       Value
                                                             -----------------------------------------------------------------
                                                                                      (In Thousands)

Investment securities:
   Debt securities held-to-maturity:
      Obligations of U.S. government agencies                 $31,770    $32,072    $19,997    $19,953    $25,995    $25,475
      Other securities:                                          --           --      8,963      9,105      4,105      4,109
                                                             --------   --------   --------   --------   --------   --------


            Total                                             $31,770    $32,072    $28,960    $29,058    $30,100    $29,584
                                                             --------   --------   --------   --------   --------   --------

   Debt securities available-for-sale:
      Obligations of U.S. Treasury and U.S.
        government agencies                                    55,661     56,260     10,984     11,045     19,935     19,769
      Other securities                                         47,867     48,732       --         --         --
                                                             --------   --------   --------   --------   --------   --------


            Total                                            $103,528   $104,992    $10,984    $11,045    $19,935    $19,769
                                                             --------   --------   --------   --------   --------   --------

   Equity securities available-for-sale:
      FHLB stock                                               $5,325     $5,325     $2,054     $2,054     $1,958     $1,958
      FHLMC stock                                                 697      3,126         47      1,692         47      1,172
                                                             --------   --------   --------   --------   --------     ------

          Total equity securities
           available-for- sale                                  6,022      8,451      2,101      3,746      2,005      3,130
                                                             --------   --------   --------   --------   --------   --------

            Total debt and equity securities                 $141,320   $145,515    $42,045    $43,849    $52,040    $52,483
                                                             ========   ========   ========   ========   ========   ========

Mortgage-related securities:
   Mortgage-related securities
   held-to-maturity:
      FHLMC                                                      --         --       $5,772     $5,678     $6,833     $6,561
      FNMA                                                       --         --        3,948      3,891      4,576      4,403
      GNMA                                                       --         --         --         --         --         --
      Collateralized mortgage obligations                        --         --          245        242      1,977      1,967
                                                             --------   --------   --------   --------   --------   --------

            Total mortgage-related
          securities held-to- maturity                             --       --       $9,965     $9,811    $13,386    $12,931
                                                              -------   --------   --------   --------   --------   --------

   Mortgage-related securities
   available-for-sale:
      FHLMC                                                   $10,798    $10,933     $5,690     $5,769    $11,548    $11,485
      FNMA                                                     14,337     14,604      2,168      2,188     11,768     11,666
      GNMA                                                     21,968     22,211     18,253     18,600      3,791      3,807
      Collateralized mortgage obligations                      24,708     24,861      3,380      3,425     10,678     10,301
     Other securities                                           3,042      3,042       --         --
                                                             --------   --------   --------   --------   --------   --------
            Total mortgage-related
         securities available-for-sale                         74,853     75,651     29,491     29,982     37,785     37,259
                                                             --------   --------   --------   --------   --------   --------
            Total mortgage-related securities                  74,853     75,651     39,456     39,793     51,171     50,190
                                                             ========   ========   ========   ========   ========   --------

 Total securities                                            $216,173   $221,166    $81,501    $83,642   $103,211   $102,673
                                                             ========   ========   ========   ========   ========   ========


The table below sets forth certain information regarding the carrying value, weighted average yields and contractual maturities of the Company's investment securities and mortgage-related securities as of September 30, 1998.


                                            Maturing     Maturing after      Maturing after         Maturing
                                            within one    one year but        5 years but          after 10
                                             year        within 5 years     within 10 years          years                Total
                                            ------------------------------------------------------------------------------------

Held-to-maturity securities:

  Obligations of U.S. Government agencies   $ 1,000              -                    -            $ 30,770              $ 31,770
                                             ------------------------------------------------------------------------------------
     Total securities at amortized cost     $ 1,000              -                    -            $ 30,770             $ 31,770
                                              =====       ========           ==========              ======               ======

     Total securities at fair value         $ 1,001              -                    -            $ 31,071             $ 32,072
                                             ======       ========           ==========              ======               ======
   Weighted Average Yield                    5.26%               -                    -               6.84%                6.79%
                                             -----------------------------------------------------------------------------------

Available-for-sale securities:

   Municipal Securities                           -              -                9,757              38,110               47,867
   Obligations of U.S. Government                 -          2,000               51,661               2,000               55,661
     agencies
   Mortgage-related securities                3,925              -                4,160              66,768               74,853
   Equity securities                          6,022              -                    -                     -              6,022
                                              ----------------------------------------------------------------------------------
     Total securities at amortized cost     $ 9,947        $ 2,000             $ 65,578           $ 106,878            $ 184,403
                                            =======        =======             ========           =========            =========

     Total securities at fair value        $ 12,384        $ 2,002             $ 66,472           $ 108,236            $ 189,094
                                           ========        =======             ========           =========            =========
   Weighted Average Yield                     7.01%          6.32%                6.19%               5.93%                6.09%
                                              ----------------------------------------------------------------------------------


Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Weighted average yields are based on amortized cost including municipal securities which are not reported on a tax-equivalent basis.

Loans

Net loans increased $21.2 million from fiscal 1997. The largest increase was in consumer loans which increased $22.4 million to $84.2 million at September 30, 1998 due to increased marketing efforts and competitive pricing, as well as a purchase of indirect auto loans from a local financial institution.

The following table sets forth the composition of the Company's loan portfolio in dollar amounts and as a percentage of the portfolio at the dates indicated.

                                                                     At September 30,

                             1998                    1997                   1996                   1995                   1994
                             ----                    ----                   ----                   ----                   ----

                                 Percent                  Percent                Percent                Percent of           Percent
                       Amount    of Total     Amount     of Total     Amount     of Total   Amount       Total       Amount of Total


Real estate loans:
  One-to-Four-
  Family             $176,924     61.74%    $179,101      67.78%    $170,773     69.68%    $157,360       73.01%    $138,506  72.70%
  Multi family and
  commercial           11,938       4.17       6,701        2.54       4,429       1.81       3,457         1.60       5,741   3.01
  Construction          3,759       1.31       5,818        2.20       5,129       2.09       4,040         1.88       4,263   2.24
                        -----       ----       -----        ----       -----       ----       -----         ----       -----   ----
    Total real
    estate loans      192,621      67.22     191,620       72.52     180,331      73.58     164,857        76.49     148,510  77.95
                      -------      -----     -------       -----     -------      -----     -------        -----     -------  -----

Consumer loans:
  Home equity
  loans and lines
  of credit           $52,244      18.23     $41,278       15.62     $38,054      15.53     $33,275        15.44     $28,957  15.20
  Automobile           24,589       8.58      13,678        5.18      10,594       4.32       6,705         3.11       4,842   2.54
  Education             2,351        .82       2,348        0.89       2,538       1.04       2,432         1.13       2,505   1.31
  Unsecured lines
  of credit             1,589        .55       1,310        0.49         959       0.39         495         0.23         418   0.22
Other                   3,423       1.20       3,229        1.22       3,309       1.35       3,241         1.50       3,585   1.88
                        -----       ----       -----        ----       -----       ----       -----         ----       -----   ----
    Total consumer
    loans             $84,196      29.38     $61,843       23.40     $55,454      22.63     $46,148        21.41     $40,307  21.15
                      -------      -----     -------       -----     -------      -----     -------        -----     -------  -----
    Commercial loans    9,742       3.40      10,775        4.08       9,280       3.79       4,523         2.10       1,707   0.90
                        -----       ----      ------        ----       -----       ----       -----         ----       -----   ----
    Total loans      $286,559    100.00%    $264,238     100.00%    $245,065     100.00%   $215,528      100.00%    $190,524 100.00%
                                 =======                 =======                 =======                 =======             =======
Less:
    Deferred loan
    origination
    fees and           $1,580                 $1,497                  $1,419                 $1,289                   $1,254
    discounts
    Allowance for
    loan losses         2,273                  1,272                     730                    724                      769
                        -----                  -----                     ---                    ---                      ---
     Total loans,    $282,706               $261,469                $242,916                $213,515                 $188,501
      net            ========               ========                ========                ========                 ========


         Loan Maturity. The following table shows the remaining contractual maturity of the Company's total loans at September 30, 1998. The table does not include the effect of future principal prepayments.

                                                                           At September 30, 1998
                                                             Multi-
                                                 One- to    Family and
                                                  Four-     Commercial                                                     Total
                                                 Family     Real Estate  Construction(1)   Consumer      Commercial        Loans
                                                                                (In Thousands)
        Amounts due in:
           One year or less                       $8,435      $1,255              -         $16,166         $2,440        $28,296
           After one year:
           More than one year to three years      17,720       1,341              -          23,568            889         43,518
           More than three years to five
            years                                 16,483       1,511              -          13,586            761         32,341
           More than five years to 10 years       40,572       4,072              -          15,081          1,684         61,409
           More than 10 years to 20 years         55,201       3,016              -          14,226          1,231         73,674
           More than 20 years                     38,513         743          3,759           1,569          2,737         47,321
                                                  ------         ---          -----           -----          -----         ------
              Total amount due                  $176,924     $11,938         $3,759         $84,196         $9,742       $286,559
                                                ========     =======         ======         =======         ======       ========

(1)  Construction   loans,   which  consist  of  loans  to  the  owner  for  the
     construction of one- to four-family residences, automatically convert to permanent financing upon completion of the construction phase.


The following table sets forth, at September 30, 1998, the dollar amount of loans contractually due after September 30, 1999, and whether such loans have fixed interest rates or adjustable interest rates.

                                                   Due After September 30, 1999
                                                   ----------------------------
                                                   Fixed   Adjustable      Total
                                                         (In Thousands)
Real estate loans:
   One- to four-family                            $115,676    $52,813   $168,489
   Multi-family and commercial real estate           4,184      6,499     10,683
   Construction                                      3,753          6      3,759
                                                  --------   --------   --------
     Total real estate loans                       123,613     59,318    182,931
                                                  --------   --------   --------
Consumer loans                                      58,847      9,183     68,030
Commercial loans                                     2,043      5,259      7,302
                                                  --------   --------   --------
      Total loans                                 $184,503    $73,760   $258,263
                                                  ========   ========   ========

Non-Performing Assets and Impaired Loans. The following table sets forth information regarding non-accrual loans and (REO). At September 30, 1998, non-accrual loans totaled $1.2 million consisting of 54 loans, and REO totaled $90,000 consisting of two, one-to four-family loans. It is the policy of the Company to cease accruing interest on loans 90 days or more past due (unless the loan principal and interest are determined by management to be fully secured and in the process of collection) and to charge off all accrued interest. For the year ended September 30, 1998, the amount of additional interest income that would have been recognized on non-accrual loans if such loans had continued to perform in accordance with their contractual terms was $58,000. At September 30, 1998, the Company had a $1.4 million recorded investment in impaired loans, all of which had specific allowances totaling $488,000. At September 30, 1997, there were $477,000 of impaired loans, all of which had specific loan loss allowances totaling $176,000.

                                                                           At September 30,
                                                     1998          1997          1996          1995          1994
                                                     ----          ----          ----          ----          ----
                                                   --------------------------------------------------------------
                                                                        (Dollars in Thousands)

Non-accruing loans:
   One- to four-family real estate                   $509        $  622        $  562        $  879        $1,173
   Consumer                                           254           152           154           354           333
   Commercial                                         476             -             -             1            87
                                                      ---          -----        ------      -------        ------
      Total(1)                                      1,239           774           716         1,234         1,593
Real estate owned (REO)(2)                             90           319           453           423           250
Other repossessed assets                               66             3             -            13            20
                                                       --        ------         ------       ------            --
      Total nonperforming assets(3)                $1,395        $1,096        $1,169        $1,670        $1,863
                                                   ======        ======        ======        ======        ======
Troubled debt restructurings                            -          $112             -             -             -
Troubled debt restructurings and
  total nonperforming assets                       $1,395        $1,208        $1,169        $1,670        $1,863
                                                   ======        ======        ======        ======        ======
Total nonperforming loans and
  troubled debt restructurings as a
  percentage of total loans                         0.44%         0.34%         0.29%         0.58%         0.85%
Total nonperforming assets and
  troubled debt restructurings as a
  percentage of total assets                        0.27%         0.38%         0.38%         0.52%         0.66%

(1)  Total non-accruing loans equals total  nonperforming  loans.
(2)  Real estate owned balances are shown net of related loss allowances.
(3) Nonperforming assets consist of nonperforming loans (and impaired loans), other repossessed assets and REO.

Allowance for Loan Losses. The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risks inherent in its loan portfolio and the general economy. The allowance for loan losses is maintained at an amount management considers adequate to cover estimated losses in loans receivable which are deemed probable and estimable based on information currently known to management. The allowance is based upon a number of factors, including current economic conditions, actual loss experience and industry trends. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to make additional provisions for estimated loan losses based upon their judgments about information available to them at the time of their examination. As of September 30, 1998, the Company's allowance for loan losses was .80% of total loans compared to .48% as of September 30, 1997. The Company had non-accrual loans of $1,239,000 and $774,000 at September 30, 1998 and September 30, 1997,
respectively. Such increase in the allowance from September 30, 1997 to September 30, 1998 was the result of a revision in the Company's method of calculation given the shifting emphasis in the Company's loan portfolio towards consumer, multi-family, commercial and construction loans, which involve inherently greater risks than traditional one- to four-family mortgage loans. The Company will continue to monitor and modify its allowances for loan losses as conditions dictate. While management believes the Company's allowance for loan losses is sufficient to cover losses inherent in its loan portfolio at this time, no assurances can be given that the Company's level of allowance for loan losses will be sufficient to cover future loan losses incurred by the Company or that future adjustments to the allowance for loan losses will not be necessary if economic and other conditions differ substantially from the economic and other conditions used by management to determine the current level of the allowance for loan losses. In light of the increased lending focus of the Company on loans involving greater risk than one- to four-family mortgage loans, and the anticipated future growth in such loans as a percentage of the Company's total loan portfolio, the Company anticipates that its allowance for loan losses as a percentage of total loans will increase in future periods.

The following table sets forth activity in the Company's allowance for loan losses for the periods indicated.

                                                              At or for the Fiscal Year ended September 30,
                                                           1998         1997         1996         1995        1994
                                                                          (Dollars in Thousands)

Allowance for loan losses, beginning of year             $1,272       $  730       $  724       $  769       $  979
Charged-off loans:
   One- to four-family real estate                           19           66           34           25           72
   Consumer                                                  57           66           60           70           88
                                                             --           --           --           --           --
     Total charged-off loans                                 76          132           94           95          160
                                                             --          ---           --           --          ---
Recoveries on loans previously charged off:
   One- to four-family real estate                            -            -            -           10            -
   Consumer                                                  18           23            3           15            4
                                                             --           --            -           --            -
     Total recoveries                                        18           23            3           25            4
                                                             --           --           --           --            -
Net loans charged-off                                      (58)        (109)         (91)         (70)        (156)
Provision for loan losses                                 1,059          651           97           25         (54)
                                                          -----          ---           --           --         ---
Allowance for loan losses, end of period                 $2,273       $1,272       $  730       $  724       $  769
                                                         ======       ======       ======       ======       ======
Net loans charged-off to average
   interest-earning loans                                 0.02%        0.04%        0.04%        0.03%        0.08%
                                                          -----        -----        -----        -----        -----
Allowance for loan losses to total loans                  0.80%        0.48%        0.30%        0.33%        0.40%
                                                          -----        -----        -----        -----        -----
Allowance for loan losses to nonperforming
   loans and troubled debt restructuring                183.45%      143.57%      101.96%       58.67%       48.27%
                                                        -------      -------      -------       ------       ------
Net loans charged-off to allowance for loan losses      (2.55)%      (8.57)%     (12.47)%      (9.67)%     (20.29)%
                                                        -------      -------     --------      -------     --------
Recoveries to charge-offs                                23.68%       17.42%        3.19%       26.32%        2.50%
                                                         ------       ------        -----       ------        -----

                                    Page 19

The following table sets forth the Company's allowance for loan losses in each of the categories listed at the dates indicated and the percentage of such amounts to the total allowance and to total loans. These allocations are no more than estimates and are subject to revision as conditions change.

                                                                       At September 30,

                                                1998                            1997                             1996
                                                ----                            ----                             ----

                                         % of Allowance Percent of          % Allowance  Percent of          % Allowance Percent of
                                             in each    Each                  in each       Each                in each      Each
                                           Category to Category              Category to  Category            Category to  Category
                                              Total    to Total                Total     to Total               Total      to Total
                                    Amount  Allowance   Loans       Amount    Allowance    Loans     Amount    Allowance     Loans


Real Estate                         $748       32.91%    67.22%      $607       47.72%    73.58%      $427       58.49%    73.58%
Consumer                             300       13.20     29.38        194       15.25     22.63        157       21.51     22.63
Commercial                           546       24.02      3.40        141       11.09      3.79        146       20.00      3.79
Unallocated                          679       29.87         -        330       25.94       --          --          --        --
                                  ------      ------     ------     ------     ------    ------      ------     ------    ------
  Total allowance
  for loan losses                 $2,273      100.00%   100.00%    $1,272      100.00%   100.00%      $730      100.00%   100.00%
                                  ======      ======     ======    ======      ======    ======      ======     =======   =======



                                 1995                                     1994

                                          Percent of                                  Percent of
                          % of Allowance   Loans in                   % of Allowance   Loans in
                              in each        Each                         in each        Each
                             Category to   Category                     Category to    Category
                                Total      to Total                        Total       to Total
                    Amount    Allowance     Loans            Amount       Allowance      Loans
Real Estate         $462        63.81%       76.90%           $535         69.57%        78.20%
Consumer             170        23.48        21.00             157         20.42         20.90
Commercial            82        11.33         2.10              52          6.76          0.90
Unallocated           10         1.38            -              25          3.25             -
                      --         ----       ------              --         ----        -------
  Total allowance
  for loan losses   $724       100.00%      100.00%           $769        100.00%       100.00%
                    ====       =======      =======           ====        =======       =======


Sources of Funds

        General. Deposits, loan repayments and prepayments, proceeds from sales of loans, cash flows generated from operations and FHLB advances are the primary sources of the Company's funds for use in lending, investing and for other general purposes.

        Deposits. The Company offers a variety of deposit accounts with a range of interest rates and terms. The Company's deposits consist of checking, money market, savings, NOW, certificate accounts and Individual Retirement Accounts. More than 62.1 % of the funds deposited in the Company are in certificate of deposit accounts. At September 30, 1998, core deposits (savings, NOW and money market accounts) represented 34.0 % of total deposits. The flow of deposits is influenced significantly by general economic conditions, changes in money market rates, prevailing interest rates and competition. The Company's deposits are obtained predominantly from the areas in which its branch offices are located. The Company has historically relied primarily on customer service and long-standing relationships with customers to attract and retain these deposits; however, market interest rates and rates offered by competing financial institutions significantly affect the Company's ability to attract and retain deposits. The Company uses traditional means of advertising its deposit products, including radio and print media and generally does not solicit deposits from outside its market area.

At September 30, 1998, the Company had $32.8 million in certificate accounts in amounts of $100,000 or more maturing as follows:

        Maturity Period                                      Amount
                                                         (In Thousands)
        Three months or less                                $24,471
        Over 3 through 6 months                               4,748
        Over 6 through 12 months                              1,234
        Over 12 months                                        2,297
                                                              -----
            Total                                           $32,750
                                                            ========

The following table sets forth the distribution of the Company's average deposit accounts for the periods indicated and the weighted average interest rates on each category of deposits presented and such information during the last three fiscal years. Averages for the periods presented utilize daily balances.

                                              1998                                1997                            1996
                                              ----                                ----                            ----
                                          Percent                             Percent                        Percent
                                           Total                               Total                          Total
                              Average      Average      Average    Average    Average     Average  Average    Average   Average
                              Balance     Deposits    Rate Paid    Balance    Deposits   Rate Paid Balance   Deposits  Rate Paid
                                                                     (Dollars in Thousands)


Savings accounts               $71,102      22.6%        2.26%   $72,292        23.4%       2.44% $73,653       25.2%  2.54%
Money market accounts           14,509       4.6         2.91     14,238         4.6        2.81   12,920        4.4   2.78
NOW accounts                    30,054       9.5         1.14     27,871         9.0        1.49   26,827        9.2   1.49
Certificates of deposit        189,306      60.1         5.45    187,270        60.5        5.40  174,617       59.6   5.49
Non-interest-bearing
deposits:
   Demand deposits              10,003       3.2                   7,614        2.5           --    4,837        1.6    --
----------------------------- --------    --------    --------   --------    --------    -------  -------      -----   ----

      Total average deposits  $314,974     100.0%        4.04%  $309,285      100.0%       4.11% $292,854      100.0%  4.17%
                              ========   ========        =====  ========      ======      =====  ========     ======   ====


        Borrowings. The Bank utilizes advances from the FHLB of Pittsburgh as an alternative to retail deposits to fund its operations as part of its operating strategy. These FHLB advances are collateralized primarily by certain of the Bank's mortgage loans and mortgage-related securities and secondarily by the Bank's investment in capital stock of the FHLB of Pittsburgh. FHLB advances are made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. The maximum amount that the FHLB of Pittsburgh will advance to member institutions, including the Bank, fluctuates from time to time in accordance with the policies of the FHLB of Pittsburgh. At September 30, 1998, the Bank had $106.5 million in outstanding FHLB advances, compared to $23.5 million at September 30, 1997. Other borrowings consist of overnight retail repurchase agreements and for the periods presented were immaterial.

Liquidity and Capital Resources

The Company's primary sources of funds on a long-term and short-term basis are deposits, principal and interest payments on loans, mortgage-backed and investment securities and FHLB advances. The Company uses the funds generated to support its lending and investment activities as well as any other demands for liquidity such as deposit outflows. While maturities and scheduled amortization of loans are predictable sources of funds; deposit flows, mortgage prepayments and the exercise of call features are greatly influenced by general interest rates, economic conditions and competition. The Bank has continued to maintain the required levels of liquid assets as defined by OTS regulations. This requirement of the OTS, which may be varied at the direction of the OTS depending upon economic conditions and deposit flows; is based upon a percentage of deposits and short-term borrowings. The Bank's current required liquidity ratio is 4.0%. At September 30, 1998 and 1997, the Bank's liquidity ratios were 18.7% and 8.8%, respectively.

At September 30, 1998, the Bank exceeded all of its regulatory capital requirements with a tangible capital level of $55.0 million, or 11.2%, of total adjusted assets, which is above the required level of $7.4 million, or 1.5%; core capital of $55.0 million, or 11.2%, of total adjusted assets, which is above the required level of $14.7million, or 3.0%; and risk-based capital of $57.3 million, or 22.8%, of risk-weighted assets, which is above the required level of $20.1 million, or 8.0%.

The Bank's most liquid assets are cash and cash equivalents and its investment and mortgage-related securities available-for-sale. The levels of these assets are dependent on the Bank's operating, financing, lending and investing activities during any given period. At September 30, 1998, cash and cash equivalents and investment and mortgage-related securities available-for-sale totaled $192.1 million, or 36.8%, of total assets.

The Bank has other sources of liquidity if a need for additional funds arises, including FHLB advances. At September 30, 1998, the Bank had $106.5 million in advances outstanding from the FHLB, and had an additional overall borrowing capacity from the FHLB of $234.4 million. Depending on market conditions, the pricing of deposit products and FHLB advances, the Bank may continue to rely on FHLB borrowing to fund asset growth.

At September 30, 1998, the Company had commitments to originate and purchase loans and unused outstanding lines of credit and undisbursed proceeds of construction mortgages totaling $27.2 million. The Company anticipates that it will have sufficient funds available to meet its current loan origination commitments. Certificate accounts, including Individual Retirement Account ("IRA") and KEOGH accounts, which are scheduled to mature in less than one year from September 30, 1998, totaled $121.9 million. The Company expects that substantially all of the maturing certificate accounts will be retained by the Company at maturity.

The initial impact of the Conversion on the liquidity and capital resources of the Company was significant as it substantially increased the liquid assets of the Company and the capital base on which the Company operates. Additionally, the Company invested the substantial majority of conversion proceeds in readily marketable investment grade securities which, if liquidity needs developed, could be sold by the Bank to provide additional liquidity. Further, the additional capital resulting from the offerings increased the capital base of the Bank. At September 30, 1998, the Bank had total equity, determined in accordance with GAAP, of $57.8 million, or 11.7% of total assets, which approximated the Bank's regulatory tangible capital at that date of 11.2% of assets. An institution with a ratio of tangible capital to total assets of greater than or equal to 10.0% is considered to be "well-capitalized" pursuant to OTS regulations.


Year 2000 Compliance

The following section contains forward-looking statements which involve risks and uncertainties. The actual impact on the Company of the Year 2000 issue could materially differ from that which is anticipated in the forward-looking statements as a result of certain factors identified below.

As the year 2000 approaches, an important business issue has emerged regarding how existing application software programs and operating systems can accommodate this date value. Year 2000 issues result from the inability of many computer programs or computerized equipment to accurately calculate, store or use a date after December 31, 1999. The erroneous date can be interpreted in a number of different ways, the most common being Year 2000 represented as the year 1900. Correctly identifying and processing Year 2000 as a leap year may also be an issue. These misinterpretations of various dates in the Year 2000 could result in a system failure or miscalculations causing disruptions of normal business operation including, among other things, a temporary inability to process transactions, track important customer account information, or provide convenient access to this information. The Bank is subject to the regulation and oversight of various banking regulators, whose oversight includes the provision of specific timetables, programs and guidance regarding Year 2000 issues. Regulatory examination of the Bank's Year 2000 programs are conducted on a periodic basis and reports are submitted by the Bank to the banking regulators on a periodic basis. In addition, reports are currently provided on a monthly basis to the Board of Directors.

         Company State of Readiness. The Company has completed an assessment of its financial and operational software systems in accordance with the various regulatory agency guidance documents. The Company is maintaining an inventory of hardware and software systems, which ranges from mission critical software systems and personal computers to security and video equipment backup generators, and general office equipment. The Company has prioritized its hardware and software systems to focus on the most critical systems first. For most of its mission critical software systems, the Company relies on a major data processing provider in the banking industry. The Company has received representations and warranties from its vendor for mission critical software systems that the system was compliant by June 30, 1998. The Company expects to have testing substantially completed by December 31, 1998. If testing were to present any system problems, the vendor will work to correct the problem and the Company will test again until resolved. At the same time, the Company is upgrading personal computers to meet both system and Year 2000 requirements. In connection with the Company's assessment, a number of the less significant third party vendors advised the Company that their software is Year 2000 compliant, and the Company intends to fully test that software by March 31, 1999. The Company has initiated communications with all of its significant vendors, suppliers and large commercial customers to determine the extent to which the Company is vulnerable to those third-parties' failure to remedy their own Year 2000 Problems. In the event that any of the Company's significant vendors, suppliers and large commercial customers do not successfully achieve Year 2000 compliance in a timely manner, the Company's business or operations could be adversely affected. If significant suppliers fail to meet Year 2000 operating requirements, the Company intends to engage alternative suppliers. For insignificant vendors, the Company will not necessarily validate that they are Year 2000 compliant. However, for any insignificant vendor who responds that they will not be compliant by March 1999, the Company will seek a new vendor or system that is compliant. The Bank has surveyed its large commercial customers as to their Y2K preparedness. Respondents have acknowledged their awareness of Y2K issues and currently believe that these issues will not materially affect their financial condition, liquidity, or results of operations. The extent to which customers are Y2K compliant is considered in the bank's decision to extend credit.

         Contingency Plan. The Company is in the process of obtaining back-up service providers, working up contingency plans and assessing the potential adverse risks to the Company. The Company's contingency plans involve the use of manual labor to compensate for the loss for certain automated computer systems and inconveniences caused by disruption in command systems. A contingency plan will be developed for mission-critical and required mainframe and PC based applications, third-party relationships, environmental systems, proprietary programs and non-computer related systems. This contingency plan will identify scheduled completion dates, test dates and trigger dates. Business continuation plans for critical business applications are being developed. These plans include adequate staffing on site during the year 2000 date change to quickly repair any errant applications. In addition, in the event of any problems the Company would follow its current computer outage business continuation plans until such problems are corrected.

     Cost of Year 2000. Over the past several years, the Company's Technology Plan has called for an aggressive schedule for installing new systems or upgrading old systems in order to build a technology infrastructure which will allow the Company to offer competitive products while providing for internal efficiencies and customer service improvement. The Technology Plan has resulted in positioning the Company to continue its technology improvements while avoiding specific costly Year 2000 issues. The Company estimates its expenditures specifically associated with Year 2000 at $75,000 during the fiscal year ending September 1999. With assistance from its third party vendors the Company is utilizing internal staff to perform Year 2000 compliance work, including internal Information Systems staff. The Company believes that the costs or the consequences of incomplete or untimely resolution of its Year 2000 issues do not represent a known material event or uncertainty that is reasonably likely to affect its future financial results, or cause its reported financial information not to be necessarily indicative of future operating results or future financial condition. However, if compliance is not achieved in a timely manner by the Company or any of its significant related third-parties, be it a supplier of services or customer, the Y2K issue could possibly have a material effect on the Company's operations and financial position. The cost of the projects and the date on which the Company plans to complete both Year 2000 modifications and systems conversions are based on management's best estimates, which were derived utilizing numerous assumptions of future events including the continued availability of certain resources, third-party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those plans. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, and similar uncertainties.

         Risks of Year 2000. The Year 2000 issue presents potential risks of uncertain magnitude. The risks arise both with regard to systems purchased by the Company through third party vendors as well as those outside the control of the Company, such as with ATM networks or credit card processors. These failures may cause delays in the ability of customers to access their funds through automated teller machines, point of sale terminals at retail locations, or other shared networks. The Year 2000 issue also poses the potential risk for business disruption due to a mission critical software system failure, which could result in inaccurate interest payment calculations, credit transactions, or record-keeping. The Company and the OTS are closely monitoring the progress of the Company's major third party vendors and, to date, the Company is satisfied with their progress. However, if the Company, its customers, or vendors are unable to resolve year 2000 issues in a timely manner, it could result in a material financial risk. Successful and timely completion of the Year 2000 project is based on management's best estimates derived from various assumptions of future events, which are inherently uncertain, including the progress and results of third party modification, testing plans and other factors.

Impact of Inflation and Changing Prices

The Consolidated Financial Statements and Notes thereto presented herein have been prepared in accordance with GAAP, which require the measurement of financial position and operating results generally in terms of historical dollar amounts without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike industrial companies, nearly all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Impact of New Accounting Standards

In September 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The statement does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. The Company will make the appropriate disclosures in the applicable financial statements as required.

In September 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customer. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. Management has not yet determined the impact, if any, of this statement on the Company.

In February 1998, the FASB issued SFAS No. 132, "Employer's Disclosures About Pensions and Other Post Retirement Benefits." This Statement revises employers' disclosures about pension and other post-retirement benefit plans. It does not change the measurement or recognition of those plans. It standardizes the disclosure requirements for pensions and other post-retirement benefits tot he extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures that are no longer useful as they were when "FASB Statements No. 87, Employers' Accounting for Pensions, No. 88,
Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plan and for Termination Benefits, and No. 106, Employers' Accounting for Post-retirement Benefits Other Than Pensions," were issued. This statement requires changes in disclosures and would not affect the financial condition, equity or results of the Company. This Statement is effective for the fiscal years beginning after December 15, 1997.

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative
instruments   embedded  in
other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of certain foreign currency exposures. This statement becomes effective for fiscal years beginning after December 15, 1998. Earlier adoption is permitted. The Company adopted SFAS 133 in its fiscal fourth quarter of 1998, including its provision for the potential reclassification of investments, resulting in a $56.2 million transfer of securities from held-to-maturity to available-for-sale.

In October 1998, the FASB issued Statement No. 134, "Accounting for Mortgage-backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise". This Statement requires that after the securitization of a mortgage loan held for sale, an entity engaged in mortgage banking activities classify any retained mortgage-backed securities based on the ability and intent to sell or hold those investments, except that a mortgage banking enterprise must classify as trading any retained mortgage-backed securities that it commits to sell before or during the securitization process. This Statement is effective for the first fiscal quarter beginning after January 30, 1999 with earlier adoption permitted. This Statement provides a one-time opportunity for an enterprise to reclassify, based on the ability and intent on the date of adoption of this Statement, mortgage-backed securities and other beneficial interests retained after securitization of mortgage loans held for sale form the trading category, except for those with commitments in place. The Company has not yet determined the impact, if any, of this Statement, including, if applicable, its provisions for the potential reclassifications of certain investment securities, on earning, financial condition or equity.

Market for Registrant's Common Equity And Related Stockholder Matters

Northeast Pennsylvania Financial Corporation's Common Stock is traded on The American Stock Exchange under the symbol NEP. At September 30, 1998, the Corporation had 1,643 registered common stockholders of record. The following table sets forth the range of high and low sales prices for the Common Stock for each full quarterly period within the most recent fiscal year since initial trading began April 1, 1998. There have been no dividends declared or paid on the Common Stock.

     The closing market price of the common stock at September 30, 1998 was 11 1/4.

                                Stock Price Range
                                          Low                  High
                                         -------              ---------
          1998       3rd Quarter          13 3/4               16
                     4th Quarter           9 7/8               14  1/16





Quarterly Financial Data (unaudited)
(In Thousands, Except Per Share Amount)


                                                        First                  Second                  Third                 Fourth
                                                       Quarter                 Quarter                Quarter                Quarter

1998
Net Interest Income                                     $3,205                  $3,401                 $4,167                 $4,203
Provision for Loan Losses                                  268                     219                    292                    280
Other Operating Income                                     160                     174                    199                    423
Other Operating Expense                                  2,286                   7,233                  2,709                  3,055
Net Income                                                 558                 (2,491)                    991                    895
--------------------------------------- ----------------------- ----------------------- ---------------------- ---------------------

Earnings Per Share
   Basic and Diluted                                       N/A                   (.53)                    .17                    .15

--------------------------------------- ----------------------- ----------------------- ---------------------- ---------------------

1997
Net Interest Income                                     $3,054                  $3,057                 $3,162                 $3,132
Provision for Loan Losses                                   32                      57                     55                    507
Other Operating Income                                     147                     150                    157                  (587)
Other Operating Expense                                  2,239                   2,223                  2,369                  2,406
Net Income                                                 645                     643                    604                  (511)
--------------------------------------- ----------------------- ----------------------- ---------------------- ---------------------

Earnings Per Share
   Basic and Diluted                                       N/A                     N/A                    N/A                   N/A


Consolidated Statements of Financial Condition September 30, 1998 and 1997 (in thousands, except share and per share data)


                                                                             September 30,            September 30,
                                                                                  1998                    1997
                                                                                  ----------------------------

Assets

Cash and cash equivalents                                                       $3,053                  $13,214
Securities available-for-sale                                                  189,094                   44,773
Securities held-to-maturity (estimated fair value of $32,072
 in 1998 and $38,869 in 1997)                                                   31,770                   38,925
Loans (less allowance for loan losses of $2,273 for 1998 and $1,272 for 1997)  282,706                  261,469
Accrued interest receivable                                                      3,998                    2,169
Assets acquired through foreclosure                                                112                      319
Property and equipment, net                                                      8,648                    6,762
Other assets                                                                     2,887                    1,611
                                                                                 ------------------------------

     Total assets                                                             $522,268                 $369,242
                                                                              ========                 ========

Liabilities and Equity

Deposits                                                                     $324,005                  $314,123
Federal Home Loan Bank advances                                               106,498                    23,516
Other borrowings                                                                  825                        92
Advances from borrowers and insurance                                             717                       477
Accrued interest payable                                                        1,028                       745
Other liabilities                                                               1,761                     1,751
                                                                                -------------------------------

     Total liabilities                                                       $434,834                  $340,704

Preferred stock ($.01 par value; 2,000,000 authorized shares; 0 shares issued)      -                         -
Common stock ($.01 par value; 16,000,000 authorized shares;
6,427,350 shares issued)                                                           64                         -
Additional paid-in capital                                                     62,083                         -
Unearned employee stock ownership plan shares (479,910 shares)                (4,799)                         -
Retained earnings - substantially restricted                                   27,208                    27,255
Unrealized gain on available-for-sale securities, net                           2,878                     1,283
                                                                                -------------------------------

     Total equity                                                             $87,434                   $28,538
                                                                              ---------------------------------

               Total liabilities and equity                                  $522,268                  $369,242
                                                                             ========                  ========



















See accompanying notes to consolidated financial statements

Consolidated Statements of Operations For the Years Ended September 30, 1998, 1997 and 1996 (In thousands, except share per share data)

                                                       1998            1997           1996
                                                       ------------------------------------

Interest Income:

Loans                                               $21,650          $20,071        $18,105
Mortgage-related securities                           3,320            3,306          3,064
Investment securities:
     Taxable                                          4,387            2,948          3,051
     Non-taxable                                      1,185              274            103
                                                      -------------------------------------
     Total interest income                           30,542           26,599         24,323
                                                     ======           ======         ======

Interest expense:
Deposits                                             12,715           12,699         12,195
Federal Home Loan Bank advances and other             2,851            1,495            812
                                                      -------------------------------------
     Total interest expense                          15,566           14,194         13,007
                                                     ======           ======         ======

Net interest income                                  14,976           12,405         11,316

Provision for loan losses                             1,059              651             97
                                                      -------------------------------------

Net interest income after provision for loan losses  13,917           11,754         11,219
                                                     --------------------------------------

Non-interest Income:
  Service charges and other fees                        874              650            522
  Gain (loss) on sale of:
                     Real estate owned                 (86)             (66)           (46)
                     Loans                               55               22             18
                     Available-for-sale securities       62            (563)              -
                     Other                                2            (176)             14
                                                          ---------------------------------
   Total non-interest income                            907            (133)            508

Non-interest Expense:
  Salaries and net employee benefits                  5,916            5,395          4,989
  Occupancy costs                                     1,581            1,421          1,809
  Federal deposit insurance premiums                    287              368          2,390
  Data Processing                                       286              365            490
  Professional fees                                     418              274            312
  FHLB service charges                                  392              269            220
  Charitable Contributions                            4,934               82            106
  Other                                               1,416            1,318            458
                                                      -------------------------------------
     Total non-interest expense                      15,230            9,492         10,774

(Loss) income before income taxes                     (406)            2,129            953

Income tax (benefit) expense                          (359)              748             12
                                                      -------------------------------------

Net (loss) income                                     $(47)           $1,381           $941
                                                      =====           ======           ====

Earnings per share - basic and diluted (a)            $(.20)            N/A             N/A


 (a)Earnings per share is calculated since March 31, 1998, the date of the initial public offering. Had the weighted average shares been outstanding for the entire fiscal year, proforma earnings per share would have been $(.01).




See accompanying notes to consolidated financial statements

Consolidated Statements of Changes in Equity For the Years Ended September 30, 1998, 1997, and 1996 (in thousands)



                                                                        Additional   Unearned                Unrealized
                                                           Common        Paid In       ESOP        Retained    Gain on       Total
                                                            Stock        Capital      Shares       Earnings AFS Securities  Equity



Balance September 30, 1995                                  $   --       $   --       $   --         $24,933     $617       $25,550
Net changes in gains (losses) on
     securities available-for-sale, net of tax                                                                   (364)         (364)
Net Income                                                      --           --                          941                    941
                                                            -------       ------      --------       -------   -------        ------
Balance September 30, 1996                                  $   --       $   --       $    --        $25,874     $253       $26,127

Net changes in gains (losses) on
     securities available-for-sale, net of tax                                                                 $1,030         1,030
Net Income                                                                                            $1,381                $ 1,381
                                                           --------    --------        -------        ------    -----       -------
Balance September 30, 1997                                  $    --      $   --       $     --      $ 27,255   $1,283       $28,538

Issuance of Common Stock ($.01 par value;
     16,000,000 authorized shares;
     6,427,350 shares issued)                                     64                                                             64
Additional paid-in Capital                                                61,959                                             61,959
Unearned employee stock ownership
     plan (ESOP) shares                                                                  (5,142)                             (5,142)
ESOP shares committed to be released                                         124            343                                 467
Net changes in gains (losses) on
     securities available-for-sale, net of tax                                                                   1,595        1,595
Net loss                                                                                                (47)                    (47)
                                                            --------     -------       ---------    --------    -------     --------
Balance September 30, 1998                                       $64     $62,083        $(4,799)    $27,208     $2,878      $87,434
                                                            ========     ========     =========     ========    ========    ========














See accompanying notes to consolidated financial statements
                                     Page 27

Consolidated Statements of Cash Flows For the years ended September 30, 1998, 1997 and 1996 (in thousands)

                                                                1998              1997               1996
                                                                -----------------------------------------


Operating Activities:
Net  Income (loss)                                             $(47)           $ 1,381             $  941

Adjustments  to reconcile  net income  (loss)
  to net cash  provided by operating activities:
     Provision (Recovery) for REO loss                           (4)               153                 24
     Provision for loan losses                                 1,059               651                 97
     Depreciation                                                621               645                698
     Deferred income tax (benefit) provision                  (1,929)             (441)                156
     Funding of First Federal Charitable Foundation            4,761                 -                  -
     Reduction in unallocated ESOP shares                        467                 -                  -

     Amortization and accretion on:
        Held-to-maturity securities                               77                22                 87
        Available-for-sale securities                            222               111                 76
     Amortization of deferred loan fees                         (315)             (201)              (210)
     (Gain) loss on sale of:
        Real estate acquired thorough foreclosure                 86                66                 46
        Loans                                                    (55)              (22)               (18)
        Available-for-sale securities                            (62)              563                  -
     (Gain) loss on disposal of property and equipment            (2)              176                 65
     Changes in assets and liabilities:
        (Increase) decrease in Accrued interest receivable    (1,829)              169              (347)
        (Increase) decrease in Other assets                     (371)              (40)                104
        Increase in accrued interest payable                     283               205                 17
        Increase (decrease) in accrued income taxes payable      604               649              (547)
        Increase (decrease) in other liabilities               (469)           (1,406)              2,214
                                                               ------------------------------------------

            Net cash provided by operating activities         $3,097            $2,681             $3,403
                                                               ------------------------------------------

Investing Activities:
Loan origination and principal payments on loans           $(30,513)         $(21,230)          $(22,002)
Proceeds from sale of:
   Available-for-sale securities                               6,855            26,530                  -
   Real estate acquired through foreclosure
   and repossessed assets                                        347               266                420
   Loans                                                       8,365             1,811              1,578
Proceeds from repayments of held-to-maturity securities       23,041            10,406             16,845
Proceeds from repayments of available-for-sale securities     30,752            13,849              6,500
Proceeds from disposal of fixed assets                             2                 -                 12
Purchase of:
   Held-to-maturity securities                              (72,166)           (5,867)           (25,101)
   Available-for-sale securities                           (120,120)          (23,904)           (20,286)
   Office properties and equipment                           (2,507)             (649)            (2,104)
   Federal Home Loan Bank stock                              (3,271)                  -             (173)
                                                             --------------------------------------------

Net cash provided by (used in) investing activities        $(159,215)           $1,212          $(44,311)
                                                            ---------------------------------------------



See  accompanying  notes  to  consolidated  financial  statements


Consolidated Statements of Cash Flows
For the years ended  September 30, 1998,  1997 and 1996
(in thousands)


                                                                                       1998         1997         1996
                                                                         ----------------------------------------------


Financing Activities:
  Net increase in deposit accounts                                                 $   9,882    $   7,317    $  26,796
  Net increase (decrease) in Federal Home
    Loan Bank short-term advances                                                     18,000      (17,000)       6,500
 Borrowings of Federal Home Loan Bank
     long-term advances                                                               65,000       15,000        8,000
  Repayments of Federal Home Loan Bank
     long-term advances                                                                  (18)         (18)         (16)
  Net increase (decrease) in advances from
    borrowers for taxes and insurance                                                    240         (115)          (8)
  Net increase in other borrowings                                                       733           92            -
  Net proceeds from issuance of common stock                                          52,120            -            -
                                                                                   ---------    ---------    ---------

     Net cash provided by financing activities                                       145,957        5,276       41,272
                                                                                                ---------    ---------

Increase (decrease) in cash and cash equivalents                                     (10,161)       9,169          364

Cash equivalents, beginning of year                                                   13,214        4,045        3,681
                                                                                   ---------    ---------    ---------

Cash and cash equivalents, end of year                                             $   3,053    $  13,214    $   4,045
                                                                                   =========    =========    =========

Supplemental  disclosures  of cash flow  information:
 Cash paid during the year for:
     Interest                                                                      $  15,284    $  13,989    $  12,990
                                                                                   =========    =========    =========
     Income taxes                                                                  $     665    $     540    $     816
                                                                                   =========    =========    =========
Net change in unrealized gains (losses) on securities
available-for-sale, net of tax                                                     $   1,595    $   1,030    $    (364)
                                                                                   =========    =========    =========

Supplemental disclosure - non-cash and financing information:
Transfer from loans to real estate owned                                           $     222    $     285    $     522
                                                                                   =========    =========    =========
Shares purchased by ESOP, net of shares committed
  to be released                                                                   $     343          N/A          N/A
                                                                                   =========    =========    =========
Transfer of held-to-maturity securities to
  available-for-sale                                                               $  56,203          N/A          N/A
                                                                                   =========    =========    =========



See accompanying notes to consolidated financial statements

1. Summary of Significant Accounting Policies.
Business.
Northeast Pennsylvania Financial Corp. (the "Company")provides a wide range of banking services to individual and corporate customers through its branch network in Hazleton, Bloomsburg, Lehighton, and Schuylkill County, Pennsylvania. The Company's principal subsidiary, First Federal Bank ("the Bank") serves its loan customers through a loan production office located in Monroe County, Pennsylvania. All of the branches are full-service and offer commercial and retail products. These products include checking accounts (interest and non-interest bearing), savings accounts, certificates of deposit, commercial and consumer loans, real estate loans, and home equity loans. The Company is subject to competition from other financial institutions and other companies that provide financial services. The Company is subject to the regulations of certain federal agencies and undergoes periodic examinations by those regulatory authorities.

Principles of Consolidation and Presentation.
The accompanying financial statements of the Company include the accounts of FIDACO, Inc., Abstractors, Inc., and First Federal Bank. First Federal Bank and Abstractors, Inc. are wholly-owned subsidiaries of Northeast Pennsylvania Financial Corp. Abstractor's, Inc. was purchased June 30, 1998 for a nominal price. FIDACO, Inc. is an inactive subsidiary of First Federal Bank with the only major asset being an investment in Hazleton Community Development
Corporation. All material inter-company balances and transactions have been eliminated in consolidation. Prior period amounts are reclassified, when necessary, to conform with the current year's presentation.

The Company follows accounting principles and reporting practices which are in accordance with generally accepted accounting principles. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to determination of the allowance for loan losses. Management believes that the allowance for loan losses is adequate.

Risks and Uncertainties. In the normal course of its business, the Company encounters two significant types of risk: economic and regulatory. There are three main components of economic risk: interest rate risk, credit risk, and market risk. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different speeds, or on different bases from its interest-earning assets. The Company's primary credit risk is the risk of default on the Company's loan portfolio that results from the borrowers inability or unwillingness to make contractually required payments. The Company's lending activities are concentrated in Pennsylvania. The largest concentration of the Company's loan portfolio is located in Northeastern Pennsylvania. The ability of the Company's borrowers to repay amounts owed is dependent on several factors, including the economic conditions in the borrower's geographic region and the borrower's financial condition. Market risk reflects changes in the value of collateral underlying loans, the valuation of real estate held by the Company, and the valuation of loans held for sale, mortgage-related securities available for sale and mortgage servicing assets.

The Bank is subject to the regulations of various government agencies. These regulations can and do change significantly from period to period. The Bank also undergoes periodic examinations by the regulatory agencies which may subject it to further changes with respect to asset valuations, amounts of required loss allowances, and operating restrictions resulting from the regulators' judgements based on information available to them at the time of their examination.

The Company has an ongoing program designed to ensure that its operational and financial systems will not be adversely affected by year 2000 software failures due to processing errors arising from calculations using the year 2000 date. While the Company believes it is acting prudently to assure year 2000 compliance, it is to some extent dependent upon vendor cooperation. The Company is requiring its computer systems and software vendors to represent that the products provided are or will be year 2000 compliant and has planned programs of testing for compliance. It is recognized that any year 2000 compliance failures, either internal or on the part of the Company's customers, could result in additional expense or loss to the Company.

Cash and Cash Equivalents. For the purpose of the consolidated statement of cash flows, cash and cash equivalents include cash and interest bearing deposits with an original maturity of three months or less.

Securities. The Company divides its securities portfolio into two segments: (a) held to maturity and (b) available for sale. Securities in the held to maturity category are accounted for at cost, adjusted for amortization of premiums and accretion of discounts, using the level yield method, based on the Company's intent and ability to hold the securities until maturity. All other securities are included in the available for sale category and are accounted for at fair value, with unrealized gains or losses, net of taxes, being reflected as adjustments to equity.

At the time of purchase, the Company makes a determination of whether or not it will hold the securities to maturity, based upon an evaluation of the probability of future events. Securities, which the Company believes may be involved in interest rate risk, liquidity, or other asset/liability management decisions, which might reasonably result in such securities not being held to maturity, are classified as available for sale. If securities are sold, a gain or loss is determined by specific identification and reflected in the operating results in the period the trade occurs.

Allowance for Loan Losses. The allowance for loan losses is maintained at a level that management considers adequate to provide for inherent losses, based upon an evaluation of known and inherent risks in the loan portfolio. Management's evaluation is based upon an analysis of the portfolio, past loss experience, current economic conditions, and other relevant factors. While management uses the best information available to make evaluations, such evaluations are highly subjective, and future adjustments to the allowance may be necessary if conditions differ substantially from the assumptions used in making the evaluations. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for losses on loans. Such agencies may require the Bank to recognize additions to the allowance, based on their judgements about information available to them at the time of their examination. The allowance is increased by the provision for loan losses, which is charged to operations. Loan losses are charged directly against the allowance, and recoveries on previously charged-off loans are added to the allowance.

Loans are deemed to be "impaired" if upon management's assessment of the relevant facts and circumstances, it is probable that the bank will be unable to collect all proceeds due according to the contractual terms of the loan agreement. For purposes of applying the measurement criteria for impaired loans, the Bank excludes large groups of smaller balance homogeneous loans, primarily consisting of residential real estate and consumer loans, as well as commercial loans with balances of less than $100,000.

The Company's policy for the recognition of interest income on impaired loans is the same as for non-accrual loans discussed below. Impaired loans are charged off when the Company determines that foreclosure is probable, and the fair value of the collateral is less than the recorded investment of the impaired loan.

Loans, Loan Origination Fees, and Uncollected Interest. Loans are recorded at cost net of unearned discounts, deferred fees, and allowances. Discounts or premiums on purchased loans are amortized using the interest method over the remaining contractual life of the portfolio, adjusted for actual prepayments. Loan origination fees and certain direct origination costs are deferred and amortized using the level yield method over the contractual life of the related loans as an adjustment of the yield on the loans.

Uncollected interest receivable on loans is accrued to income as earned. Non-accrual loans are loans on which the accrual of interest has ceased because the collection of principal or interest payments is determined to be doubtful by management. It is the policy of the Bank to discontinue the accrual of interest when principal or interest payments are delinquent 90 days or more (unless the loan principal and interest are determined by management to be fully secured and in the process of collection), or earlier if the financial condition of the borrower raises significant concern with regard to the ability of the borrower to service the debt in accordance with the terms of the loan. Interest income on such loans is not accrued until the financial condition and payment record of the borrower demonstrates the ability to service the debt.

Loans Held for Sale. Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income.

Real Estate Owned (REO). Real estate acquired through foreclosure or by deed in lieu of foreclosure is classified as REO. REO is carried at the lower of cost (lesser of carrying value of the loan or fair value of the property at the date of acquisition, as determined by a certified appraiser) or fair value less selling expenses. Costs relating to the development or improvement of the property are capitalized; holding costs are charged to expense.

Property and Equipment. Property and equipment are stated at cost, less accumulated depreciation. Depreciation for each class of depreciable asset is computed using the straight-line method over the estimated useful lives of the assets (39 years for buildings and 3 to 7 years for furniture and equipment). When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts. The cost of maintenance and repairs is charged to expense as incurred and renewals and betterments are capitalized.

Income Taxes. The Company accounts for income taxes under the asset/liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as, operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Retained earnings at September 30, 1998 and 1997 include approximately $8.3 million, for which no provision for Federal income tax has been made. These amounts represent allocations of earnings to bad debt reserves for tax purposes and are a restriction upon retained earnings. If, in the future, this portion of retained earnings is reduced for any purpose other than tax bad debt losses, Federal income taxes may be imposed at the then applicable rates.

Earnings per Share. Earnings per share, basic and diluted, were $(.20) for the six months ended September 30, 1998. Proforma earnings per share would have been $(.01) had the shares been outstanding for the entire twelve month period. Due to the Bank's recent conversion and formation of the Company, earnings per share figures for prior year periods are not applicable.

The  following  table  presents  the   reconciliation   of  the  numerators  and
denominators of the basic and diluted EPS computations

                                              Six Months Ended
                                                September 30,

                                                   1998     1997
                                                   ----     ----
Basic EPS Computation
Numerator:                                   ($1,204,000)   $ --
Denominator:
Weighted average common shares outstanding     5,921,732    ___-
                                             -----------    ----

Basic EPS                                    $      (.20)   N/A
                                             ===========    ====

Diluted EPS Computation
Numerator:                                   ($1,204,000)   $ --
Denominator:
Weighted average common shares outstanding     5,921,732      --
----------------------                       -----------    ----

Diluted EPS                                  $      (.20)   N/A
                                             ===========    ====

2.    Conversion to Stock Form of Ownership

The Company is a business corporation formed at the direction of the Bank under the laws of Delaware on December 16, 1997. On March 31, 1998,: (i) the bank converted from a federally chartered mutual savings and loan association to a federally chartered stock savings bank; (ii) the Bank issued all of its outstanding capital stock to the Company; and (iii) the Company consummated its initial public offering of common stock, par value $.01 per share ( the "Common Stock"), by selling at a price of $10.00 per share, 5,437,062 shares of Common Stock to certain eligible account holders of the Bank who had subscribed for such shares (collectively, the "Conversion"), by selling 514,188 shares to the Bank's Employee Stock Ownership Plan and related trust ("ESOP") and by contributing 476,100 shares of Common Stock to The First Federal Charitable Foundation (the "Foundation"). The Conversion resulted in net proceeds of $52.1 million, after expenses of $2.2 million. Net proceeds of $25 million were invested in the Bank to increase the Bank's tangible capital to 13.3% of the Bank's total adjusted assets. The Company also established the Foundation, dedicated to the communities served by the Bank. In connection with the Conversion, the common stock contributed by the Company to the Foundation at a value of $4.8 million was charged to expense.

Prior to the initial public offering and as a part of the subscription offering, in order to grant priority to eligible depositors, the Bank established a liquidation account at the time of the conversion in an amount equal to the equity of the Bank as of the date of its latest balance sheet date, September 30, 1997, contained in the final Prospectus used in connection with the Conversion. In the unlikely event of a complete liquidation of the Bank, (and only in such an event), eligible depositors who continue to maintain accounts at the Bank shall be entitled to receive a distribution from the liquidation account. The total amount of the liquidation account, which decreases if the balances of eligible deposits decreases at the annual determination dates, approximated $15.3 million at September 30, 1998.

The Company may not declare nor pay dividends on its stock if such declaration and payment would violate statutory or regulatory requirements.

In addition to the 16,000,000 authorized shares of common stock, the Company authorized 2,000,000 shares of preferred stock with a par value of $.01 per share (the "Preferred Stock"). The Board of Directors is authorized, subject to any limitations by law, to provide for the issuance of the shares of preferred stock in series, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restriction thereof. As of September 30, 1998, there were no shares of preferred stock issued.

3.Securities.
Securities are summarized as follows (in thousands):


                                                                                       SEPTEMBER 30, 1998

                                                                                  Gross               Gross
                                                              Amortized        Unrealized          Unrealized              Fair
                                                                Cost              Gains               Losses              Value

Available-for-sale securities:

   Municipal securities                                        $ 47,867            $ 886             $ (21)             $ 48,732
   Obligations of U.S. Government agencies                       55,661              606                (7)               56,260
   Mortgage-related securities                                   74,853              829               (31)               75,651
                                                                 ---------------------------------------------------------------

          Total debt securities                                 178,381            2,321               (59)              180,643

   Federal Home Loan Bank of Pittsburgh Stock                     5,325                -                  -                5,325
   Federal Home Loan Mortgage  Corporation Stock                    697            2,429                  -                3,126
                                                                    ------------------------------------------------------------
 Total equity securities                                          6,022            2,429                  -                8,451

  Total                                                        $184,403           $4,750              $(59)             $189,094
                                                               ========           ======              =====             ========

Held-to-maturity securities:

Obligations of U.S. government agencies                          31,770              317               (15)               32,072
                                                                 ---------------------------------------------------------------

          Total                                                 $31,770             $317              $(15)              $32,072
                                                                =======             ====              =====               ======


                                    Page 32


                                                                                    SEPTEMBER 30, 1997

                                                                                 Gross              Gross
                                                              Amortized         Unrealized         Unrealized             Fair
                                                                Cost              Gains             Losses               Value

Available-for-sale securities:

   Obligations of the U.S. Treasury                             $   991           $    8             $    -              $   999
   Obligations of U.S. Government agencies                        9,993               53                  -               10,046
   Mortgage-related securities                                   29,491              492                (1)               29,982
                                                                 ---------------------------------------------------------------

     Total debt securities                                       40,475              553                (1)               41,027

   Federal Home Loan Bank of Pittsburgh Stock                     2,054                -                  -                2,054
   Federal Home Loan Mortgage
     Corporation Stock                                               47            1,645                  -                1,692
                                                                     --            -----          ---------                -----

     Total equity securities                                      2,101            1,645                  -                3,746

        Total                                                   $42,576          $ 2,198               $(1)              $44,773
                                                                =======          =======               ====              =======

Held-to-maturity securities:

   Municipal securities                                         $ 8,963        $     142          $       -              $ 9,105
   Obligations of U.S. government agencies                       19,997               17               (61)               19,953
   Mortgage-related securities                                    9,965                -              (154)                9,811
                                                                 ----------------------------------------------------------------

     Total                                                      $38,925           $  159            $ (215)              $38,869
                                                                =======           ======            =======              =======


The amortized cost and estimated fair value of securities at September 30, 1998, by contractual maturity, are shown below (dollars in thousands):



                                             Maturing    Maturing after Maturing after  Maturing
                                            within one    one year but   5 years but    after 10
                                               year      within 5 years within 10 years  years            Total
                                              -----------------------------------------------------------------

Available-for-sale securities:

   Municipal Securities                          $-             $-          $9,757        $38,110        $47,867
   Obligations of U.S. Government agencies        -          2,000          51,661          2,000         55,661
   Mortgage-related securities                3,925              -           4,160         66,768         74,853
   Equity securities                          6,022              -               -              -          6,022
                                            ---------------------------------------------------------------------
     Total securities at amortized cost     $ 9,947        $ 2,000        $ 65,578      $ 106,878      $ 184,403
                                            =======        =======        ========      =========      =========

     Total securities at fair value        $ 12,384        $ 2,002        $ 66,472      $ 108,236      $ 189,094
                                           ========        =======        ========      =========      =========

   Weighted Average Yield                       7.01%        6.32%           6.19%          5.93%          6.09%
                                         -----------------------------------------------------------------------



Held-to-maturity securities:

   Obligations of U.S. Government agencies  $ 1,000              -             -        $ 30,770        $ 31,770
                                             ------------------------------------------------------------------
     Total securities at amortized cost       1,000              -             -          30,770          31,770
                                              =====        =======         ======         ======          ======

     Total securities at fair value         $ 1,001              -             -        $ 31,071       $ 32,072
                                             ======        =======          ======         ======         ======
   Weighted Average Yield                    5.26%               -             -            6.84%          6.79%
                                             -------------------------------------------------------------------




Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Weighted average yields are based on amortized cost including municipal securities which are not reported on a tax-equivalent basis.

Proceeds from sales of securities available for sale during the year ended September 30, 1998 were $6,855,000 resulting in gross realized gains of $70,003 and gross realized losses of $7,680. Proceeds from sales of securities available for sale during the year ended September 30, 1997 were $26,530,000 resulting in gross realized gains of $63,251 and gross realized losses of $626,366. The Bank did not sell any securities during the year ended September 30, 1996.

Securities, carried at approximately $43,869,093, at September 30, 1998, were pledged to secure public deposits as required by law.

Accrued interest receivable on securities amounted to $2,566,602 and $821,363 at September 30, 1998 and 1997, respectively.

On July 1, 1998, the Bank transferred certain held-to-maturity securities to the available-for-sale investment portfolio. The amortized cost of the securities was approximately $56,203,333 with an unrealized gain net of taxes of approximately $597,053. This transfer was in accordance with a special reassessment provision contained within Statement of Financial Accounting Standard No. 133 "Accounting for Derivative Instruments and Hedging Activities," which was adopted by the Bank as of July 1, 1998.

The unamortized premiums on mortgage-related securities amounted to $584,978 and $339,472 as of September 30, 1998 and 1997, respectively. The unearned discount on mortgage-related securities amounted to $92,255 and $93,353 as of September 30, 1998 and 1997, respectively.

4.    Loans

 Loans are summarized as follows:

                                               At September 30,

                                               1998        1997
Real Estate loans:
   One-to four-family                      $ 176,924    $ 179,101
   Multi-family and commercial                11,938        6,701
   Construction                                3,759        5,818
                                           ---------    ---------
Total real estate loans                      192,621      191,620
                                           ---------    ---------

Consumer Loans:
   Home equity loans and lines of credit      52,244       41,278
   Automobile                                 24,589       13,678
   Education                                   2,351        2,348
   Unsecured lines of credit                   1,589        1,310
   Other                                       3,423        3,229
                                           ---------    ---------
Total consumer loans                          84,196       61,843
                                           ---------    ---------
Commercial loans                               9,742       10,775
                                           ---------    ---------
Total loans                                  286,559      264,238
     Less:
     Allowances for loan losses               (2,273)      (1,272)
     Deferred loan origination fees           (1,580)      (1,497)
                                           ---------    ---------
Total loans, net                           $ 282,706    $ 261,469
                                           =========    =========

Accrued interest receivable on loans amounted to $1,431,055 and $ 1,347,982 at September 30, 1998, and 1997, respectively.

Impaired loans and the related specific loan loss allowances were as follows (in thousands):


                                                                          September 30,

                                          1998                                                     1997
                                          -------------------------------------------------------- ----

                                             Allowance                                            Allowance
                                  Recorded      for          Net                     Recorded         for           Net
                                 Investments   Losses     Investments               Investments     Losses       Investments




Non-accrual loans:
     With specific allowances     $1,095       $  329       $  766                     $  290       $   68         $  222


Other impaired loans:
     With specific allowances     $  313       $  159       $  154                     $  187       $  108         $   79
                                  ---------------------------------------------------------------------------------------

                                  $1,408       $  488       $  920                     $  477       $  176         $  301
                                   =====       ======       ======                     ======       ======         ======


The average net recorded investment in impaired loans for the years ended September 30, 1998, 1997, and 1996, respectively, was $898,266 $577,951, and
$515,707. The related amount of interest income recognized on impaired loans was $73,000, $39,000, and $19,000 for the years ended September 30, 1998, 1997, and
1996, respectively.

Non-accrual loans totaled $1,239,000, $774,000, and $716,000 at September 30, 1998, 1997, and 1996, respectively. Loans in non-accrual status as of September 30, 1998, 1997 and 1996 had interest due but not recognized of approximately $58,000, $33,000, and $16,000, respectively. The amount of interest income on these loans that was included in net income in fiscal year 1998, 1997 and 1996 was $55,000, $53,000 and $38,000, respectively. There were $0 and $112,000 in troubled debt restructuring loans at September 30, 1998 and 1997, respectively. The Bank has no commitments to lend additional funds to borrowers whose loans were classified as non-performing or troubled debt restructuring.

The activity in the allowance for loan losses was as follows:

                                       September 30,

                                1998         1997       1996
                            -------------------------------

Balance, beginning            $ 1,272    $   730    $   724
Provision charged to income     1,059        651         97
Charge-offs                       (76)      (132)       (94)
Recoveries                         18         23          3
                              -------    -------    -------

Balance, ending               $ 2,273    $ 1,272    $   730
                              =======    =======    =======

At September 30, 1998, 1997, and 1996, the Bank serviced loans for others of $15,805,965, $14,197,000, and $16,186,000, respectively. Loans serviced by others for the Bank as of September 30, 1998, 1997, and 1996 were: $5,960,235, $7,721,000, and $9,968,000, respectively.

An analysis of the activity of loans to directors and executive officers is as follows (in thousands):

                                                 September 30, 1998

Balance, beginning of year                             $ 724
     New loans and line of credit advances               135
     Repayments                                          (54)
                                                         ---
Balance, end of year                                   $ 805
                                                        ====



5. Office Properties and Equipment

Properties and equipment by major classification are summarized as follows (in thousands):

                                                 1998                       1997
                                                 -------------------------------

Land                                          $   854                    $   854
Buildings and improvements                      8,174                      6,550
Furniture, fixtures and equipment               4,928                      3,695
Leasehold improvements                            694                      1,095
Renovations in progress                            --                        208
                                                --------------------------------

Total                                          14,650                     12,402

Less accumulated depreciation                   6,002                      5,640
                                                --------------------------------

Net                                            $8,648                     $6,762
                                               ======                     ======

The Bank has entered into operating leases for several of its branch facilities. The minimum annual rental payments under these leases at September 30, 1998, are as follows (in thousands):

      Years ending September 30,

          1999             $256
          2000              199
          2001              169
          2002               97
          2003               87
          2004 and after     51
                            ----
Total                      $859
                            ====

Rent expense was $263,000, $261,000, and $263,000, for the years ended September 30, 1998, 1997, and 1996, respectively.

6. Deposits

Deposits consist of the following major classifications (in thousands):

                                                                     At September 30,

                                                    1998                                                  1997


                                  Weighted                           Percent          Weighted                           Percent
                                  Average                               of             Average                              of
                                   Rate              Amount           Total             Rate            Amount             Total

Savings accounts
(passbook, statement, clubs)       2.26%           $69,956            21.6%             2.43%          $71,779             22.8%
Money market accounts              3.12%            16,368             5.0%             3.49%           13,821              4.4%
Certificates of deposit
less than $100,000                 5.45%           163,318            50.5%             5.50%          161,844             51.5%
Certificates of deposit
greater than $100,000 (A)          5.45%            32,750            10.1%                 -           30,892              9.9%
NOW Accounts                       1.24%            31,182             9.6%             1.49%           27,302              8.7%
Non-interest bearing deposits         -             10,431             3.2%                 -            8,485              2.7%
                                --------------------------------------------------------------------------------------------------

Total deposits at end of period    4.05%          $324,005             100%             4.20%         $314,123              100%
                                   =====           =======             ====             =====          =======              ====



(A) Deposit balances in excess of $100,000 are not federally insured.


The certificates of deposit frequently are renewed at maturity rather than paid out; a summary of certificates by contractual maturity at September 30, 1998 is as follows (in thousands):

                Years ending September 30,

                                     Amount

               1999                  $131,209
               2000                    50,826
               2001                     7,328
               2002                     2,268
               2003                     4,437
               2004 and thereafter          0
                                     --------
Total                                $196,068
                                     ========


Interest expense on deposits is comprised of the following:


                                                              Years ended September 30,

                                                 1998                  1997                  1996
-------------------------------------------------------------------------------------------------


Savings accounts                              $ 1,607               $ 1,765               $ 1,871
Money market accounts                             417                   399                   371
Certificates less than $100,000                 9,139                10,120*                9,549*
Certificates greater than $100,000              1,180
NOW Accounts                                      372                   415                   404
                                                  -----------------------------------------------

Total                                         $12,715               $12,699              $12,195
                                               ======                ======               ======

* Information regarding interest expense on certificates of deposit of $100,000 or greater was not available prior to June 1997.

7. Federal Home Loan Bank Advances

Under terms of its collateral agreement with the Federal Home Loan Bank of Pittsburgh ("FHLB"), the Bank maintains otherwise unencumbered qualifying assets (principally 1-4 family residential mortgage loans and U.S. Government and Agency notes and bonds) in the amount of at least as much as its advances from the FHLB. The Bank's FHLB stock is also pledged to secure these advances. At September 30, 1998 and 1997, such advances mature as follows (in thousands):

         Due by September 30,               Weighted Average Rate               September 30, 1998
         -----------------------------------------------------------------------------------------

              1999                                 5.58%                            $ 26,000
              2000                                 5.17%                               5,000
              2001                                 5.43%                               5,000
              2002                                 5.56%                              25,000
              2003                                    -                                   -
              Thereafter                           5.03%                              45,498
                                                   -----------------------------------------

              Total FHLB advances                  5.31%                            $106,498
                                                   =====                             =======
                                    Page 36

         Due by September 30,               Weighted Average Rate               September 30, 1997
         -----------------------------------------------------------------------------------------

              1998                                 5.45%                              $8,000
              1999                                    -                                    -
              2000                                    -                                    -
              2001                                 5.49%                               5,000
              2002                                 5.69%                              10,000
              Thereafter                           2.53%                                 516
                                                   -----------------------------------------

              Total FHLB advances                  5.50%                             $23,516
                                                   =====                              ======


The Bank has included in the preceding table annually renewable lines of credit totaling $72,426,000. The Bank, from time to time, has used the lines of credit to meet liquidity needs. At September 30, 1998 and 1997, the balances outstanding on the lines of credit were $26,000,000 and $0 respectively with interest rates at the overnight FHLB borrowing rate which was 5.58% at September 30, 1998.

The Bank has utilized advances from the FHLB which have callable features. The advances have a fixed rate for a specified period of time after which the FHLB can, at its option, convert the advance to a variable rate. The Bank, at the same time can repay the advance penalty free.

8. Income Taxes

The Small Business Job Protection Act of 1996, enacted August 20, 1996, provides for the repeal of the tax bad debt deduction computed under the percentage of taxable income method. The repeal of the use of this method is effective for tax years beginning after December 31, 1995. Prior to the change in law, the Bank had qualified under the provisions of the Internal Revenue Service Code which permitted it to deduct from taxable income an allowance for bad debts based on 8% of taxable income.

Upon repeal, the Bank is required to recapture into income, over a six year period, the portion of its tax bad debt reserves that exceed its base year reserves (i.e., tax reserves for tax years beginning before 1988). The base year tax reserves, which may be subject to recapture if the Bank ceases to qualify as a bank for federal income tax purposes, are restricted with respect to certain distributions. The Bank's total tax bad debt reserves at September 30, 1998, are approximately $8.9 million, of which $8.3 million represents the base year amount and $527,000 is subject to recapture. The Bank has previously recorded a deferred tax liability for the amount to be recaptured; therefore, this recapture will not impact the statement of income.

The  provision   (benefit)  for  income  taxes  is  summarized  as  follows  (in thousands):

                                                Year ended September 30,

                                        1998               1997           1996
                                        ----------------------------------------

Current:
     Federal                            $ 1,434         $ 1,105         $   147
     State                                  136              84            (291)
Deferred - Federal                       (1,929)           (441)            156
                                         -------         -------         -------

Total                                   $  (359)        $   748         $    12
                                        =======         =======         =======

The provision (benefit) for income taxes differs from the statutory rate due to the following (in thousands):

                                                     Year ended September 30,

                                                   1998       1997         1996
                                        ---------------------------------------


Federal income tax (benefit) at
statutory rate                                    $(138)      $ 724       $ 324
Tax exempt interest, net                           (409)       (102)        (51)
State taxes, net of Federal benefit                  90          56        (192)
Excess ESOP compensation expense                     42          --          --
Other, net                                           56          70         (69)
                                                  -----       -----       -----

Total                                             $(359)      $ 748       $  12
                                                  =====       =====       =====


The components of the net deferred tax liability (asset) are as follows (in thousands):

                                                                  September 30,
                                                                1998       1997
Deferred tax assets:
         Loan fees and costs                                 $  (201)   $  (261)
         ESOP funding difference                                (117)        --
         Deferred compensation                                  (154)      (127)
         Foreclosed asset writedowns                             (15)       (14)
         Provision for abandoned assets                          (59)       (59)
         Depreciation                                             --         (5)
         Accrued hospitalization                                 (40)       (33)
         Charitable contributions                             (1,532)       (15)
         Book bad debt reserves - loans                         (856)      (516)
                                                             -------    -------

                                                             $(2,974)   $(1,030)
                                                             =======    =======

Deferred tax liabilities:
         Depreciation                                        $    36         --
         Accretion                                                15         26
         Unrealized holding gains on
           available-for-sale securities                       1,813        914
         Tax bad debt reserves in excess of base year            179        215
         Title Plant                                              26          -
                                                             -------    -------
         Gross deferred tax liabilities                      $ 2,069    $ 1,155
                                                             -------    -------

              Net deferred tax liability (asset)             $  (905)   $   125
                                                             =======    =======


9. Financial Instruments
The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. Commitments to originate loans amounted to $4.3 million as of September 30, 1998, of which $
1.74 million was for variable-rate loans. The balance of the commitments represent fixed-rate loans with interest rates ranging from 6.125% to 8.75%. In addition, September 30, 1998, the Company had undisbursed loans in process for construction loans of $4.0 million and $18.5 million in undisbursed lines of credit. These instruments involve, to varying degrees, elements of credit, interest rate or liquidity risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of these commitments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company's exposure to credit loss from nonperformance by the other party to the financial instruments for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

Commitments  to  extend  credit  are  legally  binding  agreements  to  lend  to
customers.   Commitments   generally  have  fixed   expiration  dates  or  other
termination clauses and may require payment of fees. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future liquidity requirements. The Company evaluates each customer's credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company on extensions of credit, is based on management's credit assessment of the counterparty. At September 30, 1998, the Company expects all commitments to be funded within 60 days.

The Company is required to disclose estimated fair values for its financial instruments. The following describes various limitations and assumptions related to such fair value disclosures.

Limitations. Estimates of fair value are made at a specific point in time based upon, where available, relevant market prices and information about the financial instrument. Such estimates do not include any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. For a substantial portion of the Company's financial instruments, no quoted market exists. Therefore, estimates of fair value are necessarily based on a number of significant assumptions (many of which involve events outside the control of management). Such assumptions include assessments of current economic conditions, perceived risks associated with these financial instruments and their counterparties, future expected loss experience, and other factors. Given the uncertainties surrounding these assumptions, the reported fair values represent estimates only, and therefore cannot be compared to the historical accounting model. Use of different assumptions or methodologies are likely to result in significantly different fair value estimates. The estimated fair values presented neither include nor give effect to the values associated with the Company's banking, or other businesses, existing customer relationships, extensive branch banking network, property, equipment, goodwill, or certain tax implications related to the realization of unrealized gains or losses. Also, the fair value of non-interest bearing demand deposits, savings, and NOW accounts and money market deposit accounts is equal to the carrying amount because these deposits have no stated maturity. Obviously, this approach to estimating fair value excludes the significant benefit that results from the low-cost funding provided by such deposit liabilities, as compared to alternative sources of funding. As a consequence, the fair value of individual assets and liabilities may not be reflective of the fair value of a banking organization that is a going concern.

The following methods and assumptions were used to estimate the fair value of each major classification of financial instruments at September 30, 1998 and 1997.

Cash and cash equivalents. Current carrying amounts approximate estimated fair value.

Securities. Current quoted market prices were used to determine fair value.

Loans. Fair values were estimated for portfolios of loans with similar financial characteristics. Loans were segregated by type, and each loan category was further segmented by fixed and adjustable-rate interest terms. The estimated fair value of the segregated portfolios was calculated by discounting cash flows through the estimated maturity using estimated prepayment speeds while using estimated market discount rates that reflect credit and interest rate risk inherent in the loans. The estimate of the maturities and prepayment speeds was based on the Company's historical experience. Cash flows were discounted using market rates adjusted for portfolio differences.

Accrued interest receivable. Current carrying amounts approximate estimated fair value.

Deposits with no stated maturity. Current carrying amounts approximate estimated fair value.

Certificates  of  deposit.   Fair  values  were  estimated  by  discounting  the
contractual cash flows using current market rates offered in the Company's market area for deposits with comparable terms and maturities.

Federal Home Loan Bank Advances. The fair value of borrowings was estimated using rates currently available to the Company for debt with similar terms and remaining maturities.

Other borrowings. Current carrying amounts approximate estimated fair value.

Accrued interest payable. Current carrying amounts approximate estimated fair value.

Commitments to extend credit. The majority of the Company's commitments to extend credit carry current market interest rates if converted to loans. Because commitments to extend credit are generally unassignable by either the Company or the borrower, they only have value to the Company and the borrower. The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counter parties.

The carrying amounts and estimated fair values of the Company's financial instruments were as follows (in thousands):

                                                                                 At September 30,

                                                                      1998                            1997


                                                            Carrying       Estimated        Carrying        Estimated
                                                             Amount        Fair Value        Amount         Fair Value

Financial Assets:

Cash and cash equivalents                                $   3,053        $  3,053          $13,214         $13,214
Securities available-for-sale                              189,094         189,094           44,773          44,773
Securities held-to-maturity                                 31,770          32,072           38,925          38,869
Loans                                                      282,706         292,220          261,469         261,445
Accrued interest receivable                                  3,998           3,998            2,169           2,169

Financial Liabilities:

Deposits with no stated maturity which
consist of savings, money market, NOW
and non-interest bearing deposits                         $127,937        $127,937         $121,386        $121,386
Certificates of deposit                                    196,068         196,534          192,736         191,328
Federal Home Loan Bank advances                            106,498         109,373           23,516          23,431
Other borrowings                                               825             825               92              92
Accrued interest payable                                     1,028           1,028              745             745

                                                          Contractual       Estimated      Contractual      Estimated
                                                             Amount        Fair Value        Amount         Fair Value
Off balance sheet assets (liabilities):
Loan commitments                                            $8,335             $12           $9,141            $137
Consumer lines of credit                                    14,189               -           13,028               -
Commercial lines of credit                                   4,313               8            3,240               6


10. Regulatory Matters
The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possible additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital and tangible capital (as defined) to total assets (as defined). Management believes, as of September 30, 1998, that the Bank meets all capital adequacy requirements to which it is subject. As of September 30, 1998, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the institution's category.

The Bank's actual capital amounts and ratios at September 30, 1998 and 1997 are also presented in the following table (dollars in thousands):


                                                      As of September 30, 1998

                                                                                        To be Well Capitalized
                                                                   For Capital          under prompt corrective
                                              Actual            Adequacy Purposes          Action Provisions

                                       Amount      Ratio(1)    Amount         Ratio(1)    Amount       Ratio(1)

Risk-based Capital
(Total Capital to risk weighted
   assets)                           $57,293         22.8%      $20,094        >8.0%      $25,117       >10.0%

Tier I Capital
(to risk weighted assets)             55,020         21.9%       10,047        >4.0%       15,070        >6.0%

Core Capital
(Tier I Capital to total assets)      55,020         11.2%       14,736        >3.0%       24,560        >5.0%

Tangible Capital
(Tier I Capital to total assets)      55,020         11.2%        7,368        >1.5%          N/A          N/A


                                                      As of September 30, 1997

Risk-based Capital
(Total Capital to risk weighted
   assets)                           $28,527         14.4%      $15,845        >8.0%      $19,806       >10.0%

Tier I Capital
(to risk weighted assets)             27,255         13.8%        7,922        >4.0%       11,883        >6.0%

Core Capital
(Tier I Capital to total assets)      27,255          7.4%       11,077        >3.0%       18,462        >5.0%

Tangible Capital
(Tier I Capital to total assets)      27,255          7.4%        5,539        >1.5%          N/A          N/A


(1)Tangible and core capital are completed as a percentage of total assets of $491 million and $369 million at September 30, 1998 and 1997, respectively. Risk-based capital and Tier I capital is computed as a percentage of total risk-weighted assets of $251 million and $198 million at September 30, 1998 and 1997, respectively.

11.  Federal Deposit Insurance Corporation

On September 30, 1996, legislation was enacted to bring the funding level of the Savings Association Insurance Fund (of which the Bank is a member) of the FDIC to the same level as the Bank Insurance Fund of the FDIC. As a result of that legislation, the Bank accrued a single premium payment of $1,744,291 as of September 30, 1996. The impact of this single premium payment, net of estimated federal and state taxes on 1996 net income was approximately $1,047,000. The single premium payment was assessed at 65.7 basis points of the March 31, 1995 deposit base f the Bank. With the enactment of the legislation, the regular assessment rate for the fourth quarter, October 1 to December 31, 1996, was lowered retroactively from 23 to 18 basis points. Beginning January 1, 1997, annual premium assessments further decreased to an annual premium level of 6.4 basis points.

12. Employee Benefit Plans

Defined Benefit Plan
The Company participates in a multiple-employer defined benefit pension plan covering all employees meeting eligibility requirements of being at least age 21 with one year of service with the Bank. Because of the multiple-employer nature of the plan, information regarding the Company's portion of present values of vested and nonvested benefits is not available. The plan is fully funded and no contributions were required during the years ended September 30, 1998, 1997 and 1996.

401K Plan
Effective March 7, 1994, the Bank implemented a Section 401(k) defined contribution plan which covers substantially all of its employees. The Company made contributions to this plan of approximately $88,000, $83,000 and $77,000 for the years ended September 30, 1998, 1997 and 1996, respectively.

Employee Stock Ownership Plan
Effective April 1, 1998, the Company adopted an Employee Stock Ownership Plan ("ESOP"). The Plan is designed to provide retirement benefits for eligible employees. Because the Plan invests in the stock of the Company, it will also give eligible employees an opportunity to acquire an ownership interest in the Company. Employees are eligible to participate in the Plan after reaching age twenty-one, and completing six months of service. Benefits become 100% vested after five years, with a 20% vesting occuring each year.

The ESOP purchased 8% or 514,188 shares of the common stock issued in the Conversion. The ESOP borrowed 100% of the aggregate purchase price of the Common Stock, or $5,141,880, from the Company. The loan has a 10 year term, with an annual interest rate of prime (8.50%, at September 30, 1998) and will be repaid principally from the Company's contributions to the ESOP. The Company recognized $476,000 in compensation and benefit expense related to the ESOP for the year ended September 30, 1998.

Shares purchased by the ESOP will initially be pledged as collateral for the loan and will be held in a suspense account until released for allocation among participants as the loan is repaid. The pledged shares will be released annually from the suspense account in an amount proportional to the repayment of the ESOP loan for each plan year. The released shares will be allocated among the accounts of participants on the basis of the participant's compensation for the year of allocation.

In fiscal 1998, a total of 34,278 shares have been committed to be released.

13.   Related Party Transactions

The Company retains a law firm, in which the Chairman of the Company's Board of Directors also is a partner, that provides general legal counsel to the Company. The Company paid legal fees to this law firm of $29,173, $49,859, and $41,197 for the years ended September 30, 1998, 1997, and 1996, respectively.

14. Recent Accounting Pronouncements

In September 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The statement does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Currently, the comprehensive income of the Company would consist primarily of net income and unrealized holding gains and losses on available-for-sale securities. The Company will make the appropriate disclosures in the applicable financial statements as required.

In September 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. Management has not yet determined the impact, if any, of this statement on the Company.

In February 1998, the FASB issued SFAS No. 132 "Employer's Disclosures About Pensions and Other Post Retirement Benefits." This Statement revises employers' disclosures about pension and other post-retirement benefit plans. It does not change the measurement or recognition of those plans. It standardizes the disclosure requirements for pensions and other post-retirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures that are no longer useful as they were when "FASB Statements No. 87, Employers' Accounting for Pensions, No. 88,
Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, and No. 106, Employers' Accounting for Post-retirement Benefits Other Than Pensions," were issued. This statement requires changes in disclosures and would not affect the financial condition, equity or operating results of the Company. This Statement is effective for the fiscal years beginning after December 15, 1997.

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of certain foreign currency exposures. This statement becomes effective for fiscal years beginning after December 15, 1998. Earlier adoption is permitted. The Company adopted SFAS 133 in its fourth fiscal quarter of 1998, including its provision for the potential reclassification of investments, resulting in a $56.2 million transfer of securities from held-to-maturity to available-for-sale and an increase of $597,000 of unrealized gains, net of taxes, on securities available-for-sale. The adoption of this statement did not affect operating results of the Company.

In October 1998, the FASB issued Statement No. 134, "Accounting for Mortgage-backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise". This Statement requires that after the securitization of a mortgage loan held for sale, an entity engaged in mortgage banking activities classify any retained mortgage-backed securities based on the ability and intent to sell or hold those investments, except that a mortgage banking enterprise must classify as trading any retained mortgage-backed securities that it commits to sell before or during the securitization process. This Statement is effective for the first fiscal quarter beginning after January 30, 1999 with earlier adoption permitted. This Statement provides a one-time opportunity for an enterprise to reclassify, based on the ability and intent on the date of adoption of this Statement, mortgage-backed securities and other beneficial interests retained after securitization of mortgage loans held for sale form the trading category, except for those with commitments in place. The Company has not yet determined the impact, if any, of this Statement, including, if applicable, its provisions for the potential reclassifications of certain investment securities, on earning, financial condition or equity.

15.  Subsequent Events

On October 21, 1998, at a special meeting of the shareholders of the Company, the shareholders approved stock-based incentive plans which grant up to 4% (257,094) of total shares outstanding as stock awards, and up to 10% (642,735) of total shares outstanding as stock options to eligible directors, officers and employees.

Independent Auditors' Report



To The Board of Directors
Northeast Pennsylvania Financial Corp.
Hazleton, Pennsylvania:

    We have audited the accompanying consolidated statements of financial condition of Northeast Pennsylvania Financial Corp. and subsidiaries (the "Company") as of September 30, 1998 and 1997, and the related consolidated statements of operations, changes in equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The accompanying consolidated financial statements of the Company for the year ended September 30, 1996, were audited by other auditors whose report thereon dated November 7, 1996, expressed an unqualified opinion on those statements.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the 1998 and 1997 consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

         As discussed in Notes 3 and 14 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standard No. 133, Accounting for Derivative Instruments and Hedging Activities, as of July 1, 1998.


                                           /s/ KPMG Peat Marwick LLP

Philadelphia, Pennsylvania
October 21,1998
                                    Page 42