Form 10-K405, Exhibit 13
period 1999-09-30
NORTHEAST PENNSYLVANIA FINANCIAL CORP
filed 1999-12-29
CIK 1050996

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF THE COMPANY

        The selected consolidated financial and other data of the Company set forth below is derived in part from, and should be read in conjunction with, the Consolidated Financial Statements of the Company and Notes thereto presented elsewhere in this Annual Report.


                                                                                At September 30,
                                                                                ----------------
                                                       1999           1998            1997            1996           1995
                                                       ----           ----            ----            ----           ----
                                                                                 (In Thousands)
SELECTED CONSOLIDATED FINANCIAL DATA:
  Total Assets                                     $612,225       $522,268        $369,242        $362,464       $318,931
  Cash and cash equivalents                           4,177          3,053          13,214           4,045          3,681
  Loans, net (1)                                    364,190        282,706         261,469         242,916        213,515
Securities held-to-maturity:
  Mortgage-related securities, net                        -              -           9,965          13,386         51,868
  Investment securities, net                         30,332         31,770          28,960          30,100         26,355
Securities available for sale:
  Mortgage-related securities, net                   56,333         75,651          29,982          37,259            497
  Investment securities, net                        133,502        113,443          14,791          22,899         12,826
Deposits                                            375,983        324,005         314,123         306,806        280,010
FHLB Advances                                       155,980        106,498          23,516          25,534         11,050
Total equity                                         75,476         87,434          28,538          26,127         25,550
Assets acquired through foreclosure                      98            112             319             453            423
Non-performing assets and
  troubled debt restructurings                        1,469          1,351           1,205           1,169          1,670

                                                                  For the Fiscal Years Ended September 30,
                                                                  ---------------------------------------
                                                       1999           1998            1997            1996           1995
                                                       ----           ----            ----            ----           ----
                                                                                   (In Thousands)
SELECTED OPERATING DATA:
  Total interest income                             $37,674        $30,542         $26,599         $24,323        $21,280
  Interest expense                                   19,822         15,566          14,194          13,007         10,845
                                                     ------         ------         -------         -------        -------
    Net interest income                              17,852         14,976          12,405          11,316         10,435
   Provision for loan losses                            747          1,059             651              97             25
                                                        ---          -----             ---              --             --
  Net interest income after provision
    for loan losses                                  17,105         13,917          11,754          11,219         10,410
   Non-interest income:
    Net gain (loss) on sale of securities                63             62           (563)               -            (6)
    Other (2)                                         1,805            894             430             508            605
   Non-interest expense                              13,395         15,279           9,492          10,774 (3)       8,360
                                                     ------         ------           -----          ------           -----

   Income(loss) before income taxes                   5,578          (406)           2,129             953          2,649
   Income taxes                                       1,013          (359)             748              12            899
                                                      -----          -----             ---              --            ---
    Net income(loss)                                 $4,565          ($47)         $ 1,381           $ 941         $1,750
                                                     ======          =====         =======           =====         ======




         (See footnotes on next page)





                                                               At or for the Fiscal Years Ended September 30,
                                                              ----------------------------------------------

                                                     1999             1998           1997          1996           1995
                                                     ----             ----           ----          ----           ----
                                                                                (In Thousands)
SELECTED OPERATING DATA (4):
Performance Ratios:
  Average yield on interest-earning assets (5)       7.34%             7.45%           7.51%       7.48%          7.38%
  Average rate paid on interest-bearing
    liabilities                                      4.36              4.35            4.31        4.29           3.98
  Average interest rate spread (6)                   2.98              3.10            3.20        3.19           3.40
  Net interest margin (7)                            3.65              3.74            3.53        3.49           3.60
  Ratio of interest-earning assets to
    interest-bearing liabilities                   118.00            117.35          108.31      107.57         108.43
  Net-interest income after provision for loan
    losses to non-interest expense                 127.70             91.09          123.83      104.13         124.52
  Non-interest expense as a percent of
    average assets                                   2.42              3.53            2.58        3.19           2.78
  Return on average assets                            .83             (.01)            0.38        0.28           0.58
  Return on average equity                           5.78             (.08)            4.98        3.60           7.06
  Ratio of average equity to average assets         14.72             13.40            7.53        7.75           8.25


    (1) Loans, net, represents gross loans receivable net of the allowance for loan losses, loans in process and deferred loan origination fees. The allowance for loan losses at September 30, 1999, 1998, 1997, 1996 and 1995 was $2.9 million, $2.3 million, $1.3 million, $730,000 and $724,000, respectively.
    (2) Includes $176,000 net loss for disposition of branch equipment in connection with a branch relocation in fiscal 1998.
    (3) Includes a one-time special assessment of $1.7 million in order to recapitalize the Savings Association Insurance Fund (SAIF) in fiscal 1996.
    (4) Asset Quality Ratios are end of period ratios. With the exception of end of period ratios, all ratios are based on average daily balances during the indicated periods.
    (5) Calculations of yield for 1999, 1998, 1997 and 1996 are presented on a taxable equivalent basis using the combined Federal and state income tax rate of 40%. The Company did not have securities exempt from Federal or state income taxes in previous years.
    (6) The average interest rate spread represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.
    (7) The net interest margin represents net interest income as a percent of average interest-earning assets.

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

The Company is a business corporation formed at the direction of First Federal Bank (the "Bank") under the laws of Delaware on December 16, 1997. On March 31, 1998: (i) the Bank converted from a federally chartered mutual savings and loan association to a federally-chartered stock savings bank; (ii) the Bank issued all of its outstanding capital stock to the Company; and (iii) the Company consummated its initial public offering of common stock, par value $.01 per share (the "Common Stock"), by selling at a price of $10.00 per share, 5,437,062 shares of Common Stock to certain eligible account holders of the Bank who had subscribed for such shares (collectively, the "Conversion"), by selling 514,188 shares to the Bank's Employee Stock Ownership Plan and related trust ("ESOP") and by contributing 476,100 shares of Common Stock to The First Federal Charitable Foundation (the "Foundation"). Established in connection with the Conversion, the Foundation is dedicated to the communities served by the Bank.

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

The Company serves Northeastern and Central Pennsylvania through 13 office locations in the greater Hazleton Area, Mountaintop, Bloomsburg, Danville, Lehighton, and all of Schuylkill County. The Company provides a wide range of banking services to individual and corporate customers. The Company is subject to competition from other financial institutions and other companies that provide financial services. In addition to the Bank, the Company's other subsidiaries consist of Abstractors, Inc., which is a title insurance agency, and Northeast Pennsylvania Trust Co., which offers trust, estate , and asset management services and products. FIDACO, Inc. is an inactive subsidiary of First Federal Bank.

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


Management Strategy
The Company's operating strategy is that of a community-based bank, offering a wide variety of deposit products to its retail customers, while concentrating on residential and construction lending and, to a lesser extent, consumer lending and small business and municipal commercial lending. In order to promote long-term financial strength and profitability, the Company's operating strategy has focused on: (i) maintaining strong asset quality by originating one- to four-family loans located in its market area; (ii) increasing profitability by emphasizing higher yielding consumer and commercial loans; (iii) managing its interest rate risk by emphasizing shorter-term, fixed-rate, one- to four-family loans, in addition to consumer and commercial loans; limiting its retention of newly originated longer-term fixed-rate one- to four-family loans; soliciting longer-term deposits; utilizing longer-term advances from the Federal Home Loan Bank of Pittsburgh ("FHLB"); and investing in investment and mortgage-related securities having shorter estimated durations; (iv) meeting the banking needs of its customers through expanded products and improved delivery systems by taking advantage of technological advances; and (v) maintaining a strong regulatory capital position.

The Company has attempted to diversify and expand its loan products to better serve its customer base by placing a greater emphasis on its consumer lending and commercial lending, primarily to small businesses and municipalities. As a result of its policy to limit its retention of newly originated longer-term, fixed-rate one- to four-family loans to 25% of total loan originations during a fiscal year, periodically the Company has had to limit its originations of such loans. Additionally, the Company has implemented a program to sell in the secondary market longer-term, fixed-rate one- to four-family loans which it could originate in excess of its retention policy for such loans. The Company began offering loan products which it has historically not offered, such as nonconforming or subprime one- to four-family loans. The loan products are currently being held in the Bank's portfolio, however they have been originated to be saleable in the secondary market.

Management of Interest Rate Risk and Market Risk Analysis
The principal objective of the Bank's interest rate risk management is to evaluate the interest rate risk included in certain balance sheet accounts, determine the level of risk appropriate given the Bank's business strategy, operating environment, capital and liquidity requirements and performance objectives, and manage the risk consistent with the Board of Directors' approved guidelines. Through such management, the Bank seeks to reduce the vulnerability of its operations to changes in interest rates. The Board of Directors has established an Asset Liability Committee ("ALCO"), which is responsible for reviewing the Bank's asset/liability policies and interest rate risk position. The ALCO meets on a quarterly basis and reports trends and interest rate risk position to the Finance Committee of the Board of Directors. It then reviews with them its activities and strategies, the effect of those strategies on the Bank's net interest margin, the market value of the portfolio, and the effect changes in interest rates will have on the Bank's portfolio and exposure limits.
The extent of the movement of interest rates is an uncertainty that could have a negative impact on the earnings of the Bank.

In recent years, the Bank has utilized the following strategies to manage interest rate risk: (i) emphasizing the origination and retention of fixed-rate mortgages having terms to maturity of not more than fifteen years, adjustable-rate and shorter-term loans, commercial loans and consumer loans;
(ii) limiting the retention for portfolio of all greater than 15 year fixed-rate mortgage loans to no more than 25% of the total originations in a given year; and (iii) selling, in the secondary market, the excess of origination of fixed-rate mortgage loans with terms greater than 15 years, while retaining the servicing rights, and; (iv) investing in shorter-term and, to a lesser extent, adjustable-rate securities which generally bear lower yields, compared to longer-term investments, but which better position the Bank for increases in market interest rates. During 1999, the Bank continued to originate in excess of the 25% limitation, however it has commenced selling any excess of greater than 15-year fixed rate mortgages in the secondary market.

Management believes that reducing its exposure to interest rate fluctuations will enhance long-term profitability. However, the Bank's strategies may adversely impact net interest income due to lower initial yields on some of these investments in comparison to longer-term fixed-rate investments and whole loans. To promote a higher yield on its investment securities, while at the same time addressing the Bank's interest rate risk management policies, the Bank has invested a significant portion of its portfolio of investment securities in longer-term (more than five years) federal agency obligations which have call features. Given the rates of such securities in comparison to current market interest rates, the Bank anticipates the substantial majority of such securities will be called prior to their contractual maturity. However, if changes in interest rates exceed ranges anticipated by the Bank in estimating the anticipated life of such callable securities, the Bank would be subject to increased interest rate or reinvestment risk, depending on the direction of the change in market interest rates.


         Net Portfolio Value. The Company's interest rate sensitivity is primarily monitored by management through the use of a model which internally generates estimates of the change in the Company's net portfolio value ("NPV") over a range of interest rate scenarios. Such analysis was prepared by a third party for the Company. NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet contracts. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. The model estimates loan prepayment rates, reinvestment rates, and deposit decay rates. The OTS also produces a similar analysis using its own model, based upon data submitted on the Bank's quarterly Thrift Financial Reports, the results of which vary from the Company's internal model primarily due to differences in assumptions utilized.

The following table sets forth the Company's NPV as of September 30, 1999.




                                                                              NPV as % of Portfolio
                                      Net Portfolio Value                        Value of  Assets
                                      -------------------                        ----------------
 Change in
Interest Rates
In Basis Points                                                                  NPV
(Rate Shock)               Amount         $ Change           % Change          Ratio          Change (1)
------------               ------         --------           --------          -----          -----
                                     (In Thousands)

    300                    62,122          (22,434)           (26.53%)        10.98%            (277)
    200                    70,914          (13,642)            (16.13)         12.16            (158)
    100                    78,651           (5,905)             (6.98)         13.11             (63)
    Static                 84,556                 0               0.00         13.74                0
    (100)                  86,286             1,730               2.05         13.75                1
    (200)                  83,975             (581)             (0.69)         13.20             (54)
    (300)                  79,079           (5,477)             (6.48)         12.29            (145)



(1)   Expressed in basis points.


         Certain shortcomings are inherent in the methodology used in the NPV interest rate risk measurements. Modeling changes in NPV require the making of certain assumptions which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the NPV model presented assumes that the composition of the Company's interest sensitive assets and liabilities existing at the beginning of a period remain constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, NPV measurements provide an indication of the Company's interest rate risk exposure at a particular point in time. Such measurements are not intended to, and do not, provide a precise forecast of the effect of changes in market interest rates on the Company's net interest income and will differ from actual results.

         Gap Analysis. The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring the Company's interest rate sensitivity "gap". An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that same time period. At September 30, 1999, the Company's cumulative interest rate gap (which is the difference between the amount of interest-earning assets maturing or repricing within one year and interest-bearing liabilities maturing or repricing within one year) as a percentage of total assets, was a negative 7.2%. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. Accordingly, during a period of rising interest rates, an institution with a positive gap position would tend to have its interest-earning assets repricing upward at a faster rate than its interest-bearing liabilities which, consequently, may tend to positively affect the growth of its net interest income. During a period of falling interest rates, an institution with a negative gap position would tend to have its interest-bearing liabilities repricing downward at a faster rate than its interest-earning assets which, consequently, may tend to positively affect the growth of its net interest income.

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at September 30, 1999, which are anticipated by the Company, based upon certain assumptions, to reprice or mature in each of the future time periods shown (the "GAP Table"). Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual maturity of the asset or liability. The table sets forth an approximation of the projected repricing of assets and liabilities at September 30, 1999, on the basis of contractual maturities, anticipated prepayments, and scheduled rate adjustments within a series of time intervals. Prepayment and decay rates can have a significant impact on the Company's estimated gap. While the Company believes such assumptions to be reasonable, there can be no assurance that assumed prepayment rates and decay rates will approximate actual loan prepayment and deposit/withdrawal activity.



At September 30, 1999
(In Thousands)
                                                                Over three       Over six     After one year
                                                   Zero to       months to       months to      but within    After five
                                                 three months   six months       one year       five years      years        Total
                                                 ------------   ----------       --------       ----------      -----        -----

INTEREST-EARNING ASSETS:
   Interest-earning deposits                        $2,081            $-              $-               $-            $-      $2,081
   Investment securities                               969             0           2,502           11,877       136,949     152,297
   Mortgage-related securities                       8,630         5,279           7,954           20,466        14,004      56,333
   Equity securities                                11,537             -               -                -             -      11,537
     (FHLB, FHLMC & others)                         70,484        41,923          63,582          130,505        60,609     367,103
                                                    ------        ------          ------          -------        ------     -------
   Loans (1)                                       $93,701       $47,202         $74,038         $162,848      $211,562    $589,351
                                                   =======       =======         =======         ========      ========    ========
     Total interest-earning assets


INTEREST-BEARING LIABILITIES:
Money market accounts                               $6,827        $4,621          $5,246           $4,429            $9     $21,132
Savings accounts                                     3,171         3,026           5,646           30,381        27,443      69,667
NOW accounts                                         3,855         3,435           5,786           18,756         3,507      35,339
Certificate accounts                                77,171        36,137          72,273           51,409             -     236,990
FHLB advances                                       24,500         2,364           4,727           18,909       105,480     155,980
Other borrowings                                       524             -               -                -             -         524
                                                       ---            --              --               --            --         ---
  Total interest-bearing                          $116,048       $49,583         $93,678         $123,884      $136,439    $519,632
                                                  ========       =======         =======         ========      ========    ========
  liabilities

Interest-earning assets less interest-
   bearing liabilities                           ($22,347)      ($2,381)       ($19,640)          $38,964       $75,123     $69,719
Cumulative interest-rate
sensitivity gap                                   ($22,347)    ($24,728)       ($44,368)         ($5,404)       $69,719
Cumulative interest rate gap
   as a  percentage of total assets                 (3.7%)        (4.0%)          (7.2%)           (0.9%)         11.4%



(1)  Gross loans excluding non-accrual loans


Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate loans, have features which restrict changes in interest rates both on a short-term basis and over the life of the asset. Further, in the event of changes in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their adjustable-rate loans may decrease in the event of an interest rate increase.

Analysis of Net Interest Income
Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income also depends upon the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them.

        Average   Balance  Sheet.   The  following   table  sets  forth  certain
information relating to the Company for the fiscal years ended September 30, 1999, 1998 and 1997. The average yields and costs are derived by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities, respectively, for the periods shown, except where noted, otherwise and reflect annualized yields and costs. Average balances are derived from average daily balances. The yields and costs include fees which are considered adjustments to yields.


                                                             For the Fiscal Years Ended September 30,
                                                             ----------------------------------------
                                                    1999                            1998                           1997
                                                    ----                            ----                           ----

                                                            Average                          Average                        Average
                                        Average              Yield/      Average              Yield/    Average              Yield/
                                        Balance   Interest    Rate       Balance  Interest     Rate     Balance  Interest     Rate
                                        -------   --------    ----       -------  --------     ----     -------  --------     ----
                                                                          (In thousands)
INTEREST EARNING ASSETS:
   Loans (1):
    Real estate:
      Taxable                          $201,162    $15,463   7.69%       $190,264     $14,765    7.76%   $183,902   $14,250    7.75%
     Non-taxable(2)                         258         24   9.30             186          19   10.22           -         -       -
    Commercial:
     Taxable                             10,263        892   8.69           6,634         632    9.53       8,739       785    8.98
     Non-taxable(2)                       4,665        342   7.33           4,231         335    7.92       1,143        84    7.35
     Consumer                            97,014      8,079   8.33          70,423       6,018    8.55      58,717     4,980    8.48
                                         ------      -----   ----          ------       -----    ----      ------     ------   ----
         Total loans                    313,362     24,800   7.91         271,738      21,769    8.01     252,501    20,099    7.96
   Mortgage-related securities (3)       68,359      4,190   6.13          54,928       3,362    6.12      54,112     3,306    6.11
   Investment securities (4):
        Taxable                          85,901      5,537   6.45          59,568       3,888    6.53      42,788     2,866    6.70
        Non-taxable (2)                  65,472      4,740   7.24          24,179       1,772    7.33       5,401       408    7.55
   Interest-earning deposits              2,929         94   3.21           9,121         457    5.01       1,499        82    5.47
                                          -----         --   ----           -----         ---    -----      -----        --    ----
      Total interest-earning assets     536,023     39,361   7.34         419,534      31,248    7.45     356,301    26,761    7.51
   Noninterest-earning assets            16,608                            12,234                          11,740
                                         ------                            ------                          ------
         Total assets                  $552,631                          $431,768                        $368,041
                                       ========                          ========                        ========

INTEREST-BEARING LIABILITIES:
   Deposits:
      Money market and NOW accounts     $51,176       $999   1.95%        $44,563       $ 789     1.77%   $42,109      $813    1.93%
      Savings accounts                   69,546      1,464   2.11          71,102       1,607     2.26     72,292     1,765    2.44
      Certificates of deposit           212,933     11,053   5.19         189,306      10,319     5.45    187,270    10,120    5.40
                                        -------     ------   ----         -------      ------     -----   -------    ------    ----
            Total deposits              333,655     13,516   4.05         304,971      12,715     4.17    301,671    12,698    4.21
   FHLB advances and other borrowings   120,600      6,306   5.23          52,531       2,851     5.43     27,294     1,496    5.48
                                        -------     ------   ----          ------       -----     ----     ------     -----    ----
         Total interest-bearing
         liabilities                    454,255     19,822   4.36         357,502      15,566     4.35    328,965    14,194    4.31
   Non-interest-bearing liabilities      17,022                            16,423                          11,363
                                         ------                            ------                          ------
         Total liabilities              471,277                           373,925                         340,328
   Equity                                81,354                            57,843                          27,713
                                         ------                            ------                          ------
         Total liabilities and equity  $552,631                          $431,768                        $368,041
                                       ========                          ========                        ========

   Net interest-earning assets          $81,768                           $62,032                        $ 27,336
   Net interest income/interest rate
    spread (5)                                     $19,539   2.98%                    $15,682     3.10%             $12,567    3.20%
                                                   -------   -----                    -------     -----             --------   -----
   Net interest margin as a percentage
     of interest-earning assets (6)                  3.65%                               3.74%                         3.53%
                                                     -----                               -----                         -----
   Ratio of interest-earning assets to
     interest-bearing liabilities       118.00%                            117.35%                         108.31%
                                        -------                            -------                         -------


(1) Balances are net of deferred loan origination costs, undisbursed proceeds of construction loans in process, and includes non-performing loans.
(2) Interest and Yield/Rate are presented on a taxable equivalent basis using the combined federal and state income tax marginal rate of 40% for 1999, 1998 and 1997.
(3)  Includes    mortgage-related    securities    available   for    sale   and
     held-to-maturity.
(4) Includes investment securities available for sale and held-to-maturity, stock in the FHLB of Pittsburgh and FHLMC.
(5) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(6) Net interest margin represents net interest income as a percentage of average interest-earning assets.

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




                                                                           Year Ended September 30,
                                                                           ------------------------

                                                            1999 vs 1998                               1998 vs 1997
                                                            ------------                               ------------
                                                     Increase            Total Increase           Increase       Total Increase
                                                 (Decrease) due to         (Decrease)        (Decrease) due to      (Decrease)
                                                 -----------------         ----------        -----------------      ----------
                                                                              (In Thousands)
                                                 Rate       Volume                           Rate       Volume
                                                 ----       ------                           ----       ------
INTEREST-EARNING ASSETS:
  Loans (1):
  Real Estate:
   Taxable                                     ($138)         $836             $698           $21         $494            $515
   Non Taxable (4)                                (2)            7                5            10            9              19
  Commercial:
   Taxable                                       (50)          310              260            51        (204)           (153)
   Non Taxable (4)                               (18)           25                7             7          244             251
  Consumer                                      (149)        2,210            2,061            38        1,000           1,038
                                                -----        -----            -----            --        -----           -----
    Total loans                                 (357)        3,388            3,031           127        1,543           1,670

  Mortgage-related securities (2)                   4          823              827             6           50              56
  Investment securities (3):
   Taxable                                       (46)        1,697            1,651          (71)        1,093           1,022
   Non Taxable (4)                               (21)        2,989            2,968          (12)        1,376           1,364
  Interest-earning deposits                     (126)        (237)            (363)           (6)          381             375
                                                -----        -----            -----           ---          ---             ---
    Total interest-earning assets               (546)        8,660            8,114            44        4,443           4,487
                                                -----        -----            -----            --        -----           -----

INTEREST-BEARING LIABILITIES:
  Deposits:
   Money Market and NOW accounts                   86          124              210          (81)           57            (24)
   Savings accounts                             (108)         (35)            (143)         (129)         (29)           (158)
   Certificates of deposit                      (454)        1,188              734            88          111             199
  FHLB advances and other borrowings            (100)        3,555            3,455          (15)        1,370           1,355
                                                -----        -----            -----          ----        -----           -----
    Total interest-bearing liabilities          (576)        4,832            4,256         (137)        1,509           1,372
                                                -----        -----            -----         -----        -----           -----

Increase (decrease) in net interest income        $30       $3,828           $3,858          $181       $2,934          $3,115
                                                  ===       ======           ======          ====       ======          ======



(1) Balances are net of deferred loan origination costs, undisbursed proceeds of construction loans in process, and includes non-performing loans.
(2) Includes mortgage-related securities available for sale and held to maturity.
(3) Includes investment securities available for sale and held to maturity, stock in FHLB of Pittsburgh and FHLMC.
(4) Presented on taxable equivalent basis using the combined Federal and state income tax marginal rate of 40%.



RESULTS OF OPERATIONS

         General. Net income for fiscal 1999 increased $4.6 million, from a net loss of $47,000 for fiscal 1998 to $4.6 million for fiscal 1999. This increase is primarily due to a $2.9 million net increase in net interest income from $15.0 million at September 30, 1998 to $17.9 million at September 30, 1999. This increase is also attributable to a $1.9 million decrease in non-interest expense primarily due to the one-time $4.8 million contribution made to the Foundation in March 1998.

The Company experienced a net loss of $47,000 for fiscal 1998, as compared to $1.4 million net income for fiscal 1997. The decrease is primarily attributable to the $4.8 million non-recurring pre-tax ($3.1 million after-tax) expense relating to a charitable contribution to fund the Foundation in connection with the Conversion, which was offset by a $2.6 million increase in net interest income. If the after-tax effect of the contribution were eliminated, the Company would have had net income of $3.1 million for fiscal 1998.


         Interest Income. Interest income increased $7.1 million, or 23.4%, to $37.7 million for fiscal 1999 from $30.5 million for fiscal 1998. This increase is primarily due to a $116.5 million, or 27.8%, increase in the average balance of interest-earning assets, offset by a slight decrease in the weighted average yield on interest-earning assets. This increase was also attributable to a $4.1 million, or 46.1%, increase in interest income on securities from $8.9 million for fiscal 1998 to $13.0 million for fiscal 1999, primarily due to an $81.1 million increase in the average balance of these securities.

Interest income on loans increased $3.0 million, or 14.0%, to $24.7 million for fiscal 1999. Consumer loan interest income increased $2.1 million, due to a $26.6 million increase in the average balance of these loans, as a result of the purchase of home equity loans from another financial institution, as well as increased marketing efforts and competitive pricing of these loans. Commercial loan interest income increased $961,000, or 64.4% from $1.5 million at September 30, 1998 to $2.5 million at September 30, 1999.

Interest income increased $3.9 million, or 14.7%, to $30.5 million for fiscal 1998 from $26.6 million for fiscal 1997. This change was primarily due to increases of $36.3 million and $19.2 million in the average balances of investment securities and loans receivable, respectively. This increase was also due to a 5 basis point increase in the average rate for loans receivable, offset by 54 basis point decrease in the average yield on investment securities.

         Interest Expense. Interest expense increased $4.3 million, or 27.3%, to $19.8 million in fiscal 1999. The increase in interest expense was primarily the result of a $68.1 million increase in the average balance of FHLB advances and other borrowings. This increase reflects management's decision to more heavily utilize FHLB advances to fund asset growth.

Interest expense increased $1.4 million, or 9.9%, to $15.6 million for fiscal 1998. This change in interest expense was primarily the result of a $25.3 million increase in the average balance of FHLB advances and other borrowings, offset by a decrease of 5 basis points in the average rate of these borrowings.

         Provision for Loan Losses. The Company's provision for loan losses for fiscal 1999 was $747,000, or .80% of total loans compared to $1.1 million, or
 .80% of total loans for fiscal 1998. At the end of fiscal 1997, the provision was $651,000, or .48% of total loans. The 1997 to 1998 change in the provision for loan losses reflected a change in the strategic direction of the Bank's loan
portfolio.   The  change  in  strategic  direction  included  a  change  in  the composition of the Company's loan portfolio by increasing the levels of consumer, multi-family, commercial and construction loans. Such loans generally bear a greater degree of credit risk than the one- to four-family loans. This effect was mitigated in the 1998 to 1999 change due to the continued strong performance by the loan portfolio. The Company anticipates that, as a result of its increasing emphasis on consumer, commercial, multi-family and commercial real estate and construction lending, it may need to maintain an allowance for loan losses at a higher level than it has maintained in previous periods to offset any greater risk resulting from the shifting composition of its loan portfolio.

         Non-interest Income. The Company experienced a $912,000 increase in non-interest income for fiscal 1999. This increase was due to a $232,000 increase in gain on sale of loans due to the sales of mortgage loans to various government agencies. Other income increased $229,000 due to increased rental income and an increase in the cash surrender value of Officers' and Directors' life insurance policies. Also contributing to this increase was a $228,000 increase in insurance premium income from closings performed by the Company's title insurance subsidiary. Service charges and fee income increased $203,000 due to increased customer activity on various deposit and loan accounts.

In fiscal  1998,  non-interest  income was  $956,000,  as compared to a negative
$133,000 for the prior year. Contributing to this increase was a $155,000 increase in service charges and other fees primarily due to the implementation of surcharges on ATM transactions, as well as service charges and fees generated in connection with increased loan origination and deposit account activity. The 1997 negative balance was due primarily to losses incurred on the sale of available-for-sale securities in connection with the Company's restructuring of its securities portfolio in fiscal 1997, combined with a $176,000 write down of fixed assets, in fiscal 1997, resulting from the Company's decision to relocate its Columbia Mall office to an alternate site in Columbia County.

         Non-interest Expense. Total non-interest expense decreased $1.9 million, or 12.3%, from $15.3 million to $13.4 million for the year ended September 30, 1998 and September 30, 1999, respectively, due primarily to a one-time $4.8 million expense relating to the funding of the Foundation in March 1998. This decrease was offset by an increase in salary and benefit expense of $1.4 million, or 23.9%, primarily due to shares committed to be released under the Employee Stock Ownership Plan ("ESOP"), stock award expense in connection with the Stock-Based Incentive Plan and additional staff due to the addition of three branches in fiscal 1999. Other non-interest expense increased $804,000, or 54.9%, primarily due to an increase in advertising and public relations, resulting from increased marketing efforts of loan and deposit products. Also contributing to the increase in other expense were amortization of goodwill associated with branch and subsidiary acquisitions of $155,000, franchise tax expense associated with the corporation formed March 31, 1998, as well as increases in general operating expenses. Professional fees increased $296,000 due to an increased amount of legal, audit and consulting fees associated with public company reporting responsibilities. Data processing increased $209,000 due to depreciation expense related to the installation of new teller and mainframe hardware and software.

Total non-interest expense increased $5.7 million for fiscal 1998 due primarily to a one-time $4.8 million non-recurring expense relating to the funding of the Foundation. Compensation and employee benefits expense increased $521,000 primarily due to ESOP accruals relating to shares to be released, and staff additions relating to the opening of a new branch office in Mountaintop, Pennsylvania in January 1998. Professional fees increased $144,000 due to increased legal and accounting fees associated with being a public company. FHLB service charges increased $123,000 due to increased customer activity resulting from the increased promotion of various checking account products.

         Income Taxes. The Company had income tax expense of $1.0 million for the year ended September 30, 1999 compared to a benefit of $359,000 for the year ended September 30, 1998, resulting in an effective tax rate of 18.2% for fiscal 1999. The primary reason that the 1999 effective tax rate for the year is substantially below the statutory tax rate is the level of tax-free income generated by the Company's tax free securities. The increase in income tax expense was attributable to the increase in income before taxes for the year ended September 30, 1999. The benefit for income taxes in the prior year relates to the net operating loss generated by the one-time charitable contribution to the Foundation.

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

FINANCIAL CONDITION

Total assets increased $90.0 million from $522.2 million at September 30, 1998 to $612.2 million at September 30, 1999. The growth in assets was primarily due to increases in loans receivable, other assets and cash.

Loans increased $81.5 million to $364.2 million at September 30, 1999. This was primarily due to a $20.0 million increase in one- to four-family loans due to the acquisition of $5.6 million in loans from the branch purchase of Omega Bank, combined with the net effect of loans purchased from other financial institutions and loans sold to government agencies. Multi-family and commercial real estate loans increased $19.6 million due to marketing efforts and competitive pricing of such products. Home equity loans and lines of credit increased $17.9 million as a result of a $10.0 million purchase of loans from another financial institution, combined with increased originations due to marketing efforts and competitive pricing of such loans. Commercial loans increased $11.5 million due to competitive pricing of such products, combined with the acquisition of $2.4 million in commercial loans from the branch purchase of Omega Bank. Consumer loans other then home equity loans and lines of credit increased $12.8 million due to the purchase of $4.0 million in various consumer loans from the branch purchase of Omega Bank, combined with increased indirect auto loan originations.

Prepaid expenses and other assets increased $6.1 million to $9.0 million at September 30, 1999. This change was primarily due to a $3.8 million increase in the deferred income tax benefit resulting from a decline in unrealized gain/loss on available-for-sale securities, combined with a $1.4 million increase in intangible assets resulting from goodwill relating to the purchase of the new Omega branch office. The goodwill and core deposit premium will be amortized over a period of six and ten years, respectively.

Securities classified as "held to maturity" decreased $1.4 million, or 4.5%, to $30.3 million at September 30, 1999, while available-for-sale securities increased $741,000, from $189.1 million at September 30, 1998 to $189.8 million at September 30, 1999. Total deposits increased

$52.0 million, or 16.0%, to $376.0 million at September 30, 1999. The increase in deposits was primarily due to a $40.9 million increase in certificates of deposit from $196.1 million at September 30, 1998 to $237.0 million at September 30, 1999, as a result of increased marketing efforts and competitive pricing of such products, combined with the assumption of $11.3 million in various certificate of deposit accounts from the branch purchase of Omega Bank. Also contributing to this change was an increase of $5.7 million in money market accounts and a $4.2 million increase in NOW accounts as a result of a more active solicitation of such accounts along with the acquisition of $2.6 million in various checking accounts from the branch purchase of Omega Bank.

FHLB advances increased $49.5 million from $106.5 million at September 30, 1998 to $156.0 million at September 30, 1999. This was a result of management's determination to place increased emphasis on the utilization of FHLB borrowings to fund asset growth. FHLB borrowings have been invested at yields higher than the cost of the borrowed funds thereby increasing net interest income.

Total equity decreased $12.0 million to $75.5 million at September 30, 1999. This decrease in equity resulted primarily from the repurchase of the Company's common stock, at a cost of $7.6 million, along with a $5.8 million decrease in unrealized gain (loss) on securities. Also contributing to this decline was a $3.3 million acquisition of stock for stock benefit plans. These decreases were offset by operating results of $4.6 million for the year, combined with a $1.0 million cash dividend for the year, resulting in a net increase of $3.6 million in retained earnings.

Investment Activities

The investment policy of the Company, as approved by the Board of Directors, requires management to maintain adequate liquidity, to generate a favorable return on investments without incurring undue interest rate and credit risk and to complement the Company's lending activities. The Company primarily utilizes investments in securities for liquidity management and as a method of deploying excess funding not utilized for loan originations or purchases. Generally, the Company's investment policy is more restrictive than the OTS regulations allow and, accordingly, the Company has invested primarily in U.S. Government and agency securities, which qualify as liquid assets under the OTS regulations, federal funds and U.S. Government sponsored agency issued mortgage-backed securities. As required by SFAS No. 115, the Company has established an investment portfolio of securities that are categorized as held-to-maturity, available-for-sale or held for trading. The Company does not currently maintain a portfolio of securities categorized as held for trading. At September 30, 1999, the available-for-sale securities portfolio totaled $189.8 million, or 31.0% of assets, and the held-to-maturity portfolio totaled $30.3 million, or 5.0% of assets.

On July 1, 1998, the Bank transferred certain held-to-maturity securities to the available-for-sale investment portfolio. The amortized cost of the securities was approximately $56.2 million with an unrealized gain net of taxes of approximately $597,000. This transfer was in accordance with a special reassessment provision contained within Statement of Financial Accounting Standard No. 133 "Accounting for Derivative Instruments and Hedging Activities."

The following table sets forth certain information regarding the amortized cost and fair value of the Company's securities at the dates indicated.



                                                                                At September 30,
                                                                                ---------------
                                                        1999                         1998                       1997
                                                        ----                         ----                       ----
                                               Amortized          Fair       Amortized      Fair      Amoritized       Fair
                                                 Cost            Value         Cost         Value        Cost          Value
                                                 ----            -----         ----         -----        ----          -----
                                                                           (Dollars In thousands)
Investment securities:
  Debt securities held-to-maturity:
   Obligations of U.S. government
    agencies                                    $26,783         $25,155       $31,770      $32,072      $19,997       $19,953
   Other securities                               3,549           3,160             -            -        8,963         9,105
                                                  -----           -----            --           --        -----         -----

      Total                                     $30,332         $28,315       $31,770      $32,072      $28,960       $29,058
                                                -------         -------       -------      -------      -------       -------

  Debt securities available for sale:
   Obligations of U.S. Treasury and U.S.
    government agencies                         $43,464         $41,888       $55,661      $56,260      $10,984       $11,045
   Other securities                              85,048          80,077        47,867       48,732            -             -
                                                 ------          ------        ------       ------           --            --

      Total                                    $128,512        $121,965      $103,528     $104,992      $10,984       $11,045
                                               --------        --------      --------     --------      -------       -------

  Equity securities available for sale:
   FHLB stock                                    $7,824          $7,824        $5,325       $5,325       $2,054        $2,054
   FHLMC stock                                      329           2,860           697        3,126           47         1,692
   Other equity securities                          763             853             -            -            -             -
                                                    ---             ---            --           --           --            --
    Total equity securities available-for-
      sale                                        8,916          11,537         6,022        8,451        2,101         3,746
                                                  -----          ------         -----        -----        -----         -----

     Total debt and equity securities          $167,760        $161,817      $141,320     $145,515      $42,045       $43,849
                                               ========        ========      ========     ========      =======       =======

Mortgage-related securties:
  Mortgage-related securities held-to-
    maturity:
   FHLMC                                              -               -             -            -       $5,772        $5,678
   FNMA                                               -               -             -            -        3,948         3,891
   GNMA                                               -               -             -            -            -             -
   Collateralized mortgage obligations                -               -             -            -          245           242
                                                     --              --            --           --          ---           ---
     Total mortgage-related securities
       held-to-maturity                               -               -             -            -       $9,965        $9,811
                                                     --              --            --           --       ------        ------

  Mortgage-related securities available-for- sale:
   FHLMC                                         $8,633          $8,533       $10,798      $10,933       $5,690        $5,769
   FNMA                                          13,311          13,068        14,337       14,604        2,168         2,188
   GNMA                                           9,840           9,945        21,968       22,211       18,253        18,600
   Collateralized mortgage obligations           24,250          23,745        24,708       24,861        3,380         3,425
   Other securities                               1,052           1,042         3,042        3,042            -             -
                                                  -----           -----         -----        -----           --            --
     Total mortgae-related securities
       available-for-sale                        57,086          56,333        74,853       75,651       29,491        29,982
                                                 ------          ------        ------       ------       ------        ------
     Total mortgage-related securities           57,086          56,333        74,853       75,651       39,456        39,793
                                                 ======          ======        ======       ======       ======        ======

Total securities                               $224,846        $218,150      $216,173     $221,166      $81,501       $83,642
                                               ========        ========      ========     ========      =======       =======


The table below sets forth certain information regarding the carrying value, weighted average yields and contractual maturities of the Company's investment securities and mortgage-related securities as of September 30, 1999.



                                              Maturing     Maturing after   Maturing after   Maturing
                                             within one     one year but     5 years but     after 10
                                                year       within 5 years  within 10 years    years       Total
                                                ----       --------------  ---------------    -----       -----
Available-for-sale securities:

   Municipal securities                          $-              $709         $13,254       $54,820      $68,783
   Obligations of U.S. Government agencies        -             3,500          38,465         1,499       43,464
   Mortgage-related securities                1,052                 -           7,690        48,344       57,086
   Equity securities                          8,916                 -               -             -        8,916
   Trust Preferred securities                     -                 -               -        13,749       13,749
   Corporate Bonds                                -             2,516               -             -        2,516
                                                 --            ------              --            --     --------
     Total securities at amortized cost      $9,968            $6,725         $59,409      $118,412     $194,514
                                             ======            ======         =======      ========     ========

     Total securities at fair value         $12,580            $6,732         $57,740      $112,783     $189,835
                                            =======            ======         =======      ========     ========

   Weighted Average Yield                     6.12%             6.20%           6.06%         5.93%        5.68%



Held-to-maturity securities:

   Municipal securities                          $-                $-              $-        $3,549       $3,549
   Obligations of U.S. Government agencies        -                 -               -        26,783       26,783
                                                 --                --              --       -------      -------
     Total securities at amortized cost          $-                $-              $-       $30,332      $30,332

     Total securities at fair value              $-                $-              $-       $28,315      $28,315
   Weighted Average Yield                         -                 -               -         6.40%        6.40%




Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Weighted average yields are based on amortized cost including municipal securities which are not reported on a tax-equivalent basis.

Loans

Net loans increased $81.5 million from fiscal 1998. The largest increase was in one-to-four-family loans which increased $20.0 million to $196.9 million at September 30, 1999 due to the acquisition of loans from the branch purchase of Omega Bank, combined with the net effect of loans purchased from other financial institutions and loans sold to government agencies.

The following table sets forth the composition of the Company's loan portfolio in dollar amounts and as a percentage of the portfolio at the dates indicated.


                                                                       At September 30,

                                 1999                   1998                 1997                 1996                   1995
                                 ----                   ----                 ----                 ----                   ----

                                    Percent                Percent              Percent                Percent               Percent
                          Amount    of Total     Amount    of Total     Amount  of Total     Amount   of total     Amount   of Total
                          ------    --------     ------    --------     ------  --------     ------   --------     ------   --------
                                                                        (In Thousands)
Estate Loans:
  One- to four-family    $196,885     53.43%   $176,924      61.74%   $179,101    67.78%   $170,773     69.68%   $157,360     73.01%
  Multi family and
   commercial              31,497      8.55      11,938       4.17       6,701     2.54       4,429       1.81      3,457      1.60
  Construction              3,983      1.08       3,759       1.31       5,818     2.20       5,129       2.09      4,040      1.88
                            -----      ----       -----       ----       -----     ----       -----       ----      -----      ----
   Total real estate
    loans                $232,365     63.06    $192,621      67.22    $191,620    72.52    $180,331      73.58   $164,857     76.49
                         --------     -----    --------      -----    --------    -----    --------      -----   --------     -----

Consumer loans:
  Home equity loans
   and lines of credit    $70,118     19.03     $52,244      18.23     $41,278     15.62     $38,054     15.53    $33,275     15.44
  Automobile               34,619      9.40      24,589       8.58      13,678      5.18      10,594      4.32      6,705      3.11
  Education                 2,796      0.76       2,351       0.82       2,348      0.89       2,538      1.04      2,432      1.13
  Unsecured lines of
   credit                   1,744      0.47       1,589       0.55       1,310      0.49         959      0.39        495      0.23
  Other                     5,571      1.51       3,423       1.20       3,229      1.22       3,309      1.35      3,241      1.50
                            -----      ----       -----       ----       -----      ----       -----      ----      -----      ----
    Total consumer
      loans              $114,848     31.17     $84,196      29.38     $61,843     23.40     $55,454     22.63    $46,148     21.41
                         --------     -----     -------      -----     -------     -----     -------     -----    -------     -----
    Commercial loans      $21,262      5.77      $9,742       3.40     $10,775      4.08      $9,280      3.79     $4,523      2.10
                          -------      ----      ------       ----     -------      -----     ------      ----     ------      ----
    Total loans          $368,475    100.00%   $286,559     100.00%   $264,238    100.00%   $245,065    100.00%  $215,528    100.00%
                                     =======                =======               =======               =======              =======
Less:
    Deferred loan
      origination fees
      and discounts        $1,361                $1,580                 $1,497                $1,419               $1,289
    Allowance for
      loan losses           2,924                 2,273                  1,272                   730                  724
                            -----                 -----                  -----                   ---                  ---
     Total loans, net    $364,190              $282,706               $261,469              $242,916             $213,515
                         ========              ========               ========              ========             ========

         Loan Maturity. The following table shows the remaining contractual maturity of the Company's total loans at September 30, 1999. The table does not include the effect of future principal prepayments.




                                                                                 At September 30, 1999
                                                                                 ---------------------
                                                                                     (In Thousands)

                                                              Multi-
                                                 One-to       Family and
                                                 Four-        Commercial                                                     Total
                                                 Family       Real Estate   Construction(1)    Consumer      Commercial      Loans
                                                 ------       -----------   ---------------    --------      ----------      -----
     Amount due in:
     One year or less                            $9,480         $1,482             $-          $20,756         $8,096       $39,814
     After one year:
     More than one year to five years            35,889          4,502              -           45,686          3,755        89,832
     More than five years                       151,516         25,513          3,983           48,406          9,411       238,829
                                                -------         ------          -----           ------          -----       -------
       Total amount due                         $196,885       $31,497         $3,983         $114,848        $21,262      $368,475
                                                ========       =======         ======         ========        =======      ========



        (1) Construction  loans,  which  consist  of loans to the  owner for the construction of one- to four-family residences, automatically convert to permanent financing upon completion of the construction phase.



The following table sets forth, at September 30, 1999, the dollar amount of loans contractually due after September 30, 2000, and whether such loans have fixed interest rates or adjustable interest rates.


                                                      Due After September 30, 2000
                                                      ----------------------------

                                                       Fixed                  Adjustable               Total
                                                       -----                  ----------               -----
                                                                            (In Thousands)
       Real estate loans:
         One- to four-family                           $93,795                  $93,610               $187,405
         Multi-family and commercial
           real estate                                  18,499                   11,516                 30,015
         Construction                                    3,844                      139                  3,983
                                                         -----                      ---                  -----
           Total real estate loans                     116,138                  105,265                221,403
         Consumer loans                                 85,150                    8,942                 94,092
         Commercial loans                                7,088                    6,078                 13,166
                                                         -----                    -----                 ------
           Total loans                                $208,376                 $120,285               $328,661
                                                      ========                 ========               ========

Non-Performing Assets and Impaired Loans. The following table sets forth information regarding non-accrual loans and (REO). At September 30, 1999, non-accrual loans totaled $1.4 million consisting of 61 loans, and REO totaled $19,000 consisting of one, one- to four-family loan. It is the policy of the Company to cease accruing interest on loans 90 days or more past due (unless the loan principal and interest are determined by management to be fully secured and in the process of collection) and to charge off all accrued interest. For the year ended September 30, 1999, the amount of additional interest income that would have been recognized on non-accrual loans if such loans had continued to perform in accordance with their contractual terms was $70,000. At September 30, 1999, the Company had a $1.8 million recorded investment in impaired loans, all of which had specific allowances totaling $558,000. At September 30, 1998, there was $1.4 million of impaired loans, all of which had specific loan loss allowances totaling $488,000.



                                                                                      At September 30,
                                                                                      ----------------
                                                          1999              1998             1997              1996             1995
                                                          ----              ----             ----              ----             ----
                                                                                       (In Thousands)
   Non-accruing loans:
    One- to four-family real estate                       $848             $ 509             $622              $562             $879
    Consumer                                               261               254              152               154              354
    Commercial                                             262               476                -                 -                1
                                                           ---               ---               --                --               --
      Total(1)                                          $1,371             1,239              774               716            1,234
   Real estate owned (REO)(2)                               19                63              319               453              423
   Other repossessed assets(2)                              79                49                -                 -               13
                                                            --                --               --                --               --
      Total non-performing assets(3)                    $1,469            $1,351           $1,093            $1,169           $1,670
                                                        ======            ======           ======            ======           ======
   Troubled debt restructurings                              -                 -             $112                 -                -
   Troubled debt restructurings and
    total non-performing assets                         $1,469            $1,351           $1,205            $1,169           $1,670
                                                        ======            ======           ======            ======           ======
   Total non-performing loans and
    troubled debt restructurings as
    a percentage of total loans                          0.38%             0.43%            0.34%             0.29%            0.58%
   Total non-performing assets and
    troubled debt restructurings as a
    percentage of total assets                           0.24%             0.26%            0.33%             0.38%            0.52%



(1) Total non-accruing loans equal total non-performing loans.
(2) Real estate owned balances and other repossessed assets are shown net of related loss allowances.
(3) Non-performing assets consist of non-performing loans (and impaired loans), other repossessed assets and REO.

Allowance for Loan Losses. The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risks inherent in its loan portfolio and the general economy. The allowance for loan losses is maintained at an amount management considers adequate to cover estimated losses in loans receivable which are deemed probable and estimable based on information currently known to management. The allowance is based upon a number of factors, including current economic conditions, actual loss experience and industry trends. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to make additional provisions for estimated loan losses based upon their judgments about information available to them at the time of their examination. As of September 30, 1999, the Company's allowance for loan losses was .80% of total loans compared to .80% as of September 30, 1998. The Company's method of calculation reflects the emphasis in the Company's loan portfolio towards consumer, multi-family and commercial, real estate, commercial and construction loans, which involve inherently greater risks than traditional one- to four-family mortgage loans. The Company will continue to monitor and modify its allowances for loan losses as conditions dictate. While management believes the Company's level of allowance for loan losses will be sufficient to cover future loan losses incurred by the Company or that future adjustments to the allowance for loan losses will not be necessary if economic and other conditions differ substantially from the economic and other conditions used by management to determine the current level of the allowance for loan losses. In light of the increased lending focus of the Company on loans involving greater risk than one- to four-family mortgage loans, and the anticipated future growth in such loans as a percentage of the Company's total loan portfolio, the Company anticipates that its allowance for loan losses as a percentage of total loans will increase in future periods.

The following table sets forth activity in the Company's allowance for loan losses for the periods indicated.




                                                              At or for the Fiscal Years Ended September 30,
                                                 1999              1998             1997              1996             1995
                                                 ----              ----             ----              ----             ----
                                                                               (In Thousands)
        Allowance for loan losses,
        beginning of year                      $2,273            $1,272             $730              $724             $769
        Charged-off loans:
         One- to four-family real estate           10                19               66                34               25
         Consumer                                  91                57               66                60               70
                                                   --                --               --                --               --
          Total charged-off loans                 101                76              132                94               95
                                                  ---                --              ---                --               --
       Recoveries on loans previously
        charged off:
         One- to four-family real estate            -                 -                -                 -               10
         Consumer                                   5                18               23                 3               15
                                                   --                --               --                --               --
         Total recoveries                           5                18               23                 3               25
                                                   --                --               --                --               --
       Net loans charged-off                       96                58              109                91               70
       Provision for loan losses                  747             1,059              651                97               25
                                                  ---             -----              ---                --               --
       Allowance for loan losses,
        end of period                          $2,924            $2,273           $1,272              $730             $724
                                               ======            ======           ======              ====             ====
       Net loans charged-off to average
        interest-earning loans                  0.03%             0.02%            0.04%             0.04%            0.03%
                                                -----             -----            -----             -----            -----
       Allowance for loan losses
        to total loans                          0.80%             0.80%            0.48%             0.30%            0.33%
                                                -----             -----            -----             -----            -----
       Allowance for loan losses to
        non-performing loans and troubled
        debt restructuring                    213.12%           183.45%          143.57%           101.96%           58.67%
                                              -------           -------          -------           -------           ------
       Net loans charged-off to allowance
        for loan losses                         3.28%             2.55%            8.57%            12.47%            9.67%
                                                -----             -----            -----            ------            -----
       Recoveries to charge-offs                4.95%            23.68%           17.42%             3.19%           26.32%
                                                -----            ------           ------             -----           ------


        The following table sets forth the Company's allowance for loan losses in each of the categories listed at the dates indicated and the percentage of such amounts to the total allowance and to total loans. These allocations are no more than estimates and are subject to revision as conditions change.


                                                                      At September 30,
                                                                      ----------------
                                       1999                                  1998                                 1997
                                       ----                                  ----                                 ----
                                                                       (In Thousands)
                                                 Percent of                         Percent of                          Percent of
                                 % of Allowance   Loans in          % of Allowance   Loans in            % of Allowance  Loans in
                                     in each        each                in each        each                  in each       each
                                   Category to   Category to          Category to   Category to            Category to  Category to
                                      Total         Total                Total         Total                  Total        Total
                          Amount    Allowance       Loans     Amount   Allowance       Loans      Amount    Allowance      Loans
                          ------    ---------       -----     ------   ---------       -----      ------    ---------      -----

Real Estate               $1,037       35.47%       63.89%     $748      32.91%        67.22%      $607      47.72%        72.52%
Consumer                     424       14.50        30.25       300      13.20         29.38        194      15.25         23.40
Commercial                 1,072       36.67         5.86       546      24.02          3.40        141      11.09          4.08
Nonallocated                 391       13.36            -       679      29.87             -        330      25.94             -
                             ---       -----           --       ---      -----            --        ---      -----            --
  Total Allowance
  for loan losses         $2,924      100.00%      100.00%   $2,273     100.00%       100.00%    $1,272      100.00%      100.00%
                          ======      =======      =======   ======     =======       =======    ======      =======      =======

                                        1996                                 1995
                                        ----                                 ----

                                 % of Allowance   Loans in          % of Allowance    Loans in
                                     in each        each                in each         each
                                  Category to    Category to          Category to    Category to
                                      Total         Total                Total          Total
                          Amount    Allowance       Loans     Amount   Allowance        Loans
                          ------    ---------       -----     ------   ---------        -----

Real Estate                 $427       58.49%       73.58%    $462        63.81%        76.49%
Consumer                     157       21.51        22.63      170        23.48         21.41
Commercial                   146       20.00         3.79       82        11.33          2.10
Nonallocated                   -           -            -       10         1.38             -
                              --          --           --      ---         ----            --
  Total Allowance
  for loan losses           $730        100.00%    100.00%    $724       100.00%       100.00%
                            ====        =======    =======    ====       =======       =======




Sources of Funds

        General. Deposits, loan repayments and prepayments, proceeds from sales of loans, cash flows generated from operations and FHLB advances are the primary sources of the Company's funds for use in lending, investing and for other general purposes.

        Deposits. The Company offers a variety of deposit accounts with a range of interest rates and terms. The Company's deposits consist of checking, money market, savings, NOW, certificate accounts and Individual Retirement Accounts. More than 63.0% of the funds deposited in the Company are in certificate of deposit accounts. At September 30, 1999, core deposits (savings, NOW and money market accounts) represented 33.8% of total deposits. The flow of deposits is influenced significantly by general economic conditions, changes in money market rates, prevailing interest rates and competition. The Company's deposits are obtained predominantly from the areas in which its branch offices are located. The Company has historically relied primarily on customer service and long-standing relationships with customers to attract and retain these deposits; however, market interest rates, and rates offered by competing financial institutions, significantly affect the Company's ability to attract and retain deposits. The Company uses traditional means of advertising its deposit products, including radio and print media and generally does not solicit deposits from outside its market area.

At September 30, 1999, the Company had $51.2 million in certificate accounts in amounts of $100,000 or more maturing as follows:

        Maturity Period                               Amount
        ---------------                               ------
                                                  (in thousands)
        Three months or less                         $29,573
        Over 3 through 6 months                        8,303
        Over 6 through 12 months                       9,726
        Over 12 months                                 3,598
                                                       -----
          Total                                      $51,200
                                                     =======

The following table sets forth the distribution of the Company's average deposit accounts for the periods indicated and the weighted average interest rates on each category of deposits presented and such information during the last three fiscal years. Averages for the periods presented utilize daily balances.


                                                                    At September 30,

                                       1999                                1998                                1997
                                       ----                                ----                                ----

                                      Percent                            Percent                              Percent
                                       Total                              Total                               Total
                         Average      Average      Average    Average    Average      Average     Average     Average     Average
                         Balance      Deposits    Rate Paid   Balance    Deposits    Rate Paid    Balance     Deposits   Rate Paid
                         -------      --------    ---------   -------    --------    ---------    -------     --------   ---------
                                                                     (In thousands)

Savings accounts         $69,546        20.2%       2.11%     $71,102      22.6%        2.26%     $72,292      23.4%       2.44%
Money Market
accounts                  19,353          5.6        3.38      14,509        4.6         2.91      14,238        4.6        2.81
NOW accounts              31,823          9.2        1.08      30,054        9.5         1.14      27,871        9.0        1.49
Certificates of Deposit  212,933         61.4        5.19     189,306       60.1         5.45     187,270       60.5        5.40
Non-interest-bearing
  deposits:
Demand deposits           12,409          3.6           -      10,003        3.2            -       7,614        2.5           -
                          ------          ---          --      ------        ---           --       -----        ---          --
   Total average
    deposits            $346,064      100.00%       3.91%    $314,974    100.00%        4.04%    $309,285    100.00%       4.11%
                        ========      =======       =====    ========    =======        =====    ========    =======       =====


        Borrowings. The Bank utilizes advances from the FHLB of Pittsburgh as an alternative to retail deposits to fund its operations as part of its operating strategy. These FHLB advances are collateralized primarily by certain of the Bank's mortgage loans and mortgage-related securities and secondarily by the Bank's investment in capital stock of the FHLB of Pittsburgh. FHLB advances are made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. The maximum amount that the FHLB of Pittsburgh will advance to member institutions, including the Bank, fluctuates from time to time in accordance with the policies of the FHLB of Pittsburgh. At September 30, 1999, the Bank had $156.0 million in outstanding FHLB advances, compared to $106.5 million at September 30, 1998. Other borrowings consist of overnight retail repurchase agreements and for the periods presented were immaterial.

Liquidity and Capital Resources

The Company's primary sources of funds on a long-term and short-term basis are deposits, principal and interest payments on loans, mortgage-backed and investment securities and FHLB advances. The Company uses the funds generated to support its lending and investment activities as well as any other demands for liquidity such as deposit outflows. While maturities and scheduled amortization of loans are predictable sources of funds; deposit flows, mortgage prepayments and the exercise of call features are greatly influenced by general interest rates, economic conditions and competition. The Bank has continued to maintain the required levels of liquid assets as defined by OTS regulations. This requirement of the OTS, which may be varied at the direction of the OTS depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The Bank's current required liquidity ratio is 4.0%. At September 30, 1999 and 1998, the Bank's liquidity ratios were 8.7% and 18.7%, respectively.

At September 30, 1999, the Bank exceeded all of its regulatory capital requirements with a tangible capital level of $56.4 million, or 9.5% of total adjusted assets, which is above the required level of $8.9 million, or 1.5%; core capital of $56.4 million, or 9.5% of total adjusted assets, which is above the required level of $17.9 million, or 3.0%; and risk-based capital of $60.5 million, or 19.7% of risk-weighted assets, which is above the required level of $24.6 million, or 8.0%.

The Bank's most liquid assets are cash and cash equivalents and its investment and mortgage-related securities available for sale. The levels of these assets are dependent on the Bank's operating, financing, lending and investing activities during any given period. At September 30, 1999, cash and cash equivalents and investment and mortgage-related securities available for sale totaled $194.0 million, or 31.7% of total assets.

The Bank has other sources of liquidity if a need for additional funds arises, including FHLB advances. At September 30, 1999, the Bank had $156.0 million in advances outstanding from the FHLB, and had an additional overall borrowing capacity from the FHLB of $268.6 million. Depending on market conditions, the pricing of deposit products and FHLB advances, the Bank may continue to rely on FHLB borrowings to fund asset growth.

At September 30, 1999, the Company had commitments to originate and purchase loans and unused outstanding lines of credit and undisbursed proceeds of construction mortgages totaling $43.3 million. The Company anticipates that it will have sufficient funds available to meet its current loan origination commitments. Certificate accounts, including Individual Retirement Accounts ("IRA") and KEOGH accounts, which are scheduled to mature in less than one year from September 30, 1999, totaled $183.9 million. The Company expects that substantially all of the maturing certificate accounts will be retained by the Company at maturity.

The initial impact of the Conversion on the liquidity and capital resources of the Company was significant as it substantially increased the liquid assets of the Company and the capital base on which the Company operates. Additionally, the Company invested the substantial majority of conversion proceeds in readily marketable investment grade securities which, if liquidity needs developed, could be sold by the Bank to provide additional liquidity. Further, the additional capital resulting from the offerings increased the capital base of the Bank. At September 30, 1999, the Bank had total equity, determined in accordance with GAAP, of $55.5 million, or 9.4% of total assets, which approximated the Bank's regulatory tangible capital at that date of 9.5% of assets. An institution with a ratio of tangible capital to total assets of greater than or equal to 5.0% is considered to be "well-capitalized" pursuant to OTS regulations.

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

         Company State of Readiness. The Company has completed an assessment of its financial and operational software systems in accordance with the various regulatory agency guidance documents. The Company is maintaining an inventory of hardware and software systems, which ranges from mission-critical software systems and personal computers to security and video equipment, backup generators and general office equipment. The Company has prioritized its hardware and software systems to focus on the most critical systems first.

For most of its mission critical software systems, the Company relies on a major data processing provider in the banking industry. The Company has received written representations and warranties from that vendor that the system is Year 2000 compliant. The Company has successfully completed testing its mission critical systems. The Company is also upgrading personal computers to meet both system and Year 2000 requirements. In connection with the Company's assessment, a number of the less significant third party vendors advised the Company that their software is Year 2000 compliant.

The Company has communicated with all of its significant vendors, suppliers and large commercial customers to determine the extent to which the Company is vulnerable to those third-parties' failures to remedy their own Year 2000 problems. In the event that any of them does not successfully achieve Year 2000 compliance in a timely manner, the Company's business or operations could be adversely affected. If significant suppliers fail to meet Year 2000 operating requirements, the Company intends to engage alternative suppliers. For insignificant vendors, the Company will not necessarily validate that they are Year 2000 compliant. No insignificant vendor has responded that they will not be compliant by March 1999. The Bank has surveyed its large commercial customers as to their Year 2000 preparedness. Respondents have acknowledged their awareness of Year 2000 issues and currently believe that these issues will not materially affect their financial condition, liquidity, or results of operations. The extent to which customers are Year 2000 compliant is considered in the Bank's decision to extend credit.

         Contingency Plan. The Company is in the process of obtaining back-up service providers, and assessing the potential adverse risks to the Company. The Company's contingency plans involve the use of manual labor to compensate for the loss for certain automated computer systems and inconveniences caused by disruption in command systems.

The contingency plan focuses on mission-critical functions, third-party relationships, environmental systems, proprietary programs and non-computer related systems. This contingency plan has identified completion dates, test dates and trigger dates. The contingency plan is primarily based upon manual back up systems and as such includes all necessary forms and procedures in order to be certain that all required information can be appropriately recorded.

This plan includes adequate staffing on site during the Year 2000 date change weekend, to be certain that the Year 2000 changes have been adequately addressed. In addition, in the event of any unforseen problems the Company would follow its current computer outage business continuation plans until such problems are corrected.

         Cost of Year 2000. Over the past several years, the Company's Technology Plan has called for an aggressive schedule for installing new systems or upgrading old systems in order to build a technology infrastructure which will allow the Company to offer competitive products while providing for internal efficiencies and customer service improvement. The Technology Plan has resulted in positioning the Company to continue its technological improvements while avoiding specific costly Year 2000 issues. The Company estimates its expenditures specifically associated with Year 2000 at $50,000 during the fiscal year ending September 2000.

The Company believes that the costs or the consequences of incomplete or untimely resolution of its Year 2000 issues do not represent a known material event or uncertainty that is reasonably likely to affect its future financial results, or cause its reported financial information not to be necessarily indicative of future operating results or future financial condition. However, if compliance is not achieved in a timely manner by the Company or any of its significant related third-parties, be it a supplier of services or customer, the Year 2000 issue could possibly have a material effect on the Company's operations and financial position.

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

Impact of New Accounting Standards
In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The statement does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. The Company has made the appropriate disclosures in the applicable financial statements as required.

In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customer. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. The Company operates as a single banking segment.

In February 1998, the FASB issued SFAS No. 132, "Employer's Disclosures About Pensions and Other Post Retirement Benefits." This Statement revises employers' disclosures about pension and other post-
retirement benefit plans. It does not change the measurement or recognition of those plans. It standardizes the disclosure requirements for pensions and other post-retirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures that are no longer useful as they were when FASB Statements No. 87, "Employers' Accounting for Pensions," No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plan and for Termination Benefits," and No. 106, "Employers' Accounting for Post-Retirement Benefits Other Than Pensions," were issued. This Statement is effective for the fiscal years beginning after December 15, 1997. This Statement required no changes in disclosures in the Company's financial statements and did not affect the financial condition, equity or results of the Company.

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which was subsequently amended in July 1999 by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133." This
Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of certain foreign currency exposures. This statement becomes effective for fiscal years beginning after December 15, 1998. Earlier adoption is permitted. The Company adopted SFAS 133, prior to the issuance of SFAS 137, in its fiscal fourth quarter of 1998, including its provision for the potential reclassification of investments, resulting in a $56.2 million transfer of securities from held-to-maturity to available-for-sale and an increase of $597,000 of unrealized gains, net of taxes, on securities available for sale. The adoption of this statement did not affect operating results of the Company.

In October 1998, the FASB issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise". This Statement requires that after the securitization of a mortgage loan held for sale, an entity engaged in mortgage banking activities classify any retained mortgage-backed securities based on the ability and intent to sell or hold those investments, except that a mortgage banking enterprise must classify as trading any retained mortgage-backed securities that it commits to sell before or during the securitization process. This Statement is effective for the first fiscal quarter beginning after January 30, 1999 with earlier adoption permitted. This Statement provides a one-time opportunity for an enterprise to reclassify, based on the ability and intent on the date of adoption of this Statement, mortgage-backed securities and other beneficial interests retained after securitization of mortgage loans held for sale from the trading category, except for those with commitments in place. The Company has not yet determined the impact, if any, of this Statement, including, if applicable, its provisions for the potential reclassifications of certain investment securities, on earnings, financial condition or equity.

Market for Registrant's Common Equity And Related Stockholder Matters

The Company's common stock is traded on The American Stock Exchange under the symbol NEP. At September 30, 1999, the Company had 1,565 registered common stockholders of record. The following table sets forth the range of high and low sales prices for the common stock for each full quarterly period within the most recent fiscal year since initial trading began April 1, 1998.


          The  closing  market  price of the common  stock at September 30, 1999 was 10 3/8.

                                                                                   Stock Price Range
                                                                           Low                 High            Dividends
                                                                           ---                 ----            ---------
                       1999      1st quarter                             8 15/16              13 1/4              N/A
                                 2nd quarter                              10 7/8              12 3/4              .05
                                 3rd quarter                                  10              11 5/8              .05
                                 4th quarter                                  10              12 1/4              .06
                       1998      3rd quarter                              13 3/4                  16              N/A
                                 4th quarter                               9 7/8              14 1/16             N/A





Quarterly Financial Data (unaudited)
(In Thousands, Except Per Share Amount)


                                         First                 Second                   Third                  Fourth
1999                                   Quarter                 Quarter                 Quarter                 Quarter
                                       -------                 -------                 -------                 -------
Net Interest Income                    $4,333                    $4,331                 $4,568                  $4,620
Provision for Loan Losses                  47                       147                    149                     404
Other Operating Income                    384                       368                    671                     445
Other Operating Expense                 3,104                     3,224                  3,419                   3,648
Net Income                              1,178                     1,073                  1,341                     973
----------------------------------------------------------------------------------------------------------------------
Earnings Per Share
Basic                                    $.20                      $.19                   $.27                    $.19
Diluted                                  $.19                      $.19                   $.25                    $.18
----------------------------------------------------------------------------------------------------------------------
1998
Net Interest Income                    $3,205                    $3,401                 $4,167                  $4,203
Provision for Loan Losses                 268                       219                    292                     280
Other Operating Income                    160                       174                    199                     423
Other Operating Expense                 2,286                     7,233                  2,709                   3,051
Net Income (loss)                        $558                  $(2,491)                   $991                    $895
----------------------------------------------------------------------------------------------------------------------
Earnings Per Share
Basic and Diluted                         N/A                     (.53)                    .17                     .15


Consolidated Statements of Financial Condition
September 30, 1999 and 1998
(in thousands, except share per share data)


                                                                            September 30,           September 30,
                                                                                1999                   1998
Assets

Cash and cash equivalents                                                       $4,177                   $3,053
Securities available for sale                                                  189,835                  189,094
Securities held-to-maturity (estimated fair value of $28,315
 in 1999 and $32,072 in 1998)                                                   30,332                   31,770
Loans (less allowance for loan losses of $2,924 for 1999 and $2,273 for 1998)  364,190                  282,706
Accrued interest receivable                                                      4,769                    3,998
Assets acquired through foreclosure                                                 98                      112
Property and equipment, net                                                      9,868                    8,648
Other assets                                                                     8,956                    2,887
                                                                                 -----                    -----

     Total assets                                                             $612,225                 $522,268
                                                                              ========                 ========

Liabilities and Equity

Deposits                                                                     $375,983                  $324,005
Federal Home Loan Bank advances                                               155,980                   106,498
Other borrowings                                                                  524                       825
Advances from borrowers for taxes and insurance                                 1,040                       717
Accrued interest payable                                                        1,317                     1,028
Other liabilities                                                               1,905                     1,761
                                                                                -----                     -----

     Total liabilities                                                       $536,749                  $434,834

Preferred stock ($.01 par value; 2,000,000 authorized shares; 0 shares issued)      -                         -
Common stock ($.01 par value; 16,000,000 authorized shares;
  6,427,350 shares issued)                                                         64                        64
Additional paid-in capital                                                     62,119                    62,083
Common stock acquired by stock benefit plans                                  (7,066)                   (4,799)
Retained earnings - substantially restricted                                   30,818                    27,208
Accumulated other comprehensive income                                        (2,874)                     2,878
Treasury stock, at cost (626,667 shares)                                      (7,585)                         -
                                                                              -------                      ----
     Total equity                                                             $75,476                   $87,434
                                                                              -------                   -------

               Total liabilities and equity                                  $612,225                  $522,268
                                                                             ========                  ========















See accompanying notes to consolidated financial statements

Consolidated Statements of Operations
For the Years Ended September 30, 1999, 1998 and 1997
(in thousands, except share per share data)


                                                       1999             1998           1997
                                                       ----             ----           ----
Interest Income:
Loans                                               $24,679          $21,650        $20,071
Mortgage-related securities                           4,190            3,362          3,306
Investment securities:
     Taxable                                          5,631            4,345          2,948
     Non-taxable                                      3,174            1,185            274
                                                      -----            -----          -----
     Total interest income                           37,674           30,542         26,599
                                                     ======           ======         ======

Interest expense:
Deposits                                             13,516           12,715         12,699
Federal Home Loan Bank advances and other             6,306            2,851          1,495
                                                      -----            -----          -----
     Total interest expense                          19,822           15,566         14,194
                                                     ======           ======         ======

Net interest income                                  17,852           14,976         12,405

Provision for loan losses                               747            1,059            651
                                                        ---            -----          -----

Net interest income after provision for loan losses  17,105           13,917         11,754
                                                     ------           ------         ------

Non-interest income:
Service charges and other fees                          881              678            523
Other income                                            426              197            127
Insurance premium income                                276               48              -
Gain (loss) on sale of:
        Real estate owned                              (56)             (86)           (66)
        Loans                                           287               55             22
        Available-for-sale securities                    63               62          (563)
        Other                                           (9)                2          (176)
                                                        ---                -----      -----
     Total non-interest income                        1,868              956          (133)

Non-interest expense:
  Salaries and net employee benefits                  7,328            5,916          5,395
  Occupancy costs                                     1,721            1,581          1,421
  Federal deposit insurance premiums                    294              287            368
  Data processing                                       495              286            365
  Professional fees                                     714              418            274
  Federal Home Loan Bank and other service charges      481              392            269
  Charitable contributions                               93            4,934             82
  Other                                               2,269            1,465          1,318
                                                      -----            -----          -----
     Total non-interest expense                      13,395           15,279          9,492

Income (loss) before income taxes                     5,578            (406)          2,129

Income tax expense (benefit)                          1,013            (359)            748
                                                      -----            -----          -----

Net income (loss)                                    $4,565            $(47)         $1,381
                                                     ======            =====         ======

Earnings per share -basic                               .84          (.20) (a)          N/A
Earnings per share - diluted                            .80          (.20) (a)          N/A


(a) Earnings per share is calculated since March 31, 1998, the date of the initital public offering. Had the weighted average shares been outstanding for the entire fiscal year, proforma earnings per share would have been $(.01).


See accompanying notes to consolidated financial statements.

Consolidated Statements of Comprehensive Income

                                               For the Years Ended September 30, 1999, 1998 and 1997
                                                      (in thousands, except share per share data)


                                                               1999             1998           1997
                                                               ----             ----           ----

Net income (loss)                                            $4,565            $(47)         $1,381
Other comprehensive income (loss), net of tax
   Unrealized gains (losses) on securities:
    Unrealized holding gains (losses)
    arising during the period                               (5,710)            1,636            658
    Less:  Reclassification adjustment for gains (losses)
    included in net income                                       42               41          (372)
                                                                 --               --          -----

Other comprehensive income (loss)                          $(5,752)           $1,595         $1,030
                                                           --------           ------         ------
Comprehensive income (loss)                                $(1,187)           $1,548         $2,411
                                                           ========           ======         ======

Consolidated Statements of Changes in Equity

                                                          For the Years Ended  September 30, 1999, 1998, and 1997
                                                                               (in thousands)


                                                                          Common Stock               Accumulated
                                                             Additional    Acquired by                  Other
                                                 Common       Paid In     stock benefit  Retained   Comprehensive  Treasury   Total
                                                 Stock        Capital         plans      Earnings   income (loss)    Stock    Equity
                                                -------     --------      --------       --------   -------------  --------   ------
Balance September 30, 1996                      $     -     $      -      $      -       $ 25,874      $    253             $ 26,127

Net changes in gains (losses) on
     securities available for sale, net of tax                                                            1,030                1,030
Net Income                                                                                  1,381                              1,381
                                                -------     --------      --------       --------      --------             --------
Balance September 30, 1997                      $     -     $      -      $      -       $ 27,255      $  1,283             $ 28,538

Issuance of Common Stock ($.01 par value;
     16,000,000 authorized shares;
     6,427,350 shares issued)                        64                                                                           64
Additional paid-in Capital                                    61,959                                                          61,959
Unearned Employee Stock Ownership
     Plan (ESOP) shares                                                    (5,142)                                           (5,142)
ESOP shares committed to be released                             124           343                                               467
Net changes in gains (losses) on
     securities available for sale, net of tax                                                            1,595                1,595
Net loss                                                                                     (47)                               (47)
                                                -------     --------      --------       --------      --------             --------
Balance September 30, 1998                      $    64     $ 62,083      $(4,799)       $ 27,208      $  2,878             $ 87,434

Unearned stock awards                                                      (3,312)                                           (3,312)
ESOP shares committed to be released                              77           557                                               634
Stock awards                                                    (41)           488                                               447
Net changes in gains (losses) on
securities available for sale, net of tax                                                               (5,752)              (5,752)
Treasury stock at cost, 626,667 shares                                                                              (7,585)  (7,585)
Cash dividend paid                                                                          (955)                              (955)
Net income                                                                                  4,565                              4,565
                                                -------     --------      --------       --------      --------             --------
Balance September 30, 1999                      $    64     $ 62,119      $(7,066)       $ 30,818      $(2,874)    $(7,585) $ 75,476
                                                =======     ========      ========       ========      ========    ======== ========















See accompanying notes to consolidated financial statements

Consolidated Statements of Cash Flows
For the Years Ended September 30, 1999, 1998 and 1997
(In thousands)

                                                                1999              1998               1997
                                                                ----              ----               ----
Operating Activities:
Net  Income (loss)                                            $4,565             $(47)            $ 1,381
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
    Provision (recovery) for REO loss                             39               (4)                153
    Provision for loan losses                                    747             1,059                651
    Depreciation                                                 885               621                645
    Deferred income tax benefit                                (193)           (1,929)              (441)
    Funding of First Federal Charitable Foundation                 -             4,761                  -
    ESOP shares committed to be released                         634               467                  -
    Stock award expense                                          447                 -                  -
    Amortization and accretion on:
        Held-to-maturity securities                               34                77                 22
        Available-for-sale securities                            422               222                111
    Amortization of deferred loan fees                         (618)             (338)              (201)
    (Gain) loss on sale of:
        Assets acquired thorough foreclosure                      56                86                 66
        Loans                                                  (287)              (55)               (22)
        Available-for-sale securities                           (63)              (62)                563
    (Gain) loss on disposal of property and equipment              9               (2)                176
    Changes in assets and liabilities:
        (Increase) decrease in accrued interest receivable     (771)           (1,829)                169
        Increase in other assets                             (2,258)             (371)               (40)
        Increase in accrued interest payable                     289               283                205
        Increase (decrease) in accrued income taxes payable    (562)               604                649
        Increase (decrease) in other liabilities                 635             (469)            (1,406)
                                                                 ---             -----             ------

            Net cash provided by operating activities        $ 4,010            $3,074             $2,681
                                                             -------            ------             ------

Investing Activities:
Net increase in loans                                      $(89,796)         $(30,490)          $(21,230)
Proceeds from sale of:
    Available-for-sale securities                             19,401             6,855             26,530
    Assets acquired through foreclosure                          170               347                266
    Loans                                                      8,219             8,365              1,811
Proceeds from repayments of held-to-maturity securities       17,953            23,041             10,406
Proceeds from repayments of available-for-sale securities     54,860            30,752             13,849
Proceeds from disposal of fixed assets                            74                 2                  -
Purchase of:
    Held-to-maturity securities                             (16,549)          (72,166)            (5,867)
    Available-for-sale securities                           (80,385)         (120,120)           (23,904)
    Office properties and equipment                          (2,188)           (2,507)              (649)
    Federal Home Loan Bank stock                             (4,275)           (3,271)                  -
                                                             -------           -------             ------

Net cash provided by (used in) investing activities        $(92,516)        $(159,192)             $1,212
                                                           ---------        ----------             ------









See accompanying notes to consolidated financial statements

Consolidated Statements of Cash Flows
For the Years Ended  September 30, 1999, 1998 and 1997
(in thousands)



                                                           1999               1998                   1997
                                                           ----               ----                   ----
Financing Activities:
  Net increase in deposit accounts                      $51,978             $9,882                 $7,317
  Net increase (decrease) in Federal Home
    Loan Bank short-term advances                       (1,500)             18,000               (17,000)
 Borrowings of Federal Home Loan Bank
     long-term advances                                  51,000             65,000                 15,000
  Repayments of Federal Home Loan Bank
     long-term advances                                    (18)               (18)                   (18)
  Net increase (decrease) in advances from
    borrowers for taxes and insurance                       323                240                  (115)
  Net increase (decrease)in other borrowings              (301)                733                     92
  Net proceeds from issuance of common stock                  -             52,120                      -
  Purchase of common stock for stock
   incentive plan                                       (3,312)                  -                      -
  Purchase of treasury stock                            (7,585)                  -                      -
  Cash dividend on common stock                           (955)                  -                      -
                                                          -----             ------                  -----

     Net cash provided by financing activities          $89,630           $145,957                 $5,276
                                                        -------           --------                 ------

  Increase (decrease) in cash and cash equivalents        1,124           (10,161)                  9,169

  Cash equivalents, beginning of year                     3,053             13,214                  4,045
                                                          -----             ------                  -----

  Cash and cash equivalents, end of year                 $4,177             $3,053                $13,214
                                                         ======             ======                =======

  Supplemental  disclosures of cash flow information:
  Cash paid during the year for:
       Interest                                         $19,533            $15,284                $13,989
                                                        =======            =======                =======
       Income taxes                                      $1,726               $665                   $540
                                                         ======               ====                   ====

  Supplemental disclosure - non-cash and financing information:
  Transfer from loans to real estate owned                 $251               $222                   $285
                                                           ====               ====                   ====
  Transfer of held-to-maturity securities to
    available-for-sale                                      N/A            $56,203                    N/A
                                                            ===            =======                    ===

  Net change in unrealized gains (losses) on
   securities available-for-sale, net of tax           $(5,752)             $1,595                 $1,030
                                                       ========             ======                 ======




See accompanying notes to consolidated financial statements

Notes to Consolidated Financial Statement

1. Summary of Significant Accounting Policies.
Business.
Northeast Pennsylvania Financial Corp. (the "Company") provides a wide range of banking services to individual and corporate customers through its branch network in Northeast and Central Pennsylvania. The Company's principal subsidiary, First Federal Bank ("the Bank") serves its loan customers through two loan production officers located in Monroe and Berks Counties, Pennsylvania. All of the branches are full-service and offer commercial and retail products. These products include checking accounts (interest and non-interest bearing), savings accounts, certificates of deposit, commercial and consumer loans, real estate loans, and home equity loans. The Company is subject to competition from other financial institutions and other companies that provide financial services. The Company is subject to the regulations of certain federal agencies and undergoes periodic examinations by those regulatory authorities.

Principles of Consolidation and Presentation.
The accompanying financial statements of the Company include the accounts of First Federal Bank, Abstractors, Inc., FIDACO, Inc., and Northeast Pennsylvania Trust Co. First Federal Bank, Abstractors, Inc. and Northeast Pennsylvania Trust Co. are wholly-owned subsidiaries of Northeast Pennsylvania Financial Corp. Abstractors, Inc. is a title insurance agency. Northeast Pennsylvania Trust Co. offers trust, estate and asset management services and products. FIDACO, Inc. is an inactive subsidiary of First Federal Bank with the only major asset being an investment in Hazleton Community Development Corporation. All material inter-company balances and transactions have been eliminated in consolidation. Prior period amounts are reclassified, when necessary, to conform with the current year's presentation.

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

Risks and Uncertainties. In the normal course of its business, the Company encounters two significant types of risk: economic and regulatory. There are three main components of economic risk: interest rate risk, credit risk, and market risk. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different speeds, or on different bases from its interest-earning assets. The Company's primary credit risk is the risk of default on the Company's loan portfolio that results from the borrowers' inability or unwillingness to make contractually required payments. The Company's lending activities are concentrated in Pennsylvania. The largest concentration of the Company's loan portfolio is located in Northeastern Pennsylvania. The ability of the Company's borrowers to repay amounts owed is dependent on several factors, including the economic conditions in the borrowers' geographic region and the borrowers' financial condition. Market risk reflects changes in the value of the collateral underlying loans, the valuation of real estate held by the Company, and the valuation of loans held for sale, mortgage-related securities available for sale and mortgage servicing assets.

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

At the time of purchase, the Company makes a determination as to whether or not it will hold the securities to maturity, based upon an evaluation of the probability of future events. Securities which the Company believes may be involved in interest rate risk, liquidity, or other asset/liability management decisions, which might reasonably result in such securities not being held to maturity, are classified as available for sale. If securities are sold, a gain or loss is determined by specific identification and reflected in the operating results in the period the trade occurs.

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

Loans, Loan Origination Fees, and Uncollected Interest. Loans are recorded at cost net of unearned discounts, deferred fees and allowances. Discounts or premiums on purchased loans are amortized using the interest method over the remaining contractual life of the portfolio, adjusted for actual prepayments. Loan origination fees and certain direct origination costs are deferred and amortized using the level yield method over the contractual life of the related loans as an adjustment of the yield on the loans.

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

Property and Equipment. Property and equipment are stated at cost less accumulated depreciation. Depreciation for each class of depreciable asset is computed using the straight-line method over the estimated useful lives of the assets (39 years for buildings and 3 to 7 years for furniture and equipment). When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts. The cost of maintenance and repairs is charged to expense as incurred and renewals and betterments are capitalized.

Intangible Assets. Intangible assets include a core deposit intangible goodwill from a branch acquisition and goodwill on the purchase of the title insurance company, which represents the excess cost over fair value of assets acquired and liabilities assumed. The core deposit intangible is being amortized to expense over a ten-year life on an accelerated basis, and goodwill is being amortized to expense using the straight-line method over periods of five and six years, respectively. The carrying amount of intangible assets at September 30, 1999 and 1998 is, net of accumulated amortization, $1.6 million and $237,000, respectively.

Income Taxes. The Company accounts for income taxes under the asset/liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Retained earnings at September 30, 1999 and 1998 include approximately $8.3 million, for which no provision for Federal income tax has been made. These amounts represent allocations of earnings to bad debt reserves for tax purposes and are a restriction upon retained earnings. If, in the future, this portion of retained earnings is reduced for any purpose other than tax bad debt losses, federal income taxes may be imposed at the then applicable rates.

Earnings per Share. Earnings per share, basic and diluted, were $.84 and $.80 for the year ended September 30, 1999 and $(.20) for the six months ended September 30, 1998. Proforma earnings per share would have been $(.01) had the shares been outstanding for the entire twelve month period.

The  following  table  presents  the   reconciliation   of  the  numerators  and
denominators of the basic and diluted EPS computations:


                                                                For the Year Ended                 For the Six Months Ended
                                                                   September 30,                           September 30,
                                                                       1999                                   1998
                                                                       ----                                   ----
   Net Income                                                      $4,565,480                           $(1,204,000)
                                                                   ==========                           ============
   Basic:
   Weighted average shares issued                                5,699,034(1)                           5,913,162(1)
   Less: Weighted Treasury shares                                   (330,576)                                      -
   Plus: ESOP shares released or committed
       to be released                                                  65,464                                  8,570
                                                                       ------                                  -----
         Basic Shares Outstanding                                   5,433,922                              5,921,732
                                                                    =========                              =========

   Earnings per share - basic                                            $.84                                 $(.20)
                                                                         ====                                 ======

   Diluted:
   Net Income                                                      $4,565,480                           $(1,204,000)
                                                                   ==========                           ============

   Basic weighted shares outstanding                                5,433,922                              5,921,732
   Dilutive Instruments:
       Dilutive effect of stock awards                                242,790                                      -
                                                                      -------                              ---------
         Dilutive shares outstanding                                5,676,712                              5,921,732
                                                                    =========                              =========

   Earnings per share - diluted                                          $.80                                 $(.20)
                                                                         ====                                 ======

(1) Weighted average shares is net of ESOP shares of 514,188 and average weighted shares purchased for stock awards of 214,128 at September 30, 1999 and ESOP shares of 514,188 at September 30, 1998.

2.    Conversion to Stock Form of Ownership

The Company is a business corporation formed at the direction of the Bank under the laws of Delaware on December 16, 1997. On March 31, 1998,: (i) the Bank converted from a federally chartered mutual savings and loan association to a federally chartered stock savings bank; (ii) the Bank issued all of its outstanding capital stock to the Company; and (iii) the Company consummated its initial public offering of common stock, par value $.01 per share ( the "common stock"), by selling at a price of $10.00 per share, 5,437,062 shares of common stock to certain eligible account holders of the Bank who had subscribed for such shares (collectively, the "Conversion"), by selling 514,188 shares to the Bank's Employee Stock Ownership Plan and related trust ("ESOP") and by contributing 476,100 shares of common stock to The First Federal Charitable Foundation (the "Foundation"), a charitable foundation dedicated to the communities served by the Bank. The common stock contributed by the Company to the Foundation at a value of $4.8 million was charged to expense. The Conversion resulted in net proceeds of $52.1 million, after expenses of $2.2 million. Net proceeds of $25 million were invested in the Bank to increase the Bank's tangible capital to 13.3% of the Bank's total adjusted assets.

The Bank established a liquidation account at the time of the conversion in an amount equal to the equity of the Bank as of the date of its latest balance sheet date, September 30, 1997, contained in the final Prospectus used in connection with the Conversion. In the unlikely event of a complete liquidation of the Bank, (and only in such an event), eligible depositors who continue to maintain accounts at the Bank shall be entitled to receive a distribution from the liquidation account. The total amount of the liquidation account, which decreases if the balances of eligible deposits decrease at the annual determination dates, approximated $10.7 million at September 30, 1999.

The Company may not declare nor pay dividends on its stock if such declaration and payment would violate statutory or regulatory requirements.

In addition to the 16,000,000 authorized shares of common stock, the Company authorized 2,000,000 shares of preferred stock with a par value of $.01 per share (the "preferred stock"). The Board of Directors is authorized, subject to any limitations by law, to provide for the issuance of the shares of preferred stock in series, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. As of September 30, 1999, there were no shares of preferred stock issued.

3.Securities.
Securities are summarized as follows (in thousands):


                                                              SEPTEMBER 30, 1999
                                                              ------------------
                                                                                   Gross             Gross
                                                               Amortized         Unrealized        Unrealized             Fair
                                                                 Cost              Gains             Losses               Value
                                                                 ----              -----             ------               -----
Available-for-sale securities:

   Municipal securities                                         $68,783              $83           $(3,893)              $64,973
   Obligations of U.S. Government agencies                       43,464                2            (1,578)               41,888
   Mortgage-related securities                                   57,086              213              (966)               56,333
   Trust Preferred securities                                    13,749                5            (1,172)               12,582
   Corporate Bonds                                                2,516                6                  -                2,522
                                                                  -----           ------           --------              -------
     Total debt securities                                      185,598              309            (7,609)              178,298

   Federal Home Loan Bank of Pittsburgh Stock                     7,824                -                  -                7,824
   Federal Home Loan Mortgage Corporation Stock                     329            2,531                  -                2,860
   Other equity securities                                          763               92                (2)                  853
                                                                  -----               --                ---                  ---
     Total equity securities                                      8,916            2,623                (2)               11,537

         Total                                                 $194,514           $2,932           $(7,611)             $189,835
                                                               ========           ======           ========             ========

Held-to-maturity securities:

   Municipal securities                                          $3,549               $-             $(389)               $3,160
   Obligations of U.S. government agencies                       26,783                -            (1,628)               25,155
                                                                 ------              ---            -------               ------


         Total                                                  $30,332               $-           $(2,017)              $28,315
                                                                =======               ==           ========              =======


                                    Page 31


                                                              SEPTEMBER 30, 1998
                                                              ------------------
                                                                                   Gross             Gross
                                                               Amortized         Unrealized        Unrealized             Fair
                                                                 Cost              Gains             Losses               Value
                                                                 ----              -----             ------               -----
Available-for-sale securities:

   Municipal securities                                        $ 47,867            $ 886             $ (21)             $ 48,732
   Obligations of U.S. Government agencies                       55,661              606                (7)               56,260
   Mortgage-related securities                                   74,853              829               (31)               75,651
                                                                 ------              ---               ----               ------

     Total debt securities                                      178,381            2,321               (59)              180,643

   Federal Home Loan Bank of Pittsburgh Stock                     5,325                -                  -                5,325
   Federal Home Loan Mortgage  Corporation Stock                    697            2,429                  -                3,126
                                                                    ---            -----              -----                -----
      Total equity securities                                     6,022            2,429                  -                8,451

           Total                                               $184,403           $4,750              $(59)             $189,094
                                                               ========           ======              =====             ========

Held-to-maturity securities:

   Obligations of U.S. government agencies                      $31,770             $317              $(15)              $32,072
                                                                -------             ----              -----              -------

           Total                                                $31,770             $317              $(15)              $32,072
                                                                =======             ====              =====              =======

The amortized cost and estimated fair value of securities at September 30, 1999, by contractual maturity, are shown below (in thousands):



                                              Maturing     Maturing after   Maturing after    Maturing
                                             within one     one year but      5 years but     after 10
                                                year       within 5 years  within 10 years     years        Total
                                                ----       --------------  ---------------     -----        -----
Available-for-sale securities:

   Municipal securities                          $-              $709          $13,254        $54,820      $68,783
   Obligations of U.S. Government agencies        -             3,500           38,465          1,499       43,464
   Mortgage-related securities                1,052                 -            7,690         48,344       57,086
   Equity securities                          8,916                 -                -              -        8,916
   Trust Preferred securities                     -                 -                -         13,749       13,749
   Corporate Bonds                                -             2,516                -              -        2,516
                                                 --             -----               --         ------        -----
     Total securities at amortized cost      $9,968            $6,725          $59,409       $118,412     $194,514
                                             ======            ======          =======       ========     ========

     Total securities at fair value         $12,580            $6,732          $57,740       $112,783     $189,835
                                            =======            ======          =======       ========     ========

   Weighted Average Yield                     6.12%             6.20%            6.06%          5.93%        5.68%



Held-to-maturity securities:

   Municipal securities                          $-                $-               $-         $3,549       $3,549
   Obligations of U.S. Government agencies        -                 -                -         26,783       26,783
                                                 --                --               --         ------       ------
     Total securities at amortized cost          $-                $-               $-        $30,332      $30,332

     Total securities at fair value              $-                $-               $-        $28,315      $28,315
   Weighted Average Yield                         -                 -                -          6.40%        6.40%



Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Weighted average yields are based on amortized cost including municipal securities which are not reported on a tax-equivalent basis.

Proceeds from sales of securities available for sale during the year ended September 30, 1999 were $19,401,000 resulting in gross realized gains of $111,775 and gross realized losses of $48,254. Proceeds from sales of securities available for sale during the year ended September 30, 1998 were $6,855,000 resulting in gross realized gains of $70,003 and gross realized losses of $7,680.

Securities, carried at approximately $51,809,797, at September 30, 1999, were pledged to secure public deposits as required by law.

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

4.    Loans

 Loans are summarized as follows:

                                                                              At September 30,
                                                                              ----------------
                                                                    1999                              1998
                                                                    ----                              ----
Real Estate loans:
   One- to four-family                                           $196,885                           $176,924
   Multi-family and commercial                                     31,497                             11,938
   Construction                                                     3,983                              3,759
                                                                    -----                              -----
Total real estate loans                                          $232,365                           $192,621
                                                                 --------                           --------

Consumer Loans:
   Home equity loans and lines of credit                          $70,118                            $52,244
   Automobile                                                      34,619                             24,589
   Education                                                        2,796                              2,351
   Unsecured lines of credit                                        1,744                              1,589
   Other                                                            5,571                              3,423
                                                                    -----                              -----
Total consumer loans                                             $114,848                            $84,196
                                                                 --------                            -------
Commercial loans                                                  $21,262                             $9,742
                                                                  -------                             ------
Total loans                                                      $368,475                           $286,559
     Less:
     Allowances for loan losses                                   (2,924)                            (2,273)
     Deferred loan origination fees                               (1,361)                            (1,580)
                                                                  -------                            -------
Total loans, net                                                 $364,190                           $282,706
                                                                 ========                           ========

Impaired loans and the related specific loan loss allowances were as follows (in thousands):


                                                                       September 30,
                                                                       -------------
                                                1999                                                 1998
                                                ----                                                 ----
                                              Allowance                                            Allowance
                                 Recorded        for          Net                    Recorded         for          Net
                                Investments    Losses     Investments               Investments      Losses    Investments
                                -----------    ------     -----------               -----------      ------    -----------
Non-accrual loans:
     With specific allowances     $1,371         $459         $912                     $1,095         $329         $766


Other impaired loans:
     With specific allowances       $414          $99         $315                       $313         $159         $154
                                    ----          ---         ----                       ----         ----         ----

                                  $1,785         $558       $1,227                     $1,408         $488         $920
                                  ======         ====       ======                     ======         ====         ====



The average net recorded investment in impaired loans for the years ended September 30, 1999, 1998, and 1997, respectively, was $1,166,594, $898,266, and
$577,951. The related amount of interest income recognized on impaired loans was $90,000, $73,000, and $39,000 for the years ended September 30, 1999, 1998, and
1997, respectively.

Non-accrual loans totaled $1,371,000, $1,239,000, and $774,000 at September 30, 1999, 1998, and 1997, respectively. Loans in non-accrual status as of September 30, 1999, 1998 and 1997 had interest due but not recognized of approximately $70,000, $58,000 and $33,000, respectively. The amount of interest income on these loans that was included in net income in fiscal year 1999, 1998 and 1997 was $69,000, $55,000 and $53,000, respectively. There were no troubled debt restructuring loans at September 30, 1999 and 1998. The Bank has no commitments to lend additional funds to borrowers whose loans were classified as non-performing or troubled debt restructuring.

The activity in the allowance for loan losses is as follows (in thousands):


                                                       September 30,
                                                       -------------
                                    1999                  1998                  1997
                                    ----                  ----                  ----
Balance, beginning                $2,273                $1,272                  $730
  Provision charged to income        747                 1,059                   651
  Charge-offs                      (101)                  (76)                 (132)
  Recoveries                          5                     18                    23
                                      -                     --                    --

Balance, ending                   $2,924                $2,273                $1,272
                                  ======                ======                ======

An analysis of the activity of loans to directors and executive officers is as follows (in thousands):

                                                     September 30, 1999
                                                     ------------------
Balance, beginning of year                                  $ 805
     New loans and line of credit advances                    628
     Repayments                                              (60)
                                                             ----

Balance, end of year                                      $ 1,373
                                                          =======


5.  Mortgage Servicing Activity

A summary of mortgage servicing rights activity follows:

                                                   Years Ended September 30,
                                                   -------------------------
                                                        (in thousands)

                                                 1999                       1998
                                                 ----                       ----
Balance, beginning of year                        $62                         $-
Originated servicing rights                       275                         66
Amortization                                     (34)                        (4)
                                                 ----                        ---

Balance, end of year                             $303                        $62
                                                 ====                        ===

At September 30, 1999, 1998, and 1997, the Bank serviced loans for others of $49,741,195, $15,805,965, and $14,197,000, respectively. Loans serviced by others for the Bank as of September 30, 1999, 1998, and 1997 were: $60,341,796, $5,960,235, and $7,721,000, respectively.


6.   Office Properties and Equipment

Properties and equipment by major classification are summarized as follows (in thousands):

                                                 1999                       1998
                                                 ----                       ----
Land                                           $1,184                       $854
Buildings and improvements                      8,843                      8,174
Furniture, fixtures and equipment               5,008                      4,928
Leasehold improvements                            844                        694
                                                  ---                        ---

Total                                         $15,879                    $14,650

Less accumulated depreciation                   6,011                      6,002
                                                -----                      -----

Net                                            $9,868                     $8,648
                                               ======                     ======

The Bank has entered into operating leases for several of its branch facilities. The minimum annual rental payments under these leases at September 30, 1999, are as follows (in thousands):


                                                               Years Ending September 30,
                                                               --------------------------
                                                     2000                   $221
                                                     2001                    190
                                                     2002                    120
                                                     2003                    108
                                                     2004                     35
                                                     2005 and after            4
                                                     Total                  $678
                                                                            ====

Rent expense was $230,000, $263,000, and $261,000, for the years ended September 30, 1999, 1998, and 1997, respectively.

7. Deposits

Deposits consist of the following major classifications (in thousands):

                                                                             At September 30,
                                                                             ----------------
                                                             1999                                       1998
                                                             ----                                       ----

                                          Weighted                        Percent    Weighted          Percent
                                          Average                           of        Average            of
                                           Rate              Amount        Total       Rate            Amount              Total
                                           ----              ------        -----       ----            ------              -----

Savings accounts
(passbook, statement, clubs)                2.08%           $69,667       18.53%        2.26%          $69,956             21.6%
Money market accounts                       3.60%            21,132        5.62%        3.12%           16,368              5.0%
Certificates of deposit
less than $100,000                          5.32%           185,790       49.41%        5.45%          163,318             50.5%
Certificates of deposit
greater than $100,000 (A)                   5.32%            51,200       13.62%        5.45%           32,750             10.1%
NOW Accounts                                1.32%            35,339        9.40%        1.24%           31,182              9.6%
Non-interest bearing deposits                   -            12,855        3.42%            -           10,431              3.2%
                                               --            ------        -----           --           ------              ----


Total deposits at end of period             3.71%          $375,983      100.00%        4.05%         $324,005            100.0%
                                            =====          ========      =======        =====         ========            ======



(A) Deposit balances in excess of $100,000 are not federally insured.


The certificates of deposit frequently are renewed at maturity rather than paid out; a summary of certificates by contractual maturity at September 30, 1999 is as follows (in thousands):


                                            Years Ending September 30,
                                            --------------------------
                                                                                 Amount
                                            2000                               $183,867
                                            2001                                 36,279
                                            2002                                  9,103
                                            2003                                  4,839
                                            2004                                  2,902
                                            2005 and thereafter                       0
                                                                                      -
                                            Total                              $236,990
                                                                               ========


Interest expense on deposits is comprised of the following (in thousands):


                                                            Years Ended September 30,
                                                            -------------------------

                                                 1999                  1998                  1997
                                                 ----                  ----                  ----

Savings accounts                              $ 1,464               $ 1,607               $ 1,765
Money market accounts                             655                   417                   399
Certificates less than $100,000                 9,381                 9,139                10,120
Certificates greater than $100,000              1,672                 1,180                     -*
NOW Accounts                                      344                   372                   415
                                                  ---                   ---                   ---

Total                                         $13,516               $12,715               $12,699
                                              =======               =======               =======


* Information regarding interest expense on certificates of deposit of $100,000 or greater was not available prior to June 1997.

8. Federal Home Loan Bank Advances

Under terms of its collateral agreement with the Federal Home Loan Bank of Pittsburgh ("FHLB"), the Bank maintains otherwise unencumbered qualifying assets (principally 1-4 family residential mortgage loans and U.S. Government and Agency notes and bonds) in the amount of at least as much as its advances from the FHLB. The Bank's FHLB stock is also pledged to secure these advances. At September 30, 1999 and 1998, such advances mature as follows (in thousands):


         Due by September 30,               Weighted Average Rate               September 30, 1999
         --------------------               ---------------------               ------------------
              2000                                 5.56%                             $29,500
              2001                                 6.20                                6,000
              2002                                 5.60                               15,000
              2003                                 5.48                               15,000
              2004                                 4.50                                  102
              Thereafter                           5.14                               90,378
                                                   ----                               ------

              Total FHLB advances                  5.34%                            $155,980
                                                   =====                             =======


                                   Page 35



         Due by September 30,               Weighted Average Rate               September 30, 1998
         --------------------               ---------------------               ------------------
              1999                                 5.58%                            $ 26,000
              2000                                 5.17                                5,000
              2001                                 5.43                                5,000
              2002                                 5.56                               25,000
              2003                                    -                                    -
              Thereafter                           5.03                               45,498
                                                   ----                               ------

              Total FHLB advances                  5.31%                            $106,498
                                                   =====                             =======


The Bank has included in the preceding table annually renewable lines of credit totaling $50,000,000. The Bank, from time to time, has used the lines of credit to meet liquidity needs. At September 30, 1999 and 1998, the balances outstanding on the lines of credit were $24,500,000 and $26,000,000, respectively, with interest rates at the overnight FHLB borrowing rate which was 5.63% at September 30, 1999.

The Bank has utilized advances from the FHLB which have callable features. The advances have a fixed rate for a specified period of time after which the FHLB can, at its option, convert the advance to a variable rate. The Bank, at the same time, can repay the advance penalty free.

9. Income Taxes

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

Upon repeal, the Bank is required to recapture into income, over a six year period, the portion of its tax bad debt reserves that exceed its base year reserves (i.e., tax reserves for tax years beginning before 1988). The base year tax reserves, which may be subject to recapture if the Bank ceases to qualify as a bank for Federal income tax purposes, are restricted with respect to certain distributions. The Bank's total tax bad debt reserves at September 30, 1999, are approximately $8.7 million, of which $8.3 million represents the base year amount and $420,000 is subject to recapture. The Bank has previously recorded a deferred tax liability for the amount to be recaptured; therefore, this recapture will not impact the statement of income.

The  provision   (benefit)  for  income  taxes  is  summarized  as  follows  (in thousands):



                                                        Year Ended September 30,
                                                        ------------------------

                                        1999                       1998                      1997
                                        ----                       ----                      ----
Current:
     Federal                          $1,021                     $1,434                    $1,105
     State                               185                        136                        84
Deferred - Federal                     (193)                    (1,929)                     (441)
                                       -----                    -------                     -----

Total                                 $1,013                     $(359)                      $748
                                       =====                      =====                       ===

The provision (benefit) for income taxes differs from the statutory rate due to the following (in thousands):


                                                          Year Ended September 30,

                                            1999                   1998                    1997
                                            ----                   ----                    ----


Federal income tax (benefit) at
statutory rate                            $1,897                $ (138)                    $  724
Tax exempt interest, net                 (1,013)                  (409)                     (102)
State taxes, net of Federal benefit          122                     90                        56
Excess ESOP compensation expense              23                     42                         -
Other, net                                  (16)                     56                        70
                                            ----                   ----                        --

Total                                     $1,013                $ (359)                     $ 748
                                           =====                  =====                      ====



The components of the net deferred tax liability (asset) are as follows (in thousands):


                                                                          September 30,
                                                                          -------------
                                                                   1999                    1998
                                                                   ----                    ----
Deferred tax assets:
         Loan fees and costs                                     $(108)                 $ (201)
         ESOP funding difference                                  (131)                   (117)
         Recognition and retention plan                           (153)                       -
         Deferred compensation                                    (195)                   (154)
         Foreclosed asset writedowns                                (8)                    (15)
         Provision for abandoned assets                               -                    (59)
         Unrealized losses on available-for-sale securities     (1,805)                       -
         Accrued hospitalization                                   (42)                    (40)
         Charitable contributions                               (1,445)                 (1,532)
         Book bad debt reserves - loans                         (1,088)                   (856)
         Intangibles amortization                                  (37)                       -
                                                                   ----                       -

         Gross deferred tax assets                             $(5,012)               $ (2,974)
                                                               --------               ---------


                                   Page 36



Deferred tax liabilities:
         Depreciation                                               $91                    $ 36
         Accretion                                                   36                      15
         Unrealized holding gains on available-for-sale securities    -                   1,813
         Tax bad debt reserves in excess of base year               143                     179
         Title plant                                                 26                      26
                                                                     --                      --

         Gross deferred tax liabilities                             296                   2,069
                                                                    ---                   -----

              Net deferred tax liability (asset)               $(4,716)                 $ (905)
                                                                =======                   =====


10.   Stock Option Plan
The Company adopted a stock option plan in October 1998 ("the Plan") for officers, directors and certain employees of the Company or its subsidiaries. Pursuant to the terms of the Plan, the number of common shares reserved for issuance is 642,735 of which 24,380 options remain unawarded. All options have been issued at not less than fair market value at the date of grant and expire in 10 years from date of grant. All stock options granted vest over a five year period from the date of grant.

A summary of the status of the Company's Stock Option Plan as of September 30, 1999 and changes during the year is presented below:



                                                             1999
                                                             ----
                                                                      Weighted-
                                                                       Average
                                                 Shares            Exercise Price
                                                 ------            --------------
Stock Options:
  Outstanding at beginning of year                    -                     $-
  Granted                                       627,220                  11.60
  Forfeited                                     (8,865)                  11.75
                                                -------
  Outstanding at end of year                    618,355                 $11.68
  Exercisable at end of year                          -

Weighted-average fair value
   of awards granted                              $4.09



The Black-Scholes option pricing model was used to determine the grant-date fair-value of options. Significant assumptions used in the model included a weighted average risk-free rate of return of 5.9% in 1999; expected option life of 10 years; and expected stock price volatility of 33.62% for 1999 awards; expected dividend yield of 2.01%.

SFAS No. 123, "Accounting for Stock-based Compensation" (SFAS 123), encourages, but does not require, the adoption of fair-value accounting for stock-based compensation to employees. The Company, as permitted, has elected not to adopt the fair value accounting provisions of SFAS 123, and has instead continued to apply APB Opinion 25 and related Interpretations in accounting for the plans and to provide the required proforma disclosures for SFAS 123. At September 30, 1999, there were 0 shares exercisable, therefore, no compensation expense would have been recognized under the grant-date fair-value provisions of SFAS 123.

The effects on proforma net income and diluted earnings per share of applying the disclosure requirement of SFAS 123 in past years may not be representative of the future proforma effects on net income and EPS due to the vesting provisions of the options and future awards that are available to be granted.

The following table summarizes all stock options outstanding for the Plan as of September 30, 1999, segmented by range of exercise prices:


                                                                      Outstanding
                                             -------------------------------------------------------------
                                                                       Weighted-           Weighted-
                                                                        Average             Average
                                                                       Exercise            Remaining
                                                 Number                  Price           Contractual Life
                                                 ------                  -----           ----------------
Stock Options:
$10.00-$10.12                                    1,045                  $10.00             10.0 years
$10.13-$10.62                                    2,955                   10.13              9.6
$10.63-$11.37                                    3,045                   10.63              9.7
$11.38-$11.62                                    5,910                   11.38              9.8
$11.63-$11.74                                    2,955                   11.63              9.8
$11.75-$12.74                                  600,445                   11.75              9.1
$12.75-$12.77                                    2,000                   12.75              9.4
                                                 -----                   -----              ---
                                               618,355                  $11.68              9.6 years
                                               =======                  ======              =========


11. Financial Instruments
The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. Commitments to originate loans amounted to $16.8 million as of September 30, 1999, of which $15.0 million was for variable-rate loans. The balance of the commitments represent fixed-rate loans with interest rates ranging from 7.0% to 9.0%. In addition, at September 30, 1999, the Company had undisbursed loans in process for construction loans of $4.1 million and $22.4 million in undisbursed lines of credit. These instruments involve, to varying degrees, elements of credit, interest rate or liquidity risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of these commitments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company's exposure to credit loss from nonperformance by the other party to the financial instruments for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

Commitments  to  extend  credit  are  legally  binding  agreements  to  lend  to
customers.   Commitments   generally  have  fixed   expiration  dates  or  other
termination clauses and may require payment of fees. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future liquidity requirements. The Company evaluates each customer's credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company on extensions of credit, is based on management's credit assessment of the counterparty. At September 30, 1999, the Company expects all commitments to be funded within 60 days.

The Company is required to disclose estimated fair values for its financial instruments. The following describes various limitations and assumptions related to such fair value disclosures.

Limitations. Estimates of fair value are made at a specific point in time based upon, where available, relevant market prices and information about the financial instrument. Such estimates do not include any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. For a substantial portion of the Company's financial instruments, no quoted market exists. Therefore, estimates of fair value are necessarily based on a number of significant assumptions (many of which involve events outside the control of management). Such assumptions include assessments of current economic conditions, perceived risks associated with these financial instruments and their counterparties, future expected loss experience, and other factors. Given the uncertainties surrounding these assumptions, the reported fair values represent estimates only, and therefore cannot be compared to the historical accounting model. Use of different assumptions or methodologies is likely to result in significantly different fair value estimates.

The estimated fair values presented neither include nor give effect to the values associated with the Company's banking, or other businesses, existing customer relationships, extensive branch banking network, property, equipment, goodwill, or certain tax implications related to the realization of unrealized gains or losses. Also, the fair value of non-interest-bearing demand deposits, savings, NOW accounts and money market deposit accounts is equal to the carrying amount because these deposits have no stated maturity. Obviously, this approach to estimating fair value excludes the significant benefit that results from the low-cost funding provided by such deposit liabilities, as compared to alternative sources of funding. As a consequence, the fair value of individual assets and liabilities may not be reflective of the fair value of a banking organization that is a going concern.

The following methods and assumptions were used to estimate the fair value of each major classification of financial instruments at September 30, 1999 and 1998.

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

The carrying amounts and estimated fair values of the Company's financial instruments were as follows (in thousands):


                                                                              At September 30,
                                                                              ----------------

                                                                      1999                           1998
                                                                      ----                           ----

                                                            Carrying       Estimated        Carrying        Estimated
                                                             Amount        Fair Value        Amount         Fair Value
                                                             ------        ----------        ------         ----------

Financial Assets:

Cash and cash equivalents                                   $4,177          $4,177          $ 3,053          $3,053
Securities available for sale                              189,835         189,835          189,094         189,094
Securities held-to-maturity                                 30,332          28,315           31,770          32,072
Loans                                                      364,190         360,489          282,706         292,220
Accrued interest receivable                                  4,769           4,769            3,998           3,998

Financial Liabilities:

Deposits with no stated maturity which
  consist of savings, money market, NOW
  and non-interest bearing deposits                       $138,993        $138,993         $127,937        $127,937
Certificates of deposit                                    236,990         234,737          196,068         196,534
Federal Home Loan Bank advances                            155,980         155,174          106,498         109,373
Other borrowings                                               524             524              825             825
Accrued interest payable                                     1,317           1,317            1,028           1,028
Unearned ESOP shares                                         4,242           4,401            4,799           5,399

                                                         Contractual       Estimated      Contractual        Estimated
                                                            Amount         Fair Value        Amount          Fair Value
                                                            ------         ----------        ------          ----------
Off balance sheet assets (liabilities):
Loan commitments                                           $20,913            $314           $8,335            $125
Consumer lines of credit                                    15,541               -           14,189               -
Commercial lines of credit                                   6,893               1            4,313               8



12. Regulatory Matters The Bank is subject to various regulatory capital requirements administered by Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possible additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital and tangible capital (as defined) to total assets (as defined). Management believes, as of September 30, 1999, that the Bank meets all capital adequacy requirements to which it is subject.

As of September 30, 1999, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the institution's category.

The Bank's actual capital amounts and ratios at September 30, 1999 and 1998 are also presented in the following table (in thousands):



                                                              As of September 30, 1999
                                                              ------------------------

                                                                                         To be Well Capitalized
                                                                     For Capital        under prompt corrective
                                            Actual                Adequacy Purposes        Action Provisions
                                            ------                -----------------        -----------------
                                      Amount       Ratio(1)      Amount      Ratio(1)     Amount      Ratio(1)
                                      ------       --------      ------      --------     ------      --------
Risk-based Capital
(Total Capital to risk weighted
  assets)                            $60,461         19.7%      $24,573       >8.0%      $30,716       >10.0%

Tier I Capital
(to risk weighted assets)             56,398         18.4%       12,286       >4.0%       18,429        >6.0%

Core Capital
(Tier I Capital to total assets)      56,398          9.5%       17,866       >3.0%       29,777        >5.0%

Tangible Capital
(Tier I Capital to total assets)      56,398          9.5%        8,933       >1.5%          N/A          N/A


                                                                As of September 30, 1998
                                                                ------------------------
Risk-based Capital
(Total Capital to risk weighted
  assets)                            $57,293       22.8%      $20,094       >8.0%      $25,117       >10.0%

Tier I Capital
(to risk weighted assets)             55,020       21.9%       10,047       >4.0%       15,070        >6.0%

Core Capital
(Tier I Capital to total assets)      55,020       11.2%       14,736       >3.0%       24,560        >5.0%

Tangible Capital
(Tier I Capital to total assets)      55,020       11.2%        7,368       >1.5%          N/A          N/A




(1)Tangible and core capital are completed as a percentage of total assets of $596 million and $491 million at September 30, 1999 and 1998, respectively. Risk-based capital and Tier I capital is computed as a percentage of total risk-weighted assets of $307 million and $251 million at September 30, 1999 and 1998, respectively.

13. Employee Benefit Plans

Defined Benefit Plan
The Company participates in a multiple-employer defined benefit pension plan covering all employees meeting eligibility requirements of being at least age 21 with one year of service with the Company. Because of the multiple-employer nature of the plan, information regarding the Company's portion of present values of vested and nonvested benefits is not available. The plan is fully funded and no contributions were required during the years ended September 30, 1999, 1998 and 1997.

401K Plan
 Effective March 7, 1994, the Bank implemented a Section 401(k) defined contribution plan which covers substantially all of its employees. The Company made contributions to this plan of approximately $182,000, $88,000 and $83,000 for the years ended September 30, 1999, 1998 and 1997, respectively.

Employee Stock Ownership Plan
Effective April 1, 1998, the Company adopted an Employee Stock Ownership Plan ("ESOP"). The Plan is designed to provide retirement benefits for eligible employees. Because the Plan invests in the stock of the Company, it will also give eligible employees an opportunity to acquire an ownership interest in the Company. Employees are eligible to participate in the Plan after reaching age 21, and completing six months of service. Benefits become 100% vested after five years, with a 20% vesting occurring each year.

The ESOP purchased 8% or 514,188 shares of the common stock issued in the Conversion. The ESOP borrowed 100% of the aggregate purchase price of the Common Stock, or $5,141,880, from the Company. The loan has a 10 year term, with an annual interest rate of prime (8.25%, at September 30, 1999) and will be repaid principally from the Company's contributions to the ESOP. The Company recognized $634,000 and $467,000 in compensation and benefit expense related to the ESOP for the years ended September 30, 1999 and 1998, respectively.

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

A total of 55,704 shares have been committed to be released in fiscal 1999. In fiscal 1998, 34,278 shares were released.


14.  Recent Accounting Pronouncements

In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The statement does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement. SFAS

No. 130 is effective for fiscal years beginning after December 15, 1997. The Company has made the appropriate disclosures in the applicable financial statements as required.

In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. The Company currently operates as a single banking segment.

In February 1998, the FASB issued SFAS No. 132, "Employer's Disclosures About Pensions and Other Post Retirement Benefits." This Statement revises employers' disclosures about pension and other post-retirement benefit plans. It does not change the measurement or recognition of those plans. It standardizes the disclosure requirements for pensions and other post-retirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures that are no longer useful as they were when FASB Statements No. 87, "Employers' Accounting for Pensions," No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," and No. 106, "Employers' Accounting for Post-Retirement Benefits Other Than Pensions," were issued. This Statement is effective for the fiscal years beginning after December 15, 1997. This statement required no changes in disclosures in the Company's financial statements and did not affect the financial condition, equity or operating results of the Company.

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which was subsequently amended in July 1999 by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133." This
statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of certain foreign currency exposures. This Statement becomes effective for fiscal years beginning after December 15, 1998. Earlier adoption is permitted. The Company adopted SFAS 133, prior to the issuance of SFAS 137, in its fourth fiscal quarter of 1998, including its provision for the potential reclassification of investments, resulting in a $56.2 million transfer of securities from held-to-maturity to available-for-sale and an increase of $597,000 of unrealized gains, net of taxes, on securities available for sale. The adoption of this statement did not affect operating results of the Company.

In October 1998, the FASB issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise". This Statement requires that after the securitization of a mortgage loan held for sale, an entity engaged in mortgage banking activities classify any retained mortgage-backed securities based on the ability and intent to sell or hold those investments, except that a mortgage banking enterprise must classify as trading any retained mortgage-backed securities that it commits to sell before or during the securitization process.

This Statement is effective for the first fiscal quarter beginning after January 30, 1999 with earlier adoption permitted. This Statement provides a one-time opportunity for an enterprise to reclassify, based on the ability and intent on the date of adoption of this Statement, mortgage-backed securities and other beneficial interests retained after securitization of mortgage loans held for sale form the trading category, except for those with commitments in place. The Company has not yet determined the impact, if any, of this Statement, including, if applicable, its provisions for the potential reclassifications of certain investment securities, on earnings, financial condition or equity.

15.   Related Party Transactions

The Company retains a law firm, in which the Chairman of the Company's Board of Directors also is a partner, that provides general legal counsel to the Company. The Company paid legal fees to this law firm of $31,000, $29,173, and $49,859 for the years ended September 30, 1999, 1998, and 1997, respectively.

16.  Parent Company Financial Information


         Condensed Statement of Financial Condition


                                                                                       September 30,
                                                                                       -------------
                                                                                1999                    1998
                                                                                ----                    ----
                                                                                      (in thousands)

         Assets:
           Cash                                                                 $503                  $1,189
           Investment in Subsidiaries                                         56,475                  58,796
           Securities available for sale                                      15,474                  25,281
           Accrued interest receivable                                           330                     292
           Due from affiliates                                                   879                     480
           Other Assets                                                        1,964                   1,692
                                                                               -----                   -----
                                                                             $75,625                 $87,730
                                                                             =======                 =======
         Liabilities and stockholders' equity:
           Other liabilities                                                     149                     296
                                                                                 ---                     ---
           Total Liabilities                                                     149                     296
                                                                                 ---                     ---

           Stockholders' equity:
           Common stock                                                           64                      64
           Additional paid-in-capital                                         62,119                  62,083
           Common stock acquired by stock benefit plans                      (7,066)                 (4,799)
           Retained earnings-substantially restricted                         30,818                  27,208
           Accumulated other comprehensive income                            (2,874)                   2,878
           Treasury stock                                                    (7,585)                       -
                                                                             -------                      --
           Total stockholders' equity                                        $75,476                 $87,434
                                                                             -------                 -------
                                                                             $75,625                 $87,730
                                                                             =======                 =======


         Condensed Statement of Operations

                                                                             For the Years Ended September 30,
                                                                             ---------------------------------
                                                                                1999                    1998
                                                                                ----                    ----
                                                                                      (in thousands)
         Income:
           Interest income                                                    $1,274                    $833
           Other income                                                           41                       -
           Equity in undistributed income of the subsidiary                    4,203                   2,772
                                                                               -----                   -----
                                                                               5,518                   3,605
                                                                               -----                   -----

         Expenses:
           Other operating expenses                                              724                   5,005
                                                                               -----                   -----
                                                                                 724                   5,005
                                                                               -----                   -----

         Income (loss) before income taxes                                     4,794                 (1,400)
         Income tax expense (benefit)                                            229                 (1,353)
                                                                                 ---                 -------

         Net income (loss)                                                    $4,565                   $(47)
                                                                              ======                   =====


Condensed Statements of Cash Flows
For the Years Ended September 30, 1999 and 1998
(in thousands)


                                                                                1999                1998
                                                                                ----                ----
Operating Activities:
Net  Income (loss)                                                            $4,565               $(47)
Adjustments  to reconcile  net income  (loss) to net cash  provided by operating activities:
     Deferred income tax (benefit) provision                                 (5,053)               1,266
     Funding of First Federal Charitable Foundation                                -               4,761
     Reduction in unallocated ESOP shares                                        634                 467
    Stock award expense                                                          447                   -
     Amortization and accretion on:
        Available-for-sale securities                                            181                  14
     Gain on sale of:
      Available-for-sale securities                                             (40)                   -
     Changes in assets and liabilities:
        Increase in other assets                                               (394)             (1,126)
      Increase (decrease) in other liabilities                                 (147)                 296
                                                                               -----                 ---

            Net cash provided by operating activities                          $ 193              $5,631
                                                                               -----              ------

Investing Activities:
Capital investment in subsidiary bank                                             $-             $27,255
(Increase) decrease in investment in subsidiaries                              1,324            (57,799)
Proceeds from sale of:
    Available-for-sale securities                                             15,302                 800
Proceeds from repayments of held-to-maturity securities                          997                   -
Proceeds from repayments of available-for-sale securities                      5,486                   -
Purchase of:
     Held-to-maturity securities                                                   -               (997)
     Available-for-sale securities                                          (12,136)            (25,821)
                                                                            --------            --------


Net cash provided by (used in) investing activities                          $10,973           $(56,562)
                                                                             -------           ---------


Financing Activities:
  Net proceeds from issuance of common stock                                      $-             $52,120
  Purchase of common stock for stock
   incentive plan                                                            (3,312)                   -
  Purchase of treasury stock                                                 (7,585)                   -
  Cash dividend on common stock                                                (955)                   -
                                                                               -----                  --

     Net cash provided by (used in) financing activities                   $(11,852)             $52,120
                                                                           ---------             -------

Increase (decrease) in cash and cash equivalents                               (686)               1,189

Cash and cash equivalents, beginning of year                                   1,189                   -
                                                                               -----                  --

Cash and cash equivalents, end of year                                          $503              $1,189
                                                                                ====              ======


This page left intentionally blank

Management's Statement on Financial Reporting

To Our Shareholders:

         The management of Northeast Pennsylvania Financial Corp. and subsidiaries (the "Company") is responsible for the preparation, integrity and fair presentation of its published financial statements. The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and, as such, include amounts that are based on judgments and estimates of management.

         There are inherent limitations in the effectiveness of any system of internal control, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even an effective internal control structure can only provide reasonable assurance with respect to financial statement preparation. Further, because of changes in conditions, the degree of effectiveness of an internal control structure may vary over time.

         Management assessed the Company's internal control structure over financial reporting presented in conformity with generally accepted accounting principles. This assessment was based on criteria for effective internal control over financial reporting described in "Internal Control-Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes the Company maintained an effective internal control structure over financial data, presented in accordance with generally accepted accounting principles.

         The Company assessed its compliance with the designated laws and regulations relating to safety and soundness. Based on this assessment, management believes that Northeast Pennsylvania Financial Corp. and subsidiaries complied, in all material respects, with the designated laws and regulations related to safety and soundness for the year ended September 30, 1999.





/s/ E. Lee Beard                                    /s/ Patrick J. Owens, Jr.
E. Lee Beard                                        Patrick J. Owens, Jr.
President &                                         Senior Vice President
Chief Executive Officer                             & Chief Financial Officer

Independent Auditors' Report



To The Board of Directors
Northeast Pennsylvania Financial Corp.
Hazleton, Pennsylvania:


    We have audited the accompanying consolidated statements of financial condition of Northeast Pennsylvania Financial Corp. and subsidiaries (the "Company") as of September 30, 1999 and 1998 and the related consolidated statements of operations, comprehensive income, changes in equity, and cash flows for each of the years in the three year period ended September 30, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 1999 and 1998 and the results of its operations and its cash flows for each of the years in the three year period ended September 30, 1999, in conformity with generally accepted accounting principles.

         As discussed in Notes 3 and 14 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standard No. 133, Accounting for Derivative Instruments and Hedging Activities, as of July 1, 1998.



/s/ KPMG LLP
Philadelphia, Pennsylvania
October 19,1999