Form 10-K405, Exhibit 13
period 2000-09-30
NORTHEAST PENNSYLVANIA FINANCIAL CORP
filed 2000-12-21
CIK 1050996

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF THE COMPANY

     The selected consolidated financial and other data of the Company set forth below is derived in part from, and should be read in conjunction with, the Consolidated Financial Statements of the Company and Notes thereto presented elsewhere in this Annual Report.

                                                                      At September 30,
                                                                       (in thousands)

                                             2000           1999           1998           1997           1996
                                             ----           ----           ----           ----           ----
SELECTED CONSOLIDATED FINANCIAL DATA:
  Total Assets                             $637,342       $612,225       $522,268       $369,242       $362,464
  Cash and cash equivalents                   6,295          4,177          3,053         13,214          4,045
  Loans, net (1)                            415,105        364,190        282,706        261,469        242,916
Securities held-to-maturity:
  Mortgage-related securities, net                -              -              -          9,965         13,386
  Investment securities, net                 30,336         30,332         31,770         28,960         30,100
Securities available for sale:
  Mortgage-related securities, net           53,076         56,333         75,651         29,982         37,259
  Investment securities, net                104,398        133,502        113,443         14,791         22,899
Deposits                                    419,671        375,983        324,005        314,123        306,806
FHLB Advances                               137,461        155,980        106,498         23,516         25,534
Total equity                                 72,975         75,476         87,434         28,538         26,127
Assets acquired through foreclosure             173             98            112            319            453
Non-performing assets and
  troubled debt restructurings                3,672          1,469          1,351          1,205          1,169


                                                            For the Fiscal Years Ended September 30,
                                                                         (in thousands)

                                               2000           1999           1998           1997           1996
                                               ----           ----           ----           ----           ----
SELECTED OPERATING DATA:
Total interest income                       $45,146        $37,674        $30,542        $26,599        $24,323
Interest expense                             26,531         19,822         15,566         14,194         13,007
                                            -------        -------        -------        -------        -------
  Net interest income                        18,615         17,852         14,976         12,405         11,316
 Provision for loan losses                    1,467            747          1,059            651             97
                                            -------        -------        -------        -------        -------
Net interest income after provision
  for loan losses                            17,148         17,105         13,917         11,754         11,219
 Non-interest income:
  Net gain (loss) on sale of securities          37             63             62           (563)             -
  Other                                       1,859          1,805            894(2)         430            508
Non-interest expense                         14,527         13,395         15,279          9,492         10,774(3)
                                            -------        -------        -------        -------        -------
Income(loss) before income taxes              4,517          5,578           (406)         2,129            953
Income tax expense (benefit)                    581          1,013           (359)           748             12
                                            -------        -------        -------        -------        -------
  Net income(loss)                           $3,936         $4,565           ($47)       $ 1,381          $ 941
                                            =======        =======        =======        =======        =======

(See footnotes on next page)

                                                  At or for the Fiscal Years Ended September 30,
(in thousands)

                                               2000           1999           1998           1997           1996
                                               ----           ----           ----           ----           ----
SELECTED OPERATING DATA (4):
Performance Ratios:
  Average yield on interest-earning assets (5) 7.53%          7.34%          7.45%          7.51%          7.48%
  Average rate paid on interest-bearing
   liabilities                                 4.80           4.36           4.35           4.31           4.29
  Average interest rate spread (6)             2.73           2.98           3.10           3.20           3.19
  Net interest margin (7)                      3.26           3.65           3.74           3.53           3.49
  Ratio of interest-earning assets to
   interest-bearing liabilities              112.56         118.00         117.35         108.31         107.57
  Net-interest income after provision for loan
   losses to non-interest expense            118.04         127.70          91.09         123.83         104.13
  Non-interest expense as a percent of
   average assets                              2.25           2.42           3.53           2.58           3.19
  Return on average assets                      .61            .83           (.01)          0.38           0.28
  Return on average equity                     5.44           5.78           (.08)          4.98           3.60
  Ratio of average equity to average assets   11.22          14.72          13.40           7.53           7.75
Common stock dividend payout ratio (diluted)  37.97          25.81            N/A            N/A            N/A

(1)  Loans, net, represents gross loans receivable net of the allowance for loan losses, loans in process and deferred loan origination fees. The allowance for loan losses at September 30, 2000, 1999, 1998, 1997 and 1996 was $4.2
     million, $2.9 million, $2.3 million, $1.3 million and $730,000, respectively.
(2)  Includes $176,000 net loss for disposition of branch equipment in connection with a branch relocation in fiscal 1998.
(3)  Includes a one-time special assessment of $1.7 million in order to recapitalize the Savings Association Insurance
     Fund (SAIF) in fiscal 1996.
(4)  Asset Quality Ratios are end of period ratios. With the exception of end of period ratios, all ratios are based on average daily balances during the indicated periods.
(5)  Calculations of yield for are presented on a taxable equivalent basis using the combined Federal and state income tax rate of 40%.
(6)  The average interest rate spread represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.
(7)  The net interest margin represents net interest income as a percent of average interest-earning assets.

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

The Company is a business corporation formed at the direction of First Federal Bank (the "Bank") under the laws of Delaware on December 16, 1997. On March 31, 1998: (i) the Bank converted from a federally chartered mutual savings and loan association to a federally-chartered stock savings bank; (ii) the Bank issued all of its outstanding capital stock to the Company; and (iii) the Company consummated its initial public offering of common stock, par value $.01 per share (the "Common Stock").

The Company became the holding company for the Bank, a federally chartered capital stock savings bank regulated by the Office of Thrift Supervision ("OTS"), upon the Bank's conversion to stock form on March 31, 1998. The Company has no significant assets, other than all of the outstanding shares of the Bank and the portion of net proceeds it retained from the initial public offering, and no significant liabilities. Management of the Company and the Bank are substantially similar and the Company neither owns nor leases any property, but instead uses the premises, equipment and furniture of the Bank. Accordingly, the information set forth herein, including the consolidated financial statements and related financial data, relates primarily to the Bank. The Company's results of operations are dependent primarily on net interest income, which is the difference between the income earned on its loan and investment portfolios and its cost of funds, consisting of the interest paid on deposits and borrowings. Results of operations are also affected by the Company's provision for loan losses, loan and security sales activities, service charges and other fee income, and non-interest expense. The Company's non-interest expense principally consists of compensation and employee benefits, office occupancy and equipment expense, federal deposit insurance premiums, data processing, and advertising and business promotion expenses. Results of operations are also significantly affected by general economic and competitive conditions, particularly changes in interest rates, government policies and actions of regulatory authorities.

The Company serves Northeastern and Central Pennsylvania through 13 office locations in the greater Hazleton Area, Mountaintop, Bloomsburg, Danville, Lehighton, and all of Schuylkill County and one loan production office in Monroe County. The Company provides a wide range of banking services to individual and corporate customers. The Company is subject to competition from other financial institutions and other companies that provide financial services. In addition to the Bank, the Company's other subsidiaries consist of Abstractors, Inc., which is a title insurance agency, and Northeast Pennsylvania Trust Co., which offers trust, estate , and asset management services and products. FIDACO, Inc. is an inactive subsidiary of the Bank.

Forward Looking Statements

In addition to historical information, our Annual Report may include certain forward-looking statements based on current management expectations. The
Company's actual results could differ materially from those management expectations. Factors that could cause future results to vary from current management expectations include, but are not limited to, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, changes in tax policies, rates and regulation of federal, state and local tax authorities, changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of the Company's loan and investment portfolios, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices.

Management Strategy

The Company's operating strategy is that of a community-based bank, offering a wide variety of deposit products to its retail customers, while concentrating on residential and construction lending and, to a lesser extent, consumer lending and small business and municipal commercial lending. In order to promote long-term financial strength and profitability, the Company's operating strategy has focused on: (i) maintaining strong asset quality by originating one- to four-family loans located in its market area; (ii) increasing profitability by emphasizing higher yielding consumer and commercial loans; (iii) managing its interest rate risk by emphasizing shorter-term, fixed-rate, one- to four-family loans, in addition to consumer and commercial loans; limiting its retention of newly originated longer-term fixed-rate one- to four-family loans; soliciting longer-term deposits; utilizing longer-term advances from the Federal Home Loan Bank of Pittsburgh ("FHLB"); and investing in investment and mortgage-related securities having shorter estimated durations; (iv) meeting the banking needs of its customers through expanded products, such as title insurance, trust and investment management services, all with improved delivery systems through technological advances; and (v) maintaining a strong regulatory capital position.

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

In recent years, the Bank has utilized the following strategies to manage interest rate risk: (i) emphasizing the origination and retention of fixed-rate mortgages having terms to maturity of not more than fifteen years, adjustable-rate and shorter-term loans, commercial loans and consumer loans;
(ii) limiting the retention for portfolio of all greater than 15 year fixed-rate mortgage loans to no more than 25% of the total originations in a given year; and (iii) selling, in the secondary market, the excess of origination of fixed-rate mortgage loans with terms greater than 15 years, while retaining the servicing rights, and; (iv) investing in shorter-term and, to a lesser extent, adjustable-rate securities which generally bear lower yields, compared to longer-term investments, but which better position the Bank for increases in market interest rates. During 2000, the Bank continued to originate in excess of the 25% limitation, however it has commenced selling any excess of greater than 15-year fixed rate mortgages in the secondary market.

Management believes that reducing its exposure to interest rate fluctuations will enhance long-term profitability. However, the Bank's strategies may adversely impact net interest income due to lower initial yields on some of these investments in comparison to longer-term fixed-rate investments and whole loans. To promote a higher yield on its investment securities, while at the same time addressing the Bank's interest rate risk management policies, the Bank has invested a significant portion of its portfolio of investment securities in longer-term (more than five years) federal agency obligations, which have call features. Given the rates of such securities in comparison to current market interest rates, the Bank anticipates the majority of such securities may not be called prior to their contractual maturity. However, if changes in interest rates exceed ranges anticipated by the Bank in estimating the anticipated life of such callable securities, the Bank would be subject to increased interest rate or reinvestment risk, depending on the direction of the change in market interest rates.

Net Portfolio Value. The Company's interest rate sensitivity is primarily monitored by management through the use of a model, which internally generates estimates of the change in the Company's net portfolio value ("NPV") over a range of interest rate scenarios. Such analysis was prepared by a third party for the Company. NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet contracts. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. The model estimates loan prepayment rates, reinvestment rates, and deposit decay rates. The OTS also produces a similar analysis using its own model, based upon data submitted on the Bank's quarterly Thrift Financial Reports, the results of which vary from the Company's internal model primarily due to differences in assumptions utilized.

The following table sets forth the Company's NPV as of September 30, 2000.

                                                       NPV as % of Portfolio
                            Net Portfolio Value           Value of Assets
                            -------------------        ---------------------
Change in
Interest Rates
In Basis Points                                               NPV
(Rate Shock)                   Amount   $ Change   % Change   Ratio   Change (1)
                               ------   --------   --------   -----   ------
                                   (In Thousands)

300                           $41,856   $(36,284)   (46.43%)  7.09%     (513)
200                            54,999    (23,141)   (29.61)   9.06      (317)
100                            67,440    (10,700)   (13.69)  10.81      (142)
Static                         78,140          0      0.00   12.22         0
(100)                          84,336      6,196      7.93   12.96        73
(200)                          85,700      7,560      9.67   13.01        79
(300)                          84,665      6,525      8.35   12.73        50


(1) Expressed in basis points.

                                     Page 4

The following table sets forth the Company's NPV as of September 30, 1999.

                                                                                                      <C.
                                                                                     NPV as % of Portfolio
                                         Net Portfolio Value                            Value of Assets
                                         -------------------                         ---------------------
Change in
Interest Rates
In Basis Points                                                                      NPV
(Rate Shock)                    Amount          $ Change          % Change          Ratio              Change (1)
---------------                 ------          --------          --------          -----              ------
                                        (In Thousands)

300                            $62,122          $(22,434)         (26.53%)          10.98%                (277)
200                             70,914           (13,642)         (16.13)           12.16                 (158)
100                             78,651            (5,905)          (6.98)           13.11                  (63)
Static                          84,556                 0            0.00            13.74                    0
(100)                           86,286             1,730            2.05            13.75                    1
(200)                           83,975              (581)          (0.69)           13.20                  (54)
(300)                           79,079            (5,477)          (6.48)           12.29                 (145)

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

     Average Balance Sheet. The following table sets forth certain information relating to the Company for the fiscal years ended September 30, 2000, 1999 and 1998. The average yields and costs are derived by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities, respectively, for the periods shown. Average balances are derived from average daily balances. The yields and costs include fees which are considered adjustments to yields.

                                          For the Fiscal Years Ended September 30,
                                                         (in thousands)
                                                     2000                         1999                        1998

                                                              Average                     Average                         Average
                                         Average              Yield/    Average           Yield/   Average                 Yield/
                                         Balance   Interest    Rate     Balance  Interest  Rate    Balance   Interest       Rate

INTEREST-EARNING ASSETS:
 Loans (1):
  Real estate:
   Taxable                               $252,129   $18,812     7.46%  $201,162  $15,463   7.69%  $190,264    $14,765        7.76%
   Non-taxable(2)                             286        29    10.09        258       24   9.30        186         19       10.22
 Commercial:
   Taxable                                 14,119     1,161     8.21     10,263      892   8.69      6,634        632        9.53
   Non-taxable(2)                           8,820       637     7.22      4,665      342   7.33      4,231        335        7.92
   Consumer                               125,541    10,797     8.60     97,014    8,079   8.33     70,423      6,018        8.55
                                          -------    ------    -----    -------   ------   ----    -------     ------       -----
    Total loans                           400,895    31,436     7.84    313,362   24,800   7.91    271,738     21,769        8.01
Mortgage-related securities(3)             54,749     3,683     6.73     68,359    4,190   6.13     54,928      3,362        6.12
Investment securities (4):
     Taxable                              104,590     7,274     6.95     85,901    5,537   6.45     59,568      3,888        6.53
     Non-taxable (2)                       59,173     4,515     7.63     65,472    4,740   7.24     24,179      1,772        7.33
Interest-earning deposits                   2,107       (80)   (3.80)     2,929       94   3.21      9,121        457        5.01
                                          -------    ------    -----    -------   ------   ----    -------     ------       -----
  Total interest-earning assets           621,514    46,828     7.53    536,023   39,361   7.34    419,534     31,248        7.45
Noninterest-earning assets                 23,570                        16,608                     12,234
                                          -------                       -------                    -------
     Total assets                        $645,084                      $552,631                   $431,768


INTEREST-BEARING LIABILITIES:
 Deposits:
 Money market and NOW accounts            $60,205    $1,280     2.15%   $51,176     $999   1.95%   $44,563      $ 789        1.77%
 Savings accounts                          68,095     1,463     2.15     69,546    1,464   2.11     71,102      1,607        2.26
 Certificates of deposit                  232,069    12,568     5.42    212,933   11,053   5.19    189,306     10,319        5.45
                                          -------    ------    -----    -------   ------   ----    -------     ------       -----
     Total deposits                       360,369    15,311     4.25    333,655   13,516   4.05    304,971     12,715        4.17
FHLB advances and other borrowings        191,797    11,220     5.85    120,600    6,306   5.23     52,531      2,851        5.43
                                          -------    ------    -----    -------   ------   ----    -------     ------       -----
     Total interest-bearing liabilities   552,166    26,531     4.80    454,255   19,822   4.36    357,502     15,566        4.35
Non-interest-bearing liabilities           20,558                        17,022                     16,423
                                          -------                       -------                    -------
     Total liabilities                    572,724                       471,277                    373,925
Equity                                     72,360                        81,354                     57,843
                                          -------                       -------                    -------
Total liabilities and equity             $645,084                      $552,631                   $431,768
                                          =======                       =======                    =======
Net interest-earning assets               $69,348                       $81,768                    $62,032
Net interest income/interest ratespread(5)          $20,297     2.73%            $19,539   2.98%              $15,682        3.10%
                                                     ------    -----              ------   ----                ------       -----
Net interest margin as a percentage
of interest-earning assets (6)                         3.26%                        3.65%                        3.74%
                                                     ------                       ------                       ------
Ratio of interest-earning assets to
interest-bearing liabilities               112.56%                       118.00%                    117.35%
                                          -------                        ------                    -------

(1)  Balances are net of deferred loan origination costs, undisbursed proceeds of construction loans in process, and includes non-performing loans.
(2)  Interest and Yield/Rate are presented on a taxable equivalent basis using the combined federal and state income tax marginal rate of 40%.
(3)  Includes mortgage-related securities available-for-sale and held-to-maturity.
(4)  Includes investment securities available-for-sale and held-to-maturity, stock in the FHLB of Pittsburgh and Freddie
     Mac.
(5)  Net interest rate spread represents the difference between the weighted average yield on interest-earning assets
     and
     the weighted average cost of interest-bearing liabilities.
(6)  Net interest margin represents net interest income as a percentage of average interest-earning assets.


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

                                                                 Year Ended September 30,
                                                                     (in thousands)
                                                        2000 vs 1999                      1999 vs 1998
                                                 Increase       Total Increase      Increase         Total Increase
                                             (Decrease) due to    (Decrease)    (Decrease) due to       (Decrease)
                                              -----------------  --------------  -----------------   --------------

                                              Rate      Volume                   Rate        Volume
INTEREST-EARNING ASSETS:
 Loans (1):
 Real Estate:
  Taxable                                    ($439)     $3,788      $3,349      ($138)         $836     $698
  Non Taxable (2)                                2           3           5         (2)            7        5
 Commercial:
  Taxable                                      (46)        315         269        (50)          310      260
  Non Taxable (2)                               (5)        300         295        (18)           25        7
 Consumer                                      272       2,446       2,718       (149)        2,210    2,061
                                             -----      ------      ------       ----         -----    -----
  Total loans                                 (216)      6,852       6,636       (357)        3,388    3,031

Mortgage-related securities (3)                488        (995)       (507)         4           823      827
Investment securities (4):
  Taxable                                      460       1,277       1,737        (46)        1,697    1,651
  Non Taxable (2)                              287        (512)       (225)       (21)        2,989    2,968
Interest-earning deposits                     (154)        (20)       (174)      (126)         (237)    (363)
                                             -----      ------      ------       ----         -----    -----
   Total interest-earning assets               865       6,602       7,467       (546)        8,660    8,114
                                             -----      ------      ------       ----         -----    -----
INTEREST-BEARING LIABILITIES:
Deposits:
Money Market and NOW accounts                  109         172         281         86           124      210
Savings accounts                                81         (82)         (1)      (108)          (35)    (143)
Certificates of deposit                        493       1,022       1,515       (454)        1,188      734
FHLB advances and other borrowings             823       4,091       4,914       (100)        3,555    3,455
                                             -----      ------      ------       ----         -----    -----
Total interest-bearing liabilities           1,506       5,203       6,709       (576)        4,832    4,256
                                             -----      ------      ------       ----         -----    -----
Increase (decrease) in net interest income   ($641)     $1,399        $758        $30        $3,828   $3,858
                                             =====      ======      ======       ====         =====    =====

(1)  Balances are net of deferred loan origination costs, undisbursed proceeds of construction loans in process, and includes non-performing loans.
(2)  Presented on taxable equivalent basis using the combined Federal and state income tax marginal rate of 40%.
(3)  Includes mortgage-related securities available-for-sale and held-to-maturity.
(4)  Includes investment securities available-for-sale and held-to-maturity, stock in FHLB of Pittsburgh and Freddie Mac.

RESULTS OF OPERATIONS

     General. Net income for fiscal 2000 decreased $629,000, from net income of $4.6 million for fiscal 1999 to $3.9 million for fiscal 2000. This decrease was attributable to a $1.1 million increase in non-interest expense from $13.4 million at September 30, 1999 to $14.5 million at September 30, 2000, partially offset by a $432,000 decrease in income tax expense.

The Company experienced a $4.6 million increase in net income for fiscal 1999 compared to 1998. This increase was primarily due to a $2.9 million net increase in net interest income from $15.0 million at September 30, 1998 to $17.9 million at September 30, 1999. This increase was also attributable to a $1.9 million decrease in non-interest expense primarily due to the one-time $4.8 million contribution made to the Foundation in March 1998.

     Interest Income. Interest income increased $7.4 million, or 19.8%, to $45.1 million for fiscal 2000 from $37.7 million for fiscal 1999. This increase was primarily attributable to a $6.5 million increase in interest income on loans. Mortgage loan interest income increased $3.3 million due to a $51.0 million increase in the average balance as a result of an increase in the purchase of such loans. Interest income on consumer loans increased $2.7 million primarily as a result of a $28.5 million increase in the average balance of these loans. This increased volume is attributable to an increase in indirect auto loan originations as well as continued marketing efforts and competitive pricing of consumer loans.

Interest income increased $7.1 million, or 23.4%, to $37.7 million for fiscal 1999 from $30.5 million for fiscal 1998. This increase was primarily due to a $116.5 million, or 27.8%, increase in the average balance of interest-earning assets, offset by a slight decrease in the weighted average yield on interest-earning assets. This increase was also attributable to a $4.1 million, or 46.1%, increase in interest income on securities from $8.9 million for fiscal 1998 to $13.0 million for fiscal 1999, primarily due to an $81.1 million increase in the average balance of these securities.

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

     Interest Expense. Interest expense increased $6.7 million, or 33.8%, to $26.5 million for fiscal 2000. This change in interest expense was primarily the result of a $71.2 million increase in the average balance of FHLB advances and other borrowings. Also contributing to the change in interest expense was a $19.1 million increase in the average balance of CDs, as well as, a 23 basis point increase in the average rate.

Interest expense increased $4.3 million, or 27.3%, to $19.8 million in fiscal 1999 compared to 1998. The increase in interest expense was primarily the result of a $68.1 million increase in the average balance of FHLB advances and other borrowings. This increase reflects management's decision in the past to more heavily utilize FHLB advances to fund asset growth.

     Provision for Loan Losses. Provision for loan losses are charges to earnings to bring the total allowance for loan losses to a level considered by management as adequate to provide for estimated loan losses based on management's evaluation of the collectibility of the loan portfolio. The Company's provision for loan losses for fiscal 2000 was $1.5 million, compared to $747,000 for fiscal 1999, an increase of $720,000. For fiscal 1998, the provision was $1.1 million. The increase in the provision from 1999 to 2000 was the result of the impairment, as of September 30, 2000, of a borrowers ability to repay a $2.0 million commercial loan which was discovered by the Bank in early October 2000. This commercial loan is secured by a portfolio of NASDAQ-traded securities whose value has fluctuated greatly in recent periods. The 1998 to 1999 change in the provision for loan losses was due to the continued strong performance in the loan portfolio.

     Non-interest Income. The Company's non-interest income has remained relatively unchanged in total from fiscal 1999 to fiscal 2000. Service charges and other fee income increased $365,000 due to continued increases in customer activity on deposit and loan accounts, as well as increased ATM activity.

The Company experienced a $912,000 increase in non-interest income for fiscal 1999. This increase was due to a $232,000 increase in gain on sale of loans due to the sale of mortgage loans to various government agencies. Other income increased $229,000 due to increased rental income and an increase in the cash surrender value of Officers' and Directors' life insurance policies. Also contributing to this increase was a $228,000 increase in insurance premium income from closings performed by the Company's title insurance subsidiary. Service charges and fee income increased $203,000 due to increased customer activity on various deposit and loan accounts.

     Non-interest Expense. Total non-interest expense increased $1.1 million, or 8.5%, from $13.4 million at September 30, 1999 to $14.5 million at September 30, 2000. The largest increase was in salary and benefit expense, which increased $517,000, or 7.1% primarily due to the addition of trust officers and related staff at Northeast Pennsylvania Trust Co. and the addition of three branches in operation for the entire fiscal year 2000 as compared to fiscal 1999. Other non-interest expense increased $404,000, or 17.8%, primarily due to a $208,000 increase in the amortization of goodwill related to the Danville branch purchase, due to a full year of amortization being expensed for fiscal 2000 compared to four months in fiscal 1999. Also contributing to the increase in other non-interest expense was an increase in loan origination expense specifically for costs associated with the higher level of indirect auto loan originations. Occupancy costs increased $235,000, or 13.7%, due to branch, company and technological expansion. FHLB and other service charges increased $189,000 to $670,000 as a result of increased charges for higher ATM volume. Professional fees decreased $234,000, or 32.8% as a result of less legal fees being incurred in fiscal 2000 compared to prior years.

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

Income Taxes. For fiscal 2000, the Company had income tax expense of $581,000, compared to $1.0 million at September 30, 1999. The decrease in income tax expense was attributable to the level of tax free income the Company received during the year. The effective tax rate for September 30, 2000 was 12.9% compared to 18.2% at September 30, 1999.

The Company had income tax expense of $1.0 million for the year ended September 30, 1999 compared to a benefit of $359,000 for the year ended September 30, 1998, resulting in an effective tax rate of 18.2% for fiscal 1999. The primary reason that the 1999 effective tax rate was substantially below the statutory tax rate was the level of tax-free income generated by the Company's municipal securities. The increase in income tax expense was attributable to the increase in income before taxes for the year ended September 30, 1999. The benefit for income taxes in the prior year relates to the net operating loss generated by the one-time charitable contribution to the Foundation.


FINANCIAL CONDITION

Total assets increased $25.1 million from $612.2 million at September 30, 1999 to $637.3 million at September 30, 2000. The growth in assets was primarily due to increases in loans receivable, other assets and cash, offset by a decrease in securities available-for-sale.

Loans increased $50.9 million to $415.1 million at September 30, 2000. This was primarily due to a $21.2 million increase in multi-family and commercial real estate loans due to marketing efforts and competitive pricing of such products. Automobile loans increased $16.3 million as a result of more participating automobile dealers. One-to four-family loans increased $8.9 million mainly due to the purchase of loans from other financial institutions. Consumer loans other than automobile loans increased $5.5 million, or 6.9%, as a direct result of increased originations due to marketing efforts and competitive pricing of such loans. Commercial loans increased $1.2 million as a result of business development efforts.

Prepaid expenses and other assets increased $3.7 million to $12.7 million at September 30, 2000. This change was primarily due to a $2.0 million investment in the preferred stock of Buildersfirst.com. Contributing to this change was an $894,000 increase in deferred income taxes.

Available-for-sale securities decreased $32.3 million, from $189.8 million at September 30, 1999 to $157.5 million at September 30, 2000. The decrease was primarily attributable to the effect of security sales, particularly tax-free municipal bonds combined with a change in unrealized loss.

Total deposits increased $43.7 million, or 11.6%, to $419.7 million at September 30, 2000. The increase in deposits was primarily due to a $25.6 million increase in certificates of deposit from $237.0 million at September 30, 1999 to $262.6 million at September 30, 2000, as a result of increased marketing efforts and competitive pricing of such products. Also contributing to this change was an increase of $10.5 million in money market accounts and $4.4 million in non-interest bearing deposits as a result of a more active solicitation of such accounts.

FHLB advances decreased $18.5 million from $156.0 million at September 30, 1999 to $137.5 million at September 30, 2000. This was a result of proceeds from the sale of tax free investments which were used to pay down the FHLB advances.

Total equity decreased $2.5 million to $73.0 million at September 30, 2000. This decrease in equity resulted primarily from the repurchase of the Company's common stock, at a cost of $4.9 million, along with an $837,000 increase in unrealized loss on securities. These decreases were offset by operating results of $3.9 million for the year, reduced by a $1.5 million cash dividend for the year, resulting in a net increase of $2.4 million in retained earnings.

Investment Activities

The investment policy of the Company, as approved by the Board of Directors, requires management to maintain adequate liquidity, to generate a favorable return on investments without incurring undue interest rate and credit risk and to complement the Company's lending activities. The Company primarily utilizes investments in securities for liquidity management and as a method of deploying excess funding not utilized for loan originations or purchases. Generally, the Company's investment policy is more restrictive than the OTS regulations allow and, accordingly, the Company has invested primarily in U.S. Government and agency securities, which qualify as liquid assets under the OTS regulations, federal funds and U.S. Government sponsored agency issued mortgage-backed securities. As required by SFAS No. 115, the Company has established an investment portfolio of securities that are categorized as held-to-maturity, available-for-sale or held for trading. The Company does not currently maintain a portfolio of securities categorized as held for trading. At September 30, 2000, the available-for-sale securities portfolio totaled $157.5 million, or 24.7% of assets, and the held-to-maturity portfolio totaled $30.3 million, or 4.8% of assets.

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

The following table sets forth certain information regarding the amortized cost and fair value of the Company's securities at the dates indicated.

                                                            At September 30,
                                                             (in thousands)
                                             2000                1999                1998
                                      Amortized    Fair   Amortized    Fair   Amortized    Fair
                                         Cost      Value     Cost      Value     Cost      Value
                                      ---------    -----  ---------    -----  ---------    -----
Investment securities:
 Debt securities held-to-maturity:
  Obligations of U.S. government
   agencies                            $26,785    $24,906  $26,783   $25,155   $31,770    $32,072
  Other securities                       3,551      3,223    3,549     3,160         -          -
                                       -------    -------  -------   -------   -------    -------
     Total                             $30,336    $28,129  $30,332   $28,315   $31,770    $32,072
                                       -------    -------  -------   -------   -------    -------
Debt securities available-for-sale:
 Obligations of U.S. Treasury and U.S.
  government agencies                  $39,477    $38,073  $43,464   $41,888   $55,661    $56,260
 Other securities                       60,639     55,881   85,048    80,077    47,867     48,732
                                       -------    -------  -------   -------   -------    -------
     Total                            $100,116    $93,954 $128,512  $121,965  $103,528   $104,992
                                       -------    -------  -------   -------   -------    -------

Equity securities available-for-sale:
 FHLB Stock                             $6,873     $6,873   $7,824    $7,824    $5,325     $5,325
 Freddie Mac Stock                         910      1,260      329     2,860       697      3,126
 Fannie Mae Stock                        1,000      1,003        -         -         -          -
 Other equity securities                   813      1,308      763       853         -          -
  Total equity securities available-for-
   sale                                  9,596     10,444    8,916    11,537     6,022      8,451
                                       -------    -------  -------   -------   -------    -------

Total debt and equity securities      $140,048   $132,527 $167,760  $161,817  $141,320   $145,515
                                       =======    =======  =======   =======   =======    =======

Mortgage-related securities available-for-
   sale:
 Freddie Mac                            $9,049     $8,918   $8,633    $8,533   $10,798    $10,933
 Fannie Mae                             16,301     16,089   13,311    13,068    14,337     14,604
 Ginnie Mae                              4,990      5,000    9,840     9,945    21,968     22,211
 Collateralized mortgage obligations    23,470     23,069   24,250    23,745    24,708     24,861
 Other securities                            -          -    1,052     1,042     3,042      3,042
                                       -------    -------  -------   -------   -------    -------
  Total mortgage-related securities
   available-for-sale                   53,810     53,076   57,086    56,333    74,853     75,651
                                       -------    -------  -------   -------   -------    -------
  Total mortgage-related securities     53,810     53,076   57,086    56,333    74,853     75,651
                                       =======    =======  =======   =======   =======    =======
Total securities                      $193,858   $185,603 $224,846  $218,150  $216,173   $221,166
                                       =======    =======  =======   =======   =======    =======

The table below sets forth certain information regarding the carrying value, weighted average yields and contractual maturities of the Company's investment securities and mortgage-related securities.

                                                            As of September 30, 2000
                                                            ------------------------
                                                                 (in thousands)
                                        Maturing     Maturing after  Maturing after  Maturing
                                       within one     one year but    5 years but    after 10
                                           year      within 5 years within 10 years    years       Total
                                       ----------    -------------- ---------------  ----------    -----
Available-for-sale securities:
Municipal securities                        -              -               -           $35,502    $35,502
Obligations of U.S. Government agencies   1,500          5,000           31,478          1,499     39,477
Mortgage-related securities                 -            1,631            9,046         43,133     53,810
Equity securities                         8,596            -               -             1,000      9,596
Trust Preferred securities                  -              -               -            13,729     13,729
Corporate Bonds                           3,504          7,904             -               -       11,408
                                         ------         ------           ------         ------     ------
Total securities at amortized cost      $13,600        $14,535          $40,524        $94,863   $163,522
                                         ======         ======           ======         ======     ======
Total securities at fair value          $14,432        $14,533          $39,152        $89,357   $157,474
                                         ======         ======           ======         ======     ======
Weighted Average Yield                    6.01%          6.92%            6.54%          6.26%      6.37%


Held-to-maturity securities:

 Municipal securities                       -              -               -            $3,551     $3,551
 Obligations of U.S. Government agencies    -              -               -            26,785     26,785
  Total securities at amortized cost       $-             $-              $-           $30,336    $30,336
                                         ======         ======           ======         ======     ======

  Total securities at fair value           $-             $-              $-           $28,129    $28,129
                                         ======         ======           ======         ======     ======
 Weighted Average Yield                     -              -               -             6.47%      6.47%


Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Weighted average yields are based on amortized cost including municipal securities which are not reported on a tax-equivalent basis.

Loans

Net loans increased $50.9 million from fiscal 1999. The largest increase was in multi-family and commercial real estate loans which increased $21.2 million to $52.7 million at September 30, 2000 due to marketing efforts and competitive pricing.

The following table sets forth the composition of the Company's loan portfolio in dollar amounts and as a percentage of the portfolio at the dates indicated.

                                                                 At September 30,
                                                                  (in thousands)
                                      2000                 1999              1998                 1997               1996

                                         Percent              Percent             Percent             Percent             Percent
                                Amount   of Total    Amount   of Total   Amount   of Total   Amount   of total   Amount   of Total

Real Estate Loans:
  One- to four-family         $205,790    48.90%    $196,885   53.43%   $176,924   61.74%   $179,101   67.78%   $170,773   69.68%
  Multi family and
   commercial                   52,669    12.51       31,497    8.55      11,938    4.17       6,701    2.54       4,429    1.81
  Construction                   3,152     0.75        3,983    1.08       3,759    1.31       5,818    2.20       5,129    2.09
   Total real estate
    loans                     $261,611    62.16     $232,365   63.06    $192,621   67.22    $191,620   72.52    $180,331   73.58
                              --------    -----     --------   -----    --------   -----    --------   -----    --------   -----

Consumer loans:
  Home equity loans
   and lines of credit        $ 72,416    17.21     $ 70,118   19.03    $ 52,244   18.23    $ 41,278   15.62    $ 38,054   15.53
  Automobile                    50,941    12.11       34,619    9.40      24,589    8.58      13,678    5.18      10,594    4.32
  Education                      3,516     0.84        2,796    0.76       2,351    0.82       2,348    0.89       2,538    1.04
  Unsecured lines of
   credit                        1,817     0.43        1,744    0.47       1,589    0.55       1,310    0.49         959    0.39
  Other                          8,021     1.91        5,571    1.51       3,423    1.20       3,229    1.22       3,309    1.35
                              --------    -----     --------   -----    --------   -----    --------   -----    --------   -----
    Total consumer
      loans                   $136,711    32.50     $114,848   31.17    $ 84,196   29.38    $ 61,843   23.40    $ 55,454   22.63
                              --------    -----     --------   -----    --------   -----    --------   -----    --------   -----
    Commercial loans          $ 22,481     5.34     $ 21,262    5.77    $  9,742    3.40    $ 10,775    4.08    $  9,280    3.79
                              --------    -----     --------   -----    --------   -----    --------   -----    --------   -----
    Total loans               $420,803   100.00%    $368,475  100.00%   $286,559  100.00%   $264,238  100.00%   $245,065  100.00%
                                         ======               ======              ======              ======              ======
Less:
    Deferred loan
      origination fees
      and discounts           $  1,536              $  1,361            $  1,580            $  1,497            $  1,419
    Allowance for
      loan losses                4,162                 2,924               2,273               1,272                 730
                              --------              --------            --------            --------            --------
     Total loans, net         $415,105              $364,190            $282,706            $261,469            $242,916
                              ========              ========            ========            ========            ========


Loan Maturity. The following table shows the remaining contractual maturity of the Company's total loans at September 30, 2000. The table does not include the effect of future principal prepayments.

                                                         At September 30, 2000
                                                             (in thousands)

                                                    Multi-
                                        One-to   Family and
                                         Four-   Commercial                                           Total
                                        Family   Real Estate  Construction(1)  Consumer  Commercial   Loans

     Amount due in:
      One year or less                  $10,417    $5,424          $-           $22,227    $10,441   $48,509
     After one year:
      More than one year to five years   41,461     6,108           -            64,881      3,369   115,819
      More than five years              153,912    41,137       3,152            49,603      8,671   256,475
                                       --------   -------      ------          --------    -------  --------
       Total amount due                $205,790   $52,669      $3,152          $136,711    $22,481  $420,803
                                       ========   =======      ======          ========    =======  ========

        (1) Construction loans, which consist of loans to the owner for the construction of one- to four-family residences, automatically convert to permanent financing upon completion of the construction phase.




The following table sets forth, at September 30, 2000, the dollar amount of loans contractually due after September 30, 2001, and whether such loans have fixed interest rates or adjustable interest rates.

                                                         Due After September 30, 2001
                                                                (in thousands)
                                                       Fixed                  Adjustable              Total

       Real estate loans:
         One- to four-family                           $91,056                 $104,317               $195,373
         Multi-family and commercial
           real estate                                  25,278                   21,967                 47,245
         Construction                                    1,158                    1,994                  3,152
                                                         -----                    -----                  -----
           Total real estate loans                     117,492                  128,278                245,770
                                                       -------                  -------                -------
         Consumer loans                                104,166                   10,318                114,484
         Commercial loans                                4,846                    7,194                 12,040
                                                         -----                    -----                 ------
           Total loans                                $226,504                 $145,790               $372,294
                                                      ========                 ========               ========


Non-Performing Assets and Impaired Loans. The following table sets forth information regarding non-performing loans, real estate owned ("REO") and other repossessed assets. At September 30, 2000, non-performing loans totaled $3.5 million consisting of 58 non-accrual loans, one impaired commercial loan for $2.0 million, and REO totaled $51,000 consisting of three one- to four-family loans. It is the policy of the Company to cease accruing interest on loans 90 days or more past due (unless the loan principal and interest are determined by management to be fully secured and in the process of collection) and to charge off all accrued interest. For the year ended September 30, 2000, the amount of additional interest income that would have been recognized on non-accrual loans if such loans had continued to perform in accordance with their contractual terms was $107,000. At September 30, 2000, the Company had a $5.0 million recorded investment in impaired loans, all of which had specific allowances totaling $1.6 million. At September 30, 1999, there was $1.8 million of impaired loans, all of which had specific loan loss allowances totaling $558,000.

                                                                                        At September 30,
                                                                                        (in thousands)
                                                          2000              1999             1998              1997          1996
   Non-performing loans:
    One- to four-family real estate                       $869              $848            $ 509              $622          $562
    Consumer                                               240               261              254               152           154
    Commercial                                           2,390               262              476                 -             -
                                                         -----               ---              ---                 -             -
      Total(1)                                          $3,499            $1,371            1,239               774           716
   Real estate owned (REO)(2)                               51                19               63               319           453
   Other repossessed assets(2)                             122                79               49                 -             -
                                                           ---                --               --                 -             -
      Total non-performing assets(3)                    $3,672            $1,469           $1,351            $1,093        $1,169
                                                        ======            ======           ======            ======        ======
   Troubled debt restructurings                              -                 -                -              $112             -
   Troubled debt restructurings and
    total non-performing assets                         $3,672            $1,469           $1,351            $1,205        $1,169
                                                        ======            ======           ======            ======        ======
   Total non-performing loans and
    troubled debt restructurings as
    a percentage of total loans                          0.83%             0.38%            0.43%             0.34%         0.29%
   Total non-performing assets and
    troubled debt restructurings as a
    percentage of total assets                           0.58%             0.24%            0.26%             0.33%         0.38%


(1) Total non-performing loans equal total non-accruing loans plus other impaired loans.
(2) Real estate owned balances and other repossessed assets are shown net of related loss allowances.
(3) Non-performing assets consist of non-performing loans, other repossessed assets and REO.

Allowance for Loan Losses. The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risks inherent in its loan portfolio given the state of the general and regional economy. The allowance for loan losses is maintained at an amount management considers adequate to cover estimated losses in loans receivable which are deemed probable and estimable based on information currently known to management. The allowance is based upon a number of factors, including current economic conditions, actual loss experience and industry trends. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to make additional provisions for estimated loan losses based upon their judgments about information available to them at the time of their examination. As of September 30, 2000, the Company's allowance for loan losses was .99% of total loans compared to .80% as of September 30, 1999. The increase in the allowance was the result of the impairment, as of September 30, 2000, of a borrower's ability to repay a $2.0 million commercial loan which was discovered by the Bank in early October 2000. This commercial loan is secured by a portfolio of NASDAQ-traded securities whose value has fluctuated greatly in recent periods. The Company will continue to monitor and modify its allowances for loan losses as conditions dictate. In light of the increased lending focus of the Company on loans involving greater risk than one- to four-family mortgage loans, and the anticipated future growth in such loans as a percentage of the Company's total loan portfolio, the Company recognizes that its allowance for loan losses as a percentage of total loans may need to increase in future periods.

     The following table sets forth activity in the Company's allowance for loan losses for the periods indicated.


                                                              At or for the Fiscal Years Ended September 30,
                                                                                (in thousands)

                                                 2000              1999             1998              1997             1996

        Allowance for loan losses,
        beginning of year                      $2,924            $2,273           $1,272              $730             $724
        Charged-off loans:
         One- to four-family real estate            3                10               19                66               34
         Consumer                                 244                91               57                66               60
                                                  ---                --               --                --               --
          Total charged-off loans                 247               101               76               132               94
                                                  ---               ---               --               ---               --
       Recoveries on loans previously
        charged off:
         One- to four-family real estate            -                 -                -                 -                -
         Consumer                                  18                 5               18                23                3
                                                   --                 -               --                --                -
         Total recoveries                          18                 5               18                23                3
                                                   --                 -               --                --                -
       Net loans charged-off                      229                96               58               109               91
       Provision for loan losses                1,467               747            1,059               651               97
                                                -----               ---            -----               ---               --
       Allowance for loan losses,
        end of period                          $4,162            $2,924           $2,273            $1,272             $730
                                               ======            ======           ======            ======             ====
       Net loans charged-off to average
        interest-earning loans                  0.06%             0.03%            0.02%             0.04%            0.04%
                                                -----             -----            -----             -----            -----
       Allowance for loan losses
        to total loans                          0.99%             0.80%            0.80%             0.48%            0.30%
                                                -----             -----            -----             -----            -----

       Allowance for loan losses to
        non-performing loans and troubled
        debt restructuring                    118.95%           213.27%          183.45%           143.57%          101.96%
                                              -------           -------          -------           -------          -------
       Net loans charged-off to allowance
        for loan losses                         5.50%             3.28%            2.55%             8.57%           12.47%
                                                -----             -----            -----             -----           ------
       Recoveries to charge-offs                7.29%             4.95%           23.68%            17.42%            3.19%
                                                -----             -----           ------            ------            -----

     The following table sets forth the Company's allowance for loan losses in each of the categories listed at the dates indicated and the percentage of such amounts to the total allowance and to total loans. These allocations are no more than estimates and are subject to revision as conditions change.

                                                                     At September 30,
                                                                      (in thousands)
                                     2000                                 1999                                 1998

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

Real Estate                 $979       23.52%     62.16%      $1,037      35.47%        63.06%      $748      32.91%        67.22%
Consumer                     489       11.75      32.50          424      14.50         31.17        300      13.20         29.38
Commercial                 2,268       54.49       5.34        1,072      36.67          5.77        546      24.02          3.40
Nonallocated                 426       10.24          -          391      13.36             -        679      29.87             -
  Total Allowance
  for loan losses         $4,162      100.00%    100.00%      $2,924     100.00%       100.00%    $2,273     100.00%       100.00%
                          ======      =======    =======      ======     =======       =======    ======     =======       =======


                                     1997                                 1996
                                                 Percent of                           Percent of
                                 % of Allowance   Loans in          % of Allowance     Loans in
                                    in each         each                 in each        each
                                  Category to    Category to           Category to    Category to
                                     Total          Total                 Total           Total
                          Amount   Allowance        Loans     Amount    Allowance         Loans

Real Estate                 $607       47.72%     72.52%        $427      58.49%        73.58%
Consumer                     194       15.25      23.40          157      21.51         22.63
Commercial                   141       11.09       4.08          146      20.00          3.79
Nonallocated                 330       25.94             -         -          -             -
  Total Allowance
  for loan losses         $1,272      100.00%    100.00%        $730     100.00%       100.00%
                          ======      =======    =======      ======     =======       =======




Sources of Funds

     General. Deposits, loan repayments and prepayments, proceeds from sales of loans, cash flows generated from operations and FHLB advances are the primary sources of the Company's funds for use in lending, investing and for other general purposes.

     Deposits. The Company offers a variety of deposit accounts with a range of interest rates and terms. The Company's deposits consist of checking, money market, savings, NOW, certificate accounts and Individual Retirement Accounts. More than 62.6% of the funds deposited in the Company are in certificate of deposit accounts. At September 30, 2000, core deposits (savings, NOW and money market accounts) represented 33.3% of total deposits. The flow of deposits is influenced significantly by general economic conditions, changes in money market rates, prevailing interest rates and competition. The Company's deposits are obtained predominantly from the areas in which its branch offices are located. The Company has historically relied primarily on customer service and long-standing relationships with customers to attract and retain these deposits; however, market interest rates, and rates offered by competing financial institutions, significantly affect the Company's ability to attract and retain deposits. The Company uses traditional means of advertising its deposit products, including radio and print media and generally does not solicit deposits from outside its market area.

     At September 30, 2000, the Company had $81.8 million in certificate accounts in amounts of $100,000 or more maturing as follows:

        Maturity Period                             Amount
                                                (in thousands)
        Three months or less                       $56,223
        Over 3 through 6 months                     15,252
        Over 6 through 12 months                     5,683
        Over 12 months                               4,689
                                                     -----
          Total                                    $81,847
                                                   =======


The following table sets forth the distribution of the Company's average deposit accounts for the periods indicated and the weighted average interest rates on each category of deposits presented and such information during the last three fiscal years. Averages for the periods presented utilize daily balances.

                                                               At September 30,
                                        2000                                1999                               1998
                                                                      (in thousands)

                                      Percent                             Percent                             Percent
                                       Total                               Total                               Total
                         Average      Average      Average     Average    Average      Average     Average     Average    Average
                         Balance      Deposits    Rate Paid    Balanc     Deposits    Rate Paid    Balance    Deposits   Rate Paid
Savings accounts         $68,095        18.1%       2.15%     $69,546       20.2%        2.11%     $71,102       22.6%       2.26%
Money Market
accounts                  23,502         6.3        4.05       19,353        5.6         3.38       14,509        4.6        2.91
NOW accounts              36,703         9.8        0.89       31,823        9.2         1.08       30,054        9.5        1.14
Certificates of Deposit  232,069        61.7        5.42      212,933       61.4         5.19      189,306       60.1        5.45
Non-interest-bearing
  deposits:
Demand deposits           15,573         4.1           -       12,409        3.6            -       10,003        3.2           -
   Total average
    deposits            $375,942       100.00%      4.07%    $346,064      100.00%       3.91%    $314,974      100.00%      4.04%


     Borrowings. The Bank utilizes advances from the FHLB of Pittsburgh as an alternative to retail deposits to fund its operations as part of its operating strategy. These FHLB advances are collateralized primarily by certain of the Bank's mortgage loans and mortgage-related securities and secondarily by the Bank's investment in capital stock of the FHLB of Pittsburgh. FHLB advances are made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. The maximum amount that the FHLB of Pittsburgh will advance to member institutions, including the Bank, fluctuates from time to time in accordance with the policies of the FHLB of Pittsburgh. At September 30, 2000, the Bank had $137.5 million in outstanding FHLB advances, compared to $156.0 million at September 30, 1999. Other borrowings consist of overnight retail repurchase agreements and for the periods presented were immaterial.

Liquidity and Capital Resources

The Company's primary sources of funds on a long-term and short-term basis are deposits, principal and interest payments on loans, mortgage-backed and investment securities and FHLB advances. The Company uses the funds generated to support its lending and investment activities as well as any other demands for liquidity such as deposit outflows. While maturities and scheduled amortization of loans are predictable sources of funds; deposit flows, mortgage prepayments and the exercise of call features are greatly influenced by general interest rates, economic conditions and competition. The Bank has continued to maintain the required levels of liquid assets as defined by OTS regulations. This requirement of the OTS, which may be varied at the direction of the OTS depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The Bank's current required liquidity ratio is 4.0%. At September 30, 2000 and 1999, the Bank's liquidity ratios were 6.7% and 8.7%, respectively.

At September 30, 2000, the Bank exceeded all of its regulatory capital requirements with a tangible capital level of $58.0 million, or 9.3% of total adjusted assets, which is above the required level of $9.4 million, or 1.5%; core capital of $58.0 million, or 9.3% of total adjusted assets, which is above the required level of $18.8 million, or 3.0%; and risk-based capital of $62.3 million, or 17.2% of risk-weighted assets, which is above the required level of $29.1 million, or 8.0%.

The initial impact of the Conversion on the liquidity and capital resources of the Company was significant as it substantially increased the liquid assets of the Company and the capital base on which the Company operates. Additionally, the Company invested the substantial majority of conversion proceeds in readily marketable investment grade securities which, if liquidity needs developed, could be sold by the Bank to provide additional liquidity. Further, the additional capital resulting from the offerings increased the capital base of the Bank. At September 30, 2000, the Bank had total equity, determined in accordance with GAAP, of $56.0 million, or 9.0% of total assets, which approximated the Bank's regulatory tangible capital at that date of 9.3% of assets. An institution with a ratio of tangible capital to total assets of greater than or equal to 5.0% is considered to be "well-capitalized" pursuant to OTS regulations.

The Bank's most liquid assets are cash and cash equivalents and its investment and mortgage-related securities available-for-sale. The levels of these assets are dependent on the Bank's operating, financing, lending and investing activities during any given period. At September 30, 2000, cash and cash equivalents and investment and mortgage-related securities available-for-sale totaled $163.8 million, or 25.7% of total assets.

The Bank has other sources of liquidity if a need for additional funds arises, including FHLB advances. At September 30, 2000, the Bank had $137.5 million in advances outstanding from the FHLB, and had an additional overall borrowing capacity from the FHLB of $281.7 million. Depending on market conditions, the pricing of deposit products and FHLB advances, the Bank may continue to rely on FHLB borrowings to fund asset growth.

At September 30, 2000, the Company had commitments to originate and purchase loans and unused outstanding lines of credit and undisbursed proceeds of construction mortgages totaling $45.1million. The Company anticipates that it will have sufficient funds available to meet its current loan origination commitments. Certificate accounts, including Individual Retirement Accounts ("IRA") and KEOGH accounts, which are scheduled to mature in less than one year from September 30, 2000, totaled $195.8 million. The Company expects that substantially all of the maturing certificate accounts will be retained by the Company at maturity.

Impact of Inflation and Changing Prices

The Consolidated Financial Statements and Notes thereto presented herein have been prepared in accordance with GAAP, which requires the measurement of financial position and operating results generally in terms of historical dollar amounts without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike industrial companies, nearly all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Impact of New Accounting Standards

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which was subsequently amended in July 1999 by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133" and amended again in June 2000 by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities, an Amendment to FASB No. 133." This Statement established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of certain foreign currency exposures. This statement became effective for fiscal years beginning after December 15, 1999. Earlier adoption was permitted. The Company adopted SFAS 133, prior to the issuance of SFAS 137 and SFAS 138, in its fiscal fourth quarter of 1998, including its provision for the potential reclassification of investments, resulting in a $56.2 million transfer of securities from held-to-maturity to available-for-sale and an increase of $597,000 of unrealized gains, net of taxes, on securities available for sale. The adoption of this statement did not affect operating results of the Company.

In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This statement supercedes and replaces the guidance in Statement 125. It revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, although it carries over most of Statement 125's provisions without reconsideration. The Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001 and for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. This Statement is to be applied prospectively with certain exceptions. Other than those exceptions, earlier or retroactive application of its accounting provisions is not permitted. The Company has not yet determined the impact, if any, of this statement on the Company's financial condition, equity, results of operations, or disclosure.

Market for Registrant's Common Equity And Related Stockholder Matters

The Company's common stock is traded on The American Stock Exchange under the symbol NEP. At September 30, 2000, the Company had 1,535 registered common stockholders of record. The following table sets forth the range of high and low sales prices for the common stock for the periods presented.

                     The closing market price of the common stock at September 30, 2000 was 11 1/2.

                                                                                   Stock Price Range
                                                                            Low                 High            Dividends
                       2000      1st quarter                               9 3/8             10 11/16              .07
                                 2nd quarter                               9 1/4                   10              .07
                                 3rd quarter                                   9               10 5/8              .08
                                 4th quarter                                  10               12 1/2              .08
                       1999      1st quarter                             8 15/16               13 1/4              N/A
                                 2nd quarter                              10 7/8               12 3/4              .05
                                 3rd quarter                                  10               11 5/8              .05
                                 4th quarter                                  10               12 1/4              .06



Quarterly Financial Data (unaudited)
(In Thousands, Except Per Share Amount)

                                         First                 Second                   Third                  Fourth
2000                                   Quarter                 Quarter                 Quarter                 Quarter
----                                   -------                 -------                 -------                 -------
Net Interest Income                    $4,725                  $4,706                  $4,615                  $4,569
Provision for Loan Losses                 205                     238                     141                     883
Other Operating Income                    501                     358                     513                     524
Other Operating Expense                 3,712                   3,553                   3,609                   3,653
Net Income                             $1,146                  $1,099                  $1,176                    $515
---------------------------------------------------------------------------------------------------------------------
Earnings Per Share
Basic                                    $.22                    $.23                   $.25                     $.11
Diluted                                  $.22                    $.22                   $.24                     $.11
---------------------------------------------------------------------------------------------------------------------
1999
----
Net Interest Income                    $4,333                  $4,331                 $4,568                   $4,620
Provision for Loan Losses                  47                     147                    149                      404
Other Operating Income                    384                     368                    671                      445
Other Operating Expense                 3,104                   3,224                  3,419                    3,648
Net Income                             $1,178                  $1,073                 $1,341                     $973
---------------------------------------------------------------------------------------------------------------------
Earnings Per Share
Basic                                    $.20                    $.19                   $.27                     $.19
Diluted                                  $.19                    $.19                   $.25                     $.18
---------------------------------------------------------------------------------------------------------------------

Consolidated  Statements of Financial  Condition
September 30, 2000 and 1999
(in thousands, except share and per share data)

                                                                            September 30,             September 30,
                                                                                2000                     1999
                                                                                ----                     ----
Assets
------
Cash and cash equivalents                                                       $6,295                   $4,177
Securities available-for-sale                                                  157,474                  189,835
Securities held-to-maturity (estimated fair value of $28,129
 in 2000 and $28,315 in 1999)                                                   30,336                   30,332
Loans (less allowance for loan losses of $4,162 for 2000 and $2,924 for 1999)  415,105                  364,190
Accrued interest receivable                                                      5,401                    4,769
Assets acquired through foreclosure                                                173                       98
Property and equipment, net                                                      9,878                    9,868
Other assets                                                                    12,680                    8,956
                                                                                ------                    -----

     Total assets                                                             $637,342                 $612,225
                                                                              ========                 ========

Liabilities and Equity
----------------------
Deposits                                                                     $419,671                  $375,983
Federal Home Loan Bank advances                                               137,461                   155,980
Other borrowings                                                                1,654                       524
Advances from borrowers for taxes and insurance                                   639                     1,040
Accrued interest payable                                                        2,472                     1,317
Other liabilities                                                               2,470                     1,905
                                                                                -----                     -----

     Total liabilities                                                       $564,367                  $536,749

Preferred stock ($.01 par value; 2,000,000 authorized shares; 0 shares issued)      -                         -
Common stock ($.01 par value; 16,000,000 authorized shares;
  6,427,350 shares issued)                                                         64                        64
Additional paid-in capital                                                     62,164                    62,119
Common stock acquired by stock benefit plans                                  (6,221)                   (7,066)
Retained earnings - substantially restricted                                   33,207                    30,818
Accumulated other comprehensive income (loss)                                 (3,711)                   (2,874)

Treasury stock, at cost (1,134,201 shares)                                   (12,528)                   (7,585)
                                                                             --------                   -------

     Total equity                                                             $72,975                   $75,476
                                                                              -------                   -------

               Total liabilities and equity                                  $637,342                  $612,225
                                                                             ========                  ========


See accompanying notes to consolidated financial statements

Consolidated Statements of Operations
For the Years Ended  September 30, 2000, 1999 and 1998
(in thousands, except per share data)

                                                                  2000                 1999                 1998
                                                                  ----                 ----                 ----
Interest Income:
Loans                                                          $31,221              $24,679              $21,650
Mortgage-related securities                                      3,693                4,190                3,362
Investment securities:
     Taxable                                                     7,184                5,631                4,345
     Non-taxable                                                 3,048                3,174                1,185
                                                                 -----                -----                -----
     Total interest income                                      45,146               37,674               30,542
                                                                ------               ------               ------

Interest expense:
Deposits                                                        15,311               13,516               12,715
Federal Home Loan Bank advances and other                       11,220                6,306                2,851
                                                                ------                -----                -----
     Total interest expense                                     26,531               19,822               15,566
                                                                ------               ------               ------

Net interest income                                             18,615               17,852               14,976

Provision for loan losses                                        1,467                  747                1,059
                                                                 -----                  ---                -----

Net interest income after provision for loan                    17,148               17,105               13,917
                                                                ------               ------               ------
losses

Non-interest income:
Service charges and other fees                                   1,246                  881                  678
Other income                                                       363                  426                  197
Insurance premium income                                           275                  276                   48
Gain (loss) on sale of:
        Real estate owned                                         (48)                 (56)                 (86)
        Loans                                                       24                  287                   55
        Available-for-sale securities                               37                   63                   62
        Other                                                      (1)                  (9)                    2
                                                                   ---                  ---                    -
     Total non-interest income                                   1,896                1,868                  956

Non-interest expense:
  Salaries and net employee benefits                             7,845                7,328                5,916
  Occupancy costs                                                1,956                1,721                1,581
  Federal deposit insurance premiums                               227                  294                  287
  Data processing                                                  610                  495                  286
  Professional fees                                                480                  714                  418
  Federal Home Loan Bank and other service charges                 670                  481                  392
  Charitable contributions                                          66                   93                4,934
  Other                                                          2,673                2,269                1,465
                                                                 -----                -----                -----
     Total non-interest expense                                 14,527               13,395               15,279

Income (loss) before income taxes                                4,517                5,578                (406)

Income tax expense (benefit)                                       581                1,013                (359)
                                                                   ---                -----                -----

Net income (loss)                                               $3,936               $4,565                $(47)
                                                                ======               ======                =====

Earnings per share -basic                                          .84                  .84            (.20) (a)
Earnings per share - diluted                                       .81                  .80            (.20) (a)


(a) Earnings per share is calculated since March 31, 1998, the date of the initial public offering. Had the weighted average shares been outstanding for the entire fiscal year, proforma earnings per share would have been $(.01).

See accompanying notes to consolidated financial statements

Consolidated Statements of Comprehensive Income
For the Years Ended September 30, 2000, 1999 and 1998
(in thousands)

                                                                            2000                 1999                1998
                                                                            ----                 ----                ----

Net income (loss)                                                         $3,936               $4,565               $(47)
Other comprehensive income (loss), net of tax
 Unrealized gains (losses) on securities:
Unrealized holding gains (losses) arising
during the period                                                          (813)              (5,710)               1,636
Less:  Reclassification adjustment for gains
included in net income                                                        24                   42                  41
                                                                              --                   --                  --

Other comprehensive income (loss)                                         $(837)             $(5,752)              $1,595
                                                                          ------             --------              ------
Comprehensive income (loss)                                               $3,099             $(1,187)              $1,548
                                                                          ======             ========              ======

Consolidated  Statements of Changes in Equity
For the Years Ended  September 30, 2000, 1999, and 1998
(in thousands)

                                                                      Common Stock                 Accumulated
                                                         Additional    Acquired by                    Other
                                             Common        Paid In    stock benefit    Retained   Comprehensive   Treasury   Total
                                              Stock        Capital        plans        Earnings   income (loss)     Stock    Equity
                                             ------      ---------    -------------    --------   -------------   --------   ------
Balance September 30, 1997                   $  -         $  -            $ -          $ 27,255    $  1,283          $ -    $ 28,538

Issuance of Common Stock ($.01 par value;
     16,000,000 authorized shares;
     6,427,350 shares issued)                    64                                                                               64
Additional paid-in Capital                                 61,959                                                             61,959
Unearned Employee Stock Ownership
     Plan (ESOP) shares                                                  (5,142)                                             (5,142)
ESOP shares committed to be released                          124           343                                                 467
Net changes in gains (losses) on
     securities available for sale, net of tax                                                        1,595                    1,595
Net loss                                                                                   (47)                                 (47)
                                            -------       -------        -------       -------      -------        -------  --------
Balance, September 30, 1998                  $   64      $ 62,083      $ (4,799)      $ 27,208     $  2,878          $ -    $ 87,434

Unearned stock awards                                                    (3,312)                                             (3,312)
ESOP shares committed to be released                           77           557                                                  634
Stock awards                                                  (41)          488                                                  447
Net changes in gains (losses) on
securities available for sale, net of tax                                                            (5,752)                 (5,752)
Treasury stock at cost, (626,667 shares)                                                                           (7,585)   (7,585)
Cash dividend paid                                                                       (955)                                 (955)
Net income                                                                              4,565                                  4,565
                                            -------       -------        -------       -------      -------        -------  --------
Balance, September 30, 1999                 $    64      $ 62,119      $ (7,066)     $ 30,818      $ (2,874)     $ (7,585)  $ 75,476

ESOP shares committed to be released                           89           328                                                  417
Stock awards                                                  (44)          517                                                  473
Net changes in (losses) on
securities available for sale, net of tax                                                              (837)                   (837)
Treasury stock at cost, (507,534 shares)                                                                           (4,943)   (4,943)
Cash dividend paid                                                                     (1,547)                               (1,547)
Net income                                                                              3,936                                  3,936
                                            -------       -------        -------       -------      -------        -------  --------
Balance, September 30, 2000                 $    64      $ 62,164      $ (6,221)      $ 33,207     $ (3,711)     $(12,528)  $ 72,975
                                            =======       =======        =======       =======      =======        =======  ========


See accompanying notes to consolidated financial statements

Consolidated Statements of Cash Flows
For the Years Ended September 30, 2000, 1999 and 1998
(in thousands)

                                                                               2000            1999            1998
                                                                               ----            ----            ----
Operating Activities:
Net Income (loss)                                                            $3,936          $4,565           $(47)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
     Provision (recovery) for REO loss                                          100              39             (4)
     Provision for loan losses                                                1,467             747           1,059
     Depreciation                                                             1,153             885             621
     Deferred income tax benefit                                              (362)           (193)         (1,929)
     Funding of First Federal Charitable Foundation                               -               -           4,761
     ESOP shares committed to be released                                       417             634             467
     Stock award expense                                                        473             447               -
     Amortization and accretion on:
        Held-to-maturity securities                                             (4)              34              77
        Available-for-sale securities                                       (2,337)             422             222
     Amortization of deferred loan fees                                       (159)           (618)           (338)
     (Gain) loss on sale of:
        Assets acquired through foreclosure                                      48              56              86
        Loans                                                                  (24)           (287)            (55)
        Available-for-sale securities                                          (37)            (63)            (62)
     (Gain) loss on disposal of property and equipment                            -               9             (2)
     Changes in assets and liabilities:
        Increase in accrued interest receivable                               (632)           (771)         (1,829)
        Increase in other assets                                            (2,825)         (2,258)           (371)
        Increase in accrued interest payable                                  1,155             289             283
        Increase (decrease) in accrued income taxes payable                   (271)           (562)             604
        Increase (decrease) in other liabilities                                832             635           (469)
                                                                                ---             ---           -----

            Net cash provided by operating activities                        $2,930         $ 4,010          $3,074
                                                                             ------         -------          ------

Investing Activities:
Net increase in loans                                                     $(54,619)       $(89,796)       $(30,490)
Proceeds from sale of:
   Available-for-sale securities                                             56,412          19,401           6,855
   Assets acquired through foreclosure                                          391             170             347
   Loans                                                                      1,806           8,219           8,365
Proceeds from repayments of held-to-maturity securities                           -          17,953          23,041
Proceeds from repayments of available-for-sale securities                     9,404          54,860          30,752
Proceeds from disposal of fixed assets                                           18              74               2
Purchase of:
   Held-to-maturity securities                                                    -        (16,549)        (72,166)
   Available-for-sale securities                                           (26,177)        (80,385)       (120,120)
   Office properties and equipment                                          (1,181)         (2,188)         (2,507)
    Federal Home Loan Bank stock                                            (6,274)         (4,275)         (3,271)
                                                                            -------         -------         -------

Net cash used in investing activities                                     $(20,220)       $(92,516)      $(159,192)
                                                                          ---------       ---------      ----------

See accompanying notes to consolidated financial statements

Consolidated Statements of Cash Flows
For the Years Ended September 30, 2000, 1999 and 1998
(in thousands)

                                                                           2000            1999             1998
                                                                           ----            ----             ----

Financing Activities:
  Net increase in deposit accounts                                      $43,570         $51,978           $9,882
  Net increase (decrease) in Federal Home Loan Bank                    (18,500)         (1,500)           18,000
   short-term advances
  Borrowings of Federal Home Loan Bank
     long-term advances                                                  30,000          51,000           65,000
  Repayments of Federal Home Loan Bank long-term advances              (30,019)            (18)             (18)
  Net increase (decrease) in advances from
    borrowers for taxes and insurance                                     (401)             323              240
  Net increase (decrease) in other borrowings                             1,248           (301)              733
  Net proceeds from issuance of common stock                                  -               -           52,120
  Purchase of common stock for stock
   incentive plan                                                             -         (3,312)                -
  Purchase of treasury stock                                            (4,943)         (7,585)                -
  Cash dividend on common stock                                         (1,547)           (955)                -
                                                                        -------           -----  -----         -

     Net cash provided by financing activities                          $19,408         $89,630         $145,957
                                                                        -------         -------         --------

Increase (decrease) in cash and cash equivalents                          2,118           1,124         (10,161)

Cash and cash equivalents, beginning of year                              4,177           3,053           13,214
                                                                          -----           -----           ------

Cash and cash equivalents, end of year                                   $6,295          $4,177           $3,053
                                                                         ======          ======           ======

Supplemental  disclosures  of cash flow  information:
Cash paid during the year for:
     Interest                                                           $25,642         $19,533          $15,284
                                                                        =======         =======          =======
     Income taxes                                                        $1,020          $1,726             $665
                                                                         ======          ======             ====

Supplemental disclosure - non-cash and financing information:
Transfer from loans to real estate owned                                   $614            $251             $222
                                                                           ====            ====             ====
Transfer of held-to-maturity securities to
  available-for-sale                                                        N/A             N/A          $56,203
                                                                            ===             ===          =======

Net change in unrealized gains (losses) on securities
available-for-sale, net of tax                                           $(837)        $(5,752)           $1,595
                                                                         ======        ========           ======

See accompanying notes to consolidated financial statements

1. Summary of Significant Accounting Policies.
Business.
Northeast Pennsylvania Financial Corp. (the "Company") provides a wide range of banking services to individual and corporate customers through its community offices in Northeastern and Central Pennsylvania and through its principal subsidiary, First Federal Bank ("the Bank") . The Bank serves its loan customers through a loan production office located in Monroe County, Pennsylvania. All of the offices are full-service and offer commercial and retail products. These products include checking accounts (interest and non-interest bearing), savings accounts, certificates of deposit, commercial and consumer loans, real estate loans, and home equity loans. The Company is subject to competition from other financial institutions and other companies that provide financial services. The Company is subject to the regulations of certain federal agencies and undergoes periodic examinations by those regulatory authorities.

Principles  of  Consolidation  and  Presentation.
The accompanying financial statements of the Company include the accounts of First Federal Bank, Abstractors, Inc., FIDACO, Inc., and Northeast Pennsylvania Trust Co.. First Federal Bank, Abstractors, Inc. and Northeast Pennsylvania Trust Co. are wholly-owned subsidiaries of Northeast Pennsylvania Financial Corp.. Abstractors, Inc. is a title insurance agency. Northeast Pennsylvania Trust Co. offers trust, estate and asset management services and products. FIDACO, Inc. is an inactive subsidiary of First Federal Bank with the only major asset being an investment in Hazleton Community Development Corporation. All material inter-company balances and transactions have been eliminated in consolidation. Prior period amounts are reclassified, when necessary, to conform with the current year's presentation.

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

Property and Equipment. Property and equipment are stated at cost less accumulated depreciation. Depreciation for each class of depreciable asset is computed using the straight-line method over the estimated useful lives of the assets (39 years for buildings and 3 to 7 years for furniture and equipment). When assets are retired, or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts. The cost of maintenance and repairs is charged to expense as incurred and renewals and betterments are capitalized.

Intangible Assets. Intangible assets include a core deposit intangible goodwill from a branch acquisition and goodwill on the purchase of the title insurance company, which represents the excess cost over fair value of assets acquired and liabilities assumed. The core deposit intangible is being amortized to expense over a ten-year life on an accelerated basis, and goodwill is being amortized to expense using the straight-line method over periods of five and six years, respectively. The carrying amount of intangible assets at September 30, 2000 and 1999 is, net of accumulated amortization, $1.3 and $1.6 million, respectively.

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

Retained earnings at September 30, 2000 and 1999 include approximately $8.3 million, for which no provision for Federal income tax has been made. These amounts represent allocations of earnings to bad debt reserves for tax purposes and are a restriction upon retained earnings. If, in the future, this portion of retained earnings is reduced for any purpose other than tax bad debt losses, federal income taxes may be imposed at the then applicable rates.

Earnings per Share. Earnings per share, basic and diluted, were $.84 and $.81.for the year ended September 30, 2000, $.84 and $.80, respectively, for the year ended September 30, 1999, and $(.20) for the six months ended September 30, 1998

The  following  table  presents  the   reconciliation   of  the  numerators  and
denominators of the basic and diluted EPS computations:

                                                              For the Year Ended    For the Year Ended       For the Six Months
                                                               September 30,           September 30,         Ended September 30,
   Basic:                                                          2000                   1999                      1998
                                                              ------------------------------------------------------------------
   Net Income (loss)                                               $3,935,652              $4,565,480         $(1,204,000)
                                                                   ==========              ==========         ============
   Weighted average shares outstanding                              4,551,672               5,368,458            5,913,162
   Plus: ESOP shares released or committed
       to be released                                                 115,694                  65,464                8,570
                                                                      -------                  ------                -----
         Basic Shares Outstanding                                   4,667,366               5,433,922            5,921,732
                                                                    =========               =========            =========

   Earnings per share - basic                                            $.84                    $.84               $(.20)
                                                                         ====                    ====               ======

   Diluted(1):
   Net Income (loss)                                               $3,935,652              $4,565,480         $(1,204,000)
                                                                   ==========              ==========         ============

   Basic weighted shares outstanding                                4,667,366               5,433,922            5,921,732
   Dilutive Instruments:
       Dilutive effect of outstanding stock options                        11                       -                    -
       Dilutive effect of stock awards                                193,869                 242,790                    -
                                                                      -------                 ----------------------------
         Dilutive shares outstanding                                4,861,246               5,676,712            5,921,732
                                                                    =========               =========            =========

   Earnings per share - diluted                                          $.81                    $.80               $(.20)
                                                                         ====                    ====               ======

The company had 506,985 and 618,355 anti-dilutive common stock options outstanding as of September 30, 2000 and 1999, respectively. These options are not included in the calculation of diluted earnings per share for the periods presented.

(1) Diluted earnings per share include the dilutive effect of the Company's weighted average stock options/awards outstanding using the Treasury Stock method.

2.       Conversion to Stock Form of Ownership

The Company is a business corporation formed at the direction of the Bank under the laws of Delaware on December 16, 1997. On March 31, 1998: (i) the Bank converted from a federally chartered mutual savings and loan association to a federally chartered stock savings bank; (ii) the Bank issued all of its outstanding capital stock to the Company; and (iii) the Company consummated its initial public offering of common stock, par value $.01 per share (the "common stock"), by selling at a price of $10.00 per share, 5,437,062 shares of common stock to certain eligible account holders of the Bank who had subscribed for such shares (collectively, the "Conversion"), by selling 514,188 shares to the Bank's Employee Stock Ownership Plan and related trust ("ESOP") and by contributing 476,100 shares of common stock to The First Federal Charitable Foundation (the "Foundation"), a charitable foundation dedicated to the communities served by the Bank. The common stock contributed by the Company to the Foundation at a value of $4.8 million was charged to expense. The Conversion resulted in net proceeds of $52.1 million, after expenses of $2.2 million. Net proceeds of $25.0 million were invested in the Bank to increase the Bank's tangible capital to 13.3% of the Bank's total adjusted assets.

The Bank established a liquidation account at the time of the conversion in an amount equal to the equity of the Bank as of the date of its latest balance sheet date, September 30, 1997, contained in the final Prospectus used in connection with the Conversion. In the unlikely event of a complete liquidation of the Bank, (and only in such an event), eligible depositors who continue to maintain accounts at the Bank shall be entitled to receive a distribution from the liquidation account. The total amount of the liquidation account, which decreases if the balances of eligible deposits decrease at the annual determination dates, approximated $6.8 million at September 30, 2000.

The Company may not declare nor pay dividends on its stock if such declaration and payment would violate statutory or regulatory requirements.

In addition to the 16,000,000 authorized shares of common stock, the Company authorized 2,000,000 shares of preferred stock with a par value of $.01 per share (the "preferred stock"). The Board of Directors is authorized, subject to any limitations by law, to provide for the issuance of the shares of preferred stock in series, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. As of September 30, 2000, there were no shares of preferred stock issued.

3.Securities.
Securities are summarized as follows:

                                                                                    SEPTEMBER 30, 2000
                                                                                    ------------------
                                                                                       (in thousands)
                                                                                  Gross              Gross
                                                              Amortized         Unrealized        Unrealized               Fair
                                                                 Cost             Gains             Losses                Value
                                                              ---------------------------------------------------------------------
Available-for-sale securities:

   Municipal securities                                         $35,503               $-           $(2,471)              $33,032
   Obligations of U.S. Government agencies                       39,477                -            (1,404)               38,073
   Mortgage-related securities                                   53,810               88              (822)               53,076
   Trust Preferred securities                                    13,729                -            (2,296)               11,433
   Corporate Bonds                                               11,407               22               (13)               11,416
                                                                 ---------------------------------------------------------------
     Total debt securities                                      153,926              110            (7,006)             147,030

   FHLB                                                           6,873                -                  -                6,873
   Freddie Mac                                                      910              350                  -                1,260
   Fannie Mae                                                     1,000                3                  -                1,003
   Other equity securities                                          813              497                (2)                1,308
                                                                    ------------------------------------------------------------

     Total equity securities                                      9,596              850                (2)               10,444
           Total                                               $163,522             $960           $(7,008)             $157,474
                                                               ========             ====           ========             ========

Held-to-maturity securities:

   Municipal securities                                          $3,551               $-             $(328)               $3,223
   Obligations of U.S. government agencies                       26,785                -            (1,879)               24,906
                                                                 ---------------------------------------------------------------

           Total                                                $30,336               $-           $(2,207)             $28,129
                                                                =======               ==           ========             =======

                                                                                   SEPTEMBER 30, 1999
                                                                                   ------------------
                                                                                       (in thousands)
                                                                                   Gross              Gross
                                                              Amortized         Unrealized         Unrealized               Fair
                                                                Cost               Gains             Losses                Value
                                                              ---------         ----------         ----------              -----
Available-for-sale securities:

   Municipal securities                                         $68,783              $83           $(3,893)              $64,973
   Obligations of U.S. Government agencies                       43,464                2            (1,578)               41,888
   Mortgage-related securities                                   57,086              213              (966)               56,333
   Trust Preferred securities                                    13,749                5            (1,172)               12,582
   Corporate Bonds                                                2,516                6                  -                2,522
                                                               --------          -------           --------              -------
     Total debt securities                                      185,598              309            (7,609)              178,298

   FHLB                                                           7,824                -                  -                7,824
   Freddie Mac                                                      329            2,531                  -                2,860
   Other equity securities                                          763               92                (2)                  853
                                                               --------          -------           --------              -------
     Total equity securities                                      8,916            2,623                (2)               11,537

         Total                                                 $194,514           $2,932           $(7,611)             $189,835
                                                               ========           ======           ========             ========

Held-to-maturity securities:

   Municipal securities                                          $3,549               $-             $(389)               $3,160
   Obligations of U.S. government agencies                       26,783                -            (1,628)               25,155
                                                               --------          -------           --------              -------


         Total                                                  $30,332               $-           $(2,017)              $28,315
                                                                =======               ==           ========              =======


The amortized cost and estimated fair value of securities by contractual maturity:

                                                                       September 30, 2000
                                                                       ------------------
                                                                         (in thousands)

                                              Maturing     Maturing after  Maturing after   Maturing
                                             within one    one year but     5 years but     after 10
                                                year      ithin 5 years    within 10 years   years       Total
                                             -------------------------------------------------------------------
Available-for-sale securities:

   Municipal securities                          $-                $-              $-       $35,503      $35,503
   Obligations of U.S. Government agencies    1,500             5,000          31,478         1,499       39,477
   Mortgage-related securities                    -             1,631           9,046        43,133       53,810
   Equity securities                          8,596                 -               -         1,000        9,596
   Trust Preferred securities                     -                 -               -        13,729       13,729
   Corporate Bonds                            3,504             7,903               -             -       11,407
                                              ------------------------------------------------------------------
     Total securities at amortized cost     $13,600           $14,534         $40,524       $94,864     $163,522

     Total securities at fair value         $14,432           $14,533         $39,152       $89,357     $157,474

   Weighted Average Yield                     6.01%             6.92%           6.54%         6.26%        6.37%



Held-to-maturity securities:

   Municipal securities                          $-                $-              $-        $3,551       $3,551
   Obligations of U.S. Government agencies        -                 -               -        26,785       26,785
                                          ----------------------------------------------------------------------
     Total securities at amortized cost          $-                $-              $-       $30,336      $30,336

     Total securities at fair value              $-                $-              $-       $28,129      $28,129
   Weighted Average Yield                         -                 -               -         6.47%        6.47%



Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Weighted average yields are based on amortized cost including municipal securities which are not reported on a tax-equivalent basis.

Proceeds from sales of securities available for sale during the year ended September 30, 2000 were $56,412,000 resulting in gross realized gains of $2,279,091 and gross realized losses of $2,241,950. Proceeds from sales of securities available for sale during the year ended September 30, 1999 were $19,401,000 resulting in gross realized gains of $111,775 and gross realized losses of $48,254. Proceeds from sales of securities available for sale during the year ended September 30, 1998 were $6,855,000 resulting in gross realized gains of $70,003 and gross realized losses of $7,680.

Securities, carried at approximately $85,691,746, at September 30, 2000, were pledged to secure public deposits as required by law.

On July 1, 1998, the Bank transferred certain held-to-maturity securities to the available-for-sale investment portfolio. The amortized cost of the securities was approximately $56,200,000 with an unrealized gain net of taxes of approximately $597,000. This transfer was in accordance with a special reassessment provision contained within Statement of Financial Accounting Standard No. 133 "Accounting for Derivative Instruments and Hedging Activities," which was adopted by the Bank as of July 1, 1998.

4. Loans

Loans are summarized as follows:

                                                                              At September 30,
                                                                              ----------------
                                                                                (in thousands)
                                                                    2000                              1999
                                                                    ----                              ----
Real Estate loans:
   One- to four-family                                           $205,790                           $196,885
   Multi-family and commercial                                     52,669                             31,497
   Construction                                                     3,152                              3,983
                                                                    -----                              -----
Total real estate loans                                          $261,611                           $232,365
                                                                 --------                           --------

Consumer Loans:
   Home equity loans and lines of credit                          $72,416                            $70,118
   Automobile                                                      50,941                             34,619
   Education                                                        3,516                              2,796
   Unsecured lines of credit                                        1,817                              1,744
   Other                                                            8,021                              5,571
                                                                    -----                              -----
Total consumer loans                                             $136,711                           $114,848
                                                                 --------                           --------
Commercial loans                                                  $22,481                            $21,262
                                                                  -------                            -------
Total loans                                                      $420,803                           $368,475
     Less:
     Allowances for loan losses                                   (4,162)                            (2,924)
     Deferred loan origination fees                               (1,536)                            (1,361)
                                                                  -------                            -------
Total loans, net                                                 $415,105                           $364,190
                                                                 ========                           ========

Impaired loans and the related specific loan loss allowances were as follows:

                                                                  September 30,
                                                                  -------------
                                                                  (in thousands)
                                            2000                                                          1999
                                            ----                                                          ----

                                             Allowance                                              Allowance
                                 Recorded       for          Net                       Recorded       for           Net
                               Investments    Losses     Investments                Investments      Losses     Investments

Non-accrual loans:
     With specific allowances     $1,608         $345       $1,263                     $1,371         $459          $912

Other impaired loans:
     With specific allowances     $3,418       $1,233       $2,185                       $414          $99          $315
                                  ------       ------       ------                     ------         ----         -----
                                  $5,026       $1,578       $3,448                     $1,785         $558        $1,227
                                  ======       ======       ======                     ======         ====

The average net recorded investment in impaired loans for the years ended September 30, 2000, 1999, and 1998, respectively, was $2,107,392, $1,166,594, and $898,266. The related amount of interest income recognized on impaired loans was $257,000, $90,000, and $73,000 for the years ended September 30, 2000, 1999, and 1998, respectively.

Non-accrual loans totaled $1,608,000, $1,371,000, and $1,239,000 at September 30, 2000,1999, and 1998, respectively. Loans in non-accrual status as of September 30, 2000, 1999, and 1998 had interest due but not recognized of approximately $107,000, $70,000, and $58,000, respectively. The amount of interest income on these loans that was included in net income in fiscal year 2000, 1999, and 1998 was $70,000, $69,000, and $55,000, respectively. There were no troubled debt restructuring loans at September 30, 2000 and 1999. The Bank has no commitments to lend additional funds to borrowers whose loans were classified as non-performing or troubled debt restructuring.

The increase in impaired loans and the allowance for loan losses relates to the impairment, as of September 30, 2000, of a borrowers ability to repay a $2.0 million commercial loan which was discovered by the Bank in early October 2000. This commercial loan is secured by a portfolio of NASDAQ traded securities whose value has fluctuated greatly in recent periods.

The activity in the allowance for loan losses is as follows:

                                                               September 30,
                                                               -------------
                                                               (in thousands)
                                                   2000                1999               1998
                                                   ----                ----               ----


Balance, beginning                               $2,924              $2,273             $1,272
Provision charged to income                       1,467                 747              1,059
Charge-offs                                       (247)               (101)               (76)
Recoveries                                           18                   5                 18
                                                     --                   -                 --

Balance, ending                                  $4,162              $2,924             $2,273
                                                 ======              ======             ======

An analysis of the activity of loans to directors and executive officers is as follows:

                                                          September 30, 2000
                                                          ------------------
                                                           (in thousands)
Balance, beginning of year                                      $1,373
New loans and line of credit advances                              825
Repayments                                                       (295)
                                                                 -----

Balance end of year                                             $1,903
                                                                ======

5.  Mortgage Servicing Activity

A summary of mortgage servicing rights activity follows:

                                                   Years Ended September 30,
                                                   -------------------------
                                                        (in thousands)

                                                                   2000             1999
                                                                   ----             ----

Balance, beginning of year                                         $303              $62
Originated servicing rights                                           7              275
Amortization                                                       (59)             (34)
                                                                   ----             ----

Balance, end of year                                               $251             $303
                                                                   ====             ====

At September 30, 2000, 1999, and 1998, the Bank serviced loans for others of $37,382,920, $49,741,195, and $15,805,965, respectively. Loans serviced by others for the Bank as of September 30, 2000, 1999, and 1998 were $64,248,557, $60,341,796, and $5,960,235, respectively.

6.       Office Properties and Equipment

Properties and equipment by major classification are summarized as follows:

                                                                      September 30,
                                                                      -------------
                                                                     (in thousands)
                                                                   2000              1999
                                                                   ----              ----

Land                                                             $1,231            $1,184
Buildings and improvements                                        8,840             8,843
Furniture, fixtures and equipment                                 6,005             5,008
Leasehold improvements                                              845               844
                                                                    ---               ---

Total                                                           $16,921           $15,879

Less accumulated depreciation                                     7,043             6,011
                                                                  -----             -----

Net                                                              $9,878            $9,868
                                                                 ======            ======


The Bank has entered into operating leases for several of its branch facilities and operating departments. The minimum annual rental payments under these leases at September 30, 2000, are as follows:

                                                                 Years Ending September 30,
                                                                 --------------------------
                                                                      (in thousands)

                                                     2001                   $291
                                                     2002                    186
                                                     2003                   140
                                                     2004                     66
                                                     2005                     11
                                                     2006 and after            5
                                                                               -
                                                     Total                  $699
                                                                            ====

Rent expense was $212,000, $230,000, and $263,000, for the years ended September 30, 2000, 1999, and 1998, respectively.

7. Deposits

Deposits consist of the following major classifications:

                                                                            At September 30,
                                                                            ----------------
                                                                             (in thousands)
                                                                     2000                          1999
                                                                     ----                          ----

                                                    Weighted                                     Weighted
                                                     Average                      Percent of   Average Rate               Percent of
                                                      Rate           Amount         Total                        Amount      Total
                                                    --------         ------       ----------   ------------      ------   ----------
Savings accounts
(passbook, statement, clubs)                           2.48%        $70,369        16.77%          2.08%       $69,667        18.53%
Money market accounts                                   4.87         31,635          7.50           3.60        21,132          5.62
Certificates of deposit
less than $100,000                                      5.59        180,775         43.08           5.32       185,790         49.41
Certificates of deposit
greater than $100,000 (A)                               5.59         81,847         19.50           5.32        51,200         13.62
NOW Accounts                                            1.32         37,781          9.00           1.32        35,339          9.40
Non-interest bearing deposits                              -         17,264          4.11              -        12,855          3.42
                                                           -         ------          ----              -        ------          ----

Total deposits at end of period                        3.80%       $419,671       100.00%          3.71%      $375,983       100.00%
                                                       =====       ========       =======          =====      ========       =======

(A) Deposit balances in excess of $100,000 are not federally insured.


The certificates of deposit frequently are renewed at maturity rather than paid out; a summary of certificates by contractual maturity at September 30, 2000 is as follows:

                                                  Years Ending September 30,
                                                  --------------------------
                                                       (in thousands)

                                                                                 Amount

                                            2001                               $195,775
                                            2002                                 45,275
                                            2003                                 17,447
                                            2004                                  2,550
                                            2005                                  1,575
                                            2006 and after                            0
                                                                                      -
                                            Total                              $262,622
                                                                               ========


Interest expense on deposits is comprised of the following:

                                                                    Years Ended September 30,
                                                                    -------------------------
                                                                   (in thousands)

                                                    2000                   1999                   1998
                                                    ----                   ----                   ----


Savings accounts                                  $1,463                 $1,464                 $1,607
Money market accounts                                954                    655                    417
Certificates less than $100,000                   10,299                  9,381                  9,139
Certificates greater than
$100,000                                           2,269                  1,672                  1,180
NOW Accounts                                         326                    344                    372
                                                     ---                    ---                    ---


Total                                            $15,311                $13,516                $12,715
                                                 =======                =======                =======


8. Federal Home Loan Bank Advances

Under terms of its collateral agreement with the Federal Home Loan Bank of Pittsburgh ("FHLB"), the Bank maintains otherwise unencumbered qualifying assets (principally 1-4 family residential mortgage loans and U.S. Government and Agency notes and bonds) in the amount of at least as much as its advances from the FHLB. The Bank's FHLB stock is also pledged to secure these advances. At September 30, 2000 and 1999, such advances mature as follows:





         Due by September 30,               Weighted Average Rate               September 30, 2000
         -----------------------------------------------------------------------------------------
                                                                                   (in thousands)
              2001                                 6.51%                             $47,000
              2002                                    -                                    -
              2003                                    -                                    -
              2004                                 4.50                                   98
              2005                                 6.43                               50,000
              Thereafter                           5.34                               40,363
                                                   ----                               ------

              Total FHLB advances                  6.13%                            $137,461
                                                   =====                             =======

         Due by September 30,               Weighted Average Rate               September 30, 1999
         -----------------------------------------------------------------------------------------
                                                                                   (in thousands)
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
                                                   =====                             =======


The Bank has included in the preceding table annually renewable lines of credit totaling $75,000,000. The Bank, from time to time, has used the lines of credit to meet liquidity needs. At September 30, 2000 and 1999, the balances outstanding on the lines of credit were $6,000,000 and $24,500,000, respectively, with interest rates at the overnight FHLB borrowing rate which was 6.77% at September 30, 2000.

The Bank has utilized advances from the FHLB which have callable features. The advances have a fixed rate for a specified period of time after which the FHLB can, at its option, convert the advance to a variable rate. The Bank, at the same time, can repay the advance penalty free.

9. Income Taxes

The Small Business Job Protection Act of 1996, enacted August 20, 1996, provides for the repeal of the tax bad debt deduction computed under the percentage of taxable income method. Upon repeal, the Bank is required to recapture into income, over a six year period, the portion of its tax bad debt reserves that exceed its base year reserves (i.e., tax reserves for tax years beginning before 1988). The base year tax reserves, which may be subject to recapture if the Bank ceases to qualify as a bank for Federal income tax purposes, are restricted with respect to certain distributions. The Bank's total tax bad debt reserves at September 30, 2000, are approximately $8.6 million, of which $8.3 million represents the base year amount and $316,000 is subject to recapture. The Bank has previously recorded a deferred tax liability for the amount to be recaptured; therefore, this recapture will not impact the statement of income.

The  provision   (benefit)  for  income  taxes  is  summarized  as  follows  (in thousands):

                                                     Year Ended September 30,
                                                     -----------------------

                                        2000                       1999                      1998
                                        ----                       ----                      ----

Current:
     Federal                            $769                     $1,021                    $1,434
     State                               174                        185                       136
Deferred - Federal                     (362)                      (193)                   (1,929)
                                       -----                      -----                   -------

Total                                   $581                     $1,013                    $(359)
                                         ===                      =====                     =====


The provision (benefit) for income taxes differs from the statutory rate due to the following (in thousands):

                                                     Year Ended September 30,



                                                       2000                    1999                    1998
                                                       ----                    ----                    ----

Federal income tax (benefit) at
statutory rate                                       $1,536                  $1,897                 $ (138)
Tax exempt interest, net                            (1,003)                 (1,013)                   (409)
State taxes, net of Federal benefit                     115                     122                      90
Excess ESOP compensation expense                       (69)                      23                      42
Other, net                                            (148)                    (16)                      56
Increase in valuation allowance for
deferred tax assets                                     150                       -                       -
                                                        ---                       -                       -

Total                                                  $581                  $1,013                 $ (359)
                                                        ===                   =====                   =====


The components of the net deferred tax liability (asset) are as follows (in thousands):

                                                                          September 30,

                                                                    2000                  1999
                                                                    ----                  ----
Deferred tax assets:
     Loan fees and costs                                           $(44)                $(108)
     ESOP funding difference                                       (132)                 (131)
     Recognition and retention plan                                (145)                 (153)
     Deferred compensation                                         (230)                 (195)
     Foreclosed asset writedowns                                     (8)                   (8)
     Unrealized losses on available-for-sale                     (2,338)               (1,805)
     securities
     Accrued hospitalization                                        (52)                  (42)
     Charitable contributions                                    (1,371)               (1,445)
     Book bad debt reserves - loans                              (1,509)               (1,088)
     Intangibles amortization                                      (101)                  (37)
     Investment writedown                                           (36)                     -
     AMT credit carryforward                                        (30)                     -
                                                                    ----                     -

     Gross deferred tax assets                                  $(5,996)              $(5,012)
                                                                --------              --------

     Valuation allowance                                            $150                    $-
                                                                    ----                    --

     Net deferred tax asset                                     $(5,846)              $(5,012)
                                                                --------              --------


Deferred tax liabilities:
     Depreciation                                                $68                   $91
     Accretion                                                    34                    36
     Tax bad debt reserves in excess of base                     108                   143
     year
     Title plant                                                  26                    26
                                                                  --                    --

     Gross deferred tax liabilities                              236                   296
                                                                 ---                   ---

          Net deferred tax liability (asset)                $(5,610)              $(4,716)
                                                            ========              ========

Deferred income taxes reflect the net tax-effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Based on the Company's history of prior operating earnings and its expectation of the future, management believes that taxable income will more likely than not be sufficient to realize the net deferred tax asset of $5.6 million at September 30, 2000. A valuation allowance of $150,000 was established during the year ended September 30, 2000 to offset a portion of the charitable contribution carryforward that management believes may not be realizable. Such charitable contribution carryover will expire on September 30, 2003 if not utilized.

10.  Stock Option Plan
The Company adopted a stock option plan in October 1998 ("the Plan") for officers, directors and certain employees of the Company or its subsidiaries. Pursuant to the terms of the Plan, the number of common shares reserved for issuance is 642,735. All options have been issued at not less than fair market value at the date of grant and expire in 10 years from date of grant. All stock options granted vest over a five year period from the date of grant. In November 1999, the Company adopted the 2000 Stock Option Plan. The 2000 plan reserves an additional 173,624 shares for issuance. At September 30, 2000, 183,977 shares of the plans remain unawarded.

A summary of the status of the Company's Stock Option Plan as of September 30, 2000 and changes during the year is presented below:

                                                             2000                                          1999
                                                             ----                                          ----

                                                                            Weighted-                              Weighted-
                                                                             Average                                Average
                                                          Shares         Exercise Price           Shares         Exercise Price
Stock Options:
Outstanding at beginning of year                         618,355              $11.68                    -                $ -
Granted                                                   18,510               10.52              627,220              11.60
Forfeited                                                (4,483)                9.78              (8,865)              11.75
                                                         -------                ----              -------              -----
Outstanding at end of year                               632,382               $9.98              618,355             $11.68
Exercisable at end of year                               125,398                                        -                  -
Weighted-average fair value
of options granted                                         $3.72                                    $4.09

The Black-Scholes option pricing model was used to determine the grant-date fair-value of options. Significant assumptions used in the model included a weighted average risk-free rate of return of 5.8% in 2000; expected option life of 10 years; and expected stock price volatility of 29.06% for 2000 awards; expected dividend yield of 3.03%.

In October 1995, the FASB Issued SFAS No. 123, "Accounting for Stock-Based Compensation." This Statement encourages, but does not require, the adoption of fair-value accounting for stock-based compensation to employees. The Company, as permitted, has elected not to adopt the fair value accounting provisions of SFAS No. 123, and has instead continued to apply APB Opinion 25 and related Interpretations in accounting for the plans and to provide the required proforma disclosures of SFAS No. 123. Had the grant-date fair-value provisions of SFAS No. 123 been adopted, the Company would have recognized $513,000 in 2000 of compensation expense related to options granted in 1999 under its Option Plan. As a result, proforma net income of the Company would have been $3.6 million in 2000 and proforma diluted earnings per share would have been $0.74 in 2000. At September 30, 1999 there were 0 shares exercisable, therefore, no compensation expense would have been recognized under the grant-date fair-value provisions of SFAS 123.

The effects on proforma net income and diluted earnings per share of applying the disclosure requirement of SFAS 123 in past years may not be representative of the future proforma effects on net income and EPS due to the vesting provisions of the options and future awards that are available to be granted.

The following table summarizes all stock options outstanding for the Plan as of September 30, 2000, segmented by range of exercise prices:

                                                                      Outstanding
                                                --------------------------------------------------------
                                                                       Weighted-            Weighted-
                                                                       Average               Average
                                                                      Exercise              Remaining
                                                 Number                 Price           Contractual Life
                                                 ------               ----------        ----------------
Stock Options:
$10.00-$10.12                                    1,045                  $10.00             9.0 years
$10.13-$10.24                                    2,955                   10.13              8.6
$10.25-$10.37                                    1,910                   10.25              9.1
$10.38-$10.62                                   14,500                   10.38              9.2
$10.63-$11.37                                    3,045                   10.63              8.7
$11.38-$11.62                                    5,146                   11.38              8.8
$11.63-$11.74                                    2,955                   11.63              8.8
$11.75-$11.99                                  596,726                   11.75              8.1
$12.00-$12.74                                    2,100                   12.00              9.4
$12.75-$12.77                                    2,000                   12.75              8.4
                                               -------                   -----             ----

                                               632,382                   $9.98             8.8 years
                                               =======                   =====             =========

11. Financial Instruments
The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. Commitments to originate loans amounted to $3.8 million as of September 30, 2000, of which $1.6 million was for variable-rate loans. The balance of the commitments represent fixed-rate loans with interest rates ranging from 7.1% to 9.5%. In addition, at September 30, 2000, the Company had undisbursed loans in process for construction loans of $13.5 million and $27.9 million in undisbursed lines of credit. These instruments involve, to varying degrees, elements of credit, interest rate or liquidity risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of these commitments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company's exposure to credit loss from nonperformance by the other party to the financial instruments for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

Commitments  to  extend  credit  are  legally  binding  agreements  to  lend  to
customers.   Commitments   generally  have  fixed   expiration  dates  or  other
termination clauses and may require payment of fees. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future liquidity requirements. The Company evaluates each customer's credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company on extensions of credit, is based on management's credit assessment of the counterparty. At September 30, 2000, the Company expects all commitments to be funded within 60 days.

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

The following methods and assumptions were used to estimate the fair value of each major classification of financial instruments at September 30, 2000 and 1999.

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

The carrying amounts and estimated fair values of the Company's financial instruments were as follows:

                                                                                 At September 30,
                                                                                 ----------------
                                                                             (in thousands)
                                                               2000                              1999
                                                               ----                              ----

                                                    Carrying         Estimated          Carrying          Estimated
                                                      Amount        Fair Value            Amount         Fair Value
                                                    --------        ----------          --------         ----------
Financial Assets:

Cash and cash equivalents                             $6,295            $6,295            $4,177             $4,177
Securities available for sale                        157,474           157,474           189,835            189,835
Securities held-to-maturity                           30,336            28,129            30,332             28,315
Loans                                                415,105           415,802           364,190            360,489
Accrued interest receivable                            5,401             5,401             4,769              4,769

Financial Liabilities:

Deposits with no stated maturity which
consist of savings, money market, NOW
and non-interest bearing deposits                   $160,279          $160,279          $138,993           $138,993
Certificates of deposit                              259,392           257,346           236,990            234,737
Federal Home Loan Bank advances                      137,461           136,767           155,980            155,174
Other borrowings                                       1,654             1,654               524                524
Accrued interest payable                               2,472             2,472             1,317              1,317

                                                 Contractual         Estimated       Contractual          Estimated
                                                      Amount        Fair Value            Amount         Fair Value
                                                    --------        ----------          --------         ----------
Off balance sheet assets (liabilities):
Loan commitments                                     $17,265              $259           $20,913               $314
Consumer lines of credit                              16,297                 -            15,541                  -
Commercial lines of credit                            11,558                 1             6,893                  1


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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital and tangible capital (as defined) to total assets (as defined). Management believes, as of September 30, 2000, that the Bank meets all capital adequacy requirements to which it is subject.

As of September 30, 2000, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the institution's category.

The Bank's actual capital amounts and ratios at September 30, 2000 and 1999 are also presented in the following table (in thousands):

                                                                      As of September 30, 2000
                                                                           (in thousands)
                                                                                           To be Well Capitalized
                                                                          For Capital      under prompt corrective
                                                  Actual               Adequacy Purposes      Action Provisions
                                                  ------               -----------------   -----------------------
                                           Amount      Ratio(1)      Amount       Ratio(1)    Amount       Ratio(1)
                                           ------      -------       ------       --------    ------       --------
Risk-based Capital
(Total Capital to risk weighted assets)    $62,307       17.2%      $29,065        >8.0%      $36,331       >10.0%
Tier I Capital
(to risk weighted assets)                   57,986       16.0%       14,532        >4.0%       21,798        >6.0%

Core Capital
(Tier I Capital to total assets)            57,986        9.3%       18,812        >3.0%       31,353        >5.0%

Tangible Capital
(Tier I Capital to total assets)            57,986        9.3%        9,406        >1.5%          N/A          N/A

                                                                      As of September 30, 1999
                                                                           (in thousands)
Risk-based Capital
(Total Capital to risk weighted assets)    $60,461       19.7%      $24,573        >8.0%      $30,716       >10.0%

Tier I Capital
(to risk weighted assets)                   56,398         18.4%       12,286        >4.0%       18,429        >6.0%

Core Capital
(Tier I Capital to total assets)            56,398          9.5%       17,866        >3.0%       29,777        >5.0%

Tangible Capital
(Tier I Capital to total assets)            56,398          9.5%        8,933        >1.5%          N/A          N/A


(1)Tangible and core capital are completed as a percentage of total assets of $627 million and $596 million at September 30, 2000 and 1999, respectively. Risk-based capital and Tier I capital is computed as a percentage of total risk-weighted assets of $363 million and $307 million at September 30, 2000 and 1999, respectively.

13. Employee Benefit Plans

Defined Benefit Plan
The Company participates in a multiple-employer defined benefit pension plan covering all employees meeting eligibility requirements of being at least age 21 with one year of service with the Company. Because of the multiple-employer nature of the plan, information regarding the Company's portion of present values of vested and nonvested benefits is not available. The plan is fully funded and no contributions were required during the years ended September 30, 2000, 1999 and 1998.

401K Plan
Effective March 7, 1994, the Bank implemented a Section 401(k) defined contribution plan which covers substantially all of its employees. The Company made contributions to this plan of approximately $113,000, $182,000 and $88,000 for the years ended September 30, 2000, 1999 and 1998, respectively.

Employee Stock Ownership Plan
Effective April 1, 1998, the Company adopted an Employee Stock Ownership Plan ("ESOP"). The Plan is designed to provide retirement benefits for eligible employees. Because the Plan invests in the stock of the Company, it will also give eligible employees an opportunity to acquire an ownership interest in the Company. Employees are eligible to participate in the Plan after reaching age 21, and completing six months of service. Benefits become 100% vested after four years, with a 25% vesting occurring each year.

The ESOP purchased 8% or 514,188 shares of the common stock issued in the Conversion. The ESOP borrowed 100% of the aggregate purchase price of the Common Stock, or $5,141,880, from the Company. The loan has a 10 year term, with an annual interest rate of prime (9.5%, at September 30, 2000) and will be repaid principally from the Company's contributions to the ESOP. The Company recognized $273,000, $634,000, and $467,000 in compensation and benefit expense related to the ESOP for the years ended September 30, 2000, 1999 and 1998, respectively.

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

A total of 51,419 shares have been committed to be released in fiscal 2001. A total of 51,419 and 55,704 shares were released in fiscal 1999 and fiscal 1998, respectively.

14.  Recent Accounting Pronouncements

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which was subsequently amended in July 1999 by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133" and amended again in June 2000 by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities, an Amendment to FASB No. 133." This statement established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively) referred to as derivatives) and for hedging activities. It required that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of certain foreign currency exposures. This Statement becomes effective for fiscal years beginning after December 15, 1998. Earlier adoption is permitted. The Company adopted SFAS 133, prior to the issuance of SFAS 137, in its fourth fiscal quarter of 1998, including its provision for the potential reclassification of investments, resulting in a $56.2 million transfer of securities from held-to-maturity to available-for-sale and an increase of $597,000 of unrealized gains, net of taxes, on securities available for sale. The adoption of this statement did not affect operating results of the Company.

In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This statement supercedes and replaces the guidance in Statement 125. It revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, although it carries over most of Statement 125's provisions without reconsideration. The Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001 and for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. This Statement is to be applied prospectively with certain exceptions. Other than those exceptions, earlier or retroactive application of its accounting provisions is not permitted. The Company has not yet determined the impact, if any, of this statement on the Company's financial condition, equity, results of operations, or disclosure.

15.      Related Party Transactions

The Company retains a law firm, in which the Chairman of the Company's Board of Directors also is a partner, that provides general legal counsel to the Company. The Company paid legal fees to this law firm of $37,373, $31,000, and $29,173 for the years ended September 30, 2000, 1999, and 1998, respectively.

16.      Subsequent Events

On November 10, 2000, Northeast Pennsylvania Financial Corp., acquired Security of Pennsylvania Financial Corp. ("Security"), based in Hazleton, Pennsylvania, the holding company of Security Savings Association of Hazleton, a Pennsylvania-chartered savings and loan association ("Security Savings"). Pursuant to an Agreement and Plan of Merger, each share of the issued and outstanding common stock, par value $0.01 per share, of Security is entitled to receive $17.50 in cash. In addition, on November 10, 2000 Security Savings was merged with and into First Federal Bank, a federally-chartered savings bank, with First Federal being the surviving institution. The acquisition of Security was accounted for as a purchase business combination. The following proforma results of operations assume that the acquisition had been consummated at the beginning of each respective period shown.

                                                                             Fiscal Year Ended
                                                                               (in thousands)

                                                            September 30, 2000                September 30, 1999
                                                            ------------------                ------------------
Net interest income                                                $22,814                           $22,065
Other income                                                         2,269                             2,309
Net income                                                           4,182                             5,315

Earnings per share - basic                                           $0.90                             $0.98
Earnings per share - diluted                                         $0.86                             $0.94

17.  Parent Company Financial Information

         Condensed Statement of Financial Condition

                                                                                      September 30,
                                                                                      -------------
                                                                                      (in thousands)
                                                                                  2000                1999
                                                                                  ----                ----

        Assets:
            Cash                                                                    $70                $503
            Investment in Subsidiaries                                           56,944              56,475
            Securities available for sale                                        14,346              15,474
            Accrued interest receivable                                             281                 330
            Due from affiliates                                                     823                 879
            Other Assets                                                          3,805               1,964
                                                                                  -----               -----
                Total Assets                                                    $76,269             $75,625
                                                                                =======             =======

        Liabilities and stockholders' equity:
            Note payable                                                          3,185                   -
            Other liabilities                                                       109                 149
                                                                                    ---                 ---
                Total Liabilities                                                 3,294                 149
                                                                                  -----                 ---

            Stockholders' equity:
            Common stock                                                             64                  64
            Additional paid-in-capital                                           62,164              62,119
            Common stock acquired by stock benefit plans                        (6,221)             (7,066)
            Retained earnings-substantially restricted                           33,207              30,818
            Accumulated other comprehensive income (loss)                       (3,711)             (2,874)
            Treasury stock                                                     (12,528)             (7,585)
                                                                               --------             -------
                Total stockholders' equity                                      $72,975             $75,476
                                                                                -------             -------
                 Total Liabilities and Stockholder's Equity                     $76,269             $75,625
                                                                                =======             =======


         Condensed Statement of Operations

                                                                              For the years ended September 30,
                                                                                        (in thousands)
                                                                             2000            1999             1998
                                                                             ----            ----             ----

Income:
   Interest income                                                         $1,059          $1,274             $833
   Other income                                                              (59)              41                -
   Equity in undistributed income of the
    subsidiary                                                             3,902            4,203            2,772
                                                                           -----            -----            -----
     Total Income                                                          4,902            5,518            3,605
                                                                           -----            -----            -----

Expenses:
   Interest expense                                                          153                -                -
   Other operating expenses                                                  792              724            5,005
                                                                             ---              ---            -----
     Total Expense                                                           945              724            5,005
                                                                             ---              ---            -----

Income (loss) before income taxes                                          3,957            4,794          (1,400)
Income tax expense (benefit)                                                  21              229          (1,353)
                                                                              --              ---          -------

Net income (loss)                                                         $3,936           $4,565            $(47)
                                                                          ======           ======            =====

Condensed Statements of Cash Flows

                                                                                   For the Years Ended September 30,
                                                                                            (in thousands)
                                                                                   2000                1999             1998
                                                                                   ----                ----             ----
Operating Activities:
Net Income (loss)                                                                $3,936              $4,565             $(47)
Adjustments to reconcile net income to net cash provided by
 operating activities:
     Deferred income tax (benefit) provision                                      (655)             (5,053)             1,266
    Funding of First Federal Charitable Foundation                                    -                   -             4,761
     Reduction in unallocated ESOP shares                                           417                 634               467
     Stock award expense                                                            473                 447                 -
     Amortization and accretion on:
        Available-for-sale securities                                                 8                 181                14
     (Gain) loss on sale of:
    Available-for-sale securities                                                    14                (40)                 -
     Changes in assets and liabilities:
        Increase in other assets                                                (1,799)               (394)           (1,126)
        Increase (decrease) in other liabilities                                   (40)               (147)               296
                                                                                   ----               -----               ---

            Net cash provided by operating activities                            $2,354               $ 193            $5,631
                                                                                 ------               -----            ------

Investing Activities:
Capital investment in subsidiary bank                                                $-                  $-           $27,255
(Increase) decrease in investment in subsidiaries                                 (469)               1,324          (57,799)
Proceeds from sale of:
  Available-for-sale securities                                                   1,048              15,302               800
Proceeds from repayments of held-to-maturity securities                               -                 997                 -
Proceeds from repayments of available-for-sale securities                             -               5,486                 -
Purchase of:
  Held-to-maturity securities                                                         -                   -             (997)
   Available-for-sale securities                                                   (61)            (12,136)          (25,821)
                                                                                   ----            --------          --------



Net cash provided by (used in) investing activities                                $518             $10,973        $ (56,562)
                                                                                   ----             -------        ----------


Financing Activities:
Borrowings of  note payable                                                      $3,185                  $-                $-
Purchase of common stock for stock incentive plan                                     -             (3,312)                 -
Purchase of treasury stock                                                      (4,943)             (7,585)                 -
Cash dividend on common stock                                                   (1,547)               (955)                 -
Net proceeds from issuance of common stock                                            -                   -            52,120
                                                                                      -                   -            ------

     Net cash provided by (used in) financing activities                       $(3,305)           $(11,852)           $52,120
                                                                               --------           ---------           -------

Increase (decrease) in cash and cash equivalents                                  (433)               (686)             1,189

Cash and cash equivalents, beginning of year                                        503               1,189                 -
                                                                                    ---               -----                 -

Cash and cash equivalents, end of year                                              $70                $503            $1,189
                                                                                    ===                ====            ======

                       This page intentionally left blank.

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

         Management assessed the Company's internal control structure over financial reporting presented in conformity with generally accepted accounting principles. This assessment was based on criteria for effective internal control over financial reporting described in "Internal Control-Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes the Company maintained an effective internal control structure over financial data, presented in accordance with generally accepted accounting principles for the year ended September 30, 2000.

         The Company assessed its compliance with the designated laws and regulations relating to safety and soundness. Based on this assessment, management believes that Northeast Pennsylvania Financial Corp. and subsidiaries complied, in all material respects, with the designated laws and regulations related to safety and soundness for the year ended September 30, 2000.





/s/ E. Lee Beard                                     /s/ Patrick J. Owens, Jr.
-----------------------                              --------------------------
E. Lee Beard                                         Patrick J. Owens, Jr.
President &                                          Vice President, Treasurer,
Chief Executive Officer                              & Chief Financial Officer

Independent Auditors' Report



To The Board of Directors
Northeast Pennsylvania Financial Corp.
Hazleton, Pennsylvania:


    We have audited the accompanying consolidated statements of financial condition of Northeast Pennsylvania Financial Corp. and subsidiaries (the "Company") as of September 30, 2000 and 1999 and the related consolidated statements of operations, comprehensive income, changes in equity, and cash flows for each of the years in the three year period ended September 30, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 2000 and 1999 and the results of its operations and its cash flows for each of the years in the three year period ended September 30, 2000, in conformity with generally accepted accounting principles generally accepted in the United States of America.



/s/ KPMG LLP
------------------------
KPMG LLP
Philadelphia, Pennsylvania
October 23, 2000