Form 10-K, Exhibit 13
NORTHEAST PENNSYLVANIA FINANCIAL CORP
filed 2001-12-21
CIK 1050996

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF THE COMPANY

The selected consolidated financial and other data of the Company set forth below is derived in part from, and should be read in conjunction with, the Consolidated Financial Statements of the Company and Notes thereto presented elsewhere in this Annual Report.

                                                                               At September 30,
                                                                                (in thousands)

                                                    2001         2000               1999              1998            1997
                                                    ----         ----               ----              ----            ----
SELECTED CONSOLIDATED FINANCIAL DATA:
   Total Assets                                   $808,830     $637,342           $612,225          $522,268         $369,242
   Cash and cash equivalents                         9,060        6,295              4,177             3,053           13,214
   Loans, net (1)                                  498,151      415,336            364,294           282,706          261,469
Securities held-to-maturity:
   Mortgage-related securities, net                      -            -                  -                 -            9,965
   Investment securities, net                       17,842       30,336             30,332            31,770           28,960
Securities available-for-sale:

   Mortgage-related securities, net                138,467       53,076             56,333            75,651           29,982
   Investment securities, net                      105,181      104,398            133,502           113,443           14,791

Deposits                                           515,735      419,671            375,983           324,005          314,123
FHLB Advances                                      204,441      137,461            155,980           106,498           23,516
Total equity                                        75,837       72,975             75,476            87,434           28,538
Assets acquired through foreclosure                    390          173                 98               112              319
Non-performing assets and
   troubled debt restructurings                      5,113        3,672              1,469             1,351            1,205


                                                                     For the Fiscal Years Ended September 30,
                                                                                 (in thousands)

                                                      2001         2000             1999             1998            1997
                                                      ----         ----             ----             ----            ----

SELECTED OPERATING DATA:
Total interest income                              $54,330       $45,090           $37,674          $30,542        $26,599
Interest expense                                    31,314        26,531            19,822           15,566         14,194
                                                    ------        ------            ------           ------         ------
   Net interest income                              23,016        18,559            17,852           14,976         12,405
  Provision for loan losses                          1,351         1,467               747            1,059            651
                                                    ------        ------            ------           ------         ------
Net interest income after provision
   for loan losses                                  21,665        17,092            17,105           13,917         11,754
  Non-interest income:
   Net gain (loss) on sale of securities               333            37                63               62           (563)
   Other                                             4,982         1,859             1,805              894(2)         430
  Non-interest expense                              19,985        14,471            13,395           15,279(3)       9,492
                                                    ------        ------            ------           ------         ------

Income (loss) before income taxes                    6,995         4,517             5,578            (406)          2,129
Income tax expense (benefit)                         2,188           581             1,013            (359)            748
                                                    ------        ------            ------           ------         ------
  Net income (loss)                                 $4,807        $3,936            $4,565            ($47)        $ 1,381
                                                    ======        ======            ======           ======         ======

(See footnotes on next page)

                                                                  At or for the Fiscal Years Ended September 30,
                                                                  ---------------------------------------------

                                                           2001         2000         1999             1998          1997
                                                           ----         ----         ----             ----          ----

SELECTED OPERATING DATA (4):
Performance Ratios:
   Average yield on interest-earning assets (5)            7.65%         7.52%        7.34%           7.45%         7.51%
   Average rate paid on interest-bearing
    Liabilities                                            4.79          4.81         4.36            4.35          4.31
   Average interest rate spread (6)                        2.86          2.71         2.98            3.10          3.20
   Net interest margin (7)                                 3.33          3.26         3.65            3.74          3.53
   Ratio of interest-earning assets to
    interest-bearing liabilities                         111.05        112.74       118.00          117.35        108.31
   Net-interest income after provision for loan
    losses to non-interest expense                       108.41        118.11       127.70           91.09        123.83
   Non-interest expense as a percent of
    average assets                                         2.63          2.24         2.42            3.53          2.58
   Return on average assets                                 .63           .61          .83           (.01)           .38
   Return on average equity                                6.31          5.44         5.78           (.08)          4.98
   Ratio of average equity to average assets              10.02         11.22        14.72           13.40          7.53
  Common stock dividend payout ratio (diluted)            37.62         37.97        25.81             N/A           N/A

     (1)"Loans, net", represents gross loans receivable net of the allowance for loan losses, loans in process and deferred loan origination fees. The allowance for loan losses at September 30, 2001, 2000, 1999, 1998 and 1997 was $4.5 million, $4.2 million, $2.9 million, $2.3 million, and $1.3 million, respectively.

     (2) Includes $176,000 net loss for disposition of branch equipment in connection with a branch relocation in fiscal 1998.

     (3)  Includes  a  one  time  $4.8  million   expense   resulting  from  the
          contribution to the First Federal Charitable Foundation.

     (4) Asset Quality Ratios are end of period ratios. With the exception of end of period ratios, all ratios are based on average daily balances during the indicated periods.


     (5) Calculations of yield are presented on a taxable equivalent basis using the combined Federal and State income tax rate of 40%.

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

Management's Discussion and Analysis of Financial Condition and Results of Operations

INTRODUCTION AND BUSINESS

The following discussion and analysis is presented on a consolidated basis and focuses on the major components of Northeast Pennsylvania Financial Corp.'s (the "Company") operations and significant changes in the results of operations for the periods presented. The discussion should be read in conjunction with the Company's consolidated financial statements and accompanying notes thereto presented elsewhere in this Annual Report.

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

The Company became the holding company for the Bank, a Federally chartered capital stock savings bank regulated by the Office of Thrift Supervision ("OTS"), upon the Bank's conversion to stock form on March 31, 1998. Management of the Company and the Bank are substantially similar and the Company neither owns nor leases any property, but instead uses the premises, equipment and furniture of the Bank. Accordingly, the information set forth herein, including the consolidated financial statements and related financial data, relates primarily to the Bank. The Company's results of operations are dependent primarily on net interest income, which is the difference between the income earned on its loan and investment portfolios and its cost of funds, consisting of the interest paid on deposits and borrowings. Non-interest income has become a significant segment of the Company's operations mainly due to fees earned from subsidiaries. Results of operations are also affected by the Company's provision for loan losses, loan and security sales activities, service charges and other fee income, and non-interest expense. The Company's non-interest expense principally consists of compensation and employee benefits, office occupancy and equipment expense, Federal deposit insurance premiums, data processing, professional fees, and advertising and business promotion expenses. Results of operations are also significantly affected by general economic and competitive conditions, particularly changes in interest rates, government policies and actions of regulatory authorities.

The Company serves Northeastern and Central Pennsylvania through 16 full service community office locations, three financial centers and a loan production office. The Company provides a wide range of financial services to individual and corporate customers. The Company is subject to competition from other financial institutions and other companies that provide financial services. In addition to the Bank, the Company's other subsidiaries consist of Abstractors, Inc., which is a title insurance agency, Northeast Pennsylvania Trust Co. (the "Trust Co."), which offers trust, estate, and asset management services and products, and Higgins Insurance Agency ("Higgins"), which provides insurance and investment products to individuals and businesses. FIDACO, Inc. is an inactive subsidiary of the Bank.

Forward Looking Statements

In addition to historical information, our Annual Report may include certain forward-looking statements based on current management expectations. The Company intends such forward-looking statements to be covered by the safe harbor provision  of the  Private  Securities  Litigation  Reform  Act of 1995,  and is
including this statement for purposes of these safe harbor provisions. The Company's actual results could differ materially from those management expectations. Factors that could cause future results to vary from current management expectations include, but are not limited to, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the Federal government, changes in tax policies, rates and regulation of Federal, State and local tax authorities, changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of the Company's loan and investment portfolios, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Except as required by applicable law and regulation, the Company does not undertake and specifically disclaims any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Management Strategy
The Company's operating strategy is that of a community-based financial services company, offering a wide variety of financial products to its retail customers, while concentrating on residential and consumer lending and, to a lesser extent, construction lending and small business and municipal commercial lending. The Company is also meeting the needs of its customers through financial services, including insurance products and asset management services. In order to promote long-term financial strength and profitability, the Company's operating strategy has focused on: (i) maintaining strong asset quality by originating one- to four-family loans located in its market area; (ii) increasing profitability by emphasizing higher yielding consumer and commercial loans; (iii) managing its interest rate risk by emphasizing shorter-term, fixed-rate, one- to four-family loans, addition to consumer and commercial loans; limiting its retention of newly originated longer-term fixed-rate one- to four-family loans; soliciting longer-term deposits; utilizing longer-term advances from the Federal Home Loan Bank of Pittsburgh ("FHLB"); and investing in investment and mortgage-related securities having shorter estimated durations; (iv) meeting the financial needs of its customers through expanded products, such as title insurance from Abstractors, Inc., trust and investment management services from the Trust Co., personal and business insurance from Higgins, all with improved delivery systems through technological advances and integration of products; and (v) maintaining a strong regulatory capital position.

The Company has attempted to diversify and expand its loan products to better serve its customer base by placing a greater emphasis on its consumer lending and commercial lending, primarily to small businesses and municipalities. As a result of its policy to limit its retention of newly originated longer-term, fixed-rate one- to four-family loans to 25% of total loan originations during a fiscal year, periodically the Company has had to limit its originations of such loans. Additionally, the Company has implemented a program to sell in the secondary market longer-term, fixed-rate one- to four-family loans which it could originate in excess of its retention policy for such loans. The Company began offering loan products which it has historically not offered, such as nonconforming one- to four-family loans. The loan products are currently being held in the Bank's portfolio, however they have been originated to be saleable in the secondary market.

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

In recent years, the Bank has utilized the following strategies to manage interest rate risk: (i) emphasizing the origination and retention of fixed-rate mortgages having terms to maturity of not more than 15 years, adjustable-rate and shorter-term loans, commercial loans and consumer loans; (ii) limiting the retention for portfolio of all greater than 15-year fixed-rate mortgage loans to no more than 25% of the total originations in a given year; and (iii) selling, in the secondary market, the excess of origination of fixed-rate mortgage loans with terms greater than 15 years, which exceed the Bank's retention policy, while retaining the servicing rights, and; (iv) investing in shorter-term and, to a lesser extent, adjustable-rate securities which generally bear lower yields, compared to longer-term investments, but which better position the Bank for increases in market interest rates. During 2001, the Bank continued to originate in excess of the 25% limitation, however it has continued selling any excess of greater than 15-year fixed-rate mortgages that exceed that limit in the secondary market.

Management believes that reducing its exposure to interest rate fluctuations will enhance long-term profitability. However, the Bank's strategies may adversely impact net interest income due to lower initial yields on some of these investments in comparison to longer-term fixed-rate investments and whole loans. To promote a higher yield on its investment securities, while at the same time addressing the Bank's interest rate risk management policies, the Bank has invested a portion of its portfolio of investment securities in longer-term (more than five years) Federal agency obligations, which have call features. Given the rates of such securities in comparison to current market interest rates, the Bank anticipates the majority of such securities may be called prior to their contractual maturity.

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

The following table sets forth the Company's NPV as of September 30, 2001.

                                                                                NPV as % of Portfolio
                                         Net Portfolio Value                      Value of  Assets
                            ------------------------------------------          ---------------------
 Change in
Interest Rates
In Basis Points                                                                  NPV
(Rate Shock)               Amount         $ Change            % Change          Ratio          Change(1)
--------------            -------        ----------          ----------       ---------       --------

                                     (In Thousands)

    300                   $78,236         $(13,360)            (14.59)%         9.70%           (120)
    200                    84,847           (6,748)             (7.37)         10.36             (54)
    100                    90,209           (1,387)             (1.51)         10.85              (5)
    Static                 91,596                0                  0          10.90               0
    (100)                  83,560           (8,036)             (8.77)          9.93             (97)
    (200)                  71,655          (19,941)            (21.77)          8.53            (237)
    (300)                  59,119          (32,477)            (35.46)          7.06            (384)

 (1)   Expressed in basis points.


The following table sets forth the Company's NPV as of September 30, 2000.

                                                                                NPV as % of Portfolio
                                         Net Portfolio Value                      Value of  Assets
                            ------------------------------------------          ---------------------
 Change in
Interest Rates
In Basis Points                                                                  NPV
(Rate Shock)               Amount         $ Change            % Change          Ratio          Change(1)
--------------            -------        ----------          ----------       ---------       --------
                                     (In Thousands)


  300                     $41,856        $(36,284)            (46.43%)           7.09%          (513)
  200                      54,999         (23,141)            (29.61)            9.06           (317)
  100                      67,440         (10,700)            (13.69)           10.81           (142)
  Static                   78,140               0               0.00            12.22              0
  (100)                    84,336           6,196               7.93            12.96             73
  (200)                    85,700           7,560               9.67            13.01             79
  (300)                    84,665           6,525               8.35            12.73             50

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

     Average Balance Sheet. The following table sets forth certain information relating to the Company for the fiscal years ended September 30, 2001, 2000 and 1999. The average yields and costs are derived by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities, respectively, for the periods shown. Average balances are derived from average daily balances. The yields and costs include fees which are considered adjustments to yields.

                                                             For the Fiscal Years Ended September 30,
                                                             ---------------------------------------
                                                                       (in thousands)
                                                  2001                            2000                             1999
                                                  ----                            ----                             ----

                                                            Average                           Average                        Average
                                        Average              Yield/      Average               Yield/    Average              Yield/
                                        Balance   Interest    Rate       Balance    Interest    Rate     Balance   Interest    Rate
                                        -------   --------    ----       -------    --------    ----     -------   --------    ----

INTEREST-EARNING ASSETS:
   Loans (1):
    Real estate:
      Taxable                          $299,711    $23,202   7.74%       $252,129    $18,812    7.46%   $201,162   $15,463    7.69%
     Non-taxable(2)                       3,716        323   8.69             286         29   10.08         258        24    9.30
    Commercial:
     Taxable                             18,591      1,529   8.23          14,119      1,161    8.21      10,263       892    8.69
     Non-taxable(2)                       8,005        608   7.60           8,820        637    7.22       4,665       342    7.32
     Consumer                           157,084     14,097   8.97         125,697     10,742    8.55      97,014     8,079    8.33
                                        -------     ------   ----         -------    -------   ------   --------   -------    -----
         Total loans                    487,107     39,759   8.16         401,051     31,381    7.82     313,362    24,800    7.91
   Mortgage-related securities (3)       93,581      5,852   6.25          54,749      3,683    6.73      68,359     4,190    6.13
   Investment securities (4):
        Taxable                         103,032      7,174   6.96         104,590      7,274    6.95      85,901     5,537    6.45
        Non-taxable (2)                  35,699      2,624   7.35          59,173      4,515    7.62      65,472     4,740    7.24
   Interest-earning deposits              6,180         75   1.21           2,107        (80)  (3.80)      2,929        94    3.21
                                        -------     ------   ----         -------    -------   ------   --------   -------    -----
      Total interest-earning assets     725,599     55,484   7.65         621,670     46,773    7.52     536,023    39,361    7.34
   Noninterest-earning assets            34,590                            23,414                         16,608
                                        -------                           -------                       --------

         Total assets                  $760,189                          $645,084                       $552,631
                                       ========                          ========                       ========


INTEREST-BEARING LIABILITIES:
   Deposits:
      Money market and NOW accounts     $81,118     $1,919   2.37%        $59,475     $1,280    2.15%    $51,176      $999    1.95%
      Savings accounts                   88,018      1,796   2.04          68,095      1,463    2.15      69,546     1,464    2.10
      Certificates of deposit           291,274     16,323   5.60         232,069     12,568    5.42     212,933    11,053    5.19
                                        -------     ------   ----         -------    -------   ------   --------   -------    -----
            Total deposits              460,410     20,038   4.35         359,639     15,311    4.26     333,655    13,516    4.05

     FHLB advances and other
      borrowings                        192,981     11,276   5.84         191,797     11,220    5.85     120,600     6,306    5.23
                                        -------     ------   ----         -------    -------   ------   --------   -------    -----
      Total interest-bearing liabilities653,391     31,314   4.79         551,436     26,531    4.81     454,255    19,822    4.36
     Non-interest-bearing liabilities    30,629                            21,288                         17,022
                                        -------                           -------                       --------
         Total liabilities              684,020                           572,724                        471,277
   Equity                                76,169                            72,360                         81,354
                                        -------                           -------                       --------

         Total liabilities and equity  $760,189                          $645,084                       $552,631
                                       ========                          ========                       ========

   Net interest-earning assets          $72,208                           $70,234                        $81,768
   Net interest income/interest rate
    spread (5)                                     $24,170   2.86%                   $20,242    2.71%              $19,539     2.98%
                                                    ------   ----                    -------   ------              -------    -----
   Net interest margin as a percentage
     of interest-earning assets (6)                   3.33%                             3.26%                         3.65%
                                                     -----                             -----                         -----
   Ratio of interest-earning assets to
     interest-bearing liabilities       111.05%                            112.74%                        118.00%
                                        -------                           -------                        -------

(1) Balances are net of deferred loan origination costs, undisbursed proceeds of construction loans in process, and includes non-performing loans.

(2) Interest and Yield/Rate are presented on a taxable equivalent basis using the combined Federal and State income tax marginal rate of 40%.

(3) Includes mortgage-related securities available for sale and held to maturity.

(4) Includes investment securities available for sale and held to maturity, stock in the FHLB of Pittsburgh, Freddie Mac and Fannie Mae.

(5)  Net  interest   rate  spread   represents   the   difference   between  the
     weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities.

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

                                                                          Year Ended September 30,
                                                                          ------------------------
                                                                                   (in thousands)
                                                            2001 vs 2000                               2000 vs 1999
                                                            ------------                               ------------
                                                     Increase           Total Increase            Increase         Total Increase
                                                  (Decrease) due to        (Decrease)         (Decrease) due to      (Decrease)
                                                  -----------------        ----------          ----------------       ---------

                                                 Rate       Volume                           Rate       Volume
                                                 ----       ------                           ----       ------
INTEREST-EARNING ASSETS:
  Loans (1):
  Real Estate:
   Taxable                                       $729       $3,661           $4,390         ($439)      $3,788          $3,349
   Non Taxable (2)                                 (4)         298              294             2            3               5
  Commercial:
   Taxable                                          0          368              368           (45)         314             269
   Non Taxable (2)                                 37          (66)             (29)           (5)         300             295
  Consumer                                        561        2,794            3,355           217        2,446           2,663
                                               ------       ------           ------        ------       ------          ------
    Total loans                                 1,323        7,055            8,378          (270)       6,851           6,581

  Mortgage-related securities (3)                (239)       2,408            2,169           487         (994)           (507)
  Investment securities (4):
   Taxable                                          8         (108)            (100)          463        1,274           1,737
   Non Taxable (2)                               (160)      (1,731)          (1,891)          287         (512)           (225)
  Interest-earning deposits                      (333)         488              155          (154)         (20)           (174)
                                               ------       ------           ------        ------       ------          ------
    Total interest-earning assets                 599        8,112            8,711           813        6,599           7,412
                                               ------       ------           ------        ------       ------          ------
INTEREST-BEARING LIABILITIES:
  Deposits:
   Money Market and NOW accounts                  137          502              639           109          172             281
   Savings accounts                               (69)         402              333            81          (82)             (1)
   Certificates of deposit                        451        3,304            3,755           493        1,022           1,515
  FHLB advances and other borrowings              (13)          69               56           823        4,091           4,914
                                               ------       ------           ------        ------       ------          ------
    Total interest-bearing liabilities            506        4,277            4,783         1,506        5,203           6,709
                                               ------       ------           ------        ------       ------          ------

Increase (decrease) in net interest income        $93       $3,835           $3,928         ($693)      $1,396            $703
                                               ======       ======           ======        ======       ======          ======

(1) Balances are net of deferred loan origination costs, undisbursed proceeds of construction loans in process, and includes non-performing loans.

(2) Presented on taxable equivalent basis using the combined Federal and State income tax marginal rate of 40%.

(3) Includes mortgage-related securities available for sale and held to maturity.

(4) Includes investment securities available for sale and held to maturity, stock in FHLB of Pittsburgh, Freddie Mac and Fannie Mae.

RESULTS OF OPERATIONS

     General. Net income for fiscal 2001 increased $871,000 from net income of $3.9 million for fiscal 2000, to $4.8 million for fiscal 2001. This increase was attributable to a $9.2 million increase in interest income and a $3.4 million increase in non-interest income, offset by a $5.5 million increase in non-interest expense, a $4.8 million increase in interest expense and a $1.6 million increase in income tax expense.

The Company experienced a $629,000 decrease in net income for fiscal 2000 compared to 1999. This decrease was primarily due to a $1.1 million increase in non-interest expense from $13.4 million at September 30, 1999 to $14.5 million at September 30, 2000, partially offset by a $432,000 decrease in income tax expense.

     Interest Income. Interest income increased $9.2 million, or 20.5%, to $54.3 million for fiscal 2001 from $45.1 million for fiscal 2000. This increase was primarily due to a $103.9 million, or 16.7%, increase in the average balance of interest-earning assets, and an increase in the weighted-average yield on interest-earning assets.

Interest income on loans increased $8.3 million, or 26.6%, to $39.5 million for fiscal 2001. Taxable real estate interest income increased $4.4 million, or 23.3%, due to a $47.6 million increase in the average balance as a result of loans acquired from Security. The increase in the average yield of taxable real estate loans is the result of the Bank originating and holding loans which were not saleable in the secondary market. Consumer loan interest income increased $3.4 million, due to a $31.4 million increase in the average balance of these loans, as a result of a larger automobile dealer base which increased indirect auto originations. The increase in the average yield of consumer loans is the result of originating more used auto loans, as compared to new auto loans.

Interest income increased $7.4 million, or 19.7 %, to $45.1 million for fiscal 2000 from $37.7 million for fiscal 1999. This increase was primarily attributable to a $6.5 million increase in interest income on loans. Taxable real estate interest income increased $3.3 million due to a $51.0 million increase in the average balance as a result of an increase in the purchase of such loans. Interest income on consumer loans increased $2.7 million primarily as a result of a $28.7 million increase in the average balance of these loans. This increased volume was attributable to an increase in indirect auto loan originations as well as continued marketing efforts and competitive pricing of consumer loans.

     Interest Expense. Interest expense increased $4.8 million, or 18.0%, to $31.3 million in fiscal 2001 compared to $26.5 million for 2000. The increase in interest expense was primarily the result of a $59.2 million increase in the average balance of certificates of deposit combined with an 18 basis point increase in the average rate of such accounts. Also contributing to this increase was a $21.6 million increase in the average balance of money market and NOW accounts and a $19.9 million increase in the average balance of savings accounts.

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

     Provision for Loan Losses. The Company's provision for loan losses for fiscal 2001 was $1.4 million, compared to $1.5 million for fiscal 2000. The 2001 provision reflects the Bank's increased concentration in commercial and consumer lending, which carries an increased degree of risk, as well as an increase in non-performing loans and charge offs. For fiscal 1999, the provision was $747,000. The increase in the provision from 1999 to 2000 was the result of the impairment, as of September 30, 2000, of a borrower's ability to repay a $2.0 million commercial loan which was discovered by the Bank in early October 2000. This commercial loan is secured by a portfolio of NASDAQ-traded securities whose value decreased significantly. Significant charge offs were taken on this loan in fiscal 2001. Provision for loan losses are charges to earnings to bring the total allowance for loan losses to a level considered by management as adequate to provide for known and inherent loan losses based on management's evaluation of the collectibility of the loan portfolio. Management's judgment as to the appropriate amount for the provision is based upon, among other things, delinquency trends, the volume of non-performing loans, prior loss experience of the portfolio, current economic conditions and other relevant factors. Although management believes it has used the best information available to it in making such determinations, and that the allowance for loan losses is adequate, future adjustments to the allowance may be necessary, and net income may be adversely affected if circumstances differ substantially from the assumptions used in determining the level of the allowance. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for losses on loans. Such agencies may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

     Non-interest Income. The Company experienced a $3.4 million increase in non-interest income for fiscal 2001. This increase was due to a $1.8 million increase in insurance premium income primarily due to the acquisition of Higgins in December of 2000.

Gain of the sale of loans increased $562,000 due to the sale of Security Savings fixed-rate mortgage loans. Such loans were sold for interest rate risk purposes. Service charges and other fees increased $432,000 as a result of higher outstanding balances on deposits and a larger customer base. The increase in gain of sale of securities was a result of portfolio restructuring transactions which resulted in gains.

The Company's non-interest income remained relatively unchanged in total from fiscal 1999 to fiscal 2000. Service charges and other fee income increased $365,000 due to continued increases in customer activity on deposit and loan accounts, as well as increased ATM activity, offset by a $263,000 decrease in gain on sale of loans.

     Non-interest Expense. Total non-interest expense increased $5.5 million, or 38.1%, from $14.5 million for the year ended September 30, 2000 to $20.0 million for the year ended September 30, 2001, due primarily to an increase in salary and benefit expense of $2.5 million, or 32.4%, primarily due to additional staff due to the acquisition of Security and Higgins, coupled with new community office locations. Other non-interest expense was also affected by increases in general operating expenses such as supplies and postage due to additional community office locations. Amortization of intangibles increased $788,000 as a direct result of the acquisition of Security and Higgins. Occupancy expense increased $649,000 mainly due to renovations and rent costs on properties acquired from Security Savings. Professional fees increased $383,000 as a result of increased consulting fees for a unifying brand identification project to maximize market benefits of all companies.

     Total non-interest expense increased $1.1 million, or 8.0%, from $13.4 million at September 30, 1999 to $14.5 million for the year ended September 30, 2000. The largest increase was in salary and benefit expense, which increased $517,000, or 7.1% primarily due to the addition of trust officers and related staff at Northeast Pennsylvania Trust Co. and the addition of three branches in operation for the entire fiscal year 2000 as compared to fiscal 1999. Occupancy costs increased $235,000, or 13.7%, due to branch, company and technological expansion. Amortization expense increased $208,000 due to a full year of expenses for fiscal 2000 relating to the Danville branch purchase compared to four months in fiscal 1999. FHLB and other service charges increased $189,000 to $670,000 as a result of increased charges for higher ATM volume. Other non-interest expense increased $115,000 due to an increase in loan origination expense, specifically for costassociated with the higher level of indirect auto loan originations. Professional fees decreased $234,000 or 32.8% as a result of less legal fees being incurred in fiscal 2000 compared to fiscal 1999.

Income Taxes. For fiscal 2001, the Company had income tax expense of $2.2 million, compared to $581,000 for fiscal 2000. The effective tax rate for the year ended September 30, 2001 was 31.3% compared to 12.9% at September 30, 2000. The increases in income tax expense and the effective tax rate were attributable to the increase in income before taxes, the sale of certain tax-exempt securities, and the providing of a valuation allowance for the deferred tax asset associated with the charitable contribution to the First Federal Charitable Foundation.

The Company had income tax expense of $581,000 for the year ended September 30, 2000 compared to $1.0 million for the year ended September 30, 1999, resulting in an effective tax rate of 12.9% for fiscal 2000. The primary reason that the 2000 effective tax rate was substantially below the statutory tax rate was the level of tax-free income generated by the Company's municipal securities.

FINANCIAL CONDITION

Total assets increased $171.5 million from $637.3 million at September 30, 2000 to $808.8 million at September 30, 2001. The growth in assets was primarily due to increases in securities available for sale, loans receivable, and intangible assets, offset by a decrease in securities held to maturity.

Available-for-sale securities increased $86.1 million, from $157.5 million at September 30, 2000 to $243.6 million at September 30, 2001. The increase was primarily attributable to the purchase of mortgage-backed securities, combined with a change in unrealized gain.

Loans increased $82.8 million to $498.2 million at September 30, 2001. This was primarily due to a $27.2 million increase in automobile loans as a result of more participating automobile dealers through our indirect auto lending program. Multi-family commercial real estate loans increased $21.3 million partly due to the loans acquired from Security, as well as increased originations as a result of marketing efforts. One- to four-family loans increased $15.0 million mainly due to the purchase of loans from other financial institutions. Commercial loans increased $9.1 million as a result of business development efforts combined with loans acquired from Security. Consumer loans other than automobile loans increased $9.0 million as a direct result of increased originations due to marketing efforts and competitive pricing of such loans.

Intangible assets increased $10.9 million to $12.3 million at September 30, 2001 as a result of a core deposit intangible of $8.4 million created by the Security acquisition. The core deposit intangible is being amortized on an accelerated basis over a 10- to 31- year life. Goodwill from the purchase of Security and Higgins was $444,000 and $2.4 million, respectively. Due to recent acquisitions, the Company has been amortizing goodwill which will no longer be required upon early adoption of Statement No, 142 at the commencement of the Company's fiscal year beginning October 1,

2001. The Bank estimates that the impact in the year ending September 30, 2002 will be the lack of goodwill amortization totaling $136,000. There was no impact on earnings, financial condition, or equity as of or for the year ended September 30, 2001.

Held-to-maturity securities decreased $12.5 million from $30.3 million at September 30, 2000 to $17.8 million at September 30, 2001. This decrease was the result of maturities and calls of obligations of U.S. government agencies.

Total liabilities increased $168.6 million from $564.4 million at September 30, 2000 to $733.0 million at September 30, 2001. The rise in liabilities was mainly attributable to a $96.1 million growth in deposits and a $67.0 million increase in FHLB advances.

Total deposits increased $96.1 million, or 22.9%, to $515.7 million at September 30, 2001. The increase in deposits was primarily due to a $39.9 million increase in certificates of deposit from $262.6 million at September 30, 2000 to $302.5 million at September 30, 2001, as a result of increased marketing efforts and competitive pricing of such products. Also contributing to this change was an increase of $21.0 million in NOW accounts and $19.6 million in savings accounts as a result of a more active solicitation of such accounts.

FHLB advances increased $66.9 million from $137.5 million at September 30, 2000 to $204.4 million at September 30, 2001. This was a result of management's utilization of FHLB borrowings to fund the purchase of Security and the purchase of investment securities.

Total equity increased $2.9 million to $75.8 million at September 30, 2001. This increase in equity resulted from operating results of $4.8 million for the year and a $4.6 million increase in unrealized gain on securities, reduced by $1.9 million in cash dividends, a $1.0 million increase in common stock acquired by stock benefit plans, and other treasury stock transactions. Treasury stock increased $5.6 million as an effect of the Company purchasing 647,604 shares of its common stock during the year at a cost of $8.4 million, offset by the issuance of 215,052 shares of treasury stock in the amount of $2.4 million for the purchase of Higgins.

Investment Activities

The investment policy of the Company, as approved by the Board of Directors, requires management to maintain adequate liquidity, to generate a favorable return on investments without incurring undue interest rate and credit risk and to complement the Company's lending activities. The Company primarily utilizes investments in securities for liquidity management and as a method of deploying excess funding not utilized for loan originations or purchases. Generally, the Company's investment policy is more restrictive than the OTS regulations allow and, accordingly, the Company has invested primarily in U.S. Government and agency securities, which qualify as liquid assets under the OTS regulations, Federal funds and U.S. Government-sponsored agency-issued mortgage-backed securities. As required by SFAS No. 115, the Company has established an investment portfolio of securities that are categorized as held to maturity or available for sale. The Company does not currently maintain a portfolio of securities categorized as held for trading. At September 30, 2001, the available-for-sale securities portfolio totaled $243.6 million, or 30.1% of assets, and the held-to-maturity portfolio totaled $17.8 million, or 2.2% of assets.

The following table sets forth certain information regarding the amortized cost and fair value of the Company's securities at the dates indicated.

                                                                              At September 30,
                                                                              ----------------
                                                                               (in thousands)
                                                        2001                         2000                       1999
                                                        ----                         ----                       ----
                                               Amortized         Fair        Amortized      Fair      Amortized         Fair
                                                 Cost           Value           Cost        Value        Cost          Value
                                               ---------        -----        ---------      -----     ---------        -----

Investment securities:
  Debt securities held to maturity:
   Obligations of U.S. government
    agencies                                    $13,992         $14,096       $26,785      $24,906      $26,783       $25,155
   Other securities                               3,552           3,425         3,551        3,223        3,549         3,160

   Certificates of Deposit                          298             298             -            -            -             -
                                                -------         -------       -------      -------      -------       -------

      Total                                     $17,842         $17,819       $30,336      $28,129      $30,332       $28,315
                                                -------         -------       -------      -------      -------       -------

  Debt securities available for sale:
   Obligations of U.S. Treasury and U.S.
    government agencies                         $14,471         $14,605       $39,477      $38,073      $43,464       $41,888
   Other securities                              77,419          76,512        60,639       55,881       85,048        80,077
                                                -------         -------       -------      -------      -------       -------

      Total                                     $91,890         $91,117      $100,116      $93,954     $128,512      $121,965
                                                -------         -------       -------      -------      -------       -------

  Equity securities available for sale:
   FHLB Stock                                   $10,222         $10,222        $6,873       $6,873       $7,824        $7,824
   Freddie Mac Stock                              1,613           1,592           910        1,260          329         2,860
   Fannie Mae Stock                               2,000           1,999         1,000        1,003            -             -
   Other equity securities                          206             251           813        1,308          763           853
                                                -------         -------       -------      -------      -------       -------
    Total equity securities available for
      sale                                       14,041          14,064         9,596       10,444        8,916        11,537
                                                -------         -------       -------      -------      -------       -------
     Total debt and equity securities          $123,773        $123,000      $140,048     $132,527     $167,760      $161,817
                                               ========        ========      ========     ========     ========      ========
  Mortgage-related securities available for sale:
   Freddie Mac                                  $13,253         $13,692        $9,049       $8,918       $8,633        $8,533
   Fannie Mae                                    29,542          30,146        16,301       16,089       13,311        13,068
   Ginnie Mae                                    12,025          12,224         4,990        5,000        9,840         9,945
   Collateralized mortgage obligations           69,426          70,367        23,470       23,069       24,250        23,745
   Other securities                              12,011          12,038             -            -        1,052         1,042
                                                -------         -------       -------      -------      -------       -------
     Total mortgage-related securities
       available for sale                       136,257         138,467        53,810       53,076       57,086        56,333
                                                -------         -------       -------      -------      -------       -------
     Total mortgage-related securities          136,257         138,467        53,810       53,076       57,086        56,333
                                                =======         =======        ======       ======       ======        ======

Total securities                               $260,030        $261,467      $193,858     $185,603     $224,846      $218,150
                                               ========        ========      ========     ========     ========      ========

The table below sets forth certain information regarding the carrying value, weighted-average yields and contractual maturities of the Company's investment securities and mortgage-related securities as of September 30, 2001.

                                              Maturing       Maturing after     Maturing after     Maturing
                                             within one       one year but        5 years but      after 10
                                                year         within 5 years     within 10 years     years         Total
                                             ----------      --------------     ---------------    ---------      -----
                                                            (in thousands)
Available-for-sale securities:

   Municipal securities                          $-                $-                 $-            $23,030      $23,030
   Obligations of U.S. Government agencies    2,000            11,042              1,429                  -       14,471
   Mortgage-related securities               11,144             4,622              6,650            113,841      136,257
   Equity securities                         11,041                 -                  -              3,000       14,041
   Trust Preferred securities                     -                 -                  -             13,701       13,701
   Corporate Bonds                            2,003            32,171              6,514                  -       40,688
                                            -------           -------            -------           --------     --------
     Total securities at amortized cost     $26,188           $47,835            $14,593           $153,572     $242,188
                                            =======           =======            =======           ========     ========

     Total securities at fair value         $26,405           $49,250            $14,840           $153,153     $243,648
                                            =======           =======            =======           ========     ========

   Weighted-Average Yield                     6.22%             5.75%              5.94%              5.90%        5.91%



Held-to-maturity securities:

   Municipal securities                          $-                $-                 $-             $3,552       $3,552
   Obligations of U.S. Government agencies        -                 -                  -             13,992       13,992

   Certificates of Deposit                      199                99                  -                  -          298
                                            -------           -------            -------           --------     --------
     Total securities at amortized cost        $199               $99                 $-            $17,544      $17,842
                                            =======           =======            =======           ========     ========

     Total securities at fair value            $199               $99                 $-            $17,521      $17,819
                                            =======           =======            =======           ========     ========
   Weighted Average Yield                     7.09%             7.08%                  -              6.17%        6.19%


Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Weighted-average yields are based on amortized cost including municipal securities which are not reported on a tax-equivalent basis.

Loans

Net loans increased $82.8 million from fiscal 2000. The largest increase was in automobile loans which increased $27.2 million to $78.3 million at September 30, 2001 due to more participating automobile dealers through our indirect auto lending program.

The following table sets forth the composition of the Company's loan portfolio in dollar amounts and as a percentage of the portfolio at the dates indicated.

                                                                      At September 30,
                                                                      ---------------
                                                                      (in thousands)
                                  2001                   2000                1999                 1998                  1997
                                  ----                   ----                ----                 ----                  ----

                                      Percent                Percent            Percent                Percent               Percent
                           Amount    of Total     Amount    of Total    Amount  of Total      Amount   of total   Amount    of Total
                           ------    --------     ------    --------    ------  --------      ------   --------   ------    --------

Real Estate Loans:
  One- to four-family    $220,796     43.78%     $205,834    48.89%   $196,885    53.43%     $176,924   61.74%   $179,101    67.78%
  Multi-family and
   commercial              65,095      12.91       43,784     10.40     31,497      8.55       11,938     4.17      6,701      2.54
  Construction             13,690       2.71       11,993      2.85      3,983      1.08        3,759     1.31      5,818      2.20
                         --------    -------     --------   -------   --------   -------     --------  -------   --------   -------
   Total real estate
    loans                $299,581     59.40%     $261,611    62.14%   $232,365    63.06%     $192,621   67.22%   $191,620    72.52%
                         --------    -------     --------   -------   --------   -------     --------  -------   --------   -------
Consumer loans:
  Home equity loans
   and lines of credit    $79,840     15.84%      $72,474    17.21%    $70,118    19.03%      $52,244   18.23%    $41,278    15.62%
  Automobile               78,307      15.53       51,114     12.14     34,619      9.40       24,589    8.58      13,678      5.18
  Education                 2,846       0.56        3,516      0.84      2,796      0.76        2,351    0.82       2,348      0.89
  Unsecured lines of 1,884
   credit                   1,884       0.37        1,817      0.43      1,744      0.47        1,589    0.55       1,310      0.49
  Other                    10,288       2.04        8,021      1.90      5,571      1.51        3,423    1.20       3,229      1.22
                         --------    -------     --------   -------   --------   -------     --------  -------   --------   -------
    Total consumer
      loans              $173,165     34.34%     $136,942    32.52%   $114,848    31.17%      $84,196   29.38%    $61,843    23.40%
                         --------    -------     --------   -------   --------   -------     --------  -------   --------   -------

Commercial loans          $31,588      6.26%      $22,481     5.34%    $21,262     5.77%       $9,742    3.40%    $10,775     4.08%
                         --------    -------     --------   -------   --------   -------     --------  -------   --------   -------
    Total loans          $504,334    100.00%     $421,034   100.00%   $368,475   100.00%     $286,559  100.00%   $264,238   100.00%
                                     =======                =======              =======               =======              =======
Less:
    Deferred loan
      origination fees
      and discounts        $1,686                  $1,536               $1,361                 $1,580              $1,497
    Allowance for
      loan losses           4,497                   4,162                2,924                  2,273               1,272
                         --------                --------             --------               --------            --------
     Total loans, net    $498,151                $415,336             $364,190               $282,706            $261,469
                         ========                ========             ========               ========            ========

Loan Maturity. The following table shows the remaining contractual maturity of the Company's total loans at September 30, 2001. The table does not include the effect of future principal prepayments.

                                                                                 At September 30, 2001
                                                                                 ---------------------
                                                                                     (in thousands)

                                                            Multi-
                                            One-to        Family and
                                             Four-        Commercial                                                          Total
                                            Family        Real Estate    Construction(1)       Consumer       Commercial      Loans
                                            ------        -----------    ---------------       --------       ----------      ------

     Amount due in:
      One year or less                      $11,241         $1,747           $1,395            $30,692          $2,494       $47,569
     After one year:
      More than one year to five years       49,616          8,879              117             88,896           7,839       155,347
      More than five years                  159,939         54,469           12.178             53,577          21,255       301,418
                                           --------        -------          -------           --------         -------      --------
       Total amount due                    $220,796        $65,095          $13,690           $173,165         $31,588      $504,334
                                           ========        =======          =======           ========         =======      ========

     (1) Construction loans, which consist of loans to the owner for the construction of one- to four-family residences, automatically convert to permanent financing upon completion of the construction phase.

The following table sets forth, at September 30, 2001, the dollar amount of loans contractually due after September 30, 2002, and whether such loans have fixed interest rates or adjustable interest rates.

                                                        Due After September 30, 2002
                                                        ----------------------------
                                                               (in thousands)
                                                       Fixed                  Adjustable               Total
                                                      --------                ----------              --------
       Real estate loans:
         One- to four-family                          $115,079                  $94,476               $209,555
         Multi-family and commercial
           real estate                                  19,034                   44,314                 63,348
         Construction                                    2,668                    9,627                 12,295
                                                      --------                 --------               --------
           Total real estate loans                     136,781                  148,417                285,198
                                                      --------                 --------               --------
         Consumer loans                                129,573                   12,900                142,473
         Commercial loans                               16,002                   13,092                 29,094
                                                      --------                 --------               --------
           Total loans                                $282,356                 $174,409               $456,765
                                                      ========                 ========               ========


Non-Performing Assets and Impaired Loans. The following table sets forth information regarding non-performing loans, real estate owned ("REO") and other repossessed assets. At September 30, 2001, non-performing loans totaled $4.7 million consisting of 135 non-accrual loans, and REO totaled $249,000 consisting of seven one- to four-family loans. The increase in non-performing loans, REO and repossessed assets is due to the increased loan volume combined with the acquisition of Security Savings. It is the policy of the Company to cease accruing interest on loans 90 days or more past due (unless the loan principal and interest are determined by management to be fully secured and in the process of collection) and to charge off all accrued interest. For the years ended September 30, 2001, 2000 and 1999, the amount of additional interest income that would have been recognized on non-accrual loans if such loans had continued to perform in accordance with their contractual terms was $303,000, $136,000 and $66,000, respectively. The amount of interest income included in net income in fiscal year 2001, 2000 and 1999 was $376,000, $281,000 and $113,000.
respectively. At September 30, 2001 the Company had a $12.4 million recorded investment in impaired loans, all of which had specific allowances totaling $1.9 million. At September 30, 2000, there was $5.0 million of impaired loans, all of which had specific loan loss allowances totaling $1.6 million. The average net recorded investment in impaired loans for the fiscal year ended September 30, 2001, 2000, and 1999, was $4.0 million, $2.1 million and $1.2 million, respectively.

                                                                                      At September 30,
                                                                                      ----------------
                                                                                       (in thousands)
                                                          2001              2000             1999              1998             1997
                                                          ----              ----             ----              ----             ----
   Non-performing loans:
    One- to four-family real estate                     $1,902              $869             $848             $ 509             $622
    Consumer                                               771               240              261               254              152
    Commercial                                           2,050             2,390              262               476                -
                                                        ------            ------           ------            ------           ------
      Total(1)                                          $4,723            $3,499           $1,371            $1,239             $774
   Real estate owned (REO)(2)                              249                51               19                63              319
   Other repossessed assets(2)                             141               122               79                49                -
                                                        ------            ------           ------            ------           ------
      Total non-performing assets(3)                    $5,113            $3,672           $1,469            $1,351           $1,093
                                                        ======            ======           ======            ======           ======
   Troubled debt restructurings                            $60                $-               $-                $-             $112
   Troubled debt restructurings and
    total non-performing assets                         $5,173            $3,672           $1,469            $1,351           $1,205
                                                        ======            ======           ======            ======           ======
   Total non-performing loans and
    troubled debt restructurings as
    a percentage of total loans                          0.95%             0.83%            0.38%             0.43%            0.34%
   Total non-performing assets and
    troubled debt restructurings as a
    percentage of total assets                           0.64%             0.58%            0.24%             0.26%            0.33%

(1) Total non-performing loans equal total non-accruing loans plus other impaired loans.

(2) Real estate owned balances and other repossessed assets are shown net of related loss allowances.

(3) Non-performing assets consist of non-performing loans, other repossessed assets and REO.

Allowance for Loan Losses.

An allowance is maintained to absorb known and inherent losses in the loan portfolio. The adequacy of the allowance is periodically evaluated by management to maintain the allowance at an appropriate level. The Company charges current earnings with a provision for loan losses to maintain the allowance for loan losses at a level deemed appropriate by management. The allowance for loan losses is also increased by balances acquired through acquisitions and recoveries decreased by charge-offs. In determining the provision, management considers both specifically identified problem loans as well as credit risks not specifically identified in the loan portfolio.

The Company's determination as to the adequacy of the allowance is based on management's evaluation of past loan loss experience, known and inherent risks in the loan portfolio, adverse situations that have occurred that may affect a borrower's ability to repay, the estimated value of underlying collateral, economic conditions and other relevant factors. Management assesses the adequacy of the allowance through a formula allowance, specific allowances for identified problem loans and an unallocated allowance.

The formula allowance element gives consideration to historical losses and the current composition of the portfolios. Losses are recognized when (a) information indicates that it is probable that a loss has been incurred and (b) the amount of the loss can be reasonably estimated. Borrowers are impacted by events that result in loan default such as job loss, divorce, medical crisis or the loss of a major tenant. The time-frame between the occurrence of such events and the resulting default and loss realization is between 1.0 and 2.5 years, depending upon the loan type. Therefore, for example, if the general credit characteristics of a portion of a loan portfolio have not changed significantly over time, losses can be estimated by calculating historical loss experience over such periods.

The formula allowance is determined by applying loss factors against all non-impaired loans. Loss factors may be adjusted for significant factors that, in management's judgment, affect the collectibility of the portfolio as of the evaluation date. Loss factors are calculated based on models that estimate the probability that loans will become delinquent and ultimately result in foreclosure over a period of between 1.0 and 2.5 years, depending on the loan type and the rates of loss that have been experienced on such loans. The foreclosure and loss rates are then reviewed in order to attempt to predict losses going forward. The Company's analysis includes consideration of risk associated with imprecision in estimating inherent loan losses.

Specific allowances are established against individual residential 1-4 mortgage, consumer, commercial, and commercial and multi-family real estate loans for which management has performed analyses and concluded that, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. Generally, management believes that full collectibility in the normal manner is improbable if a loan is severely delinquent or if it has been determined that a borrower's cash flow is inadequate for debt repayment. The amount of specific allowance is determined by an estimation of any underlying fair value of collateral, net of the cost of disposition of the collateral and the fair value is compared to the net book value of the loan. If the net book value exceeds the fair value, a specific allowance is established in an amount equal to the excess. Loans evaluated for specific allowance are excluded from the formula allowance analysis so as not to double-count loss exposure.

An unallocated allowance is established for losses which may not have been identified through the formula and specific portions of the allowance. The unallocated portion is more subjective and requires a high degree of management judgment and experience. Management has identified several factors that impact credit losses that are not considered in either the formula or the specific allowance segments. These factors consist of industry and geographic loan concentrations, changes in the composition of loan portfolios through acquisitions and new business strategies, changes in underwriting processes and trends in problem loan and loss recovery rates. Each factor is analyzed and assigned a range of values. At this time, management has chosen an unallocated allowance amount at the mid-point of the range for each factor.

As of September 30, 2001, the Company's allowance for loan losses was $4.5 million, or 0.89% of total loans compared to $4.2 million, or 0.99% as of September 30, 2000. The decrease in the allowance ratio was the result of 2001 chargeoffs relating to a $2.0 million commercial loan which was impaired and specifically reserved for at September 30, 2000. The majority of this loan has been charged off, the remaining amount is secured by a portfolio of NASDAQ-traded securities whose value decreased significantly. The Company will continue to monitor and modify its allowances for loan losses as conditions dictate. In light of the increased lending focus of the Company on loans involving greater risk than one- to four-family mortgage loans, and the anticipated future growth in such loans as a percentage of the Company's total loan portfolio, the Company recognizes that its allowance for loan losses as a percentage of total loans may need to increase in future periods.

The following table sets forth activity in the Company's allowance for loan losses for the periods indicated.

                                                              At or for the Fiscal Years Ended September 30,
                                                                                (in thousands)

                                                 2001              2000             1999              1998             1997
                                                 ----              ----             ----              ----             ----

        Allowance for loan losses,
        beginning of year                      $4,162            $2,924           $2,273            $1,272             $730
        Charged-off loans:
         One- to four-family real estate            -                 3               10                19               66
         Consumer                                 236               244               91                57               66
         Commercial                             1,621                 -                -                 -                -
                                               ------            ------           ------            ------           ------
          Total charged-off loans               1,857               247              101                76              132
                                               ------            ------           ------            ------           ------
       Recoveries on loans previously
        charged off:
         One- to four-family real estate            -                 -                -                 -                -
         Consumer                                  24                18                5                18               23
                                               ------            ------           ------            ------           ------
         Total recoveries                          24                18                5                18               23
                                               ------            ------           ------            ------           ------
       Net loans charged off                    1,833               229               96                58              109
       Provision for loan losses                1,351             1,467              747             1,059              651
       Additional allowance from acquisition
        of Security                               817                 -                -                 -                -
                                               ------            ------           ------            ------           ------
       Allowance for loan losses,
        end of period                          $4,497            $4,162           $2,924            $2,273           $1,272
                                               ======            ======           ======            ======           ======
       Net loans charged off to average
        loans                                   0.38%             0.06%            0.03%             0.02%            0.04%
                                               ------            ------           ------            ------           ------
       Allowance for loan losses
        to total loans                          0.89%             0.99%            0.80%             0.80%            0.48%
                                               ------            ------           ------            ------           ------
       Allowance for loan losses to
        non-performing loans and troubled
        debt restructuring                     94.02%           118.95%          213.27%           183.45%          143.57%
                                               ------            ------           ------            ------           ------
       Net loans charged off to allowance
        for loan losses                        40.76%             5.50%            3.28%             2.55%            8.57%
                                               ------            ------           ------            ------           ------
       Recoveries to charge offs                1.29%             7.29%            4.95%            23.68%           17.42%
                                               ------            ------           ------            ------           ------


The following table sets forth the Company's allowance for loan losses in each of the categories listed at the dates indicated and the percentage of such amounts to the total allowance and to total loans. These allocations are no more than estimates and are subject to revision as conditions change. The change in the allowance from 2000 to 2001 reflects the impact of the inclusion of the Security Savings' loan portfolio as well as increased activity in commercial and consumer lending and increased levels of non-performing loans.

                                                                        At September 30,
                                                                     (in thousands)
                                        2001                                2000                               1999
                                        ----                                ----                               ----

                                                 Percent of                          Percent of                           Percent of
                                 % of Allowance   Loans in           % of Allowance   Loans in            % of Allowance   Loans in
                                     in each       each                  in each        each                  in each        each
                                  Category to    Category to           Category to   Category to            Category to  Category to
                                      Total        Total                  Total         Total                  Total        Total
                          Amount    Allowance      Loans     Amount     Allowance       Loans      Amount    Allowance       Loans
                          ---------------------------------------------------------------------------------------------------------
Real Estate               $1,391       30.93%     59.40%       $979       23.52%        62.14%    $1,037       35.47%       63.06%
Consumer                     739       16.43      34.34         489       11.75         32.52        424       14.50        31.17
Commercial                 2,165       48.15       6.26       2,268       54.49          5.34      1,072       36.67         5.77
Nonallocated                 202        4.49          -         426       10.24             -        391       13.36            -
                          ------      ------     ------      ------      ------        ------     ------      ------       ------
  Total Allowance
  for loan losses         $4,497      100.00%    100.00%     $4,162      100.00%       100.00%    $2,924      100.00%      100.00%
                          ======      ======     ======      ======      ======        ======     ======      ======       ======

                                        1998                                1997
                                        ----                                ----
                                                  Percent of                          Percent of
                                 % of Allowance     Loans in          % of Allowance    Loans in
                                     in each         each                  in each         each
                                  Category to     Category to           Category to   Category to
                                      Total          Total                 Total         Total
                          Amount    Allowance        Loans      Amount   Allowance        Loans
                          --------------------------------------------------------------------------------
Real Estate                 $748       32.91%       67.22%       $607      47.72%        72.52%
Consumer                     300       13.20        29.38         194      15.25         23.40
Commercial                   546       24.02         3.40         141      11.09          4.08
Nonallocated                 679       29.87            -         330      25.94             -
                          ------      ------       ------      ------     ------        ------
  Total Allowance
  for loan losses         $2,273      100.00%      100.00%     $1,272     100.00%       100.00%
                          ======      ======       ======      ======     =======       ======


Sources of Funds

     General. Deposits, loan repayments and prepayments, proceeds from sales of loans, cash flows generated from operations and FHLB advances are the primary sources of the Company's funds for use in lending, investing and for other general purposes.

     Deposits. The Company offers a variety of deposit accounts with a range of interest rates and terms. The Company's deposits consist of checking, money market, savings, NOW, certificate accounts and Individual Retirement Accounts. More than 58.7% of the funds deposited in the Company are in certificate of deposit accounts. At September 30, 2001, core deposits (savings, NOW and money market accounts) represented 36.6% of total deposits. The flow of deposits is influenced significantly by general economic conditions, changes in money market rates, prevailing interest rates and competition. The Company's deposits are obtained predominantly from the areas in which its community offices are located. The Company has historically relied primarily on customer service and long-standing relationships with customers to attract and retain these deposits; however, market interest rates and rates offered by competing financial institutions significantly affect the Company's ability to attract and retain deposits. The Company uses traditional means of advertising its deposit products, including radio and print media, and generally does not solicit deposits from outside its market area.

At September 30, 2001, the Company had $83.7 million in certificate accounts in amounts of $100,000 or more maturing as follows:

        Maturity Period                                                               Amount
        ---------------                                                               ------
                                                                                  (in thousands)
        Three months or less                                                         $27,484
        Over 3 through 6 months                                                       12,984
        Over 6 through 12 months                                                      36,680
        Over 12 months                                                                 6,534
                                                                                     -------
          Total                                                                      $83,682
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

                                                            At September 30,
                                        2001                                2000                               1999
                                        ----                                ----                               ----
                                                                     (in thousands)

                                      Percent                             Percent                             Percent
                                       Total                               Total                               Total
                         Average      Average      Average     Average    Average      Average     Average     Average     Average
                         Balance       Deposits  Rate Paid     Balance    Deposits    Rate Paid    Balance     Deposits   Rate Paid
                         ----------------------------------------------------------------------------------------------------------
Savings accounts         $88,018       18.28%       2.04%      $68,095     18.15%       2.15%      $69,546      20.10%       2.11%
Money Market
accounts                  33,556        6.97        4.26        22,772      6.07        4.18        19,353       5.59        3.38
NOW accounts              47,562        9.88        1.02        36,703      9.78        0.89        31,823       9.20        1.08
Certificates of Deposit  291,274       60.49        5.60       232,069     61.84        5.42       212,933      61.52        5.19
Non-interest-bearing
  deposits:
Demand deposits           21,113        4.38           -        15,600      4.16           -        12,409       3.59           -
                          ------      ------      ------        ------    ------      ------        ------     ------      ------
   Total average
    deposits            $481,523      100.00%       4.16%     $375,239    100.00%       4.08%      $346,064    100.00%       3.91%
                         =======      ======      ======       =======    ======      ======        =======    ======      ======


     Borrowings. The Bank utilizes advances from the FHLB of Pittsburgh as an alternative to retail deposits to fund its operations as part of its operating strategy. These FHLB advances are collateralized primarily by certain mortgage loans and mortgage-related securities of the Bank and secondarily by the Bank's investment in capital stock of the FHLB of Pittsburgh. FHLB advances are made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. The maximum amount that the FHLB of Pittsburgh will advance to member institutions, including the Bank, fluctuates from time to time in accordance with the policies of the FHLB of Pittsburgh. At September 30, 2001, the Bank had $204.4 million in outstanding FHLB advances, compared to $137.5 million at September 30, 2000. Other borrowings consist of overnight retail repurchase agreements and for the periods presented were immaterial.

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

At September 30, 2001, the Bank exceeded all of its regulatory capital requirements with a tangible capital level of $51.4 million, or 6.5% of total adjusted assets, which is above the required level of $11.9 million, or 1.5%; core capital of $51.4 million, or 6.5% of total adjusted assets, which is above the required level of $23.7 million, or 3.0%; and risk-based capital of $55.9 million, or 11.7% of risk-weighted assets, which is above the required level of $38.4 million, or 8.0%.

The initial impact of the Conversion on the liquidity and capital resources of the Company was significant as it substantially increased the liquid assets of the Company and the capital base on which the Company operates. Additionally, the Company invested the substantial majority of conversion proceeds in readily-marketable investment- grade securities which, if liquidity needs developed, could be sold by the Company to provide additional liquidity. Further, the additional capital resulting from the offerings increased the capital base of the Bank. At September 30, 2001, the Bank had total equity, determined in accordance with GAAP, of $62.5 million, or 7.7% of total assets, which approximated the Bank's regulatory tangible capital at that date of 6.5% of assets. An institution with a ratio of tangible capital to total assets of greater than or equal to 5.0% is considered to be "well-capitalized" pursuant to OTS regulations.

The Banks most liquid assets are cash and cash equivalents and its investment and mortgage-related securities available for sale. The levels of these assets are dependent on the Bank's operating, financing, lending and investing activities during any given period. At September 30, 2001, cash and cash equivalents and investment and mortgage-related securities available for sale totaled $252.7 million, or 31.3% of total assets.

The Bank has other sources of liquidity if a need for additional funds arises, including FHLB advances. At September 30, 2001, the Bank had $204.4 million in advances outstanding from the FHLB, and had an additional overall borrowing capacity from the FHLB of $362.8 million. Depending on market conditions, the pricing of deposit products and FHLB advances, the Bank may continue to rely on FHLB borrowings to fund asset growth.

At September 30, 2001, the Company had commitments to originate and purchase loans and unused outstanding lines of credit undisbursed proceeds of construction mortgages totaling $56.3 million. The Company anticipates that it will have sufficient funds available to meet its current loan origination commitments. Certificate accounts, including Individual Retirement Accounts ("IRA") and KEOGH accounts, which are scheduled to mature in less than one year from September 30, 2001, totaled $241.4 million. Based on past experience, the Company expects that substantially all of the maturing certificate accounts will be retained by the Company at maturity.

Impact of Inflation and Changing Prices

The Consolidated Financial Statements and Notes thereto presented herein have been prepared in accordance with generally accepted accounting principles
("GAAP"), which requires the measurement of financial position and operating results generally in terms of historical dollar amounts without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike industrial companies, nearly all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Impact of New Accounting Standards

In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This statement supercedes and replaces the guidance in Statement 125. It revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, although it carries over most of Statement 125's provisions without reconsideration. The Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001 and for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. This Statement is to be applied prospectively with certain exceptions. Other than those exceptions, earlier or retroactive application of its accounting provisions is not permitted. The Company has not yet determined the impact, if any, of this statement on the Company's financial condition, equity, results of operations or disclosure.

In June 2001, the FASB issued Statement No. 141, "Business Combinations." The Statement addresses financial accounting and reporting for business combinations and supersedes APB Opinion No. 16, "Business Combinations", and FASB Statement No. 38, "Accounting for Preacquisition Contingencies of Purchased Enterprises". All business combinations in the scope of the Statement are to be accounted for using the purchase method. The provisions of the Statement apply to all business combinations initiated after June 30, 2001. The Statement also applies to all business combinations accounted for using the purchase method which the date of acquisition is July 1, 2001, or later. There was no impact on earnings, financial conditions or equity upon adoption of Statement No. 141.

In June 2001, the FASB issued Statement No. 142, "Goodwill and Other Intangible Assets." The Statement addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, Intangible Assets. It addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. The Statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. The provisions of the Statement are required to be applied starting with fiscal years beginning after December 15, 2001, except that goodwill and intangible assets acquired after June 30, 2001 will be subject immediately to the nonamortization and amortization provisions of the Statement. Early application is permitted for entities with fiscal years beginning after March 15, 2001, provided that the first interim financial statements have not previously been issued. The Statement is required to be applied at the beginning of an entity's fiscal year and to be applied to all goodwill and other intangible assets recognized in its financial statement at that date. Due to recent acquisitions, the Company has been amortizing goodwill which will no longer be required upon early adoption of Statement No. 142 at the commencement of the Company's fiscal year beginning October 1, 2001. The Bank estimates that the impact on year ending September 30, 2002 will be the lack of goodwill amortization totaling $136,000. There was no impact on earnings, financial condition or equity as of or for the year ending September 30, 2001.

In June 2001, the FASB issued Statement No. 143, "Accounting for Asset Retirement Obligations." This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of lessees. As used in this Statement, a legal obligation is an obligation that a party is required to settle as a result of an existing or enacted law, statute, ordinance, or written or oral contract or by legal construction of a contract under the doctrine of promissory estoppel. This Statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. This Statement amends FASB Statement No. 19, "Financial Accounting and Reporting by Oil and Gas Producing Companies", and it applies to all entities. It is effective for financial statements issued for fiscal years beginning after June 15, 2002. Earlier application is encouraged. The Company does not expect the adoption of the Statement to have an impact on its earnings, financial condition or equity.

In August 2001, the FASB issued Statement No. 144, "Accounting for the Impairment of Disposal of Long-Lived Assets." This Statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". However, the Statement retains the fundamental provisions of Statement No. 121 for (a) recognition and measurement of the impairment of long-lived assets to be held and used and (b) measurement of long-lived assets to be disposed of by sale. This Statement supersedes the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions", for the disposal of a segment of a business. However, this Statement retains the requirement of Opinion No. 30 to report discontinued operations separately from continuing operations and extends that reporting to a component of an entity that either has been disposed of (by sale, by abandonment or in distribution to owners) or is classified as held for sale. This Statement also amends ARB No. 51, "Consolidated Financial Statements", to eliminate the exception to consolidation for a temporarily-controlled subsidiary. The provisions of this Statement are effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years, with earlier application encouraged. The provisions of this Statement generally are to be applied prospectively. The Company does not expect the adoption of the Statement to have an impact on its earnings, financial condition or equity.

Market for Registrant's Common Equity And Related Stockholder Matters

The Company's common stock is traded on The American Stock Exchange under the symbol NEP. At September 30, 2001, the Company had 1,489 registered common stockholders of record. The following table sets forth the range of high and low sales prices for the common stock for the periods presented.

                             The closing market price of the common stock at September 30, 2001 was 14.45.

                                                                                   Stock Price Range
                                                                             Low                 High            Dividends
                                                                           -----                -----            ---------
                       2001      1st quarter                              10 5/8               12 1/4              .09
                                 2nd quarter                               11.68                12.70              .09
                                 3rd quarter                               12.03                12.75              .10
                                 4th quarter                               12.65                15.25              .10
                       2000      1st quarter                               9 3/8             10 11/16              .07
                                 2nd quarter                               9 1/4                   10              .07
                                 3rd quarter                                   9               10 5/8              .08
                                 4th quarter                                  10               12 1/2              .08

Quarterly Financial Data (unaudited)
(In Thousands, Except Per Share Amount)

                                        First                   Second                   Third                  Fourth
2001                                   Quarter                  Quarter                 Quarter                 Quarter
----                                   -------                  -------                 -------                 -------
Net Interest Income                    $5,219                    $5,504                 $6,016                  $6,277
Provision for Loan Losses                   -                       264                    494                     593
Other Operating Income                    706                     1,176                  1,697                   1,736
Other Operating Expense                 4,112                     5,097                  5,312                   5,464
Net Income                             $1,291                    $1,023                 $1,256                  $1,237
-------------------------------------------------------------------------------------------------------------------------
Earnings Per Share
Basic                                    $.28                      $.21                   $.27                    $.28
Diluted                                  $.27                      $.21                   $.26                    $.27
-------------------------------------------------------------------------------------------------------------------------
2000
Net Interest Income                    $4,725                    $4,706                 $4,615                  $4,513
Provision for Loan Losses                 205                       238                    141                     883
Other Operating Income                    501                       358                    513                     524
Other Operating Expense                 3,712                     3,553                  3,609                   3,597
Net Income                             $1,146                    $1,099                 $1,176                    $515
-------------------------------------------------------------------------------------------------------------------------
Earnings Per Share
Basic                                    $.22                      $.23                   $.25                    $.11
Diluted                                  $.22                      $.22                   $.24                    $.11
-------------------------------------------------------------------------------------------------------------------------


Consolidated Statements of Financial Condition September 30, 2001 and 2000 (in thousands, except share and per share data)

                                                                             September 30,           September 30,
                                                                                 2001                     2000
                                                                             -------------           -------------
Assets

Cash and cash equivalents                                                       $9,060                  $6,295
Securities available for sale                                                  243,648                 157,474
Securities held to maturity (estimated fair value of $17,819
 in 2001 and $28,129 in 2000)                                                   17,842                  30,336
Loans (less allowance for loan losses of $4,497 for 2001 and $4,162 for 2000)  498,151                 415,336
Accrued interest receivable                                                      6,892                   5,401
Assets acquired through foreclosure                                                390                     173
Property and equipment, net                                                     12,165                   9,878
Intangible assets                                                               12,312                   1,446
Other assets                                                                     8,370                  11,003
                                                                              --------                --------

     Total assets                                                             $808,830                $637,342
                                                                              ========                ========

Liabilities and Equity

Deposits                                                                     $515,735                 $419,671
Federal Home Loan Bank advances                                               204,441                  137,461
Other borrowings                                                                5,990                    1,654
Advances from borrowers for taxes and insurance                                   646                      639
Accrued interest payable                                                        2,130                    2,472
Other liabilities                                                               4,051                    2,470
                                                                              --------                --------

     Total liabilities                                                       $732,993                 $564,367

Preferred stock ($.01 par value; 2,000,000 authorized shares; 0 shares issued)      -                        -
Common stock ($.01 par value; 16,000,000 authorized shares;
  6,427,350 shares issued)                                                         64                       64
Additional paid-in capital                                                     62,142                   62,164
Common stock acquired by stock benefit plans                                   (5,213)                  (6,221)
Retained earnings - substantially restricted                                   36,136                   33,207
Accumulated other comprehensive income (loss)                                     894                  (3,711)
Treasury stock, at cost
        (1,533,945 shares for 2001 and 1,134,201 shares for 2000)             (18,186)                 (12,528)
                                                                             --------                 --------
     Total equity                                                             $75,837                  $72,975
                                                                             --------                 --------

               Total liabilities and equity                                  $808,830                 $637,342
                                                                             ========                 ========

See accompanying notes to consolidated financial statements

Consolidated  Statements of Operations

For the Years Ended  September 30, 2001, 2000 and 1999
(in thousands, except per share data)

                                                                  2001                 2000                 1999
                                                                ------               ------               ------
Interest Income:
Loans                                                          $39,456              $31,165              $24,679
Mortgage-related securities                                      5,852                3,693                4,190
Investment securities:
     Taxable                                                     7,249                7,184                5,631
     Non-taxable                                                 1,773                3,048                3,174
                                                                ------               ------               ------
     Total interest income                                      54,330               45,090               37,674
                                                                ------               ------               ------

Interest expense:
Deposits                                                        20,038               15,311               13,516
Federal Home Loan Bank advances and other                       11,276               11,220                6,306
                                                                ------               ------               ------
     Total interest expense                                     31,314               26,531               19,822
                                                                ------               ------               ------

Net interest income                                             23,016               18,559               17,852

Provision for loan losses                                        1,351                1,467                  747
                                                                ------               ------               ------

Net interest income after provision for loan
   losses                                                       21,665               17,092               17,105
                                                                ------               ------               ------
Non-interest income:
Service charges and other fees                                   1,678                1,246                  881
Other income                                                       644                  363                  426
Insurance premium income                                         2,064                  275                  276
Gain (loss) on sale of:
        Real estate owned                                           42                  (48)                 (56)
        Loans                                                      586                   24                  287
        Available-for-sale securities                              333                   37                   63
        Other                                                      (32)                  (1)                  (9)
                                                                ------               ------               ------
     Total non-interest income                                   5,315                1,896                1,868

Non-interest expense:
  Salaries and net employee benefits                            10,384                7,845                7,328
  Occupancy costs                                                2,605                1,956                1,721
  Amortization of goodwill and intangibles                       1,151                  363                  155
  Federal deposit insurance premiums                               231                  227                  294
  Data processing                                                  718                  610                  495
  Advertising                                                      626                  621                  623
  Professional fees                                                863                  480                  714
  Federal Home Loan Bank and other service charges                 835                  670                  481
  Other                                                          2,572                1,699                1,584
                                                                ------               ------               ------
     Total non-interest expense                                 19,985               14,471               13,395

Income before income taxes                                       6,995                4,517                5,578

Income tax expense                                               2,188                  581                1,013
                                                                ------               ------               ------

Net income                                                      $4,807               $3,936               $4,565
                                                                ======               ======               ======

Earnings per share -basic                                         1.03                  .84                  .84
Earnings per share - diluted                                      1.02                  .81                  .80

See accompanying notes to consolidated financial statements

Consolidated Statements of Comprehensive Income
For the Years Ended September 30, 2001, 2000 and 1999
(in thousands)

                                                                            2001                 2000                1999
                                                                            ----                 ----                ----

Net income                                                                $4,807               $3,936              $4,565
Other comprehensive income (loss), net of tax
 Unrealized gains (losses) on securities:
Unrealized holding gains (losses) arising
during the period                                                          4,825                 (813)             (5,710)
Less:  Reclassification adjustment for gains
included in net income                                                       220                   24                  42
                                                                        --------             --------            --------

Other comprehensive income (loss)                                         $4,605                $(837)            $(5,752)
                                                                        --------             --------            --------
Comprehensive income (loss)                                               $9,412               $3,099            $(1,187)
                                                                        ========             ========            ========



See accompanying notes to consolidated financial statements

                                       19

Consolidated Statements of Changes in Equity For the Years Ended September 30, 2001, 2000, and 1999
(in thousands)

                                                                   Common Stock               Accumulated
                                                      Additional    Acquired by                 Other
                                          Common       Paid In     stock benefit   Retained   Comprehensive   Treasury     Total
                                           Stock       Capital         plans       Earnings   income (loss)     Stock      Equity
                                         --------    -----------   -------------   --------   -------------   --------     -------
Balance, September 30, 1998               $    64     $   62,083     $   (4,799)   $ 27,208    $   2,878      $    -      $ 87,434

Unearned stock awards                                                    (3,312)                                            (3,312)
ESOP shares committed to be released                          77            557                                                634
Stock awards                                                 (41)           488                                                447
Net changes in gains (losses) on
  securities available for sale, net of tax                                                       (5,752)                   (5,752)
Treasury stock at cost, (626,667 shares)                                                                        (7,585)     (7,585)
Cash dividend paid                                                                     (955)                                  (955)
Net income                                                                            4,565                                  4,565
                                          -------     ----------     -----------   --------    ---------       --------   ---------
Balance, September 30, 1999               $    64     $   62,119     $   (7,066)   $ 30,818    $  (2,874)     $ (7,585)   $ 75,476

ESOP shares committed to be released                          89             328                                               417
Stock awards                                                 (44)            517                                               473
Net changes in (losses) on
  securities available for sale, net of tax                                                         (837)                     (837)
Treasury stock at cost, (507,534 shares)                                                                        (4,943)     (4,943)
Cash dividend paid                                                                   (1,547)                                (1,547)
Net income                                                                            3,936                                  3,936
                                          -------     ----------     -----------   --------    ---------       --------   ---------
Balance, September 30, 2000               $    64     $   62,164     $   (6,221)   $ 33,207    $  (3,711)     $(12,528)   $ 72,975

ESOP shares committed to be released                         105            443                                                548
Stock awards                                                 (49)           565                                                516
Stock options exercised (32,808 shares)                     (204)                                                  391         187
Net changes in gains on
  securities available for sale, net of tax                                                        4,605                     4,605
Treasury stock at cost (647,604 shares)                                                                         (8,423)     (8,423)
Acquisition of Higgins Insurance
  Agency (215,052 shares)                                    126                                                 2,374       2,500
Cash dividend paid                                                                   (1,878)                                (1,878)
Net income                                                                            4,807                                  4,807
                                          -------     ----------     -----------   --------    ---------       --------   ---------
Balance, September 30, 2001               $    64     $   62,142     $   (5,213)   $ 36,136    $     894      $(18,186)   $ 75,837

See accompanying notes to consolidated financial statements

                                       20

Consolidated Statements of Cash Flows
For the Years Ended September 30, 2001, 2000 and 1999
(in thousands)

                                                                               2001            2000            1999
                                                                               ----            ----            ----
Operating Activities:
Net Income                                                                   $4,807          $3,936          $4,565
Adjustments to reconcile net income to net cash provided by (used
in) operating activities:
     Provision for foreclosed assets                                            454             100              39
     Provision for loan losses                                                1,351           1,467             747
     Depreciation                                                             1,425           1,153             885
     Amortization of goodwill and intangibles                                 1,151             363             155
     Deferred income tax provision (benefit)                                  1,191            (362)           (193)
     ESOP shares committed to be released                                       548             417             634
     Stock award expense                                                        516             473             447
     Amortization and accretion on:
        Held-to-maturity securities                                              (4)             (4)             34
        Available-for-sale securities                                          (226)         (2,337)            422
     Amortization of deferred loan fees                                        (402)           (159)           (618)
     (Gain) loss on sale of:
        Assets acquired through foreclosure                                     (42)             48              56
        Loans                                                                  (586)            (24)           (287)
        Available-for-sale securities                                          (333)            (37)            (63)
    Loss on disposal of property and equipment                                   32               -               9
    Changes in assets and liabilities:
        Increase in accrued interest receivable                              (1,491)           (632)           (771)
        Increase in other assets                                            (17,438)         (3,188)         (2,413)
        Increase (decrease) in accrued interest payable                        (342)           1,155            289
        Increase (decrease) in accrued income taxes payable                     511            (271)           (562)
        Increase in other liabilities                                         1,810             832             635
                                                                          ----------      ----------       ---------

            Net cash provided by (used in) operating activities             $(7,068)         $2,930         $ 4,010
                                                                          ----------      ----------       ---------
Investing Activities:
Net increase in loans                                                      $(94,318)       $(54,619)       $(89,796)
Proceeds from sale of:
   Available-for-sale securities                                             80,719          56,412          19,401
   Assets acquired through foreclosure                                          652             391             170
   Loans                                                                      9,859           1,806           8,219
Proceeds from repayments of held-to-maturity securities                      18,952               -          17,953
Proceeds from repayments of available-for-sale securities                    34,792           9,404          54,860
Net cash proceeds from purchase of Security Savings                           3,218               -               -
Proceeds from disposal of fixed assets                                           37              18              74
Purchase of:
   Held-to-maturity securities                                               (6,454)              -         (16,549)
   Available-for-sale securities                                           (182,091)        (26,177)        (80,385)
   Office properties and equipment                                           (3,781)         (1,181)         (2,188)
    Federal Home Loan Bank stock                                            (11,525)         (6,274)         (4,275)
                                                                          ----------      ----------       ---------

Net cash used in investing activities                                     $(149,940)       $(20,220)       $(92,516)
                                                                          ----------      ----------       ---------



See accompanying notes to consolidated financial statements

Consolidated Statements of Cash Flows
For the Years Ended September 30, 2001, 2000 and 1999
(in thousands)

                                                                           2001            2000             1999
                                                                           ----            ----             ----

Financing Activities:
  Net increase in deposit accounts                                      $96,064         $43,570          $51,978
  Net decrease in Federal Home Loan Bank                                      -         (18,500)          (1,500)
   short-term advances
  Borrowings of Federal Home Loan Bank
     long-term advances                                                 124,100          30,000           51,000
  Repayments of Federal Home Loan Bank long-term advances               (57,120)        (30,019)             (18)
  Net increase (decrease) in other borrowings                             4,336           1,248             (301)
  Net increase (decrease) in advances from
    borrowers for taxes and insurance                                         7            (401)             323
  Stock options exercised                                                   187               -                -
  Stock issued for the purchase
   of Higgins Insurance Agency                                            2,500               -                -
  Purchase of common stock for stock
   incentive plan                                                             -               -           (3,312)
  Purchase of treasury stock                                             (8,423)         (4,943)          (7,585)
  Cash dividend on common stock                                          (1,878)         (1,547)            (955)
                                                                       --------        --------         --------

     Net cash provided by financing activities                         $159,773         $19,408          $89,630
                                                                       --------        --------         --------

Increase in cash and cash equivalents                                     2,765           2,118            1,124

Cash and cash equivalents, beginning of year                              6,295           4,177            3,053
                                                                       --------        --------         --------

Cash and cash equivalents, end of year                                   $9,060          $6,295           $4,177
                                                                       ========        ========         ========

Supplemental disclosures of cash flow information: Cash paid during the year for:

     Interest                                                           $31,656         $25,642          $19,533
                                                                       ========        ========         ========
     Income taxes                                                        $1,288          $1,185           $1,726
                                                                       ========        ========         ========

Supplemental disclosure - non-cash information:
Transfer from loans to real estate owned                                 $1,281            $614             $251
                                                                       ========        ========         ========

Purchase of Security Savings:
   Loans                                                                 78,061               -                -
   Securities                                                            16,674               -                -
   -Other assets                                                          2,836               -                -
   Deposits                                                             (87,251)              -                -
   Advances                                                             (11,500)              -                -
   Other liabilities                                                       (692)              -                -


Net change in unrealized gains (losses) on securities
available-for-sale, net of tax                                           $4,605           $(837)         $(5,752)
                                                                       ========        ========         ========

See accompanying notes to consolidated financial statements

1. Summary of Significant Accounting Policies.

Business.

Northeast Pennsylvania Financial Corp. (the "Company"), through its principal subsidiary, First Federal Bank (the "Bank") provides a wide range of financial services to individual and corporate customers through its community offices in Northeastern and Central Pennsylvania. All of the offices are full-service and offer commercial and retail products. These products include checking accounts (interest and non-interest bearing), savings accounts, certificates of deposit, commercial and consumer loans, real estate loans and home equity loans. The Bank also serves its loan customers through a loan production office located in Monroe County, Pennsylvania. The Company is subject to competition from other financial institutions and other companies that provide financial services. The Company is subject to the regulations of certain federal bank regulatory agencies and undergoes periodic examinations by those regulatory authorities.

The Company has a $1.5 million investment in the preferred stock of Buildersfirst.com. Since the investment does not have a readily determinable market value, the Company is not accounting for the investment under SFAS No.
115. The accounting for this security was initially guided by EITF Topic No. D-68, EITF Topic No. 98-13 and EITF Topic No. 99-10, which, in essence, provide that investee losses should be absorbed by investments in other securities once an investee's common equity has been exceeded by net losses. However, during the Company's third fiscal quarter the investee issued additional equity and entered into certain other business relationships which reduced the Company's influence over the investee and resulted in the Company prospectively utilizing the cost method of accounting for its remaining investment in Buildersfirst.com.


Principles of Consolidation and Presentation.

The accompanying financial statements of the Company include the accounts of the Bank, Abstractors, Inc., FIDACO, Inc., Northeast Pennsylvania Trust Co. and Higgins Insurance Agency. The Bank, Abstractors, Inc., Northeast Pennsylvania Trust Co. (the "Trust Co.") and Higgins Insurance Agency ("Higgins") are wholly-owned subsidiaries of Northeast Pennsylvania Financial Corp.. Abstractors, Inc. is a title insurance agency. Northeast Pennsylvania Trust Co. offers trust, estate and asset management services and products. Higgins Insurance Agency provides insurance and investment products to individuals and businesses. FIDACO, Inc. is an inactive subsidiary of the Bank with the only major asset being an investment in Hazleton Community Development Corporation. All material inter-company balances and transactions have been eliminated in consolidation. Prior period amounts are reclassified, when necessary, to conform with the current year's presentation.

The Company follows accounting principles and reporting practices which are in accordance with generally accepted accounting principles ("GAAP"). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to determination of the allowance for loan losses, the evaluation of deferred taxes and the evaluation of other than temporary impairment for certain investments.

Risks and Uncertainties. In the normal course of its business, the Company encounters two significant types of risk: economic and regulatory. There are three main components of economic risk: interest rate risk, credit risk and market risk. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different speeds, or on different bases from its interest-earning assets. The Company's primary credit risk is the risk of default on the Company's loan portfolio that results from the borrowers' inability or unwillingness to make contractually required payments. The Company's lending activities are concentrated in Pennsylvania. The largest concentration of the Company's loan portfolio is located in Northeastern Pennsylvania. The ability of the Company's borrowers to repay amounts owed is dependent on several factors, including the economic conditions in the borrowers' geographic regions and the borrowers' financial conditions. Market risk reflects changes in the value of the collateral underlying loans, the valuation of real estate held by the Company, and the valuation of loans held for sale, mortgage-related securities available for sale and mortgage servicing assets.

The Bank is subject to the regulations of various government agencies. These regulations can and do change significantly from period to period. The Bank also undergoes periodic examinations by the regulatory agencies which may subject it to further changes with respect to asset valuations, amounts of required loss allowances and operating restrictions resulting from the regulators' judgments based on information available to them at the time of their examination.

Cash and Cash Equivalents. For the purpose of the consolidated statement of cash flows, cash and cash equivalents include cash and interest-bearing deposits with an original maturity of three months or less.

Securities. The Company divides its securities portfolio into two segments: (a) held to maturity and (b) available for sale. Securities in the held-to -maturity category are accounted for at cost, adjusted for amortization of premiums and accretion of discounts, using the level yield method, based on the Company's intent and ability to hold the securities until maturity. All other securities are included in the available-for-sale category and are accounted for at fair value, with unrealized gains or losses, net of taxes, being reflected as adjustments to equity.

At the time of purchase, the Company makes a determination as to whether or not it will hold the securities to maturity, based upon an evaluation of the probability of future events. Securities which the Company believes may be involved in interest rate risk, liquidity or other asset/liability management decisions, which might reasonably result in such securities not being held to maturity, are classified as available for sale. If securities are sold, a gain or loss is determined by specific identification and reflected in the operating results in the period the trade occurs.

Allowance for Loan Losses. The allowance for loan losses is maintained at a level that management considers adequate to provide for known and inherent losses, based upon an evaluation of the loan portfolio. Management's evaluation is based upon an analysis of the portfolio, past loss experience, current economic conditions and other relevant factors. While management uses the best information available to make evaluations, such evaluations are highly subjective, and future adjustments to the allowance may be necessary if conditions differ substantially from the assumptions used in making the evaluations. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for losses on loans. Such agencies may require the Bank to recognize additions to the allowance, based on their judgments about information available to them at the time of their examination. The allowance is increased by the provision for loan losses, which is charged to operations. Loan losses are charged directly against the allowance, and recoveries on previously charged-off loans are added to the allowance.

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

Impaired loans are charged off when the Company determines that foreclosure is probable, and the fair value of the collateral is less than the recorded investment of the impaired loan or in the case of unsecured loans, management determines the loan to be uncollectible.

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

Real Estate Owned (REO). Real estate acquired through foreclosure or by deed in lieu of foreclosure is classified as REO. REO is carried at the lower of cost or fair value less selling expenses. Costs relating to the development or improvement of the property are capitalized; holding costs are charged to expense.

Property and Equipment. Property and equipment are stated at cost less accumulated depreciation. Depreciation for each class of depreciable asset is computed using the straight-line method over the estimated useful lives of the assets (generally 39 years for buildings and 3 to 7 years for furniture and equipment). When assets are retired, or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts. The cost of maintenance and repairs is charged to expense as incurred and renewals and betterments are capitalized.


Intangible Assets. Intangible assets include core deposit intangibles and goodwill from acquisitions, which represents the excess of cost over fair value of assets acquired and liabilities assumed. The core deposit intangibles are being amortized to expense over a 10- to 31- year life on an accelerated basis, and goodwill is being amortized to expense using the straight-line method over periods of 5, 6 and 20 years. The carrying amount of intangible assets, net of accumulated amortization, at September 30, 2001 and 2000 is $12.3 and $1.4 million, respectively. Due to recent acquisitions, the Company has been amortizing goodwill which will no longer be required upon early adoption of Statement No, 142 at the commencement of the Company's fiscal year beginning October 1, 2001. The Bank estimates that the impact in the year ending September 30, 2002 will be the lack of goodwill amortization totaling $136,000. There was no impact on earnings, financial condition, or equity as of or for the year ended September 30, 2001.

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

Retained earnings at September 30, 2001 and 2000 include approximately $10.2 million and $8.3 million, respectively, for which no provision for Federal income tax has been made. These amounts represent allocations of earnings to bad debt reserves for tax purposes and are a restriction upon retained earnings. If, in the future, this portion of retained earnings is reduced for any purpose other than tax bad debt losses, Federal income taxes may be imposed at the then applicable rates.

Earnings per Share. Earnings per share, basic and diluted, were $1.03 and $1.02, respectively for the year ended September 30, 2001, $.84 and $.81, respectively, for the year ended September 30, 2000, and $.84 and $.80, respectively, for the year ended September 30, 1999.

The  following  table  presents  the   reconciliation   of  the  numerators  and
denominators of the basic and diluted EPS computations:

                                                            For the Year Ended      For the Year Ended    For the Year Ended
                                                               September 30,            September 30,         September 30,
Basic:                                                               2001                    2000                 1999
                                                                     ----                    ----                 ----
Net Income                                                         $4,806,942              $3,935,652           $4,565,480
                                                                   ==========              ==========           ==========

Weighted average shares outstanding                                 4,498,966               4,551,672            5,368,458
Plus: ESOP shares released or committed
to be released                                                        167,113                 115,694               65,464
                                                                   ----------              ----------           ----------
  Basic weighted-average shares outstanding                         4,666,079               4,667,366            5,433,922
                                                                   ==========              ==========           ==========

Earnings per share - basic                                              $1.03                    $.84                 $.84
                                                                   ==========              ==========           ==========
Diluted(1):
Net Income                                                         $4,806,942              $3,935,652           $4,565,480
                                                                   ==========              ==========           ==========

Basic weighted-average shares outstanding                           4,666,079               4,667,366            5,433,922
  Dilutive Instruments:
   Dilutive effect of outstanding stock options                        45,160                      11                    -
   Dilutive effect of stock awards                                      8,931                 193,869              242,790
                                                                   ----------              ----------           ----------
   Diluted shares outstanding                                       4,720,170               4,861,246            5,676,712
                                                                   ==========              ==========           ==========

Earnings per share - diluted                                            $1.02                    $.81                 $.80
                                                                   ==========              ==========           ==========

The company had 408,285, 506,985 and 618,355 anti-dilutive common stock options outstanding as of September 30, 2001, 2000 and 1999, respectively. These options are not included in the calculation of diluted earnings per share for the periods presented.

(1) Diluted earnings per share include the dilutive effect of the Company's weighted-average stock options/awards outstanding using the Treasury Stock method.

2.   Conversion to Stock Form of Ownership

The Company is a business corporation formed at the direction of the Bank under the laws of Delaware on December 16, 1997. On March 31, 1998: (i) the Bank converted from a Federally-chartered mutual savings and loan association to a Federally-chartered stock savings bank; (ii) the Bank issued all of its outstanding capital stock to the Company; and (iii) the Company consummated its initial public offering of common stock, par value $.01 per share (the Ocommon stockO), by selling at a price of $10.00 per share, 5,437,062 shares of common stock to certain eligible account holders of the Bank who had subscribed for such shares (collectively, the OConversionO), by selling 514,188 shares to the Bank's Employee Stock Ownership Plan and related trust (OESOPO) and by contributing 476,100 shares of common stock to The First Federal Charitable Foundation (the OFoundationO), a charitable foundation dedicated to the communities served by the Bank. The common stock contributed by the Company to the Foundation at a value of $4.8 million was charged to expense. The Conversion resulted in net proceeds of $52.1 million, after expenses of $2.2 million. Net proceeds of $25.0 million were invested in the Bank to increase the Bank's tangible capital to 13.3% of the Bank's total adjusted assets.

The Bank established a liquidation account at the time of the Conversion in an amount equal to the equity of the Bank as of the date of its latest balance sheet date, September 30, 1997, contained in the final Prospectus used in connection with the Conversion. In the unlikely event of a complete liquidation of the Bank, (and only in such an event), eligible depositors who continue to maintain accounts at the Bank shall be entitled to receive a distribution from the liquidation account. The total amount of the liquidation account, which decreases if the balances of eligible deposits decrease at the annual determination dates, approximated $8.0 million at September 30, 2001.

The Company may not declare nor pay dividends on its stock if such declaration and payment would violate statutory or regulatory requirements.

In addition to the 16,000,000 authorized shares of common stock, the Company authorized 2,000,000 shares of preferred stock with a par value of $.01 per share (the Opreferred stockO). The Board of Directors is authorized, subject to any limitations by law, to provide for the issuance of the shares of preferred stock in series, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. As of September 30, 2001, there were no shares of preferred stock issued.

3.   Securities.

Securities are summarized as follows:

                                                                                   SEPTEMBER 30, 2001
                                                                                   ------------------
                                                                                     (in thousands)
                                                                                   Gross              Gross
                                                              Amortized         Unrealized         Unrealized              Fair
                                                                 Cost              Gains             Losses                Value
                                                              ---------         ----------         ----------            ---------
Available-for-sale securities:

   Municipal securities                                         $23,030              $42              $(532)             $22,540
   Obligations of U.S. Government agencies                       14,471              134                  -               14,605
   Mortgage-related securities                                  136,257            2,294                (84)             138,467
   Trust Preferred securities                                    13,701                -             (1,723)              11,978
   Corporate Bonds                                               40,688            1,337                (31)              41,994
                                                               --------         --------            --------            --------

     Total debt securities                                      228,147            3,807             (2,370)             229,584

   FHLB Stock                                                    10,222                -                  -               10,222
   Freddie Mac Stock                                              1,613               37                (58)               1,592
   Fannie Mae Stock                                               2,000                4                 (5)               1,999
   Other equity securities                                          206               50                 (5)                 251
                                                                    ---               --                 --                  ---
     Total equity securities                                     14,041               91                (68)              14,064

         Total                                                 $242,188           $3,898            $(2,438)            $243,648
                                                               ========         ========            ========            ========

Held-to-maturity securities:

   Municipal securities                                          $3,552               $-              $(127)              $3,425
   Obligations of U.S. government agencies                       13,992              106                 (2)              14,096
   Certificates of Deposit                                          298                -                  -                  298
                                                                    ---                -                  -                  ---

         Total                                                  $17,842             $106              $(129)             $17,819
                                                               ========         ========            ========            ========

                                       25

                                                                                    SEPTEMBER 30, 2000
                                                                                    ------------------
                                                                                       (in thousands)
                                                                                  Gross              Gross
                                                              Amortized         Unrealized        Unrealized               Fair
                                                                Cost              Gains              Losses               Value
                                                              ----------        ----------        ----------             -------
Available-for-sale securities:

   Municipal securities                                         $35,503               $-           $(2,471)              $33,032
   Obligations of U.S. Government agencies                       39,477                -            (1,404)               38,073
   Mortgage-related securities                                   53,810               88              (822)               53,076
   Trust Preferred securities                                    13,729                -            (2,296)               11,433
   Corporate Bonds                                               11,407               22               (13)               11,416
                                                               --------         --------          --------              --------
     Total debt securities                                      153,926              110            (7,006)              147,030

   FHLB Stock                                                     6,873                -                  -                6,873
   Freddie Mac Stock                                                910              350                  -                1,260
   Fannie Mae Stock                                               1,000                3                  -                1,003
   Other equity securities                                          813              497                (2)                1,308
                                                               --------         --------          --------              --------

     Total equity securities                                      9,596              850                (2)               10,444

           Total                                               $163,522             $960           $(7,008)             $157,474
                                                               ========         ========          ========              ========

Held-to-maturity securities:

   Municipal securities                                          $3,551               $-             $(328)               $3,223
   Obligations of U.S. government agencies                       26,785                -            (1,879)               24,906
                                                               --------         --------          --------              --------

           Total                                                $30,336               $-           $(2,207)              $28,129
                                                               ========         ========          ========              ========


The amortized cost and estimated fair value of securities by contractual maturity:

                                                                       September 30, 2001
                                                                       ------------------
                                                                         (in thousands)

                                             Maturing      Maturing after    Maturing after    Maturing
                                            within one      one year but      5 years but      after 10
                                               year       within 5 years    within 10 years     years         Total
                                            ----------    ---------------   ---------------    ---------     -------
Available-for-sale securities:

   Municipal securities                          $-                $-              $-           $23,030      $23,030
   Obligations of U.S. Government agencies    2,000            11,042           1,429                 -       14,471
   Mortgage-related securities               11,144             4,622           6,650           113,841      136,257
   Equity securities                         11,041                 -               -             3,000       14,041
   Trust Preferred securities                     -                 -               -            13,701       13,701
   Corporate Bonds                            2,003            32,171           6,514                 -       40,688
                                           --------          --------        --------          --------     --------
     Total securities at amortized cost     $26,188           $47,835         $14,593          $153,572     $242,188
                                           ========          ========        ========          ========     ========

     Total securities at fair value         $26,405           $49,250         $14,840          $153,153     $243,648
                                           ========          ========        ========          ========     ========

   Weighted-Average Yield                     6.22%             5.75%           5.94%             5.90%        5.91%



Held-to-maturity securities:

   Municipal securities                          $-                $-              $-            $3,552       $3,552
   Obligations of U.S. Government agencies        -                 -               -            13,992       13,992
   Certificates of Deposit                      199                99               -                 -          298
                                           --------          --------        --------          --------     --------
     Total securities at amortized cost        $199               $99              $-           $17,544      $17,842
                                           ========          ========        ========          ========     ========

     Total securities at fair value            $199               $99              $-           $17,521      $17,819
                                           ========          ========        ========          ========     ========
   Weighted Average Yield                     7.09%             7.08%               -             6.17%        6.19%


Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Weighted average yields are based on amortized cost including municipal securities which are not reported on a tax-equivalent basis.

Proceeds from sales of securities available for sale during the year ended September 30, 2001 were $80.7 million resulting in gross realized gains of $978.2 million and gross realized losses of $645.6 million. Proceeds from sales of securities available for sale during the year ended September 30, 2000 were $56.4 million resulting in gross realized gains of $2.3 million and gross realized losses of $2.2 million. Proceeds from sales of securities available for sale during the year ended September 30, 1999 were $19.4 million resulting in gross realized gains of $112,000 and gross realized losses of $49,000.

Securities classified as agencies and mortgage-related securities, carried at approximately $84.1 million, at September 30, 2001, were pledged to secure public deposits as required by law.

4.   Loans

Loans are summarized as follows:

                                                                              At September 30,
                                                                              ----------------
                                                                                (in thousands)
                                                                    2001                              2000
                                                                   ------                            ------
Real Estate loans:
   One- to four-family                                           $220,796                           $205,834
   Multi-family and commercial                                     65,095                             43,784
   Construction                                                    13,690                             11,993
                                                                 --------                           --------
Total real estate loans                                          $299,581                           $261,611
                                                                 --------                           --------

Consumer Loans:
   Home equity loans and lines of credit                          $79,840                            $72,474
   Automobile                                                      78,307                             51,114
   Education                                                        2,846                              3,516
   Unsecured lines of credit                                        1,884                              1,817
   Other                                                           10,288                              8,021
                                                                 --------                           --------
Total consumer loans                                             $173,165                           $136,942
                                                                 --------                           --------
Commercial loans                                                  $31,588                            $22,481
                                                                 --------                           --------
Total loans                                                      $504,334                           $421,034
     Less:
     Allowances for loan losses                                   (4,497)                            (4,162)
     Deferred loan origination fees                               (1,686)                            (1,536)
                                                                 --------                           --------
Total loans, net                                                 $498,151                           $415,336
                                                                 ========                           ========

Impaired loans and the related specific loan loss allowances were as follows:

                                                                  September 30,
                                                                  -------------
                                                                  (in thousands)
                                            2001                                                          2000
                                            ----                                                          ----

                                             Allowance                                              Allowance
                                  Recorded      for           Net                     Recorded         for           Net
                                Investments    Losses     Investments               Investments       Losses     Investments
                                -----------  ---------    -----------               -----------     ---------    -----------
Non-accrual loans:
     With specific allowances     $5,102       $1,127       $3,975                     $1,608         $345         $1,263

Other impaired loans:
     With specific allowances     $7,306         $770       $6,536                     $3,418       $1,233         $2,185
                                 -------      -------      -------                    -------      -------        -------

                                 $12,408       $1,897      $10,511                     $5,026       $1,578         $3,448
                                 =======      =======      =======                    =======      =======        =======

The average net recorded investment in impaired loans for the years ended September 30, 2001, 2000 and 1999 was $4.0 million, $2.1 million and $1.2 million, respectively. The related amount of interest income recognized on impaired loans was $98,000, $257,000 and $90,000 for the years ended September 30, 2001, 2000 and 1999, respectively.

Non-accrual loans totaled $5.1 million, $ 1.6 million and $1.5 million at September 30, 2001, 2000 and 1999, respectively. Loans in non-accrual status as of September 30, 2001, 2000 and 1999 had interest due but not recognized of approximately $303,000, $136,000 and $66,000, respectively. The amount of interest income on these loans that was included in net income in fiscal year 2001, 2000 and 1999 was $376,000, $281,000 and $113,000, respectively. There were $60,000 and $0 in troubled debt restructuring loans at September 30, 2001 and 2000, respectively. The Bank has no commitments to lend additional funds to borrowers whose loans were classified as non-performing or troubled debt restructuring.

The activity in the allowance for loan losses is as follows:

                                                               September 30,
                                                               -------------
                                                               (in thousands)
                                                   2001                2000               1999
                                                   ----                ----               ----


Balance, beginning                               $4,162              $2,924             $2,273
Additional allowance from
  acquisition of Security                           817                   -                  -
Provision charged to income                       1,351               1,467                747
Charge-offs                                      (1,857)               (247)              (101)
Recoveries                                           24                  18                  5
                                                 ------              ------             ------

Balance, ending                                  $4,497              $4,162             $2,924
                                                 ======              ======             ======

An analysis of the activity of loans to directors and executive officers is as follows:

                                                                     September 30,
                                                                     (in thousands)
                                                                2001                     2000
                                                               -----                    -----
Balance, beginning of year                                    $1,903                   $1,373
New loans and line of credit advances                            572                      825
Repayments                                                      (198)                    (295)
                                                              ------                   ------

Balance end of year                                           $2,277                   $1,903
                                                              ======                   ======


5.   Mortgage Servicing Activity

A summary of mortgage servicing rights activity follows:

                                                                  Years Ended September 30,
                                                                  -------------------------
                                                                        (in thousands)

                                                                   2001             2000
                                                                   ----             ----

Balance, beginning of year                                         $251             $303
Originated servicing rights                                         352                7
Amortization                                                       (110)             (59)
                                                                  -----            -----

Balance, end of year                                               $493             $251
                                                                  =====            =====

At September 30, 2001, 2000 and 1999, the Bank serviced loans for others of $65.7 million, $37.4 million and $49.7 million, respectively. Loans serviced by others for the Bank as of September 30, 2001, 2000 and 1999 were $55.5 million, $64.2 million and $60.3 million, respectively.

6.   Office Properties and Equipment

Properties and equipment by major classification are summarized as follows:

                                                                      September 30,
                                                                      -------------
                                                                     (in thousands)
                                                                   2001              2000
                                                                   ----              ----

Land                                                             $1,992            $1,231
Buildings and improvements                                       10,440             8,840
Furniture, fixtures and equipment                                 7,370             6,005
Leasehold improvements                                              900               845
                                                                -------           -------

Total                                                           $20,702           $16,921

Less accumulated depreciation                                     8,537             7,043
                                                                -------           -------

Net                                                             $12,165            $9,878
                                                                =======           =======


The Company has entered into operating leases for several of its branch facilities and operating departments. The minimum annual rental payments under these leases at September 30, 2001 are as follows:

                                                                Years Ending September 30,


                                                     2002               $297,002
                                                     2003                191,023
                                                     2004                108,860
                                                     2005                 33,726
                                                     2006                 20,820
                                                     2007 and after       55,520
                                                                        --------
                                                     Total              $706,951
                                                                        ========


Rent expense was $290,000, $235,000 and $230,000 for the years ended September 30, 2001, 2000 and 1999, respectively.

7.   Deposits

Deposits consist of the following major classifications:

                                                                                  At September 30,
                                                                           --------------------------
                                                                                  (in thousands)
                                                                     2001                                      2000
                                                                     ----                                      ----

                                                    Weighted-                                    Weighted-
                                                     Average                    Percent of        Average                 Percent of
                                                      Rate          Amount         Total            Rate       Amount       Total
                                                    ---------      --------     ----------       ---------    --------    ----------
Savings accounts
(passbook, statement, clubs)                           1.31%        $89,936        17.44%           2.48%      $70,369      16.77%
Money market accounts                                  2.88          40,185          7.79           4.87        31,635       7.54
Certificates of deposit
less than $100,000                                     5.40         218,811         42.42           5.59       180,775      43.08
Certificates of deposit
greater than $100,000 (A)                              5.40          83,682         16.23           5.59        81,847      19.50
NOW Accounts                                           2.03          58,829         11.41           1.32        37,781       9.00
Non-interest-bearing deposits                             -          24,292          4.71              -        17,264       4.11
                                                       ----        --------       -------          -----      --------     -------

Total deposits at end of period                        4.08%       $515,735       100.00%          3.80%      $419,671     100.00%
                                                       =====       ========       =======          =====      ========     =======

(A) Deposit balances in excess of $100,000 are not Federally insured.

The certificates of deposit frequently are renewed at maturity rather than paid out; a summary of certificates by contractual maturity at September 30, 2001 is as follows:

                                                  Years Ending September 30,
                                                        (in thousands)
                                                  --------------------------
                                                                                 Amount

                                            2002                               $241,401
                                            2003                                 49,368
                                            2004                                  5,375
                                            2005                                  3,952
                                            2006                                  2,246
                                            2007 and after                          151
                                                                               --------
                                            Total                              $302,493
                                                                               ========


Interest expense on deposits is comprised of the following:

                                                                    Years Ended September 30,
                                                                    -------------------------
                                                                   (in thousands)

                                                       2001                   2000                  1999
                                                       ----                   ----                  ----


Savings accounts                                     $1,796                 $1,463                $1,464
Money market accounts                                 1,430                    954                   655
Certificates less than $100,000                      12,515                 10,299                 9,381
Certificates greater than $100,000                    3,808                  2,269                 1,672
NOW Accounts                                            489                    326                   344
                                                    -------                -------               -------

Total                                               $20,038                $15,311               $13,516
                                                    =======                =======               =======

8.   Federal Home Loan Bank Advances

Under terms of its collateral agreement with the Federal Home Loan Bank of Pittsburgh ("FHLB"), the Bank maintains otherwise unencumbered qualifying assets (principally one-to-four- family residential mortgage loans and U.S. Government and Agency notes and bonds) in the amount of at least as much as its advances from the FHLB. The Bank's FHLB stock is also pledged to secure these advances. At September 30, 2001 and 2000, such advances mature as follows:

         Due by September 30,               Weighted-Average Rate               September 30, 2001
         -----------------------------------------------------------------------------------------
                                                                                   (in thousands)
              2002                                 3.56%                              $6,000
              2003                                 -                                       -
              2004                                 5.64                               58,094
              2005                                 6.43                               50,000
              2006                                 5.36                               40,000
              Thereafter                           5.29                               50,347
                                                   ----                             --------

              Total FHLB advances                  5.63%                            $204,441
                                                   =====                            ========



         Due by September 30,               Weighted-Average Rate               September 30, 2000
         -----------------------------------------------------------------------------------------
                                                                                  (in thousands)
              2001                                 6.51%                             $47,000
              2002                                    -                                    -
              2003                                    -                                    -
              2004                                 4.50                                   98
              2005                                 6.43                               50,000
              Thereafter                           5.34                               40,363
                                                   -----                            --------
              Total FHLB advances                  6.13%                            $137,461
                                                   =====                            ========

The Bank has included in the preceding table annually renewable lines of credit totaling $75.0 million. The Bank, from time to time, has used the lines of credit to meet liquidity needs. At September 30, 2001 and 2000, the balances outstanding on the lines of credit were both $6.0 million, with interest rates at the overnight FHLB borrowing rate which was 3.56% at September 30, 2001.

At September 30, 2001, the Bank has outstanding advances from the FHLB of $140.0 million which have callable features. The advances have a fixed rate for a specified period of time after which the FHLB can, at its option, convert the advance to a variable rate. The Bank, at the same time, can repay the advance penalty free.

9.   Income Taxes

The Small Business Job Protection Act of 1996, enacted August 20, 1996, provides for the repeal of the tax bad debt deduction computed under the percentage of taxable income method. Upon repeal, the Bank is required to recapture into income, over a six-year period, the portion of its tax bad debt reserves that exceed its base year reserves (i.e., tax reserves for tax years beginning before
1988). The base year tax reserves, which may be subject to recapture if the Bank ceases to qualify as a bank for Federal income tax purposes, are restricted with respect to certain distributions. The Bank's total tax bad debt reserves at September 30, 2001 were approximately $10.6 million, of which $10.2 million represented the base year amount and $350,000 was subject to recapture. The Bank has previously recorded a deferred tax liability for the amount to be recaptured; therefore, this recapture will not impact the statement of operations.

The provision for income taxes is summarized as follows:

                                                            Year Ended September 30,
                                                                 (in thousands)

                                        2001                       2000                      1999
                                        ----                       ----                      ----

Current:
     Federal                            $739                       $769                    $1,021
     State                               258                        174                       185
Deferred - Federal                     1,191                       (362)                     (193)
                                      ------                     ------                    ------

Total                                 $2,188                       $581                    $1,013
                                      ======                     ======                    ======


The provision for income taxes differs from the statutory rate due to the following:

                                                                    Year Ended September 30,
                                                                         (in thousands)

                                                       2001                    2000                    1999
                                                       ----                    ----                    ----

Federal income tax at
   statutory rate                                    $2,378                  $1,536                  $1,897
Tax exempt interest, net                               (689)                 (1,003)                 (1,013)
State taxes, net of Federal benefit                     170                     115                     122
Excess ESOP compensation expense                          -                     (69)                     23
Other, net                                               (6)                   (148)                    (16)
Increase in valuation allowance for
   deferred tax assets                                  335                     150                       -
                                                     ------                  ------                  ------

Total                                                $2,188                    $581                  $1,013
                                                     ======                  ======                  ======


The components of the net deferred tax liability (asset) are as follows:

                                                                          September 30,
                                                                          (in thousands)

                                                                    2001                  2000
                                                                    ----                  ----
Deferred tax assets:
     Loan fees and costs                                             $-                  $(44)
     ESOP funding difference                                       (132)                 (132)
     Recognition and retention plan                                (146)                 (145)
     Deferred compensation                                         (282)                 (230)
     Foreclosed asset writedowns                                      -                    (8)
     Unrealized losses on available-for-sale                          -                (2,338)
     securities
     Accrued hospitalization                                        (50)                  (52)
     Charitable contributions                                    (1,289)               (1,371)
     Book bad debt reserves - loans                              (1,623)               (1,509)
     Intangibles amortization                                      (148)                 (101)
     Investment writedown                                          (174)                  (36)
     AMT credit carryforward                                       (227)                  (30)
     Net operating loss carryover                                  (486)                    -
     Purchase accounting adjustment-loans                          (481)                    -
     Consulting agreements                                          (16)                    -
                                                                --------              --------

     Gross deferred tax assets                                  $(5,054)              $(5,996)
                                                                --------              --------

     Valuation allowance                                           $485                  $150
                                                                --------              --------
     Gross deferred tax assets                                        -                     -
                                                                      -                     -

     Net deferred tax asset                                     $(4,569)              $(5,846)
                                                                --------              --------


Deferred tax liabilities:
     Depreciation                                                  $144                  $68
     Accretion                                                       95                   34
     Tax bad debt reserves in excess of base year                   117                  108
     Title plant                                                     26                   26
     Loan fees and costs                                             13                    -

     Unrealized gain on available-for-sale                          556                    -
     securities
     Purchase accounting adjustment-deposits                      2,843                    -
                                                                  -----                    -
                                                                  3,794                  236

          Net deferred tax asset                                  $(775)             $(5,610)
                                                                  ======             ========

Deferred income taxes reflect the net tax-effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Based on the Company's history of prior operating earnings and its expectation of the future, management believes that taxable income will more likely than not be sufficient to realize the net deferred tax asset of $775,000 at September 30, 2001. A valuation allowance of $335,000 and $150,000 was established during the years ended September 30, 2001 and September 30, 2000, respectively, to offset a portion of the charitable contribution carryforward that management believes may not be realizable. Such charitable contribution carryover will expire on September 30, 2003, if not utilized.

On November 10, 2000, the Company acquired Security of Pennsylvania Financial Corporation and its wholly-owned subsidiary, Security Savings Association of Hazleton ("Security Savings"), in a tax-free acquisition. As a result of this acquisition, the Company recorded various net deferred tax liabilities associated with various purchase accounting adjustments. In addition, for Federal income tax purposes, the Company has approximately $1.4 million of net operating loss carryforwards resulting in a deferred tax asset of $486,000 as of September 30, 2001. The net operating loss will begin to expire after the year ended September 30, 2020 if not utilized.

10.  Stock Option Plan

The shareholders of the Company adopted a stock-based incentive plan in October 1998 (Othe PlanO) for officers, directors and certain employees of the Company and its subsidiaries. Pursuant to the terms of the Plan, the number of common shares reserved for the issuance of options was 642,735. All options have been issued at not less than fair market value at the date of grant and expire in 10 years from date of grant. All stock options granted vest over a five year period from the date of grant. In January, 2000 the Company adopted the 2000 Stock Option Plan ("the 2000 Plan"). The 2000 Plan reserves an additional 173,624 shares for issuance. At September 30, 2001, 104,602 shares of the 2000 Plan remain unawarded.

A summary of the status of the Company's Stock Option Plan as of September 30, 2001 and changes during the year is presented below:

                                                 2001                             2000                             1999
                                                 ----                             ----                             ----

                                                          Weighted-                     Weighted-                        Weighted-
                                                           Average                       Average                          Average
                                           Shares      Exercise Price     Shares        Exercise           Shares        Exercise
                                                                                          Price                            Price
                                         ---------     --------------    --------      ---------          --------      ----------
Stock Options:
Outstanding at beginning of year          632,382         $9.98          618,355        $11.68                   -            $-
  Granted                                 117,095         12.97           18,510         10.52             627,220         11.60
  Forfeited                               (37,720)        10.66           (4,483)         9.78              (8,865)        11.75
                                         --------         -----          -------          ----             -------         -----
  Outstanding at end of year              711,757        $11.42          632,382         $9.98             618,355        $11.68
  Exercisable at end of year              303,470                        125,398                                 -
Weighted-average fair value
  of options granted                        $4.47                          $3.72                             $4.09


The Black-Scholes option pricing model was used to determine the grant-date fair-value of options. Significant assumptions used in the model included a weighted-average risk-free rate of return of 4.6% in 2001, 5.8% in 2000 and 5.9% in 1999; expected option life of 10 years; expected stock price volatility of 22.6% for 2001 awards, 29.1% for 2000 awards and 33.6% for 1999 awards; and expected dividend yield of 3.0% for 2001 and 2000 and 2.0% for 1999.

In October 1995, the FASB Issued SFAS No. 123, "Accounting for Stock-Based Compensation." This Statement encourages, but does not require, the adoption of fair-value accounting for stock-based compensation to employees. The Company, as permitted, has elected not to adopt the fair-value accounting provisions of SFAS No. 123, and has instead continued to apply APB Opinion No. 25 and related interpretations in accounting for the plans and to provide the required proforma disclosures of SFAS No. 123. Had the grant-date fair-value provisions of SFAS No. 123 been adopted, the Company would have recognized $801,000, $621,000 and $455,000 of compensation expense in 2001, 2000, and 1999, respectively, related to options granted under its Stock Option Plan. As a result, proforma net income of the Company would have been $4.3 million, $3.5 million and $4.3 million in 2001, 2000, and 1999, respectively and proforma diluted earnings per share would have been $0.91, $0.73 and $0.75 in 2001, 2000, and 1999, respectively.

The effects on proforma net income and diluted earnings per share of applying the disclosure requirement of SFAS No. 123 in past years may not be representative of the future proforma effects on net income and EPS due to the vesting provisions of the options and future awards that are available to be granted.

The following table summarizes all stock options outstanding for the Plan as of September 30, 2001, segmented by range of exercise prices:

                                                                      Outstanding

                                                                       Weighted-              Weighted-
                                                                       Average                 Average
                                                                      Exercise                Remaining
                                                 Number                 Price              Contractual Life
                                                -------               ----------           ----------------
Stock Options:
$10.00-$10.12                                    1,045                  $10.00                   8.0 years
$10.13-$10.24                                    1,600                   10.13                   7.6
$10.25-$10.37                                    1,910                   10.25                   8.1
$10.38-$10.62                                   14,500                   10.38                   8.2
$10.63-$11.37                                    3,045                   10.63                   7.7
$11.38-$11.62                                    4,955                   11.38                   7.8
$11.63-$11.74                                    2,000                   11.63                   7.8
$11.75-$11.99                                  561,807                   11.75                   7.1
$11.75-$11.99                                   52,955                   11.75                   9.1
$12.00-$12.24                                    1,800                   12.00                   8.4
$12.25-$12.74                                   54,140                   12.25                   9.3
$12.25-$12.74                                    2,400                   12.25                   9.4
$12.75-$14.19                                    2,000                   12.75                   7.4
$14.20-$14.99                                    2,645                   14.20                  10.0
$15.00-$15.05                                    4,955                   15.00                   9.9
                                               -------                  ------                  ----------
                                               709,847                  $11.41                   8.4 years


11.  Financial Instruments

The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. Commitments to originate loans amounted to $5.4 million as of September 30, 2001, of which $900,000 was for variable-rate loans. The balance of the commitments represent fixed-rate loans with interest rates ranging from 6.1% to 7.6%. In addition, at September 30, 2001, the Company had undisbursed loans in process for construction loans of $7.2 million and $41.1 million in undisbursed lines of credit. These instruments involve, to varying degrees, elements of credit, interest rate or liquidity risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of these commitments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company's exposure to credit loss from nonperformance by the other party to the financial instruments for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for balance-sheet instruments.

Commitments  to  extend  credit  are  legally-binding   agreements  to  lend  to
customers.   Commitments   generally  have  fixed   expiration  dates  or  other
termination clauses and may require payment of fees. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future liquidity requirements. The Company evaluates each customer's credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company on extensions of credit, is based on management's credit assessment of the counterparty. At September 30, 2001, the Company expects all commitments to be funded within 60 days.

The Company is required to disclose estimated fair values for its financial instruments. The following describes various limitations and assumptions related to such fair value disclosures.

Limitations. Estimates of fair value are made at a specific point in time based upon, where available, relevant market prices and information about the financial instrument. Such estimates do not include any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. For a substantial portion of the Company's financial instruments, no quoted market exists. Therefore, estimates of fair value are necessarily based on a number of significant assumptions (many of which involve events outside the control of management). Such assumptions include assessments of current economic conditions, perceived risks associated with these financial instruments and their counterparties, future expected loss experience and other factors. Given the uncertainties surrounding these assumptions, the reported fair values represent estimates only, and therefore cannot be compared to the historical accounting model. Use of different assumptions or methodologies is likely to result in significantly different fair value estimates.

The estimated fair values presented neither include nor give effect to the values associated with the Company's banking, or other businesses, existing customer relationships, extensive branch banking network, property, equipment, goodwill or certain tax implications related to the realization of unrealized gains or losses. Also, the fair value of non-interest-bearing demand deposits, savings, NOW accounts and money market deposit accounts is equal to the carrying amount because these deposits have no stated maturity. Obviously, this approach to estimating fair value excludes the significant benefit that results from the low-cost funding provided by such deposit liabilities, as compared to alternative sources of funding. As a consequence, the fair value of individual assets and liabilities may not be reflective of the fair value of a banking organization that is a going concern.

The following methods and assumptions were used to estimate the fair value of each major classification of financial instruments at September 30, 2001 and 2000.

Cash and cash equivalents. Current carrying amounts approximate estimated fair value.

Securities. Current quoted market prices were used to determine fair value.

Loans. Fair values were estimated for portfolios of loans with similar financial characteristics. Loans were segregated by type, and each loan category was further segmented by fixed-and adjustable-rate interest terms. The estimated fair value of the segregated portfolios was calculated by discounting cash flows through the estimated maturity using estimated prepayment speeds while using estimated market discount rates that reflect credit and interest rate risk inherent in the loans. The estimate of the maturities and prepayment speeds was based on the Company's historical experience. Cash flows were discounted using market rates adjusted for portfolio differences.

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

The carrying amounts and estimated fair values of the Company's financial instruments were as follows:

                                                                          At September 30,
                                                                          ----------------
                                                                           (in thousands)

                                                               2001                              2000
                                                               ----                              ----

                                                    Carrying         Estimated          Carrying          Estimated
                                                      Amount        Fair Value            Amount         Fair Value
                                                    --------        ----------          --------         ----------
Financial Assets:

Cash and cash equivalents                             $9,060            $9,060            $6,295             $6,295
Securities available for sale                        243,648           243,648           157,474            157,474
Securities held to maturity                           17,842            17,819            30,336             28,129
Loans                                                498,151           520,412           415,336            415,802
Accrued interest receivable                            6,892             6,892             5,401              5,401

Financial Liabilities:

Deposits with no stated maturity which
  consist of savings, money market, NOW
  and non-interest bearing deposits                 $213,242          $213,242          $157,049           $157,049
Certificates of deposit                              302,493           306,438           262,622            257,346
Federal Home Loan Bank advances                      204,441           216,536           137,461            136,767
Other borrowings                                       5,990             5,990             1,654              1,654
Accrued interest payable                               2,130             2,130             2,472              2,472


                                                 Contractual         Estimated       Contractual          Estimated
                                                      Amount        Fair Value            Amount         Fair Value
                                                 -----------        ----------       -----------         ----------
Off balance sheet assets:
Loan commitments                                     $12,592              $189           $17,265               $259
Consumer lines of credit                              18,908                 -            16,297                  -
Commercial lines of credit                            22,149                 2            11,558                  1


12.  Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possible additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital and tangible capital (as defined) to total assets (as defined). Management believes, as of September 30, 2001, that the Bank meets all capital adequacy requirements to which it is subject.

As of September 30, 2001, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the institution's category.

The Bank's actual capital amounts and ratios at September 30, 2001 and 2000 are also presented in the following table (in thousands):

                                                            As of September 30, 2001
                                                                  (in thousands)

                                                                                              To be Well Capitalized
                                                                           For Capital        under prompt corrective
                                                    Actual              Adequacy Purposes        Action Provisions

                                            Amount       Ratio(1)     Amount       Ratio(1)     Amount      Ratio(1)
                                            ------       --------     ------       --------     ------      --------

Risk-based Capital
(Total Capital to risk-weighted assets)    $55,947         11.7%      $38,417        >8.0%      $48,021       >10.0%
Tier I Capital
(to risk-weighted assets)                   51,433         10.7%       19,208        >4.0%       28,812        >6.0%

Core Capital
(Tier I Capital to total assets)            51,433          6.5%       23,725        >3.0%       39,541        >5.0%

Tangible Capital
(Tier I Capital to total assets)            51,433          6.5%       11,862        >1.5%          N/A          N/A



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

(1) Tangible and core capital are completed as a percentage of total assets of $791 million and $627 million at September 30, 2001 and 2000, respectively. Risk-based capital and Tier I capital is computed as a percentage of total risk-weighted assets of $480 million and $363 million at September 30, 2001 and 2000, respectively.

13.  Employee Benefit Plans

Defined Benefit Plan

The Company participates in a multi-employer defined benefit pension plan covering all employees meeting eligibility requirements of being at least age 21 with one year of service with the Company. Because of the multi-employer nature of the plan, information regarding the Company's portion of present values of vested and nonvested benefits is not available. The plan is fully funded and no contributions were required during the years ended September 30, 2001, 2000 and 1999.

401K Plan
Effective March 7, 1994, the Bank implemented a Section 401(k) defined contribution plan which covers substantially all of its employees. The Company made contributions to this plan of approximately $159,000, $113,000 and $182,000 for the years ended September 30, 2001, 2000 and 1999, respectively.

Employee Stock Ownership Plan
Effective April 1, 1998, the Company adopted an Employee Stock Ownership Plan ("ESOP"). The Plan is designed to provide retirement benefits for eligible employees. Because the Plan invests in the stock of the Company, it will also give eligible employees an opportunity to acquire an ownership interest in the Company. Employees are eligible to participate in the Plan after reaching age 21 and completing six months of service. Benefits become 100% vested after four years, with a 25% vesting occurring each year.

The ESOP purchased 8.0% or 514,188 shares of the common stock issued in the Conversion. The ESOP borrowed 100% of the aggregate purchase price of the Common Stock, or $5,141,880, from the Company. The loan has a 10 year term, with an annual interest rate of prime (6.0% at September 30, 2001) and will be repaid principally from the Bank's contributions to the ESOP. The Company recognized $462,000, $273,000 and $634,000 in compensation and benefit expense related to the ESOP for the years ended September 30, 2001, 2000 and 1999, respectively.

Shares purchased by the ESOP were pledged as collateral for the loan and are held in a suspense account until released for allocation among participants as the loan is repaid. The pledged shares will be released annually from the suspense account in an amount proportional to the repayment of the ESOP loan for each plan year. The released shares will be allocated among the accounts of participants on the basis of the participant's compensation for the year of allocation.

A total of 51,420 shares have been committed to be released in fiscal 2001. A total of 51,420 and 55,704 shares were released in fiscal 2000 and fiscal 1999, respectively.

Stock Award Plan.
The Company adopted the 1998 Stock-Based Incentive Plan in October 1998 for officers, directors and certain employees of the Company and its subsidiaries. Pursuant to the terms of the Plan, the number of common shares reserved for issuance is 257,094. All awards granted vest over a five-year period from the date of grant and result in compensation expense during the vesting period. The Company recognized $516,000, $473,000 and $447,000 in compensation and benefit expense related to the stock award plan for the fiscal year ended September 30, 2001, 2000 and 1999, respectively. A total of 43,164 shares have been committed to be released in fiscal 2001. A totals of 48,256 shares and 47,860 shares were released in fiscal 2000 and fiscal 1999, respectively. At September 30, 2001, 28,907 shares of the stock award plan remain unawarded.

Option Plan
The Stock Option Plan is described in 10K, page 31.

14.  Recent Accounting Pronouncements

In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This statement supercedes and replaces the guidance in Statement No. 125. It revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, although it carries over most of Statement No. 125's provisions without reconsideration. The Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001 and for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. This Statement is to be applied prospectively with certain exceptions. Other than those exceptions, earlier or retroactive application of its accounting provisions is not permitted. The adoption of this statement had no impact on the Company's financial condition, equity, results of operations or disclosure.

In June 2001, the FASB issued Statement No. 141, "Business Combinations." The Statement addresses financial accounting and reporting for business combinations and supersedes APB Opinion No. 16, "Business Combinations", and FASB Statement No. 38, "Accounting for Preacquisition Contingencies of Purchased Enterprises". All business combinations in the scope of the Statement are to be accounted for using the purchase method. The provisions of the Statement apply to all business combinations initiated after June 30, 2001. The Statement also applies to all business combinations accounted for using the purchase method which the date of acquisition is July 1, 2001 or later. There was no impact on earnings, financial conditions or equity upon adoption of Statement No. 141.

In June 2001, the FASB issued Statement No. 142, "Goodwill and Other Intangible Assets." The Statement addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, "Intangible Assets". It addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. The Statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. The provisions of the Statement are required to be applied starting with fiscal years beginning after December 15, 2001, except that goodwill and intangible assets acquired after June 30, 2001 will be subject immediately to the nonamortization and amortization provisions of the Statement. Early application is permitted for entities with fiscal years beginning after March 15, 2001, provided that the first interim financial statements have not previously been issued. The Statement is required to be applied at the beginning of an entity's fiscal year and to be applied to all goodwill and other intangible assets recognized in its financial statements at that date. Due to recent acquisitions, the Company has been amortizing goodwill which will no longer be required upon early adoption of Statement No. 142 at the commencement of the Company's fiscal year beginning October 1, 2001. The Bank estimates that the impact in the year ending September 30, 2002 will be the lack of goodwill amortization totaling $136,000. There was no impact on earnings, financial condition or equity as of, or for, the year ended September 30, 2001.

In June 2001, the FASB issued Statement No. 143, "Accounting for Asset Retirement Obligations." This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of lessees. As used in this Statement, a legal obligation is an obligation that a party is required to settle as a result of an existing or enacted law, statute, ordinance or written or oral contract or by legal construction of a contract under the doctrine of promissory estoppel. This Statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. This Statement amends FASB Statement No. 19, "Financial Accounting and Reporting by Oil and Gas Producing Companies", and it applies to all entities. It is effective for financial statements issued for fiscal years beginning after June 15, 2002. Earlier application is encouraged. The Company does not expect the adoption of the Statement to have an impact on its earnings, financial condition or equity.

In August 2001, the FASB issued Statement No. 144, "Accounting for the Impairment of Disposal of Long-Lived Assets." This Statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". However, the Statement retains the fundamental provisions of Statement 121 for (a) recognition and measurement of the impairment of long-lived assets to be held and used and (b) measurement of long-lived assets to be disposed of by sale. This Statement supersedes the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions", for the disposal of a segment of a business. However, this Statement retains the requirement of Opinion No. 30 to report discontinued operations separately from continuing operations and extends that reporting to a component of an entity that either has been disposed of (by sale, by abandonment or in distribution to owners) or is classified as held for sale. This Statement also amends ARB No. 51, "Consolidated Financial Statements", to eliminate the exception to consolidation for a temporarily-controlled subsidiary. The provisions of this Statement are effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years, with earlier application encouraged. The provisions of this Statement generally are to be applied prospectively. The Company does not expect the adoption of the Statement to have an impact on its earnings, financial condition or equity.

15.  Related Party Transactions

The Company retains a law firm, in which the Chairman of the Company's Board of Directors also is a partner, that provides general legal counsel to the Company. The Company paid legal fees to this law firm of $54,653, $37,373, and $31,000 for the years ended September 30, 2001, 2000 and 1999, respectively.

16.  Acquisitions

On November 10, 2000 the Company acquired Security of Pennsylvania Financial Corp. ("Security"), based in Hazleton, Pennsylvania, the holding company of Security Savings Association of Hazleton, a Pennsylvania-chartered savings and loan association. Pursuant to an Agreement and Plan of Merger, each share of Security's issued and outstanding common stock, par value $0.01 per share, was acquired for $17.50 in cash. In addition, on November 10, 2000 Security Savings was merged with and into First Federal Bank, with First Federal being the surviving institution. The acquisition of Security was accounted for as a purchase business combination. Accordingly, only the results of Security's operations subsequent to the date of acquisition are included in these consolidated financial statements. The intangibles acquired are being amortized using both straight line and accelerated methods of amortization over lives ranging from 13 to 31 years. The following proforma results of operations assume that the acquisition had been consummated at the beginning of each respective period shown.

                                                                          Fiscal Year Ended
                                                                           (in thousands)

                                            September 30, 2001            September 30, 2000             September 30, 1999
                                            ------------------            ------------------             ------------------
Net interest income                              $21,916                        $22,814                       $22,065
Other income                                       3,736                          2,269                         2,309
Net income                                           930                          4,182                         5,315

Earnings per share - basic                         $0.20                          $0.90                         $0.98
Earnings per share - diluted                       $0.20                          $0.86                         $0.94


As of the close of business on December 31, 2000 the Company issued 215,052 shares of treasury stock in the amount of $2.5 million to acquire Higgins Insurance Agency, a Pottsville- based insurance agency, which has been serving customers throughout Schuylkill and Luzerne counties since 1946. Higgins offers personal, health and commercial insurance. The transaction was accounted for using the purchase method of accounting. The resulting goodwill is being amortized using the straight line method of amortization over the life of 20 years.

17.  Parent Company Financial Information

         Condensed Statement of Financial Condition

                                                                                      September 30,
                                                                                      -------------
                                                                                      (in thousands)
                                                                                  2001             2000
                                                                               ---------------------------

        Assets:
            Cash                                                                   $187                $70
            Investment in subsidiaries                                           63,551             56,944
            Securities available for sale                                         6,410             14,346
            Accrued interest receivable                                             136                281
            Due from affiliates                                                     404                823
            Other assets                                                          5,576              3,805
                                                                                -------            -------
              Total Assets                                                      $76,264            $76,269
                                                                                =======            =======

        Liabilities and stockholders' equity:
            Note payable                                                              -              3,185
            Other liabilities                                                       427                109
                                                                                -------            -------
              Total Liabilities                                                     427              3,294
                                                                                -------            -------

            Stockholders' equity:
            Common stock                                                             64                 64
            Additional paid-in-capital                                           62,142             62,164
            Common stock acquired by stock benefit plans                         (5,213)            (6,221)
            Retained earnings-substantially restricted                           36,136             33,207
            Accumulated other comprehensive income (loss)                           894             (3,711)
            Treasury stock                                                      (18,186)           (12,528)
                                                                                -------            -------
              Total stockholders' equity                                        $75,837            $72,975
                                                                                -------            -------
                Total Liabilities and Stockholders' Equity                      $76,264            $76,269
                                                                                =======            =======

         Condensed Statement of Operations
                                                                        For the years ended September 30,
                                                                                 (in thousands)
                                                                     2001            2000             1999
                                                                     ----            ----             ----

Income:
   Interest income                                                   $878           $1,059           $1,274
   Other income (expense)                                            (581)             (59)              41
   Equity in undistributed income of
    subsidiaries                                                    5,637            3,902            4,203
                                                                    -----            -----            -----
     Total Income                                                   5,934            4,902            5,518
                                                                    -----            -----            -----

Expenses:
   Interest expense                                                    41              153                -
   Other operating expenses                                           952              792              724
                                                                      ---              ---              ---
     Total Expense                                                    993              945              724
                                                                      ---              ---              ---

Income before income taxes                                          4,941            3,957            4,794
Income tax expense                                                    134               21              229
                                                                      ---               --              ---

Net income                                                         $4,807           $3,936           $4,565
                                                                   ======           ======           ======

Condensed Statements of Cash Flows

                                                                                        For the Years Ended September 30,
                                                                                                (in thousands)
                                                                                  2001                2000                1999
                                                                                  ----                ----                ----
Operating Activities:
Net Income                                                                       $4,807              $3,936              $4,565
Adjustments to reconcile net income to net cash provided by
 Operating activities:
   Equity in undistributed income of subsidiaries                                 5,637               3,902               4,203
     Deferred income tax (benefit) provision                                      4,590                (655)             (5,053)
     Reduction in unallocated ESOP shares                                           548                 417                 634
     Stock award expense                                                            516                 473                 447
     Amortization and accretion on:
        Available-for-sale securities                                              (184)                  8                 181
     (Gain) loss on sale of:
    Available-for-sale securities                                                   192                  14                 (40)
     Changes in assets and liabilities:
        Decrease in other assets                                                 (1,348)             (1,799)               (394)
        Increase (decrease) in other liabilities                                    318                 (40)               (147)
                                                                                -------             -------             -------

            Net cash provided by operating activities                           $15,076              $6,256              $4,396
                                                                                -------             -------             -------

Investing Activities:
Decrease in investment in subsidiaries                                         $(13,499)            $(4,371)            $(2,879)
Proceeds from sale of:
  Available-for-sale securities                                                  11,688               1,048              15,302
Proceeds from repayments of held-to-maturity securities                               -                   -                 997
Proceeds from repayments of available-for-sale securities                             -                   -               5,486
Purchase of Security Savings                                                    (24,246)                  -                   -
Purchase of available-for-sale securities                                        (3,103)                (61)            (12,136)
                                                                                -------             -------             -------



Net cash provided by (used in) investing activities                            $(29,160)            $(3,384)             $6,770
                                                                                -------             -------             -------


Financing Activities:
Borrowings of note payable                                                           $-              $3,185                  $-
Repayment of long-term debt                                                      (3,185)                  -                   -
Purchase of common stock for stock incentive plan                                     -                   -              (3,312)
Stock options exercised                                                             187                   -                   -
Stock issued for the purchase of Higgins Insurance Agency                         2,500                   -                   -
Purchase of treasury stock                                                       (8,423)             (4,943)             (7,585)
Cash dividend received from subsidiary                                           25,000                   -                   -
Cash dividend on common stock                                                    (1,878)             (1,547)               (955)
                                                                                -------             -------             -------

     Net cash provided by (used in) financing activities                        $14,201             $(3,305)           $(11,852)
                                                                                -------             -------             -------

Increase (decrease) in cash and cash equivalents                                    117                (433)               (686)

Cash and cash equivalents, beginning of year                                         70                 503               1,189
                                                                                -------             -------             -------

Cash and cash equivalents, end of year                                             $187                 $70                $503
                                                                                =======             =======             =======

                                       37

                     This page was intentionallly left blank

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

     Management assessed the Company's internal control structure over financial reporting presented in conformity with generally accepted accounting principles. This assessment was based on criteria for effective internal control over financial reporting described in "Internal Control-Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes the Company maintained an effective internal control structure over financial data, presented in accordance with generally accepted accounting principles for the year ended September 30, 2001.

     The  Company   assessed  its  compliance   with  the  designated  laws  and
regulations relating to safety and soundness. Based on this assessment, management believes that Northeast Pennsylvania Financial Corp. and subsidiaries complied, in all material respects, with the designated laws and regulations related to safety and soundness for the year ended September 30, 2001.





/s/ E. Lee Beard                                    /s/ Patrick J. Owens, Jr.
-------------------------                           ----------------------------
E. Lee Beard                                        Patrick J. Owens, Jr.
President &                                         Vice President, Treasurer,
Chief Executive Officer                             & Chief Financial Officer

KPMG
1600 Market Street
Philadelphia PA  19103-7212

                          Independent Auditor's Report

To the Board of Directors
Northeast Pennsylvania Financial Corp.
Hazleton, Pennsylvania:


     We have audited the accompanying consolidated statements of financial condition of Northeast Pennsylvania Financial Corp. and subsidiaries (the "Company") as of September 30, 2001 and 2000 and the related consolidated statements of operations, comprehensive income, changes in equity, and cash flows for each of the years in the three year period ended September 30, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 2001 and 2000 and the results of its operations and its cash flows for each of the years in the three year period ended September 30, 2001, in conformity with accounting principles generally accepted in the United States of America.


     KPMG LLP

October 24, 2001