Form 10-K, Exhibit 13
period 2003-09-30
NORTHEAST PENNSYLVANIA FINANCIAL CORP
filed 2004-01-13
CIK 1050996

                                Annual Report to
                                  Stockholders















           [GRAPHIC OMITTED] NORTHEAST PENNSYLVANIA
                                 FINANCIAL CORP.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF THE COMPANY

         The selected consolidated financial and other data of the Company set forth below is derived in part from, and should be read in conjunction with, the Consolidated Financial Statements of the Company and Notes thereto presented elsewhere in this Annual Report. Prior periods have been restated to reflect the correction of certain accounting errors which were discovered in July and September 2003. See Note 2 to the Consolidated Financial Statements for additional information regarding the restatement.

                                                                              At September 30,
                                                                              ----------------
                                                                              (in thousands)
                                                                As Restated        As Restated       As Restated      As Restated
                                                       2003         2002               2001             2000              1999
                                                       ----         ----               ----             ----              ----
SELECTED CONSOLIDATED FINANCIAL DATA:
   Total assets                                      $896,295      $901,945           $807,373         $636,490         $611,762
   Cash and cash equivalents                           20,142        25,302              9,060            6,295            4,177
   Loans, net (1)                                     489,986       488,316            498,076          415,315          364,294
Securities held-to-maturity:
   Investment securities, net                           3,555         3,652             17,842           30,336           30,332
Securities available-for-sale:
   Mortgage-related securities, net                   210,965       225,287            138,467           53,076           56,333
   Investment securities, net                         115,661       102,599            105,181          104,398          133,502
Deposits                                              547,305       606,412            515,735          419,671          375,983
FHLB Advances                                         258,901       208,421            204,441          137,461          155,980
Total equity                                           58,357        65,125             74,380           72,123           75,013
Assets acquired through foreclosure                     1,022           547                390              173               98
Non-performing assets and
   troubled debt restructurings                        13,501         4,747              5,113            3,672            1,469

                                                                      For the Fiscal Years Ended September 30,
                                                                      ----------------------------------------
                                                                                     (in thousands)
                                                             As Restated      As Restated      As Restated     As Restated
                                                   2003          2002             2001             2000           1999
                                                   ----          ----             ----             ----           ----
SELECTED OPERATING DATA:
Total interest income                            $45,364       $52,633           $53,398          $44,493        $37,320
Interest expense                                  25,188        28,988            31,314           26,531         19,822
                                                 -------       -------           -------          -------        -------
   Net interest income                            20,176        23,645            22,084           17,962         17,498
  Provision for loan losses                        6,852         2,766             1,681            1,467            747
                                                 -------       -------           -------          -------        -------
Net interest income after provision
   for loan losses                                13,324        20,879            20,403           16,495         16,751
  Non-interest income:
   Net gain on sale of securities                  1,319           308               333               37             63
   Other                                           8,657         7,768             4,982            1,859          1,805
  Non-interest expense                            29,199        24,639            19,655           14,471         13,395
                                                 -------       -------           -------          -------        -------

Income (loss) before income taxes                 (5,899)        4,316             6,063            3,920          5,224
Income tax expense (benefit)                      (1,829)        1,620             1,861              373            980
                                                 -------       -------            ------           ------         ------
  Net income (loss)                              $(4,070)      $ 2,696            $4,202           $3,547         $4,244
                                                 =======       =======            ======           ======         ======
  Diluted earnings (loss) per share              $ (1.03)      $  0.63            $ 0.89           $ 0.73         $ 0.74
                                                 =======       =======            ======           ======         ======

(See footnotes on next page)

                                         At or for the Fiscal Years Ended September 30,
                                         ----------------------------------------------

                                                                            As Restated As Restated As Restated As Restated
                                                                   2003         2002          2001          2000           1999
                                                                   ----         ----          ----          ----           ----
SELECTED OPERATING DATA (2):
Performance Ratios:
   Average yield on interest-earning assets (3)                    5.46%         6.60%        7.52%          7.42%          7.28%
   Average rate paid on interest-bearing
    liabilities                                                    3.21          3.91         4.79           4.81           4.36
   Average interest rate spread (4)                                2.25          2.69         2.73           2.61           2.92
   Net interest margin (5)                                         2.48          3.01         3.20           3.16           3.58
   Ratio of interest-earning assets to
    interest-bearing liabilities                                 107.50        109.15       111.04         112.74         118.00
   Efficiency ratio (6)                                           96.84         77.67        71.74          72.87          69.17
   Return on average assets                                       (0.46)         0.32         0.55           0.55           0.77
   Return on average equity                                       (6.27)         3.89         5.57           4.93           5.23
   Ratio of average equity to average assets                       7.30          8.13         9.93          11.16          14.69
   Common stock dividend payout ratio (diluted)(7)                  nm          73.02        42.70          41.10          29.73

Capital Ratios:
   Risk-based capital
      Tier 1                                                       9.27%         9.45%       10.72%         15.97%         18.37%
      Total                                                       10.52         10.45        11.65          17.16          19.69
   Leverage                                                        6.17          5.81         6.50           9.25           9.46

Other:
      Stock price at year end                                    $17.50        $14.75       $14.45         $11.50         $10.38
      Common stock dividends declared per share                  $ 0.48        $ 0.46       $ 0.38         $ 0.30          $0.22
      Employees                                                     280           283          246            194            184

(1) Loans, net, represent gross loans receivable net of the allowance for loan losses, loans in process and deferred loan origination fees and excludes loans held-for-sale. The allowance for loan losses at September 30, 2003, 2002, 2001, 2000 and 1999 was $10.2 million, $5.4 million, $4.5 million,
    $4.2 million and $2.9 million, respectively.
(2) To the extent applicable, all ratios are based on average daily balances.
(3) Calculations of yield are presented on a taxable equivalent basis using the combined Federal and State income tax rate of 40%.
(4) The average interest rate spread represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.
(5) The net interest margin represents net interest income as a percent of average interest-earning assets.
(6) Calculated as non-interest expense divided by the sum of total income less interest expense.
(7) The dividend payout ratio equals dividends paid per share divided by net income per share. Since the Company reported a net loss for 2003, this ratio is not meaningful.

Management's Discussion and Analysis of Financial Condition and
Results of Operations

INTRODUCTION AND BUSINESS

         Northeast Pennsylvania Financial Corp., (the "Company"), is a thrift holding company headquartered in Hazleton, Pennsylvania. Substantially all of the Company's assets are held by its subsidiary, First Federal Bank, (the "Bank"). Founded in 1935, the Bank operates as a federal savings bank serving customers in a seven county region in Northeastern and Central Pennsylvania through 16 full service community offices, three financial centers and a loan production office. The Company's primary market area is characterized by a diversified manufacturing economy. The Company, through its subsidiaries, provides a wide range of financial services to individual and corporate customers.

         The Bank is the largest banking institution headquartered in Luzerne County, Pennsylvania. The Company faces competition in both the attraction of deposit accounts and in the origination of mortgage, commercial and consumer loans. Its most direct competition for deposits has historically derived from other thrift institutions and commercial banks located in and around the counties in which it maintains banking offices. As of June 30, 2003, the Company held 6.5% of the deposits in Luzerne County, Pennsylvania, which was the fifth largest share of deposits out of 22 financial institutions in the county. Additionally, the Company held 6.4% of the deposits in Schuylkill County, which was the fifth largest share of deposits out of 18 financial institutions in the county. However, the Company competes with both regional and super-regional banks and these competitors have substantially greater resources than the Company does and offer services that the Company does not provide. The Company faces additional significant competition for investor funds from money market instruments and mutual funds. It competes for deposits by offering depositors a variety of deposit products, convenient locations and other services.

         The Company also competes for loans principally through the interest rates and loan fees it charges and the efficiency and quality of the services it provides borrowers, real estate brokers and home builders. The Company's competition for real estate loans comes principally from other thrift institutions, commercial banks and mortgage banking companies.

         Competition has increased and is likely to continue to increase as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Technological advances, for example, have lowered barriers to market entry, allowed banks to expand their geographic reach by providing services over the Internet and made it possible for non-depository institutions to offer products and services that traditionally have been provided by banks. The Gramm-Leach-Bliley Act, which permits affiliation among banks, securities firms and insurance companies, also has changed and may continue to change the competitive environment in which the Company conducts its business.

         The Company's results of operations are dependent primarily on the results of operation of the Bank and thus are dependent to a significant extent on net interest income, which is the difference between the income earned on its loan and investment portfolios and its cost of funds, consisting of the interest paid on deposits and borrowings. However, non-interest income has become a significant segment of the Company's operations mainly due to fees earned by non-bank subsidiaries. In addition to First Federal Bank, the Company's other subsidiaries are Abstractors, Inc., which is a title insurance agency, Northeast Pennsylvania Trust Co. (the "Trust Co."), which offers trust, estate, and asset management services and products, and Higgins Insurance Associates, Inc. ("Higgins"), which provides insurance and investment products to individuals and businesses. Results of operations are also affected by the Company's provision for loan losses, loan and security sales activities, service charges and other fee income, and noninterest expense. The Company's noninterest expense principally consists of compensation and employee benefits, office occupancy and equipment expense, data processing, professional fees, and advertising and business promotion expenses. Results of operations are also significantly affected by general economic and competitive conditions, particularly changes in interest rates, government policies and actions of regulatory authorities.

         The Company's results of operations have been restated for years ended September 30, 2002 through 1998 to reflect the correction of accounting errors discovered in July and September 2003. These errors primarily related to the Company's indirect automobile loan portfolio, mortgage and consumer loan portfolios, employee health and welfare benefit plans and certain operating expenses which are more fully described in Note 2 to the Consolidated Financial Statements. The net effect of such restatements was to reduce net interest income, increase operating expenses and decrease retained earnings for prior periods. The following discussion of the Company's business reflects these restatements.

         The following discussion and analysis is presented on a consolidated basis and focuses on the major components of the Company's operations and significant changes in the results of operations for the periods presented. The discussion should be read in conjunction with the Company's Consolidated Financial Statements and accompanying notes thereto presented elsewhere in this Annual Report.

Critical Accounting Policies

         The Company has established various accounting policies that govern the application of principles generally accepted in the United States in the preparation of its financial statements. Significant accounting policies are described in the Footnotes to the Consolidated Financial Statements. The Company believes the allowance for loan losses is a critical accounting policy that requires the most significant judgments and estimates used in the preparation of the Consolidated Financial Statements. Although we believe we use the best information available to establish the allowance for loan losses, future additions to the allowance may be necessary based on estimates that are susceptible to change as a result of changes in economic conditions and other factors.

Forward-Looking Statements

         In addition to historical information, this Annual Report may include certain forward-looking statements based on current management expectations. The Company intends such forward-looking statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions. The Company's actual results could differ materially from management expectations. Because of general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the Federal government, changes in tax policies, rates and regulation of Federal, State and local tax authorities, changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of the Company's loan and investment portfolios, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

         Except as required by applicable law and regulation, the Company does not undertake and specifically disclaims any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Management Strategy

         The long-term strategy of the Company is to become a high-performing financial service company focusing on its customer needs for high-quality financial products and services. The Bank provides residential and commercial real estate, commercial and consumer lending services, as well as retail deposit and cash management services. Lending activities are funded primarily with retail deposits and borrowings. To promote long-term financial strength and profitability, the Company's operating strategy is focused on originating high-quality consumer and small-business commercial loans and deposit relationships. The Company also manages an investment portfolio of high-quality mortgage-related securities which are funded with long-term Federal Home Loan Bank advances and deposits. The Company currently sells newly originated fixed-rate residential mortgages in the secondary market.

         In September 2003, the Board of Directors initiated several management and operational changes including appointing two seasoned bank executives to lead the Company. Thomas Petro was appointed as President and Chief Executive Officer after the resignation of the former President and Chief Executive Officer and Jerry Holbrook was appointed as Chief Financial Officer. The Company's new management team has begun a process to reposition the balance sheet and improve earnings. Changes include divesting certain fixed-rate residential mortgage loans and investment securities and reinvesting these proceeds in similar assets that are interest-rate sensitive. The Company also evaluated alternatives to restructure a portion of its long-term fixed-rate FHLB borrowings to improve net interest income and effectively manage the Bank's interest-rate risk position. This resulted in the Bank entering into interest-rate swap contracts whereby such long-term fixed-rate advances were swapped to variable rates. In addition, the Bank is focusing on developing loan and deposit pricing systems to support its long-term strategy of increasing core deposits in its local market areas while expanding the loan portfolio through new originations, commercial loan participations and strategic purchases of high-quality loan receivables. See Footnote 22, Subsequent Events, for a further discussion of certain sales and restructuring activities which have been completed.

Management of Interest Rate Risk and Market Risk Analysis

         The principal objective of the Bank's interest rate risk management is to evaluate the interest rate risk included in certain balance sheet accounts, determine the level of risk appropriate given the Bank's business strategy, operating environment, capital and liquidity requirements and performance objectives, and manage the risk consistent with approved guidelines. Through such management, the Bank seeks to reduce the vulnerability of its operations to changes in interest rates. The Bank's Asset Liability Committee (the "ALCO") is responsible for reviewing the Bank's asset/liability policies and interest rate risk position. The ALCO meets on a monthly basis and reports trends and the Bank's interest rate risk position to the Risk Committee of the Board of Directors. The extent of the movement of interest rates is an uncertainty that could have a negative impact on the earnings of the Bank.

         Management believes that reducing its exposure to interest rate fluctuations within certain limits will enhance long-term profitability. However, the Bank's strategies may adversely impact net interest income due to lower initial yields on some of its adjustable rate loans and securities in comparison to longer-term fixed-rate investments and whole loans. To promote a higher yield on its investment securities, while at the same time addressing the Bank's interest rate risk management policies, the Bank has invested a portion of its portfolio of investment securities in longer-term (more than five years) Federal agency obligations, which have call features. Given the rates of such securities in comparison to current market interest rates, the Bank anticipates the majority of such securities may be called prior to their contractual maturity. The Bank also uses the derivatives markets to manage interest-rate risk from time-to-time. At September 30, 2003, there were no derivative contracts in effect.

         Net Portfolio Value. The Company's interest rate sensitivity is primarily monitored by management through the use of a model, which generates estimates of the change in the Company's net portfolio value ("NPV") over a range of interest rate scenarios. NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet contracts. The NPV ratio, under any interest rate scenario, is the NPV divided by the market value of assets in the same scenario. The model estimates loan prepayment rates, reinvestment rates, and deposit decay rates. The Office of Thrift Supervision
(OTS) also produces a similar analysis using its own model, based upon data submitted on the Bank's quarterly Thrift Financial Reports, the results of which vary from the Company's internal model primarily due to differences in assumptions utilized.

The following table sets forth the Company's NPV model as of September 30, 2003.

                                                                               NPV as % of Portfolio
                                       Net Portfolio Value                        Value of Assets
  Change in              --------------------------------------------------     ------------------
Interest Rates
In Basis Points                                                                  NPV
(Rate Shock)              Amount           $ Change            % Change         Ratio      Change(1)
------------             -------           --------            --------         -----      ---------
                                                           ($ In Thousands)
    +300                 $63,654           $(39,635)             (38.37)%        7.58%       (361)
    +200                  75,326            (27,963)             (27.07)         8.71        (248)
    +100                  83,779            (19,510)             (18.89)         9.44        (175)
       0                 103,289                  -                   -         11.19           -
    -100                  87,614            (15,675)             (15.18)         9.48        (171)

(1) Expressed in basis points.

The following table sets forth the Company's NPV model as of September 30, 2002.


                                                                               NPV as % of Portfolio
                                       Net Portfolio Value                        Value of Assets
  Change in              --------------------------------------------------     ------------------
Interest Rates
In Basis Points                                                                  NPV
(Rate Shock)              Amount           $ Change            % Change         Ratio      Change(1)
------------             -------           --------            --------         -----      ---------
                                      ($ In Thousands)
    +300                   90,915           $16,807                22.68%        9.94%        201
    +200                   88,430            14,322                19.33         9.59         166
    +100                   83,247             9,139                12.33         8.95         102
       0                   74,108                 -                    -         7.93           -
    -100                   54,732           (19,376)              (26.15)        5.89        (204)

(1) Expressed in basis points.

         The change in the NPV model between 2003 and 2002 reflects changes in the balance sheet mix of borrowings during 2003 from long-term higher rate borrowings to shorter-term lower rate borrowings. This change resulted in the Bank becoming more sensitive to rising interest rates. Certain shortcomings are inherent in the methodology used in NPV interest rate risk measurements. Modeling changes in NPV require the making of certain assumptions which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the NPV presented assumes that the composition of the Company's interest sensitive assets and liabilities existing at the beginning of a period remain constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, NPV measurements provide an indication of the Company's interest rate risk exposure at a particular point in time. Such measurements are not intended to, and do not, provide a precise forecast of the effect of changes in market interest rates on the Company's net interest income and will differ from actual results.

Analysis of Net Interest Income

         Net interest income is the most significant component of operating income to the Company. Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income also depends upon the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them. The interest rate spread is influenced by regulatory, economic and competitive factors that affect interest rates, loan demand and deposit flows. Additionally, the level of nonperforming loans impacts the interest rate spread by reducing the overall yield on the loan portfolio.


         Average Balance Sheet. The following table sets forth certain information relating to the Company for the fiscal years ended September 30, 2003, 2002 and 2001. The average yields and costs are derived by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities, respectively, for the periods shown. Average balances are derived from average daily balances. The yields and costs include fees which are considered adjustments to yields.

                                                                 For the Fiscal Years Ended September 30,
                                                                 ----------------------------------------
                                                                           (in thousands)

                                                                          As Restated                     As Restated
                                               2003                            2002                           2001
                                               ----                            ----                           ----
                                                        Average |                       Average |                       Average
                                    Average              Yield/ |   Average              Yield/ |   Average              Yield/
                                    Balance   Interest    Rate  |   Balance  Interest     Rate  |   Balance  Interest     Rate
                                    -------   --------    ----  |   -------  --------     ----  |   -------  --------     -----
INTEREST-EARNING ASSETS:                                        |                               |
Loans (1):                                                      |                               |
Real estate:                                                    |                               |
   Taxable                         $253,061    $17,357    6.86% |   $283,768  $21,118     7.44% |  $299,682   $23,178      7.73%
   Non-taxable(2)                     3,972        326    8.21  |      4,018      332     8.26  |     3,716       323      8.69
Commercial:                                                     |                               |
   Taxable                           37,011      2,134    5.77  |     26,978    1,885     6.99  |    18,591     1,529      8.22
   Non-taxable(2)                     8,244        530    6.43  |      6,623      456     6.88  |     8,005       608      7.60
   Consumer                         195,959     13,136    6.70  |    177,832   13,779     7.75  |   157,063    13,187      8.40
                                   --------    -------    ----  |   --------  -------     ----  |  --------   -------      ----
      Total loans                   498,247     33,483    6.72  |    499,219   37,570     7.53  |   487,057    38,825      7.98
Mortgage-related securities (3)     199,915      6,528    3.27  |    177,373    8,701     4.91  |    93,581     5,852      6.25
Investment securities (4):                                      |                               |
   Taxable                           98,362      4,506    4.58  |     95,787    5,507     5.75  |   103,032     7,174      6.96
   Non-taxable (2)                   19,469      1,376    7.07  |     19,708    1,411     7.16  |    35,699     2,624      7.35
Interest-earning deposits            28,186        220    0.78  |     16,636      171     1.03  |     6,180        75      1.21
                                   --------    -------    ----  |   --------  -------     ----  |  --------   -------      ----
Total interest-earning assets       844,179     46,113    5.46  |    808,723   53,360     6.60  |   725,549    54,550      7.52
Noninterest-earning assets           45,522                     |     43,130                    |    33,911
                                   --------                     |   --------                    |  --------
        Total assets               $889,701                     |   $851,853                    |  $759,460
                                   ========                     |   ========                    |  ========
                                                                |                               |
INTEREST-BEARING LIABILITIES:                                   |                               |
                                                                |                               |
   Deposits:                                                    |                               |
                                                                |                               |
Money market and NOW accounts      $197,074    $ 2,807    1.42  |   $132,896   $2,457     1.85% |   $81,118    $1,919      2.37%
Savings accounts                     98,278        395    0.40  |     93,114    1,141     1.22  |    88,018     1,796      2.04
Certificates of deposit             258,796      8,956    3.46  |    303,365   13,324     4.39  |   291,274    16,323      5.60
                                   --------    -------    ----  |   --------  -------     ----  |  --------   -------      ----
Total deposits                      554,148     12,158    2.19  |    529,375   16,922     3.20  |   460,410    20,038      4.35
FHLB advances and other                                         |                               |
   borrowings                       210,360     11,978    5.69  |    208,579   11,859     5.69  |   192,981    11,276      5.84
Trust preferred debt                 20,782      1,052    5.06  |      2,973      207     6.93  |         -         -         -
                                   --------    -------    ----  |   --------  -------     ----  |  --------   -------      ----
   Total interest-bearing                                       |                               |
      liabilities                   785,290     25,188    3.21  |    740,927   28,988     3.91  |   653,391    31,314      4.79
   Non-interest-bearing                                         |                               |
      liabilities                    39,454                     |     41,636                    |    30,629
                                   --------                     |   --------                    |  --------
        Total liabilities          $824,744                     |   $782,563                    |  $684,020
   Equity                            64,957                     |     69,290                    |    75,440
                                   --------                     |   --------                    |  --------
        Total liabilities and                                   |                               |
          equity                   $889,701                     |   $851,853                    |  $759,460
                                   ========                     |   ========                    |  ========
   Net interest-earning assets     $ 58,889                     |    $67,796                    |   $72,158
   Net interest income/interest                                 |                               |
    rate spread (5)                            $20,925    2.25% |             $24,372     2.69% |             $23,236      2.73%
                                                          ----  |                         ----  |                          ----
       Net interest margin(6)                             2.48% |                         3.01% |                          3.20%
                                                          ----  |                         ----  |                          ----
                                                                |                               |
   Ratio of interest-earning                                    |                               |
     assets to interest-bearing                                 |                               |
     liabilities                                        107.50% |                       109.15% |                        111.04%
                                                        ------  |                       ------  |                        ------

(1) Balances are net of deferred loan origination costs, undisbursed proceeds of construction loans in process, and include non-performing loans and loans held-for-sale.
(2) Interest and Yield/Rate are presented on a tax-equivalent basis using a tax rate of 40%.
(3) Includes mortgage-related securities available-for-sale and held-to-maturity.
(4) Includes investment securities available for sale and held to maturity, stock in the FHLB, Freddie Mac and Fannie Mae securities.
(5) Net interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities.
(6) Net interest margin represents net interest income as a percentage of average interest-earning assets.

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

                                                                          Year Ended September 30,
                                                                          ------------------------
                                                                              (in thousands)
                                                          2003 vs 2002                                  2002 vs 2001
                                               -------------------------------------       -----------------------------------
                                                    Increase          Total Increase           Increase         Total Increase
                                               (Decrease) due to        (Decrease)         (Decrease) due to      (Decrease)
                                               -----------------        ----------         -----------------      ----------
                                              Rate         Volume                     |     Rate         Volume
                                              ----         ------                     |     ----         ------
INTEREST-EARNING ASSETS:                                                              |
  Loans (1):                                                                          |
  Real Estate:                                                                        |
   Taxable                                   $(1,580)      $(2,181)        $(3,761)   |     $(856)       $(1,204)      $(2,060)
   Non Taxable (2)                                (2)           (4)             (6)   |       (14)            23             9
  Commercial:                                                                         |
   Taxable                                      (221)          470             249    |      (178)           534           356
   Non Taxable (2)                               (27)          101              74    |       (54)           (98)         (152)
  Consumer                                    (2,634)        1,991            (643)   |      (829)         1,421           592
                                             -------       -------         -------    |    ------        -------       -------
    Total loans                               (4,464)          377          (4,087)   |    (1,931)           676        (1,255)
                                                                                      |
  Mortgage-related securities (3)             (3,506)        1,333          (2,173)   |      (903)         3,752         2,849
  Investment securities (4):                                                          |
   Taxable                                    (1,154)          153          (1,001)   |    (1,188)          (479)       (1,667)
   Non Taxable (2)                               (18)          (17)            (35)   |       (66)        (1,147)       (1,213)
  Interest-earning deposits                      (26)           75              49    |       (10)           106            96
                                             -------       -------         -------    |    ------        -------       -------
    Total interest-earning assets             (9,168)        1,921          (7,247)   |    (4,098)         2,908        (1,190)
                                             -------       -------         -------    |    ------        -------       -------
INTEREST-BEARING LIABILITIES:                                                         |
  Deposits:                                                                           |
   Money market and NOW accounts                (318)          668             350    |      (280)           818           538
   Savings accounts                             (813)           67            (746)   |      (767)           112          (655)
   Certificates of deposit                    (2,580)       (1,788)         (4,368)   |    (3,711)           712        (2,999)
                                             -------       -------         -------    |    ------        -------       -------
   Total deposits                             (3,711)       (1,053)         (4,764)   |    (4,758)         1,642        (3,116)
                                                                                      |
  FHLB advances and other borrowings              10           109             119    |      (292)           875           583
  Trust preferred debt                           (40)          886             846    |         -            207           207
                                             -------       -------         -------    |    ------        -------       -------
                                                                                      |
    Total interest-bearing liabilities        (3,741)          (58)         (3,799)   |    (5,050)         2,724        (2,326)
                                             -------       -------         -------    |    ------        -------       -------
Increase (decrease) in net interest                                                   |
     income                                  $(5,427)       $1,979         $(3,448)   |      $952           $184        $1,136
                                             =======        ======         =======    |    ======           ====        ======

(1) Balances are net of deferred loan origination costs, undisbursed proceeds of construction loans in process, and include nonperforming loans and loans held-for-sale.
(2)  Presented on tax-equivalent basis using a tax rate of 40%.
(3) Includes mortgage-related securities available-for-sale and held-to-maturity.
(4) Includes investment securities available-for-sale and held-to-maturity, stock in FHLB, Freddie Mac and Fannie Mae.

RESULTS OF OPERATIONS

         General. The Company reported a net loss of $4.1 million for fiscal 2003 compared to net income of $2.7 million and $4.2 million for fiscal years 2002 and 2001, respectively. The decrease between fiscal 2003 and fiscal 2002 was primarily attributable to a $4.1 million increase in the provision for loan losses, a $4.6 million increase in non-interest expense and a $3.5 million decrease in net interest income, offset by a $1.9 million increase in non-interest income.

         The Company experienced a $1.5 million decrease in net income for fiscal 2002 compared to 2001. This decrease was primarily due to a $5.0 million increase in non-interest expense, a $1.6 million decrease in net interest income and a $1.1 million increase in the provision for loan losses, offset by a $2.8 million increase in non-interest income.

         Net Interest Income. Net interest income decreased $3.5 million, or 15%, to $20.2 million in 2003 compared to $23.6 million in 2002. Total interest income decreased $7.3 million between 2003 and 2002, primarily due to a decrease in the yield on total loans and mortgage-related and investment securities of 81 basis points and 145 basis points, respectively, between 2003 and 2002. Such declines in yields were responsible for a $7.3 million decrease in interest income during 2003. Average market interest rates were significantly lower in 2003 than in 2002.

         Interest expense on deposits decreased $4.8 million from 2002 to 2003, primarily due to a decrease in the average cost of deposits of 101 basis points from 3.20% to 2.19%. The decline in interest expense was significantly impacted by the decline in market interest rates in 2003 as well as a shift in the deposit mix from certificates of deposit to shorter-term money market and NOW accounts. This decrease in interest expense was offset by an increase of $964,000 for FHLB advances and trust preferred borrowings.

         Between 2002 and 2001, interest income decreased $765,000 while interest expense decreased by $2.3 million. The decreases were largely due to overall lower market interest rates in 2002 compared to 2001, offset by higher average balances of consumer loans, mortgage-related securities and deposits. Interest expense on FHLB advances and trust-preferred debt increased between 2002 and 2001 as the Bank increased such borrowings.

         Provision for Loan Losses. The Company records a provision for loan losses in order to maintain the allowance for loan losses at a level which management considers its best estimate of known and probable inherent losses. Management's evaluation is based upon a continuing review of the portfolio and requires significant management judgment. For the year ended September 30, 2003, the Company recorded a provision for loan losses of $6.9 million compared to $2.8 million in 2002 and $1.7 million in 2001. These increases reflect, among other things, loan growth, a change in the composition of the portfolio to higher risk indirect automobile and construction loans and a significant increase in nonperforming loans during 2003. See the Nonperforming Assets and the Allowance for Loan Loss sections of Management's Discussion and Analysis for a further discussion of asset quality.

         Non-interest Income. Non-interest income increased $1.9 million, or 24%, from $8.1 million in 2002 to $10.0 million in 2003. The increase was largely due to increased service charges and other fee income of $663,000, increased insurance premium income of $801,000 and increased gains on the sale of securities of $1.0 million as part of a restructuring of the investment portfolio. These increases were offset by the recognition of a $1.5 million loss on an equity investment. For further discussion of this loss, see Note 18 to the Consolidated Financial Statements.

         The Company experienced a $2.8 million increase in non-interest income for fiscal 2002. This increase was due to a $1.1 million increase in insurance premium income and an increase in the gain on sale of loans of $442,000. Such loans were sold for interest rate risk purposes. Service charges and other fees increased $499,000 as a result of higher outstanding balances on deposits and a larger customer base.

         Non-interest Expense. Non-interest expense increased $4.6 million, or 19%, from $24.6 million in 2002 to $29.2 million in 2003. This increase was due primarily to an increase in salaries and employee benefits of $2.5 million. Approximately $900,000 of this increase related to one-time severance costs resulting from the resignations of the Company's former President and Chief Executive Officer, Chief Financial Officer and Senior Vice President. Additionally, $1.2 million related to increased salaries for new employees hired in the first half of the fiscal year to staff the growth in the Company's businesses.

         However, at the end of September 2003, the Company incurred additional severance charges of approximately $200,000 in connection with the termination of 33 employees. These reductions represent a realignment of the banking operations in light of the management changes. Professional fees increased by $417,000 during 2003, or 30%, primarily due to the restatement of prior period earnings and increased consulting services during the transition between chief financial officers. Other expenses increased by $1.6 million due to costs for closing three bank offices as well as costs associated with increased levels of nonperforming assets combined with general increases in other operating expenses.

         Total non-interest expense increased $5.0 million, or 25%, from $19.7 million for the year ended September 30, 2001 to $24.6 million for the year ended September 30, 2002. The largest increase was in salary and benefit expense, which increased $2.6 million, or 25% as a result of additional employees required to staff growing lines of business and expanded delivery channels. Other non-interest expense increased $832,000 mainly due to costs associated with foreclosed properties in 2002, compared to reimbursements received in fiscal 2001 for such costs. General operating expenses such as telephone, supplies and postage increased due to additional branch and company growth. Professional fees increased $536,000 due to the one-time costs associated with the research and design of a campaign to promote the Company's lines of business and increase customer usage of the Company's products and services. Occupancy costs increased $454,000 due to branch, company and technological expansion.

         Income Taxes. The Company recorded a $1.8 million income tax benefit for the fiscal year ended September 30, 2003, compared to an income tax provision of $1.6 million and $1.9 million for the years ended September 30, 2002 and 2001, respectively. The decrease in 2003 was primarily due to the $5.9 million pre-tax net loss the Company recorded offset by an increase in the deferred tax valuation allowance related to the Company's inability to use a charitable contribution carryforward. Also, during the year, the Company recorded a $1.5 million impairment loss which is a capital loss for income tax purposes and is not expected to result in a tax deduction for the Company. The Company's effective tax rate for 2002 and 2001 was 38% and 31%, respectively. The increase in 2002 was primarily due to a $409,000 increase in deferred tax valuation allowance related to the charitable contribution carryforward of the 1998 contribution to the First Federal Charitable Foundation.

FINANCIAL CONDITION

         Total assets decreased $5.6 million to $896.3 million at September 30, 2003 compared to $901.9 million at September 30, 2002. Cash and cash equivalents decreased by $5.2 million from $25.3 million at September 30, 2002 to $20.1 million at September 30, 2003.

         Total loans increased $1.7 million from $488.3 million at September 30, 2002 to $490.0 million at September 30, 2003. Residential one-to-four family mortgage loans decreased by approximately $47.6 million, or 24%, due to high volumes of refinancings and a lower market interest rate environment in fiscal 2003 and our policy to sell newly-originated fixed-rate loans. Construction loans secured by real estate increased by $15.2 million to $22.4 million at September 30, 2003 compared to $7.2 million at September 30, 2002. The increase was due to increased levels of residential construction loans in the Company's market area given the low market interest rates during 2003. Indirect automobile loans increased by $56.2 million in fiscal 2003 as the Company expanded its automobile dealer origination network. Approximately $26.4 million of indirect automobile loans are considered non-prime loans as of September 30, 2003. Effective October 31, 2003, the Bank ceased originating non-prime indirect loans. As such, the Company expects indirect automobile loan balances to decrease in 2004.

         Total liabilities increased $1.1 million from $836.8 million at September 30, 2002 to $837.9 million at September 30, 2003. During the year, deposits decreased by $59.1 million due to the continued lower interest rate environment and a decision to lower interest rates on certain deposit products offered by the Bank. This resulted in a decrease of $37.8 million in certificates of deposits greater than $100,000 and a decrease of $32.2 million in certificates of deposit less than $100,000. The Bank's strategy is to offer competitive interest rates on deposit products to retail customers.

         These reductions in deposits were offset by increased borrowings from the FHLB of $50.5 million and the issuance of $15.0 million of trust preferred securities. The Company used approximately $6.0 million of the proceeds from the issuance of trust-preferred securities to increase the capital levels at the Bank.

         Total equity decreased by $6.8 million to $58.4 million at September 30, 2003 primarily due to the net loss of $4.1 million for the year ended September 30, 2003 and $2.0 million in dividends that were paid to stockholders during the fiscal year.

Investment Activities

         The investment policy of the Company, as approved by the Board of Directors, requires management to maintain adequate liquidity to generate a favorable return on investments without incurring undue interest rate and credit risk and to complement the Company's lending activities. The Company primarily utilizes investments in securities for liquidity management and as a method of deploying excess funds not utilized for loan originations or purchases. Generally, the Company's investment policy is more restrictive than the OTS regulations allow and, accordingly, the Company has invested primarily in U.S. Government and agency securities, which qualify as liquid assets under the OTS regulations, Federal funds and U.S. Government-sponsored agency-issued mortgage-backed securities. As required by SFAS No. 115, the Company has established an investment portfolio of securities that are categorized as held-to-maturity or available-for-sale. The Company does not currently maintain a portfolio of trading securities. At September 30, 2003, the available-for-sale securities portfolio totaled $326.6 million, or 36% of assets, and the held-to-maturity portfolio totaled $3.6 million, or 0.4% of assets.


The following table sets forth certain information regarding the amortized cost and fair value of the Company's securities at the dates indicated.

                                                                      At September 30,
                                                                      ----------------
                                                                      (in thousands)
                                                         2003                         2002                     2001
                                                         ----                         ----                     ----
                                              Amortized          Fair       Amortized      Fair       Amortized     Fair
                                                 Cost           Value         Cost         Value        Cost        Value
                                                 ----           -----         ----         -----        ----        -----
Investment securities:
  Debt securities held-to-maturity:
   Obligations of U.S. government
    agencies                                   $      -        $      -      $      -    $      -     $ 13,992     $ 14,096
   Municipal securities                           3,555           3,622         3,553       3,608        3,552        3,425
   Certificates of Deposit                            -               -            99          99          298          298
                                               --------        --------      --------    --------     --------     --------
      Total                                    $  3,555        $  3,622        $3,652    $  3,707     $ 17,842     $ 17,819
                                               --------        --------      --------    --------     --------     --------
  Debt securities available-for-sale:
   Obligations of U.S. Government
    agencies                                   $ 26,089        $ 26,289      $ 24,032    $ 24,446     $ 14,471     $ 14,605
   Other securities                              66,506          68,504        61,396      62,842       77,419       76,512
                                               --------        --------      --------    --------     --------     --------
      Total                                    $ 92,595        $ 94,793      $ 85,428    $ 87,288     $ 91,890     $ 91,117
                                               --------        --------      --------    --------     --------     --------
  Equity securities available-for-sale:
    FHLB Stock                                 $ 12,987        $ 12,987      $ 10,971    $ 10,971     $ 10,222     $ 10,222
    FHLMC Stock                                   2,241           1,937         2,241       2,068        1,613        1,592
    FNMA Stock                                    6,000           5,850         2,000       1,992        2,000        1,999
   Other equity securities                           78              94           284         280          206          251
                                               --------        --------      --------    --------     --------     --------
    Total equity securities available-for-
      sale                                       21,306          20,868        15,496      15,311       14,041       14,064
                                               --------        --------      --------    --------     --------     --------
     Total debt and equity securities          $117,456        $119,283      $104,576    $106,306     $123,773     $123,000
                                               ========        ========      ========    ========     ========     ========

  Mortgage-related securities available-for-
      sale:
   FHLMC                                       $ 34,549        $ 34,749      $ 17,577    $ 18,041     $ 13,253     $ 13,692
   FNMA                                         111,676         112,040        52,615      54,021       29,542       30,146
   GNMA                                           3,627           3,692         5,930       6,065       12,025       12,224
   Collateralized mortgage obligations           60,292          60,484       116,596     118,455       69,426       70,367
   Other securities                                   -               -        28,665      28,705       12,011       12,038
                                               --------        --------      --------    --------     --------     --------
     Total mortgage-related securities
       Available-for-sale                       210,144         210,965       221,383     225,287      136,257      138,467
                                               --------        --------      --------    --------     --------     --------
     Total mortgage-related securities          210,144         210,965       221,383     225,287      136,257      138,467
                                               ========        ========      ========    ========     ========     ========
Total securities                               $327,600        $330,248      $325,959    $331,593     $260,030     $261,467
                                               ========        ========      ========    ========     ========     ========

The table below sets forth certain information regarding the carrying value, weighted-average yields and contractual maturities of the Company's debt securities as of September 30, 2003.

                                               Maturing      Maturing after    Maturing after    Maturing
                                              within one      one year but      5 years but      after 10
                                                 year        within 5 years   within 10 years     years         Total
                                               -------       --------------   ---------------    --------     --------
                                                                              (in thousands)
Available-for-sale debt securities:

   Municipal securities                        $   401          $   639           $     -        $ 13,943     $ 14,983
   Obligations of U.S. Government
      agencies                                   2,541           21,085                 -           2,463       26,089
   Mortgage-related securities                       -              766            17,202         192,176      210,144
   Trust Preferred securities                        -                -                 -          12,754       12,754
   Corporate Bonds                              10,382           27,392               995               -       38,769
                                               -------          -------           -------        --------     --------
     Total debt securities at amortized
         cost                                  $13,324          $49,882           $18,197        $221,336     $302,739
                                               =======          =======           =======        ========     ========

     Total debt securities at fair value       $13,402          $51,722           $18,230        $222,404     $305,758
                                               =======          =======           =======        ========     ========

   Weighted-Average Yield                         2.72%            4.46%             3.48%           4.17%        4.11%



Held-to-maturity debt securities:

   Municipal securities                        $     -          $     -           $     -        $  3,555     $  3,555
     Total debt securities at amortized
         cost                                  $     -          $     -           $     -        $  3,555     $  3,555
                                               =======          =======           =======        ========     ========

     Total debt securities at fair value       $     -          $     -           $     -        $  3,622     $  3,622
                                               =======          =======           =======        ========     ========

   Weighted-Average Yield                            -                -                 -            4.64%        4.64%

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

                                                                     At September 30,
                                                                     ----------------
                                                                      (in thousands)
                               2003                  2002                  2001                 2000                 1999
                               ----                  ----                  ----                 ----                 -----
                                    Percent |             Percent |            Percent  |            Percent  |           Percent
                         Amount    Of Total |  Amount    of Total |  Amount   of Total  |  Amount   of Total  |  Amount   of Total
                         -----     -------- |  ------    -------- |  ------   --------  |  ------   --------  |  ------   --------
Real Estate Loans:                          |                     |                     |                     |
   One-to-four family   $149,741     29.84% | $197,349     39.85% | $220,796    43.78%  | $205,834    48.89%  | $196,885   53.43%
   Multi-family and                         |                     |                     |                     |
      Commercial          64,343     12.82  |   75,912     15.33  |   65,095    12.91   |   43,784    10.40   |   31,497    8.55
   Construction           22,384      4.46  |    7,157      1.45  |   13,690     2.71   |   11,993     2.85   |    3,983    1.08
                        --------    ------  | --------    ------  | --------   ------   | --------   ------   | --------  ------
      Total real                            |                     |                     |                     |
         estate                             |                     |                     |                     |
         Loans          $236,468     47.12% | $280,418     56.63% | $299,581    59.40%  | $261,611    62.14%  | $232,365   63.06%
                        --------    ------  | --------    ------  | --------   ------   | --------   ------   | --------  ------
Consumer loans:                             |                     |                     |                     |
   Home equity loans                        |                     |                     |                     |
     and lines of                           |                     |                     |                     |
     credit              $73,036     14.56% |  $79,167     15.98% | $ 79,840    15.84%  | $ 72,474    17.21%  | $ 70,118   19.03%
   Automobile            136,182     27.14  |   80,016     16.16  |   78,307    15.53   |   51,114    12.14   |   34,619    9.40
   Education                   -         -  |        -         -  |    2,846     0.56   |    3,516     0.84   |    2,796    0.76
   Unsecured lines of                       |                     |                     |                     |
     credit                3,455      0.69  |    2,297      0.46  |    1,884     0.37   |    1,817     0.43   |    1,744    0.47
   Other                   9,421      1.88  |   10,376      2.09  |   10,288     2.04   |    8,021     1.90   |    5,571    1.51
                        --------    ------  | --------    ------  | --------   ------   | --------   ------   | --------  ------
      Total consumer                        |                     |                     |                     |
          Loans         $222,094     44.27% | $171,856     34.69% | $173,165    34.34%  | $136,942    32.52%  | $114,848   31.17%
                        --------    ------  | --------    ------  | --------   ------   | --------   ------   | --------  ------
Commercial loans        $ 43,203      8.61% | $ 43,014      8.68% | $ 31,588     6.26%  |  $22,481     5.34%  | $ 21,262    5.77%
                        --------    ------  | --------    ------  | --------   ------   | --------   ------   | --------  ------
Total loans             $501,765    100.00% | $495,288    100.00% | $504,334   100.00%  | $421,034   100.00%  | $368,475  100.00%
                                    ======  |             ======  |            ======   |            ======   |           ======
Less:                                       |                     |                     |                     |
   Deferred loan                            |                     |                     |                     |
      origination fees  $  1,583            | $  1,523            | $  1,686            | $  1,536            | $  1,361
   Allowance for                            |                     |                     |                     |
      loan losses         10,196            |    5,449            |    4,497            |    4,162            |    2,924
                        --------            | --------            | --------            | --------            | --------
   Total loans, net     $489,986            | $488,316            | $498,151            | $415,336            | $364,190
                        ========            | ========            | ========            | ========            | ========


         Loan Maturity. The following table shows the remaining contractual maturity of the Company's total loans at September 30, 2003. The table does not include the effect of future principal prepayments.

                                                                           At September 30, 2003
                                                                              (in thousands)

                                                                 Multi-
                                                   One-to-    Family and
                                                    Four      Commercial                                                Total
                                                   Family    Real Estate Construction(1)   Consumer    Commercial       Loans
                                                  --------   ----------- ------------      --------    ----------      --------
     Amount due in:
      One year or less                            $    194     $ 1,997      $ 1,511        $  2,095      $14,991       $ 20,788
      More than one year to five years               4,676       2,911            2         120,486       11,624        139,699
      More than five years                         144,871      59,435       20,871          99,513       16,588        341,278
                                                  --------     -------      -------        --------      -------       --------
       Total amount due                           $149,741     $64,343      $22,384        $222,094      $43,203       $501,765
                                                  ========     =======      =======        ========      =======       ========

       (1) Construction loans, which consist of loans for the construction of one- to four-family residences, automatically convert to permanent financing upon completion of the construction phase.

The following table sets forth, at September 30, 2003, the dollar amount of loans contractually due after September 30, 2004, and whether such loans have fixed or adjustable interest rates.

                                                                    Due After September 30, 2004
                                                                    ----------------------------
                                                                           (in thousands)

                                                        Fixed                Adjustable               Total
                                                      --------               ----------              --------
       Real estate loans:
         One-to-four family                           $102,584                $ 46,963               $149,547
         Multi-family and commercial
           real estate                                  12,471                  49,875                 62,346
         Construction                                    6,213                  14,660                 20,873
                                                      --------                --------               --------
           Total real estate loans                     121,268                 111,498                232,766
                                                      --------                --------               --------
         Consumer loans                                186,620                  33,379                219,999
         Commercial loans                               15,523                  12,689                 28,212
                                                      --------                --------               --------
           Total loans                                $323,411                $157,566               $480,977
                                                      ========                ========               ========

         Nonperforming Assets. Nonperforming assets, which include nonaccruing loans, real estate owned and repossessed assets can negatively affect the Company's results of operations. Nonaccruing loans are those on which the accrual of interest has ceased. Loans are placed on nonaccrual status immediately if, in the opinion of management, collection is doubtful, or when principal or interest is past due 90 days or more and the value of the collateral is insufficient to cover principal and interest. Interest accrued but not collected at the date a loan is placed on nonaccrual status is reversed and charged against interest income. In addition, the amortization of net deferred loan fees is suspended when a loan is placed on nonaccrual status. Subsequent cash receipts are applied either to the outstanding principal balance or recorded as interest income, depending on management's assessment of the ultimate collectibility of principal and interest. Past due loans are loans contractually past due 90 days or more as to principal or interest payments but which remain in accrual status because they are considered well secured and in the process of collection. For the years ended September 30, 2003, 2002 and 2001, the amount of additional interest income that would have been recognized on nonaccrual loans if such loans had continued to perform in accordance with their contractual terms was $646,000, $464,000 and $303,000, respectively. The amount of interest income on such loans included in net income is fiscal years 2003, 2002 and 2001 was $290,000, $131,000 and $152,000, respectively.

The following table sets forth information regarding nonperforming assets and past due loans at the dates indicated:

                                                                           At September 30,
                                                                           ----------------
                                                                             (in thousands)
                                              2003        2002        2001         2000       1999      1998
                                            --------     -------     ------      -------     ------    ------
   Nonperforming assets:
    Residential                             $  1,622     $ 2,171     $1,902      $   869     $  848    $  509
    Consumer                                     254         290        771          240        261       254
    Commercial                                10,603       1,739      2,050        2,390        262       476
                                            --------     -------     ------      -------     ------    ------
      Total nonperforming loans               12,479       4,200      4,723        3,499      1,371     1,239
   Real estate owned                             962         419        249           51         19        63
   Other repossessed assets(1)                    60         128        141          122         79        49
                                            --------     -------     ------      -------     ------    ------
      Total nonperforming assets            $ 13,501     $ 4,747     $5,113      $ 3,672     $1,469    $1,351
                                            ========     =======     ======      =======     ======    ======
   Troubled debt restructurings                    -          55         60            -          -         -
   Troubled debt restructurings and
    total nonperforming assets               $13,501     $ 4,802     $5,173      $ 3,672     $1,469    $1,351
                                            ========     =======     ======      =======     ======    ======
   Total nonperforming loans and
    troubled debt restructurings as
    a percentage of total loans                 2.69%       0.97%      0.95%        0.83%      0.37%     0.43%
   Total nonperforming assets and
    troubled debt restructurings as a
    percentage of total assets                  1.51%       0.53%      0.64%        0.58%      0.24%     0.26%

(1) Real estate owned balances and other repossessed assets are shown net of related loss allowances.

         Allowance for Loan Losses. The Company maintains allowances for credit losses and charges losses to these allowances when such losses are realized. The determination of the allowance for loan losses requires significant management judgment reflecting management's best estimate of probable loan losses related to specifically identified loans as well as probable loan losses in the remaining loan portfolio. Management's evaluation is based upon a continuing review of the loan portfolio, with consideration given to examinations performed by regulatory authorities.

         Management establishes the loan loss allowance in accordance with accounting principles generally accepted in the United States of America and the guidance provided in the Securities and Exchange Commission's Staff Accounting Bulletin 102 (SAB 102). Its methodology for assessing the appropriateness of the allowance consists of several key elements which include: specific allowances for identified problem loans; formula allowances for commercial and commercial real estate loans; and allowances for pooled homogenous loans.

         Specific reserves are established for certain loans in cases where management has identified significant conditions or circumstances related to a specific credit that management believes indicate the probability that a loss has been incurred.

         The formula allowances for commercial and commercial real estate loans are calculated by applying loss factors to outstanding loans in each case based on the internal risk grade of loans. Changes in risk grades of both performing and nonperforming loans affect the amount of the formula allowance. Loss factors by risk grade have a basis in the Bank's historical loss experience for such loans and may be adjusted for significant factors that, in management's judgment, affect the collectability of the portfolio as of the evaluation date.

         Pooled loans are loans that are usually smaller, not individually graded and homogenous in nature, such as consumer installment loans, indirect automobile loans and residential mortgages. Pooled loan loss allowances are based on historical net charge-offs, delinquency trends, average credit scores and the average time frame between the occurrence of a default event and the resulting default and loss realization. Default events include job loss, divorce, medical crises and death, among other things. The average loss allowance per homogenous pool is based on the product of the average annual historical loss rate and the average estimated duration of the pool multiplied by the pool balances. These separate risk pools are then assigned a reserve for losses based upon this historical loss information, as adjusted for historical loss adjustment factors, as adjusted based on management's evaluation of various current conditions. The evaluation of the inherent loss with respect to these more current conditions is subject to a higher degree of uncertainty because they are not identified with specific credits. The more current conditions, analyzed in connection with the adjustment factors, include an evaluation of the following:

      o General economic and business conditions affecting the Bank's key lending areas,
      o Credit quality trends (including trends in nonperforming loans expected to result from existing conditions),
      o Recent loss experience in particular segments of the portfolio,
      o Collateral values and loan-to-value ratios,
      o Loan volumes and concentration, including changes in the composition of the loan portfolio,
      o Age of the loan portfolio,
      o Specific industry conditions within portfolio segments,
      o Bank regulatory examination results, and
      o Other factors, including changes in quality of the loan origination, servicing and risk management processes.

         As of September 30, 2003, the Company's allowance for loan losses was $10.2 million, or 2.03% of total loans compared to $5.4 million, or 1.10% of total loans as of September 30, 2002. The increase in the allowance was due to a significant increase in nonperforming loans over the levels previously recorded. As of September 30, 2003, nonperforming loans totaled $12.5 million, an increase of $8.3 million, or 197%, from the $4.2 million of such loans at September 30, 2002. Total nonperforming commercial loans totaled $10.6 million at September 30, 2003 compared to $1.7 million at September 30, 2002. This $8.9 million increase was primarily the result of five commercial loans and commercial mortgage loans which were placed on nonaccrual as a result of a payment default or where the underlying collateral is no longer sufficient to cover the loan balance. In addition to these loans, the Bank originated approximately $26.4 million of non-prime indirect automobile loans over the last several years. As of October 31, 2003, the Bank ceased originating non-prime indirect automobile loans.

         The Bank's loan officers and risk managers meet monthly to discuss and review the conditions and risks associated with individual problem loans and loan portfolios with higher risk concentrations. The Bank also has a third-party review its analysis of such loans and its respective risk gradings quarterly. By assessing the probable estimated losses inherent in the loan portfolio on a routine basis, management is able to adjust specific and inherent loss estimates based on more recent information. While the Company continues to monitor and modify its allowance for loan losses as conditions change, there can be no assurance that the loan loss allowance will be sufficient to absorb all such future credit losses.

The following table sets forth activity in the Company's allowance for loan losses for the periods indicated.

                                                                At or for the Fiscal Years Ended September 30,
                                                                               (in thousands)

                                                 2003              2002             2001              2000             1999
                                                 ----              ----             ----              ----             ----
        Allowance for loan losses,
         beginning of year                     $ 5,449            $4,497           $4,162            $2,924           $2,273
        Charged-off loans:
         One- to four-family real estate           224                56                -                 3               10
         Consumer                                1,183               205              566               244               91
         Commercial                                844             1,732            1,621                 -                -
                                               -------            ------           ------            ------           ------
          Total charged-off loans                2,251             1,993            2,187               247              101
                                               -------            ------           ------            ------           ------
       Recoveries on loans previously
        charged off:
         One- to four-family real estate            12                 -                -                 -                -
         Consumer                                   65               179               24                18                5
         Commercial                                 69                 -                -                 -                -
                                               -------            ------           ------            ------           ------
         Total recoveries                          146               179               24                18                5
                                               -------            ------           ------            ------           ------
       Net loans charged off                     2,105             1,814            2,163               229               96
       Provision for loan losses                 6,852             2,766            1,681             1,467              747
       Additional allowance from acquisition
        of Security Savings                          -                 -              817                 -                -
                                               -------            ------           ------            ------           ------
       Allowance for loan losses,
        end of period                          $10,196            $5,449           $4,497            $4,162           $2,924
                                               =======            ======           ======            ======           ======
       Net loans charged off to average
        loans                                     0.42%             0.36%            0.38%             0.06%            0.03%
                                               -------            ------           ------            ------           ------
       Allowance for loan losses
        to total loans                            2.03%             1.10%            0.89%             0.99%            0.80%
                                               -------            ------           ------            ------           ------
       Allowance for loan losses to
        non-performing loans and troubled
        debt restructuring                       81.71%           128.06%           94.02%           118.95%          213.27%
                                               -------            ------           ------            ------           ------
       Net loans charged off to allowance
        for loan losses                          22.07%            33.29%           48.09%             5.50%            3.28%
                                               -------            ------           ------            ------           ------
       Recoveries to charge offs                  6.49%             8.98%            1.10%             7.29%            4.95%
                                               -------            ------           ------            ------           ------

         The following table sets forth the Company's allowance for loan losses in each of the categories listed at the dates indicated and the percentage of such amounts to the total allowance and to total loans. These allocations are estimates and are subject to revision as conditions change. The change in the allowance from 2002 to 2003 reflects increased levels of nonaccrual loans and consumer (indirect automobile loans) charge-offs. The change in the allowance from 2001 to 2002 reflects increased activity in commercial and consumer lending and increased levels of nonaccrual loans.

                                                                      At September 30,
                                                                     (in thousands)
                                     2003                |                 2002                |                2001
                      ---------------------------------- |  ---------------------------------- |  --------------------------------
                                             Percent of  |                         Percent of  |                        Percent of
                              % of Allowance  Loans in   |          % of Allowance   Loans in  |       % of Allowance  Loans in
                                  in each       each     |             in each        each     |            in each      each
                                Category to  Category to |           Category to  Category to  |         Category to  Category to
                                   Total        Total    |              Total        Total     |             Total       Total
                       Amount    Allowance      Loans    |  Amount    Allowance       Loans    | Amount    Allowance     Loans
                      -------    ---------      -----    |  ------    ---------       -----    | ------    ---------     ------
Real Estate           $ 2,013      19.74%       47.13%   |  $1,641      30.12%        56.69%   | $1,391      30.93%      59.40%
Consumer                2,657      26.06        44.26    |   1,015      18.63         34.65    |    739      16.43       34.34
Commercial              5,526      54.20         8.61    |   2,297      42.15          8.66    |  1,951      43.38        6.26
Unallocated                 -          -            -    |     496       9.10             -    |    416       9.26           -
                      -------     ------       ------    |  ------     ------        ------    | ------     ------      -------
  Total Allowance                                        |                                     |
    for loan losses   $10,196     100.00%      100.00%   |  $5,449     100.00%       100.00%   | $4,497     100.00%     100.00%
                      =======     ======       ======    |  ======     ======        ======    | ======     ======      ======






                                         2000             |              1999
                      ----------------------------------- |  ----------------------------------
                                              Percent of  |                          Percent of
                               % of Allowance  Loans in   |         % of Allowance    Loans in
                                   in each       each     |             in each        each
                                 Category to  Category to |           Category to   Category to
                                    Total        Total    |              Total         Total
                       Amount     Allowance      Loans    |  Amount    Allowance       Loans
                      -------     ---------     -------   |  ------    ---------       ------
Real Estate              $979       23.52%       62.14%   |  $1,037       35.47%        63.06%
Consumer                  489       11.75        32.52    |     424       14.50         31.17
Commercial              2,108       50.65         5.34    |   1,072       36.66          5.77
Unallocated               586       14.08            -    |     391       13.37             -
                      -------      ------       ------    |  ------      ------        ------
  Total Allowance                                         |
    for loan losses   $ 4,162      100.00%      100.00%   |  $2,924      100.00%       100.00%
                      =======      ======       ======    |  ======      ======        ======

Sources of Funds

        General. Deposits, loan repayments and prepayments, proceeds from sales of loans and securities, cash flows generated from operations, FHLB advances and borrowings are the primary sources of the Company's funds for use in lending, investing and for other general purposes.

        Deposits. The Company offers a variety of deposit products with a range of interest rates and terms. The Company's deposits consist of checking, money market, savings, NOW, certificate accounts and Individual Retirement Accounts. More than 41.9% of the Company's deposits at September 30, 2003 are in certificate of deposit accounts. At September 30, 2003, core deposits (savings, NOW and money market accounts) represented 51.5% of total deposits. The flow of deposits is influenced significantly by general economic conditions, changes in money market rates, prevailing interest rates and competition. The Company's deposits are obtained predominantly from the areas in which its community offices are located. The Company has historically relied primarily on customer service and long-standing relationships with customers to attract and retain these deposits; however, market interest rates and rates offered by competing financial institutions significantly affect the Company's ability to attract and retain deposits. The Company uses traditional means of advertising its deposit products, including radio and print media, and generally does not solicit deposits from outside its market area.

          At September 30, 2003, the Company had $33.6 million in certificate accounts in amounts of $100,000 or more maturing as follows:

        Maturity Period                                         Amount
        ---------------                                      ------------
                                                            (in thousands)
        Three months or less                                   $ 4,511
        Over 3 through 6 months                                  2,439
        Over 6 through 12 months                                 6,352
        Over 12 months                                          20,282
                                                               -------
          Total                                                $33,584
                                                               =======

         Borrowings. The Bank utilizes advances from the FHLB of Pittsburgh as an alternative to retail deposits to fund its operations as part of its operating strategy. These borrowings are collateralized primarily by certain mortgage loans and mortgage-related securities of the Bank and secondarily by the Bank's investment in capital stock of the FHLB of Pittsburgh. FHLB advances are made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. The maximum amount that the FHLB of Pittsburgh will advance to member institutions, including the Bank, fluctuates from time to time in accordance with the policies of the FHLB of Pittsburgh. At September 30, 2003, the Bank had $258.9 million in outstanding FHLB advances, compared to $208.4 million at September 30, 2002. Other borrowings consist of overnight retail repurchase agreements and for the periods presented were immaterial.

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

         The Bank's most liquid assets are cash and cash equivalents and its investment and mortgage-related securities available for sale. The levels of these assets are dependent on the Bank's operating, financing, lending and investing activities during any given period. At September 30, 2003, cash and cash equivalents and investment and mortgage-related securities available-for-sale totaled $346.8 million, or 38.7% of total assets.

         The Bank has other sources of liquidity if a need for additional funds arises, including FHLB advances and other borrowings. At September 30, 2003, the Bank had $258.9 million in advances outstanding from the FHLB, and had an additional overall borrowing capacity from the FHLB of $66.4 million. Depending on market conditions, the pricing of deposit products and FHLB advances, the Bank may continue to rely on such borrowings to fund asset growth.

         At September 30, 2003, the Company had commitments to originate and purchase loans and unused outstanding lines of credit undisbursed proceeds of construction mortgages totaling $72.8 million. The Company anticipates that it will have sufficient funds available to meet its current loan origination commitments. Certificate accounts, including Individual Retirement Accounts ("IRA") and KEOGH accounts, which are scheduled to mature in less than one year from September 30, 2003, totaled $93.4 million. Based on past experience, the Company expects that substantially all of the maturing certificate accounts will be retained by the Company at maturity.

         On October 27, 2003, the Bank entered into an agreement to sell its branch located in Danville, Pennsylvania to First National Bank of Berwick, Berwick, Pennsylvania. Pursuant to the agreement, the Bank will transfer approximately $10.7 million in deposits and approximately $650,000 in real estate and equipment of this branch. The Bank will fund the liquidity needed for this transfer by using existing liquidity and borrowings.

         The primary sources of funding for the Company are dividend payments from the Bank, the offering of trust-preferred securities, sales and maturities of investment securities and, to a lesser extent, earnings on investments and deposits held by the Company. Dividend payments by the Bank have primarily been used to fund stock repurchase programs and to pay cash dividends. The Bank's ability to pay dividends and other capital distributions to the Company is generally limited by the regulations of the OTS. Additionally, the OTS may prohibit the payment of dividends which are otherwise permissible by regulation for safety and soundness reasons.

         At September 30, 2003, the Bank exceeded all of its regulatory capital requirements with a tangible capital level of $54.1 million, or 6.2% of total assets, which is above the required level of $13.1 million, or 1.5%; core capital of $54.1 million, or 6.2% of total assets, which is above the required level of $35.0 million, or 4.0%; and risk-based capital of $59.4 million, or 10.5% of risk-weighted assets, which is above the required level of $45.2 million, or 8.0%. An institution with a ratio of risk-based capital to risk-weighted assets of greater than or equal to 10.0%, a ratio of tier 1 capital to risk-weighted assets of greater than or equal to 6.0% and a ratio of core capital to total assets of greater than or equal to 5.0% is considered to be "well-capitalized" pursuant to OTS regulations.

Off-Balance Sheet Arrangements

         For a discussion of the Company's off-balance sheet arrangements, see Footnote 13, "Commitments and Contingencies" in the Consolidated Financial Statements.


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

Impact of Recent Accounting Standards

         In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. The adoption of this Statement did not have an impact on the Company's financial position or results of operations.

         On October 1, 2002, the FASB issued SFAS No. 147, "Acquisitions of Certain Financial Institutions," effective for all business combinations initiated after October 1, 2002. This Statement addresses the financial accounting and reporting for the acquisition of all or part of a financial institution, except for a transaction between two or more mutual enterprises. This Statement removes acquisitions of financial institutions, other than transactions between two or more mutual enterprises, from the scope of SFAS No. 72, "Accounting for Certain Acquisitions of Banking or Thrift Institutions," and FASB Interpretation No. 9, "Applying APB Opinions No. 16 and 17, "When a Savings and Loan Association or a Similar Institution Is Acquired in a Business Combination Accounted for by the Purchase Method." The acquisition of all or part of a financial institution that meets the definition of a business combination shall be accounted for by the purchase method in accordance with SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other

Intangible Assets." SFAS No. 142 was adopted on October 1, 2001. This Statement also provides guidance on the accounting for the impairment or disposal of acquired long-term customer-relationship intangible assets (such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets), including those acquired in transactions between two or more mutual enterprises. Upon early adoption of this statement, as of October 1, 2001, the carrying amount of the previously recognized unidentifiable intangible asset related to the Schuylkill Savings branch acquisitions that was reclassified to goodwill was $200,000, while the related 2002 amortization expense that was reversed was $81,000, pre-tax. The Company will continue to review the remaining goodwill on an annual basis for impairment. However, $7.9 million in core deposit intangible will continue to be amortized and reviewed for impairment in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets."

         In December 2002, the FASB issued Statement No. 148, "Accounting for Stock-Based Compensation--Transition and Disclosure--an amendment of FASB Statement No. 123." This statement amends FASB Statement No.123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. The Statement also amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. This statement is effective for fiscal years ending after December 15, 2002, except for financial reports containing condensed financial statements for interim periods for which disclosure is effective for periods beginning after December 15, 2002. This Statement announces, "in the near future, the Board plans to consider whether it should propose changes to the U.S. standards on accounting for stock-based compensation." As permitted, the Company continues to account for stock options with the methodology prescribed by Accounting Principles Board No. 25.

         In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." This statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. The amendments set forth in SFAS No. 149 require that contracts with comparable characteristics be accounted for similarly. In particular, this statement clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative as discussed in SFAS No.
133. In addition, it clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. SFAS No. 149 amends certain other existing pronouncements. Those changes will result in more consistent reporting of contracts that are derivatives in their entirety or that contain embedded derivatives that warrant separate accounting. This statement is effective for contracts entered into or modified after June 30, 2003, except as stated below and for hedging relationships designated after June 30, 2003. The guidance should be applied prospectively. The provisions of this statement that relate to SFAS No. 133 Implementation Issues that have been effective for fiscal quarters that began prior to June 15, 2003, should continue to be applied in accordance with their respective effective dates. In addition, certain provisions relating to forward purchases or sales of when-issued securities or other securities that do not yet exist, should be applied to existing contracts as well as new contracts entered into after June 30, 2003. The adoption of this statement did not have a material effect on the Company's financial position or results of operations.

         In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This Statement establishes how an issuer classifies financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify these financial instruments as a liability (or, in certain circumstances, an asset). Previously these financial instruments would have been classified entirely as equity, or between the liabilities section and equity section of the statement of financial condition. This Statement also addresses questions about the classification of certain financial instruments that embody obligations to issue equity shares. The provisions of this Statement are effective for interim periods beginning after June 15, 2003. The adoption of this statement did not have a material impact on the Company's financial position or results of operations.

         In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. This interpretation clarifies that a guarantor is required to disclose (a) the nature of the guarantee, including the approximate term of the guarantee, how the guarantee arose, and the events or circumstances that would require the guarantor to perform under the guarantee; (b) the maximum potential amount of future payments under the guarantee; (c) the carrying amount of the liability, if any, for the guarantor's obligations under the guarantee; and (d) the nature and extent of any recourse provisions or available collateral that would enable the guarantor to recover the amounts paid under the guarantee. This interpretation also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the obligations it has undertaken in issuing the guarantee, including its ongoing obligation to stand ready to perform over the term of the guarantee in the event that the specified triggering events or conditions occur. The objective of the initial measurement of that liability is the fair value of the guarantee at its inception. The initial recognition and initial measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor's fiscal year-end. The disclosure requirements in this interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of this interpretation did not have a material effect on the Company's financial position or results of operations.

         In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities," (FIN 46) in an effort to expand upon and strengthen existing accounting guidance that addresses when a company should include in its financial statements the assets, liabilities and activities of another entity. The objective of this interpretation is not to restrict the use of variable interest entities but to improve financial reporting by companies involved with variable interest entities. Until now, one company generally has included another entity in its consolidated financial statements only if it controlled the entity through voting interests. This interpretation changes that by requiring a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. The consolidation requirements of this interpretation apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period beginning after June 15, 2003. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. The adoption of the interpretation did not have a material effect on the Company's financial position or results of operations.

Market for Registrant's Common Equity And Related Stockholder Matters

         The Company's common stock is traded on the Nasdaq Stock Market under the symbol NEPF. At September 30, 2003, the Company had 1,515 registered common stockholders of record. The following table sets forth the range of high and low bid information for each quarterly period within the two most recent fiscal years as well as the quarterly dividends paid.

The closing market price of the common stock at September 30, 2003 was $17.50.

                                           Stock Price Range
                                          Low             High      Dividends
               --------------------------------------------------------------
               2002      1st quarter    $14.12          $17.50        0.11
                         2nd quarter     16.22           17.40        0.11
                         3rd quarter     16.10           17.85        0.12
                         4th quarter     14.55           16.19        0.12
                                                                     -----
                                                                     $0.46

               2003      1st quarter    $13.96          $17.05       $0.12
                         2nd quarter     14.67           17.42        0.12
                         3rd quarter     15.00           16.75        0.12
                         4th quarter     14.77           18.47        0.12
                                                                     -----
                                                                     $0.48



         The Company's dividend policy is impacted by, among other things, our views on potential future capital requirements relating to balance sheet growth, the expansion of the Bank's branch distribution channel, investments and acquisitions and legal risks. The Company is also subject to the requirements of Delaware law which limits dividends to an amount not to exceed the net assets of the Company.

Management's Statement on Financial Reporting

To Our Stockholders:

The management of Northeast Pennsylvania Financial Corp. (the "Company") is responsible for establishing and maintaining effective internal control over financial reporting presented in conformity with accounting principles generally accepted in the United States of America, including controls over safeguarding assets. This internal control contains monitoring mechanisms, and actions are taken to correct deficiencies identified.

There are inherent limitations in any internal control, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even effective internal control can provide only reasonable assurance with respect to financial statement preparation. Further, because of changes in conditions, the effectiveness of internal control may vary over time.

In July 2003, while evaluating the Company's internal controls and procedures, the former president and chief executive officer and chief financial officer concluded that the Company's disclosures and internal controls were not effective. This review discovered that the Company's financial statements for fiscal years 1998 through 2002 and for the quarters ended December 31, 2002 and March 31, 2003 required restatement as described in Management's Discussion and Analysis and Note 2 to the audited Consolidated Financial Statements included in this report.

Subsequent to the discovery of the errors, management implemented staffing, system and procedural changes designed to improve the training of the individuals involved in implementing and reviewing the controls and procedures to strengthen the review and authorization process so that differences, if any, are detected and corrected on a timely basis. These changes resulted in the identification of additional accounting errors as described in Note 2 to the Consolidated Financial Statements included in this report.

Management assessed the Company's internal control over financial reporting presented in conformity with accounting principles generally accepted in the United States of America as of September 30, 2003. This assessment was based on criteria for effective internal control over financial reporting established in Internal Control -- Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that, as of September 30, 2003, the Company maintained effective internal control over financial reporting presented in conformity with accounting principles generally accepted in the United States of America.


The Company assessed its compliance with the designated laws and regulations relating to safety and soundness. Based on this assessment, management believes that the Company complied, in all material respects, with the designated laws and regulations related to safety and soundness for the year ended September 30, 2003.


/s/ Thomas M. Petro                                      /s/ Jerry D. Holbrook
-----------------------                                  -----------------------
Thomas M. Petro                                          Jerry D. Holbrook
President and                                            Chief Financial Officer
Chief Executive Officer

KPMG
  1601 Market Street
  Philadelphia PA  19103-7212

                          Independent Auditors' Report


To the Board of Directors
Northeast Pennsylvania Financial Corp.
Hazleton, Pennsylvania:


We have audited the accompanying consolidated statements of financial condition of Northeast Pennsylvania Financial Corp. and subsidiaries (the "Company") as of September 30, 2003 and 2002 and the related consolidated statements of operations, comprehensive income (loss), changes in equity, and cash flows for each of the years in the three year period ended September 30, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 2003 and 2002 and the results of its operations and its cash flows for each of the years in the three year period ended September 30, 2003, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, the Company has restated their consolidated statement of financial condition as of September 30, 2002 and their consolidated statements of operations, comprehensive income
(loss), changes in equity, and cash flows for the years ended September 30, 2002 and 2001.



/s/ KPMG LLP
----------------
Philadelphia, PA
November 10, 2003

Consolidated Statements of Financial Condition
September 30, 2003 and 2002
(in thousands, except share and per share data)

                                                                                                          As Restated
                                                                                  September 30,          September 30,
                                                                                      2003                   2002
                                                                                  -------------          -------------
Assets
------

Cash and cash equivalents                                                           $ 20,142               $ 25,302
Investment securities available-for-sale                                             326,626                327,886
Investment securities held-to-maturity (estimated market value of $3,622
  at September 30, 2003 and $3,707 at September 30, 2002)                              3,555                  3,652
Loans held for sale                                                                    1,073                    870
Loans (less allowance for loan loss of $10,196 at September
  30, 2003 and $5,449 at September 30, 2002)                                         489,986                488,316
Accrued interest receivable                                                            3,892                  4,298
Assets acquired through foreclosure                                                    1,022                    547
Property and equipment, net                                                           12,152                 12,840
Goodwill                                                                               3,216                  3,655
Intangible assets                                                                      8,595                  9,093
Bank-owned life insurance                                                             10,875                 10,303
Other assets                                                                          15,161                 15,183
                                                                                    --------               --------
     Total assets                                                                   $896,295               $901,945
                                                                                    ========               ========

Liabilities and Equity
----------------------
Deposits                                                                            $547,305               $606,412
Federal Home Loan Bank advances                                                      258,901                208,421
Other borrowings                                                                         529                  3,184
Trust preferred debt                                                                  22,000                  7,000
Advances from borrowers for taxes and insurance                                        1,239                    852
Accrued interest payable                                                               1,318                  1,458
Other liabilities                                                                      6,646                  9,493
                                                                                    --------               --------
     Total liabilities                                                               837,938                836,820
                                                                                    --------               --------

Preferred stock ($.01 par value; 2,000,000 authorized shares; none issued)                 -                      -
Common stock ($.01 par value; 16,000,000 authorized shares;
  6,427,350 shares issued)                                                                64                     64
Additional paid-in capital                                                            61,879                 62,047
Common stock acquired by stock benefit plans                                          (3,772)                (4,156)
Retained earnings - substantially restricted                                          29,368                 35,411
Accumulated other comprehensive income, net                                            1,730                  3,444
Treasury stock, at cost (2,250,756 shares at September 30, 2003
   and 2,301,566 shares at September 30, 2002)                                       (30,912)               (31,685)
                                                                                    --------               --------
     Total equity                                                                     58,357                 65,125
                                                                                    --------               --------
               Total liabilities and equity                                         $896,295               $901,945
                                                                                    ========               ========


See accompanying notes to consolidated financial statements.

Consolidated Statements of Operations
For the Years Ended September 30, 2003, 2002 and 2001
(in thousands, except per share data)

                                                                                             As Restated        As Restated
                                                                                 2003              2002               2001
                                                                              -------        -----------          ---------
Interest income:
Interest and fees on loans                                                    $33,196          $  37,309          $  38,524
Mortgage-related securities                                                     6,528              8,701              5,852
Investment securities:
     Taxable                                                                    4,726              5,679              7,249
     Non-taxable                                                                  914                944              1,773
                                                                              -------          ---------          ---------
     Total interest income                                                     45,364             52,633             53,398
                                                                              -------          ---------          ---------

Interest expense:
Deposits                                                                       12,158             16,922             20,038
Federal Home Loan Bank advances and other borrowings                           11,978             11,859             11,276
Trust-preferred debt                                                            1,052                207                  -
                                                                              -------          ---------          ---------
     Total interest expense                                                    25,188             28,988             31,314
                                                                              -------          ---------          ---------

Net interest income                                                            20,176             23,645             22,084

Provision for loan losses                                                       6,852              2,766              1,681
                                                                              -------          ---------          ---------

Net interest income after provision for loan losses                            13,324             20,879             20,403
                                                                              -------          ---------          ---------

Noninterest income:
Service charges and other fees                                                  2,840              2,177              1,678
Insurance premium income                                                        3,937              3,136              2,064
Trust income                                                                      864                719                601
Gain (loss) on sale of:
        Assets acquired through foreclosure                                       134                (58)                42
        Loans                                                                   1,025              1,028                586
        Available-for-sale securities                                           1,319                308                333
Impairment loss on equity investment                                           (1,488)                 -               (405)
Other                                                                           1,345                766                416
                                                                              -------          ---------          ---------
     Total noninterest income                                                   9,976              8,076              5,315
                                                                              -------          ---------          ---------

Noninterest expense:
  Salaries and employee benefits                                               15,480             12,947             10,384
  Occupancy costs                                                               3,229              3,059              2,605
  Amortization of intangibles                                                   1,061              1,008              1,151
  Data processing                                                                 803                697                718
  Advertising                                                                     831                981                626
  Professional fees                                                             1,816              1,399                863
  Federal Home Loan Bank and other charges                                      1,059              1,243                835
  Other                                                                         4,920              3,305              2,473
                                                                              -------          ---------          ---------
     Total noninterest expense                                                 29,199             24,639             19,655
                                                                              -------          ---------          ---------

Income (loss) before income taxes                                              (5,899)             4,316              6,063
Income taxes (benefit)                                                         (1,829)             1,620              1,861
                                                                              -------          ---------          ---------

Net income (loss)                                                             $(4,070)         $   2,696          $   4,202
                                                                              =======          =========          =========

Earnings (loss) per share:
  Basic                                                                       $ (1.08)         $    0.67          $    0.90
  Diluted                                                                       (1.03)              0.63               0.89


See accompanying notes to consolidated financial statements.

Consolidated Statements of Comprehensive Income (Loss)
For the Years Ended September 30, 2003, 2002 and 2001
(in thousands)

                                                                        As Restated     As Restated
                                                                 2003          2002            2001
                                                              -------   -----------     -----------
Net income (loss)                                             $(4,070)       $2,696          $4,202
Other comprehensive income (loss), net of tax
  Unrealized gains (losses) on securities and on
  retained interest on asset securitization:
  Unrealized holding gains (losses) arising
     during the period                                           (842)        2,752           4,825
   Less:  Reclassification adjustment for gains
     included in net income (loss)
                                                                  872           202             220
                                                              -------        ------          ------
Other comprehensive income (loss)                             $(1,714)       $2,550          $4,605
                                                              -------        ------          ------

Comprehensive income (loss)                                   $(5,784)       $5,246          $8,807
                                                              =======        ======          ======










See accompanying notes to consolidated financial statements.

Consolidated Statements of Changes in Equity
For the Years Ended September 30, 2003, 2002, and 2001
(in thousands)

                                                                    Common Stock               Accumulated
                                                     Additional     Acquired by                  Other
                                             Common   Paid In      Stock Benefit  Retained   Comprehensive     Treasury     Total
                                             Stock    Capital          Plans      Earnings    Income (Loss)      Stock     Equity
                                              ------  ----------    -------------  --------   --------------    --------    -------
Balance, As Reported, September 30, 2000     $   64  $   62,164    $      (6,221) $ 33,207   $       (3,711)   $(12,528)   $72,975
Cumulative effect of Restatements                                                     (852)                                   (852)
                                             ------  ----------    -------------  --------   --------------    --------    -------

Balance, As Restated, September 30, 2000     $   64  $   62,164    $      (6,221) $ 32,355   $       (3,711)   $(12,528)   $72,123

ESOP shares committed to be released                        105              443                                               548
Stock awards                                                (49)             565                                               516
Stock options exercised (32,808 shares)                    (204)                                                    391        187
Net changes in gains on securities
 available for sale, net of tax                                                                       4,605                  4,605
Treasury stock at cost (647,604 shares)                                                                          (8,423)    (8,423)
Acquisition of Higgins (215,052 shares)                     126                                                   2,374      2,500
Cash dividend paid                                                                  (1,878)                                 (1,878)
Net income, as restated                                                              4,202                                   4,202
                                             ------  ----------    -------------  --------   --------------    --------    -------
Balance, As Restated, September 30, 2001     $   64  $   62,142    $      (5,213) $ 34,679   $          894    $(18,186)   $74,380


ESOP shares committed to be released                        243              515                                               758
Stock awards                                                (46)             542                                               496
Stock  compensation tax benefit                             110                                                                110
Stock options exercised (38,714 shares)                    (402)                                                    826        424
Treasury stock reissuance (6,568 shares)                                                                             96         96
Net changes in gains on securities
 available for sale, net of tax                                                                       2,439                  2,439
Net change in gains on retained interest
 on asset securitization, net of tax                                                                    111                    111
Treasury stock at cost (812,903 shares)                                                                         (14,421)   (14,421)
Cash dividend paid                                                                  (1,964)                                 (1,964)
Net income, as restated                                                              2,696                                   2,696
                                             ------  ----------    -------------  --------   --------------    --------    -------
Balance, As Restated, September 30, 2002     $   64  $   62,047    $      (4,156) $ 35,411   $        3,444    $(31,685)   $65,125

ESOP shares committed to be released                        (79)             789                                               710
Stock awards                                                  5              709                                               714
Stock  compensation tax benefit                              26                                                                 26
Stock options exercised (41,812 shares)                    (138)             696                                    (10)       548
Stock employee compensation trust
 (69,133 shares)                                                          (1,810)                                           (1,810)
Treasury stock reissuance
 (6,369 shares)                                              18                                                      82        100
Net changes in gains on securities
 available for sale, net of tax                                                                      (1,714)                (1,714)
Treasury stock at cost (806,534 shares)                                                                             701        701
Cash dividend paid                                                                  (1,973)                                 (1,973)
Net income (loss)                                                                   (4,070)                                 (4,070)
                                             ------  ----------    -------------  --------   --------------    --------    -------
Balance, September 30, 2003                  $   64  $   61,879    $      (3,772) $ 29,368   $        1,730    $(30,912)   $58,357
                                             ======  ==========    =============  ========   ==============    ========    =======




See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows
For the Years Ended September 30, 2003, 2002 and 2001
(in thousands)

                                                                               As             As
                                                                            Restated       Restated
                                                                2003          2002           2001
                                                              --------      --------       ---------
Operating Activities:
Net Income (Loss)                                             $ (4,070)     $  2,696       $   4,202
Adjustments to reconcile net income to net cash provided by
  (used in) operating activities:
     Provision for assets acquired through foreclosure             208           132             124
     Provision for loan losses                                   6,852         2,766           1,681
     Depreciation                                                1,418         1,437           1,425
     Amortization of intangibles                                 1,061         1,008           1,151
     Deferred income tax provision (benefit)                    (2,066)          582           1,081
     ESOP shares committed to be released                          710           758             548
     Stock award expense                                           714           496             516
     Purchase of shares for stock employee compensation
      trust                                                     (1,810)            -               -
     Bank-owned life insurance income                             (572)            -               -
     Origination of loans held for sale                        (53,206)      (64,595)         (9,273)
     Proceeds from loans sold                                   65,642        65,938           9,859
     Amortization and accretion on:
        Held-to-maturity securities                                 (2)           (9)             (4)
        Available-for-sale securities                            5,238         1,419            (226)
     Amortization of deferred loan fees                           (595)         (653)           (402)
     (Gain) loss on sale of:
        Assets acquired through foreclosure                       (134)           58             (42)
        Loans                                                   (1,025)       (1,028)           (586)
        Available-for-sale securities                           (1,319)         (308)           (333)
    Impairment loss on equity investment                         1,488             -             405
    Loss on disposal of property and equipment                      53            21              32
    Changes in assets and liabilities:
        Decrease (increase) in accrued interest receivable         406          (740)         (1,491)
        Decrease (increase) in other assets                     (5,359)       (1,970)        (17,128)
        Increase (decrease) in accrued interest payable           (140)         (672)           (342)
        Increase (decrease) in accrued income taxes payable          -        (2,716)            511
        Increase in other liabilities                             (781)        1,061           1,810
                                                              --------      --------       ---------
            Net cash provided by operating activities         $ 12,711      $  5,681       $  (6,482)
                                                              --------      --------       ---------

Investing Activities:
Net (increase) decrease in loans                              $(20,844)     $  5,327       $ (85,045)
Proceeds from sale of:
   Available-for-sale securities                               122,853        31,243          80,719
   Assets acquired through foreclosure                             754           991             652
Proceeds from repayments of held-to-maturity securities             99        14,199          18,952
Proceeds from repayments of available-for-sale securities      147,144        85,738          34,792
Net cash proceeds from business acquisitions                         -           104           3,218
Proceeds from disposal of fixed assets                                             1              37
Purchase of:
   Held-to-maturity securities                                       -             -          (6,454)
   Available-for-sale securities                              (264,267)     (197,413)       (182,091)
   Office properties and equipment                                (783)       (2,133)         (3,781)
   Regulatory stock                                             (6,334)         (800)        (11,525)
Purchase of bank-owned life insurance                                -       (10,000)              -
                                                              --------      --------       ---------
Net cash used in investing activities                         $(21,378)     $(72,743)      $(150,526)
                                                              --------      --------       ---------

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows
For the Years Ended September 30, 2003, 2002 and 2001
(in thousands)

                                                                                   As Restated    As Restated
                                                                           2003           2002           2001
                                                                     ----------      ---------      ---------
Financing Activities:
  Net increase (decrease) in deposit accounts                        $  (59,107)     $  89,231      $  96,064
  Increase (decrease) in Federal Home Loan Bank
   short-term advances                                                   50,500         (6,000)             -
  Borrowings of Federal Home Loan Bank
   long-term advances                                                       (20)        10,000        124,100
  Repayments of Federal Home Loan Bank long-term advances                                  (20)       (57,120)
  Net increase (decrease) in other borrowings                            (2,655)        (1,360)         4,336
  Net increase (decrease) in advances from
   borrowers for taxes and insurance                                        387            206              7
  Proceeds from issuance of trust-preferred securities                   15,000          7,000              -
  Exercise of stock options                                                 548            424            187
  Stock compensation tax benefit (expense)                                   26            110              -
  Stock issued for the purchase
   of Higgins Insurance Associates, Inc.                                      -              -          2,500
  Purchase of treasury stock                                                701        (14,421)        (8,423)
  Treasury stock reissuance                                                 100             96              -
  Cash dividend on common stock
                                                                         (1,973)        (1,962)        (1,878)
                                                                     ----------      ---------      ---------
     Net cash provided by financing activities                       $    3,507      $  83,304      $ 159,773
                                                                     ----------      ---------      ---------

Increase (decrease) in cash and cash equivalents                         (5,160)        16,242          2,765

Cash and cash equivalents, beginning of year
                                                                         25,302          9,060          6,295
                                                                     ----------      ---------      ---------
Cash and cash equivalents, end of year                               $   20,142      $  25,302      $   9,060
                                                                     ==========      =========      =========
Supplemental disclosure of cash flow information:
 Cash paid during the year for:
     Interest on deposits and borrowings                             $   22,498      $  29,660      $  31,656
     Income taxes                                                    $    1,420      $   1,179      $   1,288

 Supplemental disclosure - non-cash and financing information:
     Transfer from loans to asset acquired through foreclosure       $    1,303      $   1,206      $   1,281
     Net change in other comprehensive income                        $    1,714      $   2,550      $   4,605

Purchase of business acquisitions:
   Loans                                                             $        -      $  11,396      $  78,061
   Securities                                                                 -              -         16,674
   Other assets                                                               -            872          2,836
   Deposits                                                                   -        (13,017)       (87,251)
   Advances                                                                   -              -        (11,500)
   Other liabilities                                                          -             19           (692)




See accompanying notes to consolidated financial statements.

1.  Summary of Significant Accounting Policies.
Business. Northeast Pennsylvania Financial Corp. (the "Company") is a thrift holding company organized under the laws of the state of Delaware. The Company's principal subsidiary, First Federal Bank (the "Bank") is a federal savings bank organized under the laws of the United States. The Bank provides a wide range of financial products and services to individual and corporate customers through its community offices in Northeastern and Central Pennsylvania. Such products include checking accounts, savings accounts, certificates of deposit, commercial and consumer loans, real estate loans and home equity loans. The Bank is subject to competition from other financial institutions and other companies that provide financial services. The Company is subject to the regulations of certain federal bank regulatory agencies and undergoes periodic examinations by those regulatory authorities.

Principles of Consolidation and Presentation. The accompanying financial statements of the Company include the accounts of the Bank, Abstractors, Inc., Northeast Pennsylvania Trust Co. (the "Trust Co." ) and Higgins Insurance Associates, Inc. ("Higgins"). The Bank, Abstractors, Inc., the Trust Co. and Higgins are wholly-owned subsidiaries of Northeast Pennsylvania Financial Corp. Abstractors, Inc. is a title insurance agency. The Trust Co. offers trust, estate and asset management services and products. Higgins provides insurance and investment products to individuals and businesses. Also, the Company has two trust subsidiaries established in connection with trust preferred offerings. All material inter-company balances and transactions have been eliminated in consolidation. Prior period amounts are reclassified, when necessary, to conform with the current year's presentation. Such reclassifications had no effect on net income (loss) or stockholders' equity and do not relate to the restatement described in Footnote 2.

The Company follows accounting principles and reporting practices which are generally accepted in the United States of America ("GAAP"). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to determination of the allowance for loan losses, the evaluation and realizability of deferred taxes and the evaluation of other than temporary impairment for investments.

Risks and Uncertainties. In the normal course of its business, the Company encounters two significant types of risk: economic and regulatory. There are three main components of economic risk: interest rate risk, credit risk and market risk. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different speeds, or on different bases from its interest-earning assets. The Company's primary credit risk is the risk of defaults in the Company's loan portfolio that result from borrowers inability or unwillingness to make contractually required payments. The Company's lending activities are concentrated in Pennsylvania. The largest concentration of the Company's loan portfolio is located in Northeastern Pennsylvania. The ability of the Company's borrowers to repay amounts owed is dependent on several factors, including the economic conditions in the borrowers' geographic regions and the borrowers' financial conditions. Market risk reflects changes in the value of the collateral underlying loans, the valuation of real estate held by the Company, and the valuation of loans held for sale, securities, mortgage servicing assets and other investments.

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

Cash and Cash Equivalents. For the purpose of the consolidated statements of cash flows, cash and cash equivalents include cash and interest-bearing deposits with an original maturity of three months or less.

Securities. The Company divides its securities portfolio into two segments: (a) held-to-maturity and (b) available-for-sale. Securities in the held-to -maturity category are accounted for at cost, adjusted for amortization of premiums and accretion of discounts, using the level yield method, based on the Company's intent and ability to hold the securities until maturity. All other securities are included in the available-for-sale category and are reported at fair value, with unrealized gains or losses excluded from earnings and reported, net of tax, as a component of stockholders' equity.
At the time of purchase, the Company makes a determination as to whether or not it will hold the securities to maturity, based upon an evaluation of the probability of future events. Securities which the Company believes may be involved in interest rate risk, liquidity or other asset/liability management decisions, which might reasonably result in such securities not being held to maturity, are classified as available for sale. If securities are sold, a gain or loss is determined by specific identification and reflected in the operating results in the period the trade occurs.

Other Investment. The Company had a $1.5 million investment in the preferred stock of a start-up venture. Prior to June 2003, since the investment did not have a readily determinable market value, the Company was not accounting for the investment under SFAS No. 115. The accounting for this security was initially guided by EITF Topic No. D-68, EITF Topic No. 98-13 and EITF Topic No. 99-10, which, in essence, provide that investee losses should be absorbed by investments in other securities once an investee's common equity has been exceeded by net losses. However, during the Company's 2001 third fiscal quarter the investee issued additional equity and entered into certain other business relationships which reduced the Company's influence over the investee and resulted in the Company prospectively utilizing the cost method of accounting for its remaining investment. During 2003, the Company wrote off its remaining $1.5 million equity investment in this start up venture since the venture was unable to obtain additional equity financing to support its operations and the impairment was deemed permanent.

Allowance for Loan Losses. The allowance for loan losses is maintained at a level representing management's best estimate of known and inherent losses in the portfolio, based upon management's evaluation of the portfolio's collectibility. Management's evaluation is based upon an analysis of the portfolio, past loss experience, current economic conditions and other relevant factors. While management uses the best information available to make evaluations, such evaluations are highly subjective, and future adjustments to the allowance may be necessary if conditions differ substantially from the assumptions used in making the evaluations. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for losses on loans. Such agencies may require the Company to recognize additions to the allowance, based on their judgments about information available to them at the time of their examination. The allowance is increased by the provision for loan losses, which is charged to operations. Loan losses are charged directly against the allowance, and recoveries on previously charged-off loans are added to the allowance.

Loans are deemed to be "impaired" if upon management's assessment of the relevant facts and circumstances, it is probable that the Company will be unable to collect all proceeds due according to the contractual terms of the loan agreement. For purposes of applying the measurement criteria for impaired loans, the Company excludes large groups of smaller balance homogeneous loans, primarily consisting of residential real estate and consumer loans, as well as commercial loans with balances of less than $100,000.

The Company's policy for the recognition of interest income on impaired loans is the same as for non-accrual loans discussed below. Impaired loans are charged off when the Company determines that foreclosure is probable, and the fair value of the collateral is less than the recorded investment of the impaired loan or in the case of unsecured loans, management determines the loan to be uncollectable.

Loans, Loan Origination Fees, and Uncollected Interest. Loans are recorded at cost, net of unearned discounts, deferred fees and allowances. Discounts or premiums on purchased loans are amortized using the interest method over the remaining contractual life of the portfolio, adjusted for actual prepayments. Loan origination fees and certain direct origination costs are deferred and amortized using the level yield method over the contractual life of the related loans as an adjustment of the yield on the loans.

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

Loan Securitization. In June 2002, the Bank sold automobile loan receivables through a securitization transaction. A transfer of financial assets in which the transferor surrenders control over those assets is accounted for as a sale to the extent that consideration, other than beneficial interests in the transferred assets, is received in exchange. Liabilities and derivatives incurred or obtained by transferors as part of a transfer of financial assets are initially measured at fair value, if practicable. Servicing assets and other retained interests in the transferred assets are measured by allocating the previous carrying amount between the assets sold, if any, and retained interests, if any, based on their relative fair values at the date of the transfer.

The Company allocates the previous carrying amount of the securitized auto loan receivables plus any other transferred assets between the assets sold and the retained interests (principally an interest-only strip net of a recourse obligation (the "Interest-Only Strip") and a cash reserve), based on their relative estimated fair values at the date of sale. A gain or loss is recognized at the time of sale equal to the excess of the fair value of the assets obtained (principally cash) over the allocated fair value of the assets sold.

Over the term of the securitized assets, securitization income includes the yield of the retained interests, which includes certain fees from the underlying assets as well as fees resulting from the Company's right to service the underlying assets.

Due to prepayment risk, the Interest-Only Strips are measured like available-for-sale securities. Accordingly, the Interest-Only Strips are reported at their fair value which approximates the net carrying amount of such assets. Unrealized holding gains or losses on the Interest-Only Strips, if any, are excluded from earnings and reported, net of taxes, as a separate component of shareholders' equity, except that, if a decline in fair value is judged to be other than temporary, such a decline is accounted for as a realized loss and is presented as a reduction of securitization income in the accompanying consolidated statement of operations.

The Company estimates the fair value of the Interest-Only Strip at the date of the transfer based on a discounted cash flow analysis. The cash flows of the Interest-Only Strip are estimated as the excess of the cash inflows of the loans sold over the sum of the pass-through interest rate plus the servicing fee, a trustee fee, credit enhancement costs and an estimate of future credit losses over the life of the loans. These cash flows are estimated over the life of the loans using prepayment, default and interest rate assumptions that market participants would use for financial instruments subject to similar levels of prepayment, credit and interest rate risk.

The cash reserve account is not subject to prepayment risk and is initially recorded at the allocated carrying amount based on its fair value as estimated by management at the date of transfer using the "cash-out" method.

Management discounts the net cash flows of the Interest-Only Strips and cash reserve accounts at interest rates that management believes a purchaser unrelated to the seller of such a financial instrument would demand. The discount on the cash reserve account is accreted and recorded in the results of operations.

Loans Held for Sale. Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses are recognized by charges to operations.

Mortgage Servicing Rights. Upon the sale of a mortgage loan where the Company retains servicing rights, a mortgage servicing right is recorded which is included in other assets on the statement of financial condition. Mortgage servicing rights are amortized into income over the average life of the loans sold using the level yield method of amortization. Such assets are subject to disaggregated impairment tests.

Assets Acquired Through Foreclosure. Real estate and other repossessed collateral acquired through foreclosure or by deed in lieu of foreclosure are classified as assets acquired through foreclosure. Assets acquired through foreclosure are carried at the lower of cost or fair value less selling expenses. Costs relating to the development or improvement of the property are capitalized; holding costs are charged to expense.

Property and Equipment. Property and equipment are stated at cost less accumulated depreciation. Depreciation for each class of depreciable asset is computed using the straight-line method over the estimated useful lives of the assets (generally 39 years for buildings and 3 to 7 years for furniture and equipment). When assets are retired, or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts. The cost of maintenance and repairs is charged to expense as incurred and renewals and betterments are capitalized . Leasehold improvements are depreciated using the straight line method over the shorter of the useful life of the improvement or the remaining life of the lease.

 Intangible Assets. Intangible assets include core deposit intangibles and certain other deferrable acquisition costs. The core deposit intangibles are being amortized to expense over a 10- to 31-year life on an accelerated basis and other intangible assets are being amortized to expense on an accelerated basis over a period of 3.7 to 5 years. The recoverability of the carrying value of intangible assets is evaluated on an ongoing basis, and permanent declines in value, if any, are charged to expense.

Goodwill. Goodwill is the excess of cost over the fair value of assets acquired in connection with business acquisitions and was being amortized on the straight-line method over 5, 6 and 20 years, prior to October 1, 2001. On October 1, 2001, the Company adopted SFAS No. 142, Goodwill and Other Intangible Assets, which changed the accounting for goodwill from an amortization method to an impairment-only approach. This statement eliminates the regularly scheduled amortization of goodwill and replaces this method with a two-step process for testing the impairment of goodwill on at least an annual basis. This approach could cause more volatility in the Company's reported net income because impairment losses, if any, could occur irregularly and in varying amounts. The Company, upon adoption of this Statement, stopped amortizing existing goodwill of $3.0 million. During 2002, the Company performed its initial impairment analysis of goodwill and other intangible assets and determined that the estimated fair value exceeded the carrying amount. During 2003, the Company performed its annual analysis of goodwill and other intangible assets and recognized a $39,000 impairment related to its acquisition of an insurance company.

Income Taxes. The Company accounts for income taxes under the asset/liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established against deferred tax assets when in the judgment of management, it is more likely than not that such deferred tax assets will not become available. Because the judgment about the level of future taxable income is dependent to a great extent on matters that may, at least in part be beyond the Company's control, it is at least reasonably possible that management's judgment about the need for a valuation allowance for deferred taxes could change in the near term.

Retained earnings at September 30, 2003 and 2002 include approximately $10.2 million and $10.3 million, respectively, for which no provision for Federal income tax has been made. These amounts represent allocations of earnings to bad debt reserves for tax purposes and are a restriction upon retained earnings. If, in the future, this portion of retained earnings is reduced for any purpose other than tax bad debt losses, Federal income taxes may be imposed at the then-applicable rates.

Earnings (Loss) per Share. Earnings (loss) per share (EPS), basic and diluted, were $(1.08) and $(1.03), respectively for the year ended September 30, 2003, $0.67 and $0.63, respectively for the year ended September 30, 2002 and $0.90 and $0.89, respectively, for the year ended September 30, 2001.

The Company provides dual presentation of basic and diluted earnings per share. Basic earnings per share is calculated utilizing net income (loss) as reported in the numerator and average shares outstanding in the denominator. The computation of diluted earnings per share differs in that the dilutive effects of any stock options, warrants, and convertible securities are adjusted in the denominator.

The following table presents the reconciliation of the numerators and denominators of the basic and diluted EPS computations:

                                                                           As Restated            As Restated
                                                For the Year Ended      For the Year Ended     For the Year Ended
                                                   September 30,          September 30,           September 30,
Basic:                                                2003                    2002                    2001
                                                    ----------             ----------             -----------
Net income (loss) (in thousands)                    $   (4,070)            $    2,696             $     4,202

Weighted average shares outstanding                  3,509,190              3,834,673               4,498,966
Plus: ESOP shares released or committed
to be released                                         257,095                214,426                 167,113
                                                    ----------             ----------             -----------
  Basic weighted-average shares outstanding          3,766,285              4,049,099               4,666,079
                                                    ==========             ==========             ===========
Earnings (loss) per share - basic                   $    (1.08)            $     0.67             $      0.90
                                                    ==========             ==========             ===========
Diluted(1):
Net income (loss) (in thousands)                    $   (4,070)            $    2,696             $     4,202
                                                    ==========             ==========             ===========

Basic weighted-average shares outstanding            3,766,285              4,049,099               4,666,079
  Dilutive Instruments:
   Dilutive effect of outstanding stock options        170,307                193,699                  45,160
   Dilutive effect of stock awards                      11,317                 24,808                   8,931
                                                    ----------             ----------             -----------
   Diluted weighted-average shares outstanding       3,947,909              4,267,606               4,720,170
                                                    ==========             ==========             ===========
Earnings (loss) per share - diluted                 $    (1.03)            $     0.63             $      0.89
                                                    ==========             ==========             ===========


(1) Diluted earnings per share include the dilutive effect of the Company's weighted-average stock options/awards outstanding using the Treasury Stock method. The Company had 60,550, 8,735 and 9,600 anti-dilutive common stock options outstanding as of September 30, 2003, 2002 and 2001, respectively. These options are not included in the calculation of diluted earnings per share for the periods presented.

Comprehensive Income. The Company is required to present comprehensive income in a full set of general purpose financial statements for all periods presented. Other comprehensive income is comprised of unrealized holding gains (losses) on the available-for-sale securities portfolio and on the retained interest on asset securitization.

Stock Options. The Company maintains stock option plans for officers, employees, and directors. When the exercise price of the Company's stock options is greater than or equal to the market price of the underlying stock on the date of the grant, no compensation expense is recognized in the Company's financial statements. Pro forma net income and earnings per share are presented to reflect the impact of the stock option plan assuming compensation expense had been recognized based on the fair value of the stock options granted under the plan.

In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." This Statement encourages, but does not require, the adoption of fair-value accounting for stock-based compensation to employees. The Company, as permitted, has elected not to adopt the fair-value accounting provisions of SFAS No. 123, and has instead continued to apply APB Opinion No. 25 and related interpretations in accounting for the plans and to provide the required proforma disclosures of SFAS No. 123; accordingly, no expense is recognized in the Consolidated Statement of Operations.

The following table represents the effect on net income and earnings per share had the Company applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation:

                                                  Year Ended September 30,
                                                      As Restated  As Restated
                                               2003       2002        2001
                                             -------  -----------  ------------
                                   (Dollars in thousands, except per share data)

Net income (loss), as reported:              $(4,070)    $2,696      $4,202
Less: proforma expense related
      to stock options                       $  (358)    $ (394)     $ (336)
                                             -------     ------      ------
Proforma net income (loss)                    (4,428)     2,302       3,866
                                             =======     ======      ======


Basic net income (loss) per common share:
     As reported                              $(1.08)    $ 0.67      $ 0.90
     Pro forma                                 (1.18)      0.56        0.83

Diluted net income (loss) per common share:
     As reported                             $ (1.03)    $ 0.63      $ 0.89
     Pro forma                                 (1.12)      0.53        0.82

The effects on pro forma net income and diluted earnings per share of applying the disclosure requirement of SFAS No. 123 in past years may not be representative of the future pro forma effects on net income and EPS due to the vesting provisions of the options and future awards that are available to be granted.

2.  Effects of Restatement

The Consolidated Financial Statements as presented for the fiscal years ended September 30, 2002, 2001, 2000, 1999 and 1998 have been restated to reflect the correction of accounting errors for the Company's indirect automobile, mortgage and consumer loan portfolios. Such errors were discovered in July 2003 and were primarily the result of computer coding errors and did not impact any loan customers.

In September 2003, the Company completed a review of its accounting records and discovered additional accounting errors. As such, the Company has further restated its financials for fiscal year ended September 30, 2002 to reflect the correction of additional accounting errors related to an adjustment to deferred loan fees, an underaccrual in the Company's health and welfare benefit plans, the write off of improperly deferred advertising and professional fees and the improper recording of a receivable related to the sale of indirect automobile loans. Such errors resulted in a decrease in interest and fees on loans, an increase in salaries and employee benefits, advertising, professional fees and other expense.

These errors had no material effect on the Company's cash flows for operating, investing or financing activities.

The following table describes the cumulative effects of the restatements on net income and earnings per share for each of the prior two fiscal years.

                                                                    Twelve months ended    Twelve months ended
                                                                    September 30, 2002     September 30, 2001
                                                                    ------------------     ------------------
Net income (loss) prior to restatements                                   $4,498               $4,807

Adjustment for interest and fees on loans, net of tax benefit             (1,029)                (605)

Adjustment for gain on sale of loans, net of tax benefit                    (204)                   -
                                                                          ------               ------
Net income (loss) after 1st restatement                                    3,265                4,202

Adjustment for interest and fees on loans, net of tax benefit                (20)                   -
Adjustment for salaries and employee benefits, net of
   tax benefit                                                              (210)                   -
Adjustment for advertising, net of tax benefit                               (45)                   -
Adjustment for professional fees, net of tax benefit                         (26)                   -
Adjustment for other expense, net of tax benefit                            (268)                   -
                                                                          ------               ------
NET INCOME (LOSS), AS ADJUSTED, AFTER 2ND RESTATEMENT                     $2,696               $4,202
                                                                          ======               ======

EARNINGS (LOSS) PER SHARE (EPS)

Basic EPS prior to restatements                                            $1.11                $1.03

   Adjustment for interest and fees on loans, net of tax benefit           (0.25)               (0.13)

   Adjustment for gains on sale of loans, net of tax benefit               (0.05)                   -
                                                                           -----                -----

   Basic EPS after 1st restatement                                         $0.81                 0.90
   Adjustment for interest and fees on loans, net of tax benefit               -                    -
   Adjustment for salaries and employee benefits, net of
      tax benefit                                                          (0.05)                   -
   Adjustment for advertising, net of tax benefit                          (0.02)                   -
   Adjustment for professional fees, net of tax benefit                        -                    -
   Adjustment for other expense, net of tax benefit                        (0.07)                   -
                                                                           -----                -----
Basic EPS, as adjusted, net of tax benefit, after 2nd restatement          $0.67                $0.90
                                                                           =====                =====

Diluted EPS prior to restatements
                                                                           $1.05               $ 1.02

   Adjustment for interest and fees on loans, net of tax benefit           (0.24)               (0.13)

   Adjustment for gain on sale of loans, net of tax benefit                (0.05)                   -
                                                                           -----                -----

   Diluted EPS after 1st restatement                                        0.76                 0.89
   Adjustment for interest and fees on loans, net of tax benefit               -                    -
   Adjustment for salaries and employee benefits, net of
      tax benefit                                                          (0.05)                   -
   Adjustment for advertising, net of tax benefit                          (0.01)                   -
   Adjustment for professional fees, net of tax benefit                        -                    -
   Adjustment for other expense, net of tax benefit                        (0.07)                   -
                                                                           -----                -----

Diluted EPS, as adjusted, net of tax benefit, after 2nd restatement        $0.63                $0.89
                                                                           =====                =====

The cumulative effect of these accounting errors on stockholders' equity is as follows for the period presented:

                                                                       At September 30,     At September 30,       At September 30,
                                                                            2002                 2001                   2000
                                                                            ----                 ----                   ----
Stockholders' Equity, prior to restatements                                $68,385              $75,837                $72,975
   Cumulative effect of interest and fees on loans, net of tax benefit      (2,487)              (1,457)                  (852)
   Cumulative effect of gain on sale of loans, net of tax benefit             (204)                   -                      -
                                                                           -------               ------                -------

Stockholders' Equity, as adjusted by 1st restatement                       $65,694              $74,380                $72,123

   Cumulative effect of interest and fees on loans, net of tax benefit         (20)                   -                      -
   Cumluative effect of salaries and employee benefits, net of tax benefit    (210)                   -                      -
   Cumluative effect of advertising, net of tax benefit                        (45)                   -                      -
   Cumulative effect of professional fees, net of tax benefit                  (26)                   -                      -
   Cumulative effect of other expenses, net of tax benefit                    (268)                   -                      -
                                                                           -------              -------                -------
Stockholders' Equity, as adjusted by 2nd restatement                       $65,125              $74,380                $72,123
                                                                           =======              =======                =======

In addition to the items above, the Company's Consolidated Statement of Financial Condition for September 30, 2002 contained the following cumulative restatements and reclassifications:

                                           Balance       Balance
                                         As Restated   As Reported
                                            September 30, 2002        Change     Description
                                            ------------------        ------     -----------
                                              (in thousands)
                                              --------------
Loans, net of allowance for loan loss     $488,316     $488,503        $(187)    Carrying value adjusted to reflect changes in
                                                                                 amortization of premiums for purchased consumer
                                                                                 and mortgage loans.


Accrued interest receivable                  4,298        7,632       (3,334)    Correction of error on indirect automobile loans.


Other assets                                15,183        7,759        7,424     Reclassification for accrued/deferred taxes of
                                                                                 ($8,713) and correction of errors in other assets
                                                                                 of $667 and the tax effect of correction of errors
                                                                                 of $622.

[STUBBED]

                                           Balance     Balance
                                        As Restated   As Reported
                                            September 30, 2002       Change      Description
                                          ------------------         ------      -----------
                                             (in thousands)
                                             --------------
Deposits                                   606,412      604,966       1,446      Reclassification of borrowing/deposits.


Other borrowings                             3,184        4,630      (1,446)     Reclassification of deposits/borrowings.


Other liabilities                            9,493        2,330       7,163      Reclassification for accrued taxes of $5,909 and
                                                                                 the correction of errors on health and welfare
                                                                                 benefit plans, advertising and professional fees
                                                                                 of $212 and the tax effect of correction of
                                                                                 errors of $1,042.

Retained earnings-substantially             35,411       38,671      (3,260)     Net adjustments to earnings for correction of
restricted                                                                       error.


3. Securities

Securities are summarized as follows:

                                                                               SEPTEMBER 30, 2003
                                                                               ------------------
                                                                                 (in thousands)
                                                                             Gross             Gross
                                                        Amortized         Unrealized         Unrealized           Fair
                                                          Cost               Gains             Losses             Value
                                                        ---------         -----------        ----------        ---------
Available-for-sale securities:

 Municipal securities                                    $ 14,983           $  151           $     -            $ 15,134
 Obligations of U.S. Government agencies                   26,089              204                (4)             26,289
 Mortgage-related securities                              210,144            1,652              (831)            210,965
 Trust Preferred securities                                12,754              474              (429)             12,799
 Corporate Bonds                                           38,769            1,814               (12)             40,571
                                                         --------            -----           -------            --------
   Total debt securities                                  302,739            4,295            (1,276)            305,758

 FHLB Stock                                                12,987                -                 -              12,987
 FHLMC Stock                                                2,241                -              (304)              1,937
 FNMA Stock                                                 6,000               20              (170)              5,850
 Other equity securities                                       78               22                (6)                 94
                                                         --------            -----           -------            --------
   Total equity securities                                 21,306               42              (480)             20,868

       Total                                             $324,045           $4,337           $(1,756)           $326,626
                                                         ========           ======           =======            ========
Held-to-maturity securities:
 Municipal securities                                       3,555               67                 -               3,622
                                                         --------            -----           -------            --------
         Total                                           $  3,555           $   67           $     -            $  3,622
                                                         ========           ======           =======            ========



                                                                                 SEPTEMBER 30, 2002
                                                                                   (in thousands)
                                                                                 ------------------
                                                                             Gross             Gross
                                                        Amortized         Unrealized         Unrealized           Fair
                                                          Cost               Gains             Losses             Value
                                                        ---------         -----------        ----------        ---------
Available-for-sale securities:

   Municipal securities                                  $ 16,247           $  197           $     -           $  16,444
   Obligations of U.S. Government agencies                 24,032              414                 -              24,446
   Mortgage-related securities                            221,383            4,047              (143)            225,287
   Trust Preferred securities                              12,604              336              (511)             12,429
   Corporate Bonds                                         32,545            1,442               (18)             33,969
                                                         --------           ------           --------           --------
     Total debt securities                                306,811            6,436              (672)            312,575

   FHLB Stock                                              10,971                -                  -             10,971
   FHLMC Stock                                              2,241              151              (324)              2,068
   FNMA Stock                                               2,000              100              (108)              1,992
   Other equity securities                                    284               24               (28)                280
                                                         --------           ------           --------           --------
     Total equity securities                               15,496              275              (460)             15,311

         Total                                           $322,307           $6,711           $(1,132)           $327,886
                                                         ========           ======           =======            ========
Held-to-maturity securities:

   Municipal securities                                  $  3,553           $   55           $     -            $  3,608
   Certificates of deposit                                     99                -                 -                  99
                                                         --------           ------           -------            --------
         Total                                           $  3,652           $   55           $     -            $  3,707
                                                         ========           ======           =======            ========


The amortized cost and estimated fair value of debt securities by contractual maturity are as follows:

                                                                       September 30, 2003
                                                                         (in thousands)
                                                -----------------------------------------------------------------------------
                                                  Maturing    Maturing after      Maturing after        Maturing
                                                 within one    one year but        5 years but          after 10
                                                    year      within 5 years     within 10 years          years         Total
                                                 ----------------------------------------------------------------------------
Available-for-sale debt securities:

   Municipal securities                            $ 401           $   639         $     -              $ 13,943      $ 14,983
   Obligations of U.S. Government agencies         2,541            21,085               -                 2,463        26,089
   Mortgage-related securities                         -               766          17,202               192,176       210,144
   Trust Preferred securities                          -                 -               -                12,754        12,754
   Corporate Bonds                                10,382            27,392             995                     -        38,769
                                                 -------           -------         -------              --------      --------
     Total debt securities at amortized cost     $13,324           $49,882         $18,197              $221,336      $302,739
                                                 =======           =======         =======              ========      ========

     Total debt securities at fair value         $13,402           $51,722         $18,230              $222,404      $305,758
                                                 =======           =======         =======              ========      ========
   Weighted-Average Yield                          2.72%             4.46%           3.48%                 4.17%         4.11%



Held-to-maturity debt securities:

   Municipal securities                          $     -           $     -         $     -              $  3,555      $  3,555
     Total debt securities at amortized cost     $     -           $     -         $     -              $  3,555      $  3,555
                                                 =======           =======         =======              ========      ========
     Total debt securities at fair value         $     -           $     -         $     -              $  3,622      $  3,622
                                                 =======           =======         =======              ========      ========
   Weighted-Average Yield                              -                 -               -                 4.64%         4.64%



Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Weighted average yields are based on amortized cost including municipal securities which are not reported on a tax-equivalent basis.

Proceeds from sales of securities available for sale during the year ended September 30, 2003 were $122.7 million resulting in gross realized gains of $1.6 million and gross realized losses of $255,000. Proceeds from sales of securities available for sale during the year ended September 30, 2002 were $31.2 million resulting in gross realized gains of $513,000 and gross realized losses of $205,000. Proceeds from sales of securities available for sale during the year ended September 30, 2001 were $80.7 million resulting in gross realized gains of $978,000 and gross realized losses of $645,000.

Securities classified as agencies and mortgage-related securities, with an amortized cost of $143.7 million and a fair value of approximately $144.2 million at September 30, 2003, were pledged to secure public deposits as required by law.

4.  Loans

Loans are summarized as follows:
                                                       At September 30,
                                               ------------------------------
                                                        (in thousands)
                                                                  As Restated
                                                   2003               2002
Real Estate loans:                                 ----           -----------
   One- to four-family                           $ 149,741         $ 197,349
   Multi-family and commercial                      64,343            75,912
   Construction                                     22,384             7,157
                                                 ---------         ---------
Total real estate loans                          $ 236,468         $ 280,418
                                                 ---------         ---------

Consumer Loans:
   Home equity loans and lines of credit         $  73,036         $  79,167
   Automobile                                      136,182            80,016
   Education                                          --                --
   Unsecured lines of credit                         3,455             2,297
   Other                                             9,421            10,376
                                                 ---------         ---------
Total consumer loans                             $ 222,094         $ 171,856
                                                 ---------         ---------
Commercial loans                                 $  43,203         $  43,014
                                                 ---------         ---------
Total loans                                      $ 501,765         $ 495,288
   Less:
   Allowance for loan losses                       (10,196)           (5,449)
   Deferred loan origination fees                   (1,583)           (1,523)
                                                 ---------         ---------
Total loans, net                                 $ 489,986         $ 488,316
                                                 =========         =========


At September 30, 2003, the Company had a $30.1 million recorded investment in impaired loans, which had specific loan loss allowances totaling $6.3 million. At September 30, 2002, there was $7.8 million of impaired loans, which had specific loan loss allowances totaling $1.6 million. The average net recorded investment in impaired loans for the years ended September 30, 2003, 2002 and 2001 was $15.4 million, $5.6 million and $1.9 million, respectively. The related amount of interest income recognized on impaired loans was $969,000, $375,000 and $201,000 for the years ended September 30, 2003, 2002 and 2001, respectively.

Non-accrual loans totaled $12.5 million, $4.2 million and $4.7 million at September 30, 2003, 2002 and 2001, respectively. There were $0, $55,000 and $60,000 in troubled debt restructuring loans at September 30, 2003, 2002 and 2001, respectively. The Bank has no commitments to lend additional funds to borrowers whose loans were classified as non-performing or troubled debt restructuring.

The activity in the allowance for loan losses is as follows:

                                                          September 30,
                                                -------------------------------
                                                         (in thousands)
                                                 2003         2002       2001
                                                -------      ------     -------
   Balance, beginning                           $ 5,449      $4,497     $ 4,162
   Additional allowance from acquisition of
     Security                                                               817
                                                      -           -
   Provision charged to income                    6,852       2,766       1,681
   Charge-offs                                   (2,251)     (1,993)     (2,187)
   Recoveries                                       146         179          24
                                                -------      ------     -------
   Balance, ending                              $10,196      $5,449     $ 4,497
                                                =======      ======     =======

An analysis of the activity of loans to directors and executive officers is as follows:
                                                           September 30,
                                                    --------------------------
                                                           (in thousands)
                                                      2003               2002
                                                    -------            -------
Balance, beginning of year                          $ 2,152            $ 2,277
New loans and line of credit advances                 3,086                803
Repayments                                             (727)              (928)
                                                    -------            -------
Balance end of year                                 $ 4,511            $ 2,152
                                                    =======            =======

5.  Mortgage Servicing Activity

Mortgage servicing rights are included in other assets on the Consolidated Statements of Financial Condition. A summary of mortgage servicing rights activity follows:

                                          Years Ended September 30,
                                    -------------------------------------
                                               (in thousands)

                                     2003            2002            2001
                                     ----           -----            ----
Balance, beginning of year          $ 465           $ 493           $ 251
Originated servicing rights           562             143             352
Amortization                         (312)           (171)           (110)
                                    -----           -----           -----
Balance, end of year                $ 715           $ 465           $ 493
                                    =====           =====           =====

At September 30, 2003, 2002 and 2001, the Bank serviced loans for others of $94.5 million, $67.2 million and $65.7 million, respectively. Loans serviced by others for the Bank as of September 30, 2003, 2002 and 2001 were $12.9 million, $31.5 million and $55.5 million, respectively.

6.  Properties and Equipment

Properties and equipment by major classification are summarized as follows:


                                                        September 30,
                                                  ------------------------
                                                        (in thousands)
                                                    2003             2002
                                                  -------          -------

Land                                              $ 2,287          $ 2,083
Buildings and improvements                         11,285           11,215
Furniture, fixtures and equipment                   8,452            8,511
Leasehold improvements                                844              934
                                                  -------          -------
Total                                             $22,868          $22,743

Less: accumulated depreciation                     10,716            9,903
                                                  -------          -------
Net                                               $12,152          $12,840
                                                  =======          =======


The Company has entered into operating leases for several of its branch facilities and operating departments. The minimum annual rental payments under these leases at September 30, 2003 are as follows:
                                            Years Ending September 30,
                                      ----------------------------------
                                      2004                    $298,202
                                      2005                     165,990
                                      2006                      39,060
                                      2007                      20,820
                                      2008                      20,820
                                      2009 and after            36,435
                                                              --------
                                      Total                   $581,327
                                                              ========

Rent expense was $272,000, $312,000 and $290,000 for the years ended September 30, 2003, 2002 and 2001, respectively.

7.  Asset Securitization

In June 2002, the Bank sold $50.0 million in automobile loan receivables through a securitization transaction. In the transaction, automobile loan receivables were transferred to an independent trust (the "Trust") that issued certificates representing ownership interests in the Trust, primarily to institutional investors. Although the Bank continues to service the underlying accounts and maintain the customer relationships, this transaction is treated as a sale for financial reporting purposes to the extent of the investors' interest in the Trust. Accordingly, the receivables associated with the investors' interests are not reflected on the Consolidated Statement of Financial Condition. In connection with this transaction, the Bank enhanced the credit protection of the certificateholders by funding a cash reserve account.

In connection with this June 2002 transaction, the Bank originally recorded a pre-tax gain on the sale of auto loans of $854,000, which was included in gain on sale of loans in the Consolidated Statement of Operations. In July 2003, the Company discovered that computer coding errors related to the indirect automobile loan portfolio also impacted the original gains related to this securitization. As such, the Company has retroactively adjusted the original gain, as well as key assumptions, to collectively reflect a pre-tax gain of $407,000. At the time of the transaction, the Bank also recognized a retained interest related to the loan sale, which includes an Interest-Only Strip and cash reserve account. The cash reserve account is subject to liens by the providers of the credit enhancement facilities for the securitizations.

As of September 30, 2003, the balance of automobile loan receivables in the Trust was $23.6 million. Because the historical performance of the receivables met the established criteria as of September 30, 2003, the balance of the cash reserve account was reduced from 4.75% to 3.00% of the original balance at that time. The aggregate balance of the retained interest totaled approximately $1.6 million at September 30, 2003.

In September 2003, average default rates on the loans in the Trust exceeded 1.50%. Such losses are expected to increase over the remaining life of the Trust. Due to this increase, the default rate was increased to 3.0% as referenced below and a permanent impairment loss of $184,000 was recognized at September 30, 2003.

The key assumptions used in measuring the fair value of the retained interest and cash collateral account for the transaction is shown in the following table:

Retained interest                                          September 30, 2003
                                                           ------------------
   Average annual repayment rate                                  1.5%
   Average annual expected default rate                           3.0%
   Discount rate                                                 10.0%
   Weighted average life of underlying automobile
        loans                                                  35 months


The key economic assumptions and the sensitivity of the fair value of the retained interest asset to an immediate adverse change of 10% and 20% to those assumptions are as follows for the period indicated:

                                                                 September 30, 2003
                                                               ---------------------
                                                               (dollars in thousands)
Fair value of retained interest                                       $   1,647

Weighted-average repayment rate assumption:
      Pre-tax decrease to earnings due to a 10% adverse change        $      23
      Pre-tax decrease to earnings due to a 20% adverse change$              53

Weighted-average expected default rate:
      Pre-tax decrease to earnings due to a 10% adverse change        $      53
      Pre-tax decrease to earnings due to a 20% adverse change        $     123

Weighted-average discount rate:
      Pre-tax decrease to earnings due to a 10% adverse change        $      28
      Pre-tax decrease to earnings due to a 20% adverse change        $      55

As of September 30, 2003, the weighted-average life (in years) of the underlying automobile loans in the Trust was 35 months. The terms of the transaction included provisions related to the performance of the underlying receivables and other specific conditions that could result in an early payout of invested amounts to the certificateholders.

Changes in fair value based on a 10% adverse variation in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, the effect of an adverse variation on a particular assumption on the fair value of the retained interest is calculated without changing any other assumption. However, changes in one factor may result in changes in another (for example, increases in market interest rates may result in lower prepayments and increased credit losses), which might magnify or counteract the sensitivities.

8. Deposits

Deposits consist of the following major classifications:

                                                                               At September 30,
                                                  --------------------------------------------------------------------------------
                                                                                 (in thousands)
                                                                     2003                                      2002
                                                  ----------------------------------------      ----------------------------------
                                                   Weighted-                                    Weighted-
                                                   Average                      Percent of       Average                Percent of
                                                     Rate          Amount          Total          Rate        Amount      Total
                                                  ----------       ------       ----------      ---------     ------    ----------
Savings accounts (passbook, statement, clubs)        0.06%       $ 97,499         17.81%          1.01%      $ 95,779      15.79%

Money market accounts                                0.96          95,972         17.54           2.77        100,274      16.54
Certificates of deposit less than $100,000           3.19         195,669         35.75           4.20        227,868      37.58
Certificates of deposit $100,000 and greater         3.78          33,584          6.14           4.20         71,379      11.77
NOW Accounts                                         0.92          88,130         16.10           1.49         77,238      12.74
Non-interest-bearing deposits                           -          36,451          6.66              -         33,874       5.58
                                                                 --------        ------                      --------     ------
Total deposits at end of period                      1.79%       $547,305        100.00%          2.96%      $606,412     100.00%
                                                     ====        ========        ======           ====       ========     ======

Certificates of deposit are frequently renewed at maturity rather than liquidated; a summary of certificates by contractual maturity at September 30, 2003 follows:

                                  Years Ending September 30,
                                  --------------------------
                                        (in thousands)

                                                            Amount

                            2004                            93,369
                            2005                            24,101
                            2006                           100,741
                            2007                             3,664
                            2008                             7,378
                            2009 and after                       -
                                                          --------
                            Total                         $229,253
                                                          ========

Interest expense on deposits is comprised of the following:

                                        Years Ended September 30,
                                        -------------------------
                                             (in thousands)
                                  2003            2002               2001
                                -------          -------           --------
Savings accounts               $    395          $ 1,141            $ 1,796
Money market accounts             1,674            1,436              1,430
Certificates of deposit           8,956           13,324             16,323
NOW Accounts                      1,133            1,021                489
                                -------          -------           --------
Total                           $12,158          $16,922           $ 20,038
                                =======          =======           ========


9. Federal Home Loan Bank Advances

Under terms of its collateral agreement with the Federal Home Loan Bank of Pittsburgh ("FHLB"), the Bank maintains otherwise unencumbered qualifying assets (principally one-to-four family residential mortgage loans and U.S. Government and Agency notes and bonds) in the amount of at least as much as its advances from the FHLB. The Bank's FHLB stock is also pledged to secure these advances. At September 30, 2003, such advances mature as follows:

   Due by September 30,       Weighted-Average Rate       September 30, 2003
   --------------------       ---------------------       ------------------
                                                            (in thousands)
        2004                         3.59%                    $109,500
        2005                         6.34                       52,000
        2006                         5.33                       42,000
        2007                         5.05                        5,085
        2008                         4.89                       10,000
        Thereafter                   5.40                       40,316
                                     ----                     --------
        Total FHLB advances          4.79%                    $258,901
                                     ====                     ========

The Bank has included in the preceding tables annually renewable lines of credit totaling $75.0 million. At September 30, 2003, the balance outstanding on the line of credit was $27.5 million with an interest rate at the overnight FHLB borrowing rate of 1.31%. The Bank, from time to time, has used lines of credit to meet liquidity needs. There were no such borrowings outstanding at September 30, 2002.

At September 30, 2003, the Bank had outstanding advances from the FHLB of $140.0 million which have callable features. Such advances have a fixed rate for a specified period of time after which the FHLB can, at its option, convert the advance to a variable rate. The Bank, at the same time, can repay the advance without a prepayment fee.

10.  Trust Preferred Debt

On April 10, 2002, NEP Capital Trust I, a Delaware statutory business trust, issued $7.0 million of floating rate capital securities through a pooled trust preferred securities offering. The proceeds from this issuance, along with the Company's $217,000 payment for the Trust's common securities, were used to acquire $7.2 million aggregate principal amount of the Company's floating rate junior subordinated deferrable interest debentures due April 22, 2032 (the "Debentures"), which constitute the sole asset of the Trust. The interest rate on the Debentures and the distribution rate on the capital securities are variable and adjust semi-annually at 3.70% over the six-month LIBOR, with an initial rate of 6.02%. A rate cap of 11% is effective through April 11, 2007. The stated maturity of the Debentures is April 22, 2032. In addition, the Debentures are subject to redemption at par at the option of the Company, subject to prior regulatory approval, in whole or in part on any interest payment date after April 22, 2007. In 2002, the Company recognized an amortizable intangible asset with a value of $220,000 relating to the issuance costs of these trust preferred securities.

On October 29, 2002, NEP Capital Trust II, a Delaware statutory business trust, issued $15.0 million in the form of floating rate capital securities through a pooled trust preferred securities offering. The proceeds from this issuance, along with the Company's $464,000 payment for the Trust's common securities, were used to acquire $15.5 million aggregate principal amount of the Company's floating rate junior subordinated deferrable interest debentures due November 7, 2032 (the "Debentures"), which constitute the sole asset of the Trust. The interest rate on the Debentures and the distribution rate on the capital securities are variable and adjust quarterly at 3.45% over the three-month LIBOR, with an initial rate of 5.27%. A rate cap of 12.5% is effective through November 7, 2007. The stated maturity of the Debentures is November 7, 2032. In addition, the Debentures are subject to redemption at par at the option of the Company, subject to prior regulatory approval, in whole or in part on any interest payment date after August 7, 2007. The Company recognized an amortizable intangible asset with a value of $450,000 relating to the issuance costs of these trust preferred securities.

A summary of the trust securities issued and outstanding at September 30, 2003 is as follows:

                                                              Prepayment                            Distribution
                                 Amount                         Option                                Payment
Name                          Outstanding        Rate            Date              Maturity          Frequency
-------------------------   -----------------  ---------   -----------------   -----------------  -----------------
NEP Capital Trust I          $  7,000,000        4.99%        4/22/2007           4/22/2032         Semi-annually
NEP Capital Trust II         $ 15,000,000        4.58%         8/7/2007           11/7/2032          Quarterly

11. Income Taxes

The Small Business Job Protection Act of 1996, enacted August 20, 1996, repealed the tax bad debt deduction computed under the percentage of taxable income method. Upon repeal, the Bank was required to recapture into income, over a six-year period, the portion of its tax bad debt reserves that exceeded its base year reserves (i.e., tax reserves for tax years beginning before 1988). The base year tax reserves, which may be subject to recapture if the Bank ceases to qualify as a savings bank for Federal income tax purposes, are restricted with respect to certain distributions. The Bank's total tax bad debt reserves at September 30, 2003 were approximately $ 10.2 million, of which $ 10.2 million represents the base year amount and $0 is subject to recapture currently.

The provision (benefit) for income taxes is summarized as follows:

                                    Year Ended September 30,
                                    ------------------------
                                         (in thousands)
                                          As Restated      As Restated
                               2003           2002            2001
                             -------         ------        -----------
Current:
   Federal                      $216           $815           $  583
   State                          21            223              197
Deferred- Federal             (1,765)           582            1,081
   State                        (301)             -                -
                             -------         ------           ------
Total                        $(1,829)        $1,620           $1,861
                             =======         ======           ======

The provision (benefit) for income taxes differs from the statutory rate due to the following:

                                               Year Ended September 30,
                                               ------------------------
                                                    (in thousands)

                                                     As Restated   As Restated
                                            2003         2002          2001
                                          -------    -----------   -----------
Federal income tax at
   statutory rate                        $ (2,006)     $1,467        $2,061
Tax exempt interest, net                     (444)       (419)         (689)
State taxes, net of Federal benefit          (287)        147           130
Excess ESOP compensation expense              102          35             -
Bank-owned life insurance                    (184)        (99)            -
Officer Compensation                          159           -             -
Other, net                                     (3)          2            (6)
Increase in valuation allowance for
   deferred tax assets                        834         487           365
                                          -------      ------        ------
Total provision (benefit)                 $(1,829)     $1,620        $1,861
                                          =======      ======        ======


The components of the net deferred tax liability (asset) are as follows:

                                                         September 30,
                                                        --------------
                                                        (in thousands)

                                                                   As Restated
                                                   2003                2002
                                                  ------           -----------
Deferred tax assets:
   ESOP funding difference                       $  (132)            $  (132)
   Recognition and retention plan                   (130)               (154)
   Deferred compensation                            (470)               (375)
   Accrued hospitalization                          (261)                (20)
   Charitable contributions                                           (1,177)
                                                       -
   Book bad debt reserves - loans                 (3,505)             (1,922)
   Intangibles amortization                         (226)               (186)
   Investment writedown                             (680)               (174)
   AMT credit carryforward                           (30)                (30)
   Net operating loss carryover                     (356)                (55)
   Purchase accounting adjustment-loans             (160)               (270)
   Capital loss carryover                            (28)                (78)
   Employee Retirement Reserves                      (52)                  -
   Accrued Expenses                                  (19)                  -
                                                  ------             -------
   Total deferred tax assets                      (6,049)             (4,573)
   Valuation allowance                               680               1,021
                                                  ------             -------

   Net deferred tax asset                        $(5,369)            $(3,552)
                                                  ------             -------

Deferred tax liabilities:
   Depreciation / Amortization
                                                 $   133             $   121
   Accretion                                         183                 183

   Tax bad debt reserves in excess of base year        -                  58
   Title plant                                        26                  26
   Loan fees and costs                                51                  34
   Unrealized gain on available-for-sale
      securities                                     988               2,170
   Purchase accounting adjustment-deposits         2,377               2,597
                                                 -------             -------
   Total deferred tax liabilities                  3,758               5,189
                                                 -------             -------
   Net deferred tax liability (asset)            $(1,611)            $ 1,637
                                                 =======             =======

Deferred income taxes reflect the net tax-effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Based on the Company's history of prior operating earnings and its expectation of the future, management believes that taxable income will more likely than not be insufficient to realize all of the Company's gross deferred tax assets at September 30, 2003 and 2002. Valuation allowance increases of $487,000 were established during the year ended September 30, 2002 to offset a portion of the charitable contribution carryforward that management believes may not be realized. Valuation allowance increases of $834,000 were established during the year ended September 30, 2003. Approximately $680,000 was established to offset the entire amount of tax benefits associated with an impaired investment, while $154,000 was established to offset the remaining portion of the charitable contribution carryforward that management believes will not be realized. The cumulative amount of the valuation allowance that has been established related to the unused charitable contribution carryforward is $1,175,000 through September 30, 2003. The charitable contribution carryover has expired as of September 30, 2003 and is no longer available for usage after this date. Accordingly, this valuation allowance, along with the tax benefit associated with the gross amount of the unused charitable contribution carryover, has been removed as of September 30, 2003.

For federal income tax purposes, the Company has approximately $163,000 of net operating loss carryforwards resulting in a deferred tax asset of $55,000 as of September 30, 2003. The net operating loss will begin to expire after the year ended September 30, 2020, if not utilized. The Bank also has state net operating loss carryforwards of $1,478,000 resulting in a deferred tax asset of $301,000 as of September 30, 2003. The net operating loss will begin to expire after the year ended September 30, 2006 if not utilized.

12.  Stock Option Plan

The Company maintains a stock-based incentive plan ("the 1998 Plan") for officers, directors and certain employees of the Company and its subsidiaries. Pursuant to the terms of the 1998 Plan, the number of common shares reserved for the issuance of options was 642,735. All options were issued at not less than fair market value at the date of grant and expire 10 years from date of grant. The majority of stock options granted in the 1998 Plan vest over a five year period from the date of grant. In January 2000, the Company adopted the 2000 Stock Option Plan ("the 2000 Plan"). The 2000 Plan reserved an additional 173,624 shares for issuance under terms similar to the 1998 Plan. At September 30, 2003, 61,552 shares subject to option remain available for grant under the 2000 plan.

A summary of the status of the Company's outstanding stock option plans as of September 30, 2003, 2002 and 2001 and changes during the years then ended is presented below:

                                                   2003                           2002                            2001
                                       ----------------------------- ------------------------------- ------------------------------
                                                        Weighted-                      Weighted-                       Weighted-
                                                         Average                        Average                         Average
                                         Shares      Exercise Price     Shares      Exercise Price        Shares     Exercise Price
                                       ----------------------------- ------------------------------- ------------------------------
Stock Options:
Outstanding at beginning of year        686,960          $ 11.88        718,189         $11.42           632,382        $ 9.98
   Options exchanged in conjunction
   with  Security Savings acquisition         -                -              -              -            39,240          5.71
   Granted                               72,100            16.84         15,085          16.44           117,095         12.97
   Forfeited                            (36,537)           12.38         (7,600)         11.75           (37,720)        10.66
   Exercised                            (41,812)           11.89        (38,714)         10.73           (32,808)         5.71
                                        -------          -------        -------         ------           -------        ------
   Outstanding at end of year           680,711          $ 12.44        686,960         $11.88           718,189        $11.42
   Exercisable at end of year           601,774                         404,667                          303,470
Weighted-average fair value
   of options granted                   $  5.06                          $ 4.21                         $   4.47


The Black-Scholes option pricing model was used to determine the grant-date fair-value of the options. Significant assumptions used in the model included a weighted-average risk-free rate of return of 4.0% in 2003, 3.6% in 2002 and 4.6% in 2001; expected option life of 10 years; expected stock price volatility of 22.0% for 2003 awards, 21.0% for 2002 awards and 22.6% for 2001 awards; and expected dividend yield of 3.1% for 2003, 2.8% for 2002 and 3.0% for 2001.

The following table summarizes all stock options outstanding for the plans as of September 30, 2003, segmented by range of exercise prices:

                                               Outstanding
                                -------------------------------------------
                                              Weighted-       Weighted-
                                              Average          Average
                                              Exercise        Remaining
                                Number         Price       Contractual Life
                                -------------------------------------------
Stock Options:
$10.00-$10.12                   1,600          $10.13            5.6 years
$10.25-$10.37                  16,410           10.36            6.2
$10.38-$10.62                   3,045           10.63            5.7
$11.38-$11.62                   6,955           11.45            5.8
$11.75-$11.99                 511,970           11.75            5.3
$12.00-$12.24                   1,800           12.00            6.4
$12.25-$12.74                  49,069           12.25            7.4
$12.75-$14.19                   2,000           12.75            5.4
$14.20-$14.99                   2,645           14.20            8.0
$15.00-$15.44                  14,482           15.25            8.8
$15.45-$16.39                   1,000           15.95            9.8
$16.40-$16.74                     435           16.41            8.5
$16.75-$16.89                     800           16.75            8.2
$16.90-$16.94                     800           16.90            8.3
$16.95-$17.69                   7,150           16.95            8.6
$17.00-$17.75                  60,550           17.74            9.6
                              -------          ------            ---
                              680,711          $12.44            6.5 years

13. Commitments and Contingencies

Lending Operations
The Company is party to financial instruments with off-balance-sheet risk in the normal course of business primarily to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. Commitments to originate loans amounted to $9.6 million as of September 30, 2003, of which $6.6 million was for variable-rate loans. The balance of the commitments represent fixed-rate loans with interest rates ranging from 5.25% to 8.34%. In addition, at September 30, 2003, the Company had undisbursed loans in process of $16.1 million and $47.1 million in undisbursed lines of credit. These instruments involve, to varying degrees, elements of credit, interest rate or liquidity risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of these commitments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company's exposure to credit loss from nonperformance by the other party to the financial instruments for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for balance-sheet instruments.

Commitments to extend credit are legally-binding agreements to lend to customers. Commitments generally have fixed expiration dates or other termination clauses and may require payment of fees. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future liquidity requirements. The Company evaluates each customer's credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company on extensions of credit, is based on management's credit assessment of the counterparty. At September 30, 2003, the Company expects all commitments to be funded within 60 days.

Legal Proceedings

The Company is commonly subject to various pending and threatened legal actions which involve claims for monetary relief. Based upon information presently available to the Company, it is the Company's opinion that any legal and financial responsibility arising from such claims will not have a material adverse effect on the Company's results of operations.

Data Processing Operations

In August 2003, the Company entered into a 5 year contract with Aurum Technology for data processing and other related services. The projected future minimum annual contractual payments total approximately $491,000.

14.  Fair Value of Financial Instruments.

The reported fair values of financial instruments are based on a variety of factors. Estimates of fair value are made at a specific point in time based upon, where available, relevant market prices and information about the financial instrument. Such estimates do not include any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. For a substantial portion of the Company's financial instruments, no quoted market exists. Therefore, estimates of fair value are necessarily based on a number of significant assumptions. Such assumptions include assessments of current economic conditions, perceived risks associated with these financial instruments and their counterparties, future expected loss experience and other factors. Given the uncertainties surrounding these assumptions, the reported fair values represent estimates only, and therefore cannot be compared to the historical accounting model. Use of different assumptions or methodologies is likely to result in significantly different fair value estimates.

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

The following methods and assumptions were used to estimate the fair value of each major classification of financial instruments at September 30, 2003 and 2002.

Cash and cash equivalents. Current carrying amounts approximate estimated fair value.

Investments and mortgage-backed securities. Current quoted market prices were used to determine fair value.

Loans. Fair values were estimated for portfolios of loans with similar financial characteristics. Loans were segregated by type and each loan category was further segmented by fixed-and adjustable-rate interest terms. The estimated fair value of the segregated portfolios was calculated by discounting cash flows through the estimated maturity using estimated prepayment speeds while using estimated market discount rates that reflect credit and interest rate risk inherent in the loans. The estimate of the maturities and prepayment speeds was based on the Company's historical experience. Cash flows were discounted using market rates adjusted for portfolio differences.

Accrued interest receivable. Current carrying amounts approximate estimated fair value.

Bank-owned life insurance. The fair value is equal to the cash surrender value of the life insurance policies.

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

Trust preferred debt. The fair value of trust preferred debt is equal to the available quoted market price.

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

The carrying amounts and estimated fair values of the Company's financial instruments were as follows:

                                                                      At September 30,
                                                                      ----------------
                                                                        (in thousands)
                                                        2003                                 2002
                                                        ----                                 -----
                                               Carrying         Estimated          Carrying          Estimated
                                                Amount         Fair Value            Amount         Fair Value
                                              ---------        ----------          --------         ----------
Financial Assets:

Cash and cash equivalents                     $  20,142          $ 20,142          $ 25,302           $ 25,302
Securities available-for-sale                   326,626           326,626           327,886            327,886
Securities held-to-maturity                       3,555             3,622             3,652              3,707
Loans, net                                      491,059           502,668           489,186            500,738
Accrued interest receivable                       3,892             3,892             4,298              4,298
Bank owned life insurance                        10,875            10,875            10,303             10,303

Financial Liabilities:

Deposits with no stated maturity which
  consist of savings, money market, NOW
  and non-interest bearing deposits           $ 318,052          $318,052          $307,165           $307,165
Certificates of deposit                         229,253           239,971           299,247            306,108
Federal Home Loan Bank advances                 258,901           272,984           208,421            231,271
Other borrowings                                    529               529             3,184              3,184
Accrued interest payable                          1,318             1,318             1,458              1,458
Trust preferred debt                             22,000            22,033             7,000              7,583


                                              Contractual       Estimated         Contractual        Estimated
                                                 Amount        Fair Value            Amount         Fair Value
                                              ---------        ----------          --------         ----------
Off balance sheet assets:
Loan commitments                              $  25,687          $    134           $26,484            $   397
Consumer lines of credit                         29,541                 -            22,330                  -
Commercial lines of credit                       17,533                 -            30,609                  2


15. Capital and Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possible additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital and tangible capital (as defined) to total assets (as defined). Management believes, as of September 30, 2003, that the Bank meets all capital adequacy requirements to which it is subject. As of September 30, 2003, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the institution's category.

The Bank's actual capital amounts and ratios at September 30, 2003 and 2002 are presented in the following table:

                                                                           As of September 30, 2003
                                                                           ------------------------
                                                                              ($ in thousands)
                                                                                                     To be Well Capitalized
                                                                                   For Capital       under prompt corrective
                                                            Actual              Adequacy Purposes        Action Provisions
                                                    ---------------------     --------------------   -----------------------
                                                    Amount       Ratio(1)     Amount      Ratio(1)     Amount      Ratio(1)
                                                    ------       --------     ------      --------     ------      --------
Risk-based Capital
(Total Capital to risk-weighted assets)            $59,441       10.52%      $45,205       >8.00%      $56,506      >10.00%

Tier I Capital
(to risk-weighted assets)                           52,406        9.27%       22,602       >4.00%       33,904       >6.00%

Core Capital
(Tier I Capital to adjusted total assets)           54,053        6.17%       35,045       >4.00%       43,806       >5.00%

Tangible Capital
(Tangible capital to tangible assets)               54,053        6.17%       13,142       >1.50%          N/A          N/A

                                                                           As of September 30, 2003
                                                                           ------------------------
                                                                              ($ in thousands)
                                                                                                     To be Well Capitalized
                                                                                   For Capital       under prompt corrective
                                                            Actual              Adequacy Purposes        Action Provisions
                                                    ---------------------     --------------------   -----------------------
                                                    Amount       Ratio(1)     Amount      Ratio(1)     Amount      Ratio(1)
                                                    ------       --------     ------      --------     ------      --------
Risk-based Capital
(Total Capital to risk-weighted assets)             $56,912      10.45%      $43,576       >8.00%     $54,470      >10.00%
Tier I Capital
(to risk-weighted assets)                            51,463       9.45%       21,788       >4.00%      32,682       >6.00%

Core Capital
(Tier I Capital to adjusted total assets)            51,463       5.81%       35,422       >4.00%      44,278       >5.00%

Tangible Capital
(Tangible capital to tangible assets)                51,463       5.81%       13,283       >1.50%        N/A          N/A

(1) For the periods presented the components of tangible capital were the same as those of core capital. Tangible and core capital are computed as a percentage of adjusted total assets and tangible assets of $876 million and $886 million at September 30, 2003 and 2002, respectively. Risk-based capital and Tier I capital are computed as a percentage of risk-weighted assets of $565 million and $545 million at September 30, 2003 and 2002, respectively. Tier I capital is reduced by the amount of low-level recourse and residual interests to compute Tier I capital.

The Bank established a liquidation account at the time of its conversion from a Federally-chartered mutual savings and loan association to a Federally-chartered stock savings bank (the "Conversion"). This liquidation account was initially established in an amount equal to the equity of the Bank as of the date of its latest balance sheet date, September 30, 1997, contained in the final Prospectus used in connection with the Conversion. In the unlikely event of a complete liquidation of the Bank, (and only in such an event), eligible depositors who continue to maintain accounts at the Bank shall be entitled to receive a distribution from the liquidation account. The total amount of the liquidation account, which decreases if the balances of eligible deposits decrease at the annual determination dates, approximated $5.3 million at September 30, 2003.

The Company may not declare nor pay dividends on its stock if such declaration and payment would violate statutory or regulatory requirements.

In addition to the 16,000,000 authorized shares of common stock, the Company authorized 2,000,000 shares of preferred stock with a par value of $.01 per share (the "preferred stock"). The Board of Directors is authorized, subject to any limitations by law, to provide for the issuance of the shares of preferred stock in series, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. As of September 30, 2003, there were no shares of preferred stock issued.

16. Employee Benefit Plans

Defined Benefit Plan
The Company participates in a multi-employer defined benefit pension plan covering all employees who are age 21 and have one year of service with the Company. Because of the multi-employer nature of the plan, information regarding the Company's portion of present values of vested and nonvested benefits is not available. The Company amended the plan and froze the benefits for current participants as of October 1, 2003. As such, the Company has limited its future obligations to the plan. During fiscal 2003, the Company accrued $107,000 for its obligations under this plan. The plan was fully funded and no contributions were required during the years ended September 30, 2002 and 2001.

401K Plan
The Bank maintains a Section 401(k) defined contribution plan which covers substantially all of its employees. The Company made contributions to this plan of approximately $223,000, $205,000 and $159,000 for the years ended September 30, 2003, 2002 and 2001, respectively.

Employee Stock Ownership Plan
The Bank maintains an Employee Stock Ownership Plan ("ESOP"). The Plan is designed to provide retirement benefits for eligible employees. Because the ESOP invests in the stock of the Company, it gives eligible employees an opportunity to acquire an ownership interest in the Company. Employees are eligible to participate in the Plan after reaching age 21 and completing six months of service. Benefits become 100% vested after four years, with a 25% vesting occurring each year.

The ESOP purchased 8.0% or 514,188 shares of the common stock issued in the Conversion. The ESOP borrowed 100% of the aggregate purchase price of the common stock, or $5.1 million, from the Company. The loan has a 10 year term, with an annual interest rate of prime (4.0% at September 30, 2003) and will be repaid principally from the Bank's contributions to the ESOP. The Company recognized $710,000, $758,000 and $548,000 in compensation and benefit expense related to the ESOP for the years ended September 30, 2003, 2002 and 2001, respectively, offset by dividends in the amount of $232,000, $214,000 and $182,000, respectively.

Shares purchased by the ESOP were pledged as collateral for the loan and are held in a suspense account until they are released annually in an amount proportional to the repayment of the ESOP loan for each plan year. The released shares are allocated among the accounts of participants on the basis of the participant's compensation for the year of allocation.

At September 30, 2003, the ESOP held 462,732 shares of the Company's stock of which 205,637 shares were allocated to participant accounts. The unallocated ESOP shares are presented as a reduction of stockholders' equity in the consolidated financial statements. At September 30, 2003, the unallocated ESOP shares had a fair market value of $4.5 million.

Stock Awards
The Company maintains a stock-based award plan for officers, directors and certain employees of the Company and its subsidiaries, under which 257,094 shares of common stock were available for grant. All awards granted vest over a five-year period from the date of grant and result in compensation expense during the vesting period. The Company recognized $714,000, $496,000 and $516,000 in compensation and benefit expense related to the stock awards for the fiscal years ended September 30, 2003, 2002 and 2001, respectively. A total of 54,780 shares, 42,178 shares and 43,164 shares vested in fiscal 2003, fiscal 2002 and fiscal 2001, respectively. At September 30, 2003, 26,070 shares of restricted stock remain unawarded.

Option Plans
For a full description of the Company's option plans, see Footnote 12.

17. Goodwill and Intangible Assets

A summary of goodwill is as follows:

                                                 At September 30, 2003                   At September 30, 2002
                                          ---------------------------------       -----------------------------------
                                            Gross                    Net             Gross                     Net
                                          Carrying   Accumulated   Carrying         Carrying   Accumulated   Carrying
                                           Amount    Amortization   Amount           Amount    Amortization   Amount
                                          ---------------------------------       -----------------------------------
                                                   (in thousands)                           (in thousands)
 Acquisition of:
   Abstractors                            $  248      $(160)        $   88           $  248      $(160)        $   88
   Security Savings Association of
     Hazleton                                571        (28)           543              571        (28)           543
   Higgins Insurance Associates, Inc.      2,519       (134)         2,385            2,919        (95)         2,824
   Schuylkill Savings and Loan
     Association                             200          -            200              200          -            200
                                          ------      -----         ------           ------      -----         ------
 Total goodwill                           $3,538      $(322)        $3,216           $3,938      $(283)        $3,655
                                         =======      =====         ======           ======      =====         ======

At September 30, 2003 and 2002, $75,000 of the Company's acquired intangible assets were considered to be indefinite lived and not subject to amortization. This intangible represents title plant related to the acquisition of Abstractors. The components for intangible assets were as follows:

                                                           September 30, 2003                     September 30, 2002
                                               -----------------------------------------------------------------------------
                                                 Gross                           Net        Gross                      Net
                                               Carrying      Accumulated      Carrying     Carrying   Accumulated    Carrying
   Other Intangible Assets                      Amount       Amortization     Amount       Amount     Amortization    Amount
   -------------------------------------------------------------------------------------------------------------------------
                                                           (in thousands)                            (in thousands)
     Omega core deposit intangible             $  1,537        $  (950)        $  587        1,537      $  (619)    $  918
     Security Savings Association of
       Hazleton core deposit intangible           9,086         (1,977)         7,109        9,086       (1,448)     7,638
     Schuylkill Savings and Loan
     Association core deposit intangible            255            (50)           205          255          (22)       233
     Other intangibles                              959           (340)           619          435         (206)       229
                                               --------        -------         ------      -------      -------     ------
     Total amortizing intangibles                11,837         (3,317)         8,520       11,313       (2,295)     9,018
     Nonamortizing intangible assets
       Other intangible assets                       75              -             75           75            -         75
                                                -------         ------         ------       ------      -------     ------
   Total other intangible assets               $ 11,912        $(3,317)        $8,595      $11,388      $(2,295)    $9,093
                                               ========        =======         ======      =======      =======     ======


Amortization expense of other amortizing intangible assets and impairment losses on goodwill for the year ended September 30, 2003, 2002 and 2001 are as follows:


                                           2003           2002       2001
                                           ----           ----       ----
                                                 (Dollars in thousands)
   Core deposit intangibles                 $888          $954       1,007
   Other amortizing intangibles              134            54         144
   Impairment loss on goodwill                39             -           -
                                          ------         -----       -----
   Total amortizing intangibles           $1,061         1,008       1,151
                                          ======         =====       =====


The estimated amortization expense of amortizing intangible assets for each of the five succeeding fiscal years is as follows:

                                                       Core            Other            Total
                                                      Deposit        Amortizing       Amortizing
                                                    Intangibles      Intangibles      Intangibles
                                                    ---------------------------------------------
                                                                   (in thousands)
     Estimated Annual Amortization Expense
     -------------------------------------
     For the year ended September 30, 2004            $750             $176             $926
     For the year ended September 30, 2005             644              176              820
     For the year ended September 30, 2006             586              145              731
     For the year ended September 30, 2007             558               90              648
     For the year ended September 30, 2008             539                -              539

Intangible assets acquired during the year ended September 30, 2003 are as follows:
                                                                  Weighted
                                                                   Average
                                                                Amortization
                            Amount             Residual            Period
                           Assigned              Value            in Years
                          -----------------------------------------------------
                                        (dollars in thousands)

   Other intangibles        $524                  $-                5

The following table sets forth a comparison of net income and basic and diluted earnings per share adjusted for the adoption of SFAS No. 142, "Goodwill and Other Intangible Assets":

                                                             For the Year Ended
                                                               September 30,
                                                     2003          2002          2001
                                                   -------        ------        ------
                                               (Dollars in thousands, except per share data)
Goodwill amortization                              $    -         $    -        $  144
                                                   =======        ======        ======
Net income (loss)                                  $(4,070)       $2,696        $4,202
                                                   =======        ======        ======
Addback:  Goodwill amortization (net of tax)             -             -           106
                                                   -------        ------        ------
Adjusted net income (loss)                         $(4,070)       $2,696        $4,308
                                                   =======        ======        ======
Basic earnings (loss) per share:
   Net income (loss)                               $ (1.08)       $ 0.67        $ 0.90
                                                   -------        ------        ------
   Goodwill amortization                                 -                        0.02
                                                   -------        ------        ------
   Adjusted basic earnings (loss) per share        $ (1.08)       $ 0.67        $ 0.92
                                                   =======        ======        ======
Diluted earnings (loss) per share:
   Net income (loss)                               $ (1.03)       $ 0.63        $ 0.89
                                                   =======        ======        ======
   Goodwill amortization                                 -             -          0.02
                                                   -------        ------        ------
   Adjusted diluted earnings (loss) per share      $ (1.03)       $ 0.63        $ 0.91
                                                   =======        ======        ======

18.  Impairment Loss on Equity Investment

The Company had a $1.5 million equity investment in the convertible preferred stock of a private entity, which makes loans to and provides services to residential construction builders in the Eastern United States. The Company had previously been accounting for such investment on a cost method. During June 2003, the Company recognized an impairment loss of the entire remaining $1.5 million investment in this entity since efforts by it to raise additional equity capital have proven unsuccessful. While this entity and its lending programs continue to operate, the Bank is no longer a lender in such programs. Additionally, no tax benefit has been recognized for the current impairment loss since such loss is a capital loss and is deductible only against other capital gains.

19.  Recent Accounting Pronouncements

In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. The adoption of this Statement did not have an impact on the Company's financial position or results of operations.

On October 1, 2002, the FASB issued SFAS No. 147, "Acquisitions of Certain Financial Institutions," effective for all business combinations initiated after October 1, 2002. This Statement addresses the financial accounting and reporting for the acquisition of all or part of a financial institution, except for a transaction between two or more mutual enterprises. This Statement removes acquisitions of financial institutions, other than transactions between two or more mutual enterprises, from the scope of SFAS No. 72, "Accounting for Certain Acquisitions of Banking or Thrift Institutions," and FASB Interpretation No. 9, "Applying APB Opinions No. 16 and 17, "When a Savings and Loan Association or a Similar Institution Is Acquired in a Business Combination Accounted for by the Purchase Method." The acquisition of all or part of a financial institution that meets the definition of a business combination shall be accounted for by the purchase method in accordance with SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 was adopted on October 1, 2001. This Statement also provides guidance on the accounting for the impairment or disposal of acquired long-term customer-relationship intangible assets (such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets), including those acquired in transactions between two or more mutual enterprises. Upon early adoption of this statement, as of October 1, 2001, the carrying amount of the previously recognized unidentifiable intangible asset related to the Schuylkill Savings branch acquisitions that was reclassified to goodwill was $200,000, while the related 2002 amortization expense that was reversed was $81,000, pre-tax. The Company will continue to review the remaining goodwill on an annual basis for impairment. However, $7.9 million in core deposit intangible will continue to be amortized and reviewed for impairment in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets."

In December 2002, the FASB issued Statement No. 148, "Accounting for Stock-Based Compensation--Transition and Disclosure--an amendment of FASB Statement No. 123." This statement amends FASB Statement No.123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. The Statement also amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. This statement is effective for fiscal years ending after December 15, 2002, except for financial reports containing condensed financial statements for interim periods for which disclosure is effective for periods beginning after December 15, 2002. This Statement announces, "in the near future, the Board plans to consider whether it should propose changes to the U.S. standards on accounting for stock-based compensation." As permitted, the Company continues to account for stock options with the methodology prescribed by Accounting Principles Board No. 25.

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." This statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. The amendments set forth in SFAS No. 149 require that contracts with comparable characteristics be accounted for similarly. In particular, this statement clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative as discussed in SFAS No.
133. In addition, it clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. SFAS No. 149 amends certain other existing pronouncements. Those changes will result in more consistent reporting of contracts that are derivatives in their entirety or that contain embedded derivatives that warrant separate accounting. This statement is effective for contracts entered into or modified after June 30, 2003, except as stated below and for hedging relationships designated after June 30, 2003. The guidance should be applied prospectively. The provisions of this statement that relate to SFAS No. 133 Implementation Issues that have been effective for fiscal quarters that began prior to June 15, 2003, should continue to be applied in accordance with their respective effective dates. In addition, certain provisions relating to forward purchases or sales of when-issued securities or other securities that do not yet exist, should be applied to existing contracts as well as new contracts entered into after June 30, 2003. The adoption of this statement did not have a material effect on the Company's financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This Statement establishes how an issuer classifies financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify these financial instruments as a liability (or, in certain circumstances, an asset). Previously these financial instruments would have been classified entirely as equity, or between the liabilities section and equity section of the statement of financial condition. This Statement also addresses questions about the classification of certain financial instruments that embody obligations to issue equity shares. The provisions of this Statement are effective for interim periods beginning after June 15, 2003. The adoption of this statement did not have a material impact on the Company's financial position or results of operations.

In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. This interpretation clarifies that a guarantor is required to disclose (a) the nature of the guarantee, including the approximate term of the guarantee, how the guarantee arose, and the events or circumstances that would require the guarantor to perform under the guarantee; (b) the maximum potential amount of future payments under the guarantee; (c) the carrying amount of the liability, if any, for the guarantor's obligations under the guarantee; and (d) the nature and extent of any recourse provisions or available collateral that would enable the guarantor to recover the amounts paid under the guarantee. This interpretation also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the obligations it has undertaken in issuing the guarantee, including its ongoing obligation to stand ready to perform over the term of the guarantee in the event that the specified triggering events or conditions occur. The objective of the initial measurement of that liability is the fair value of the guarantee at its inception. The initial recognition and initial measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor's fiscal year-end. The disclosure requirements in this interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of this interpretation did not have a material effect on the Company's financial position or results of operations.

In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities," (FIN 46) in an effort to expand upon and strengthen existing accounting guidance that addresses when a company should include in its financial statements the assets, liabilities and activities of another entity. The objective of this interpretation is not to restrict the use of variable interest entities but to improve financial reporting by companies involved with variable interest entities. Until now, one company generally has included another entity in its consolidated financial statements only if it controlled the entity through voting interests. This interpretation changes that by requiring a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. The consolidation requirements of this interpretation apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period beginning after June 15, 2003. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. The adoption of the interpretation did not have a material effect on the Company's financial position or results of operations.

20. Related Party Transactions

In the ordinary course of business, executive officers and directors of the Company may have consumer and commercial loans issued by the Bank. Pursuant to the Company's policy, such loans are issued on the same terms as those prevailing at the time for comparable loans to unrelated persons and do not involve more than the normal risk of collectibility.

The Company's Chairman of the Board of Directors is also a partner in a law firm that provides general legal counsel to the Company. The Company paid professional fees to this law firm during the years ended September 30, 2003, 2002 and 2001 of $124,000, $74,000 and $55,000, respectively.

The Company paid rent for its Pottsville insurance office to a partnership in which a director of the Company has a one-third ownership interest. Such rents totaled $14,000 and $21,000 for the years ended September 30, 2003 and 2002, respectively.

21.  Acquisitions

On November 10, 2000, the Company acquired Security of Pennsylvania Financial Corp. ("Security"), based in Hazleton, Pennsylvania, the holding company of Security Savings Association of Hazleton, a Pennsylvania-chartered savings and loan association. Pursuant to an Agreement and Plan of Merger, each share of Security's issued and outstanding common stock, par value $0.01 per share, was acquired for $17.50 in cash. Additionally, Security Savings was merged with and into First Federal Bank, with First Federal being the surviving institution. The acquisition of Security was accounted for as a purchase transaction. Accordingly, only the results of Security's operations subsequent to the date of acquisition are included in these consolidated financial statements. The intangibles acquired are being amortized using both straight line and accelerated methods of amortization over lives ranging from 13 to 31 years. The following pro forma results of operations assume that the acquisition had been consummated at the beginning of the period shown.

                                                             Fiscal Year Ended
                                                               (in thousands)

                                                                As Restated
                                                                -----------
                                                             September 30, 2001
                                                             ------------------
                  Net interest income                            $20,654
                  Other income                                     3,736
                  Net income                                     $   325

                  Earnings per share - basic                     $  0.07
                  Earnings per share - diluted                   $  0.07

On December 31, 2000, the Company issued 215,052 shares of stock to acquire Higgins Insurance Associates, Inc., a Pottsville, Pennsylvania based insurance agency, which has been serving customers throughout Schuylkill and Luzerne counties since 1946. Higgins offers personal, health, property and casualty and commercial insurance products to individuals and businesses. The transaction was accounted for using the purchase method of accounting.

During 2002, the Company purchased three banking offices from Schuylkill Savings and Loan Association and Higgins acquired the DeAndrea Agency which specializes in personal and commercial insurance. These acquisitions resulted in the Company recognizing an amortizable core deposit intangible of $255,000 and amortizable other intangible assets of $435,000.

22.  Subsequent Events

On October 23, 2003, the Bank sold $16.2 million of modified fixed-rate, one-to-four family mortgages. The Bank expects an after-tax gain on the sale of such loans of approximately $174,000.

On October 27, 2003, the Bank entered into an agreement to sell its branch located in Danville, Pennsylvania to First National Bank of Berwick, Berwick, Pennsylvania. Pursuant to the agreement, the Bank will transfer approximately $10.7 million in deposits and approximately $650,000 in real estate and equipment of this branch. The Bank expects to report an after-tax gain of approximately $500,000 related to this sale.

23.  Parent Company Financial Information

         Condensed Statement of Financial Condition


                                                          September 30,
                                                          -------------
                                                          (in thousands)
                                                                 As Restated
                                                         2003        2002
                                                         ----        ----
Assets:
   Cash                                                $ 4,826      $   752
   Investment in subsidiaries                           65,621       62,307
   Securities available for sale                         6,567        4,344
   Accrued interest receivable                             140           84
   Due from affiliates                                   (162)          761
   Other assets                                          3,811        6,028
                                                       -------      -------
     Total Assets                                      $80,803      $74,276
                                                       =======      =======

Liabilities and stockholders' equity:
   Trust preferred debt                                $22,000      $ 7,000
   Note payable to subsidiary bank                           -        1,000
   Other liabilities                                       446        1,151
                                                       -------      -------
     Total Liabilities                                  22,446        9,151
                                                       -------      -------

     Total stockholders' equity                         58,357       65,125
                                                       -------      -------
      Total Liabilities and Stockholders' Equity       $80,803      $74,276
                                                       =======      =======

    Condensed Statement of Operations
                                              For the years ended September 30,
                                                         (in thousands)

                                                        As Restated  As Restated
                                                2003        2002         2001
                                                ----        ----         ----
Income:
   Interest income                                369     $  445       $  878
   Impairment loss on equity investment        (1,488)         -         (405)
   Other income (expense)                         (12)       (37)        (176)
   Equity in undistributed income (loss)
     of subsidiaries                           (1,106)     3,494        5,032
                                               ------     ------       ------
Total income                                   (2,237)     3,902        5,329
                                               ------     ------       ------
Expenses:
   Interest expense                             1,060        244           41
   Other operating expenses                       922        749          952
                                               ------     ------       ------
Total expense                                   1,982        993          993
                                               ------     ------       ------
Income (loss) before income taxes              (4,219)     2,909        4,336
Income tax expense (benefit)                     (149)       213          134
                                               ------     ------       ------
Net income (loss)                             $(4,070)    $2,696      $ 4,202
                                              =======     ======      =======

Condensed Statements of Cash Flows

                                                                                     For the Years Ended September 30,
                                                                                             (in thousands)
                                                                                              As Restated         As Restated
                                                                              2003               2002                  2001
                                                                          ------------------------------------------------------
Operating Activities:
Net Income                                                                     $(4,070)           $ 2,696          $  4,202
Adjustments to reconcile net income (loss) to net cash provided by
 Operating activities:
   Equity in undistributed income (loss) of subsidiaries                        (2,548)             3,494             5,032
     Deferred income tax (benefit) provision                                       347              2,061             4,590
     Reduction in unallocated ESOP shares                                          710                758               548
     Stock award expense                                                           714                496               516
     Purchase of shares for stock employee compensation trust                   (1,810)
     Amortization and accretion on:
      Available-for-sale securities                                                 55                 38              (184)
     (Gain) loss on sale of:
      Available-for-sale securities                                               (146)                37               192
      Impairment loss on equity investment                                       1,488                 -                405
     Changes in assets and liabilities:
      (Increase) decrease in other assets                                        1,584               (980)           (1,753)
       Increase (decrease) in other liabilities                                   (705)               790               318
                                                                               -------            -------          --------
            Net cash provided by operating activities                          $(4,381)           $ 9,390          $ 13,866
                                                                               -------            -------          --------
Investing Activities:
Increase in investment in subsidiaries                                         $(3,314)           $(3,709)         $(12,289)
Proceeds from sale of:
  Available-for-sale securities                                                    367              4,880            11,688
Proceeds from repayments of available-for-sale securities                            -              1,000                 -
Purchase of Security Savings                                                         -                  -           (24,246)
Purchase of available-for-sale securities                                       (2,000)            (3,243)           (3,103)
                                                                               -------            -------          --------


Net cash used in investing activities                                          $(4,947)           $(1,072)         $(27,950)
                                                                               -------            -------          --------

Financing Activities:
Borrowings of note payable                                                     $     -             $1,000          $      -
Repayment of note payable                                                       (1,000)
Repayment of long-term debt                                                          -                  -            (3,185)
Proceeds issuance trust-preferred securities                                    15,000              7,000                 -
Stock options exercised                                                            548                424               187
Stock compensation tax benefit (expense)                                            26                110                 -
Stock issued for the purchase of Higgins Insurance Agency                            -                  -             2,500
Purchase of treasury stock                                                         701            (14,421)           (8,423)
Issuance of treasury stock                                                         100                 96                 -
Cash dividend received from subsidiary                                                                  -            25,000
Cash dividend on common stock                                                   (1,973)            (1,962)           (1,878)
                                                                               -------            -------          --------
   Net cash provided by (used in) financing activities                         $13,402            $(7,753)         $ 14,201
                                                                               -------            -------          --------

Increase (decrease) in cash and cash equivalents                                 4,074                565               117

Cash and cash equivalents, beginning of year                                       752                187                70
                                                                               -------            -------          --------

Cash and cash equivalents, end of year                                          $4,826            $   752          $    187
                                                                               =======            =======          ========

Quarterly Financial Data(1) (unaudited)
(In Thousands, Except Per Share Amount)

                                         First      Second            Third          Fourth
2003                                   Quarter      Quarter          Quarter         Quarter
----                                   -------      -------          -------         -------
Net Interest Income                    $5,282        $5,059         $ 4,962         $ 4,873
Provision for Loan Losses                 370           610             850           5,022
Non-Interest Income                     2,618         3,728           1,715           1,915
Non-Interest Expense                    6,624         6,747           6,952           8,876
Net Income                             $  669        $  920         $(1,193)        $(4,466)
-------------------------------------------------------------------------------------------
Earnings Per Share
Basic                                  $ 0.18        $ 0.24         $(0.32)         $ (1.19)
Diluted                                $ 0.17        $ 0.23         $(0.30)         $ (1.13)

-------------------------------------------------------------------------------------------

2002
----
-------------------------------------------------------------------------------------------
Net Interest Income                    $6,066        $6,271         $5,936           $5,372
Provision for Loan Losses                 388           290          1,292              796
Non-Interest Income                     1,571         1,617          2,235            2,653
Non-Interest Expense                    5,703         5,932          5,410            7,594
Net Income                             $1,067        $1,004         $  944           $ (320)
-------------------------------------------------------------------------------------------
Earnings Per Share
Basic                                  $ 0.24        $ 0.25         $ 0.24           $(0.08)
Diluted                                $ 0.23        $ 0.24         $ 0.22           $(0.06)


(1) Certain amounts have been restated to reflect the correction of accounting errors as more fully described in Note 2 to the Consolidated Financial Statements.

The following unaudited table describes the cumulative effects of the restatements on net income, earnings per share and stockholders' equity for each of the following prior quarters, where material.

                                     Three months ended Three months ended Three months ended Three months ended  Three months ended
                                       June 30, 2003      March 31, 2003    December 31, 2002  September 30, 2002   June 30, 2002
                                       -------------      --------------    -----------------  ------------------   -------------
Net Income (loss) prior to restatements   $(1,104)          $ 1,289             $  943              $  439            $1,551
Adustment for interest and fees on
 loans, net of tax benefit                      -              (302)              (292)               (275)             (318)
Adjustment for gain on sale of loans,
 net of tax benefit                             -                44                 66                  85              (289)
                                          -------           -------             ------              ------            ------

Net income (loss) after 1st restatement    (1,104)            1,031                717                 249               944

Adjustment for interest and fees on
 loans, net of tax benefit                      -                 -                  -                 (20)                -
Adjustment for salaries and employee
 benefits, net of tax benefit                (100)             (122)               (48)               (210)                -
Adjustment for advertising, net of
 tax benefit                                   11                11                  -                 (45)                -
Adjustment for professional fees,
 net of tax benefit                             -                 -                  -                 (26)                -
Adjustment for other expense, net of
 tax benefit                                    -                 -                  -                (268)                -
                                          -------           -------             ------              ------            ------

NET INCOME (LOSS), AS ADJUSTED, AFTER
 2nd RESTATEMENT                          $(1,193)          $   920            $   669             $  (320)           $  944
                                          =======           =======            =======             =======            ======


EARNINGS (LOSS) PER SHARE (EPS)

Basic EPS prior to restatements            $(0.29)          $  0.34           $   0.25             $  0.12            $ 0.39
     Adjustment for interest and fees
        on loans, net of tax benefit            -             (0.08)             (0.08)              (0.08)            (0.08)
     Adjustment for gain on sale of
        loans, net of tax benefit               -              0.02               0.02                0.02             (0.07)
                                          -------           -------             ------              ------            ------

Basic EPS after 1st restatement             (0.29)             0.28               0.19                0.06              0.24


                                     Three months ended Three months ended Three months ended Three months ended  Three months ended
                                       June 30, 2003      March 31, 2003    December 31, 2002  September 30, 2002   June 30, 2002
                                       -------------      --------------    -----------------  ------------------   -------------
     Adjustment for interest and fees
       on loans, net of tax benefit             -                 -                  -                   -                 -
     Adjustment for salaries and
       employee benefits, net of
       tax benefit                          (0.03)            (0.04)             (0.01)              (0.05)                -
     Adjustment for advertising, net
       of tax benefit                           -                 -                  -               (0.01)                -
     Adjustment for professional fees,
       net of tax benefit                       -                 -                  -               (0.01)                -
     Adjustment for other expense,
       net of tax benefit                       -                 -                  -               (0.07)                -
                                           ------            ------             ------              ------            ------
Basic EPS, as adjusted, net of tax
 benefit after 2nd restatement             $(0.32)           $ 0.24             $ 0.18              $(0.08)           $ 0.24
                                           ======            ======             ======              ======            ======

Diluted EPS prior to restatement           $(0.28)           $ 0.33             $ 0.24              $ 0.11            $ 0.36
     Adjustment for interest and fees
        on loans, net of tax benefit            -             (0.08)             (0.07)              (0.07)            (0.07)
     Adjustment for gain on sale of
        loans, net of tax benefit               -              0.01                0.01               0.01             (0.07)
                                           ------            ------             ------              ------            ------
Diluted EPS after 1st restatement           (0.28)             0.26               0.18                0.05              0.22

     Adjustment for interest and fees
       on loans, net of tax benefit             -                 -                  -                   -                 -
     Adjustment for salaries and
       employee benefits, net of
       tax benefit                          (0.02)            (0.03)             (0.01)              (0.05)                -
     Adjustment for advertising, net
       of tax benefit                           -                 -                  -                   -                 -
     Adjustment for professional fees,
       net of tax benefit                       -                 -                  -               (0.06)                -
     Adjustment for other expense,
       net of tax benefit                       -                 -                  -
                                           ------            ------             ------              ------            ------
Diluted EPS, as adjusted, net of tax
   benefit after 2nd restatement           $(0.30)           $ 0.23             $ 0.17              $(0.06)           $ 0.22
                                           ======            ======             ======              ======            ======



                                     Three months ended Three months ended Three months ended Three months ended  Three months ended
                                       March 30, 2002    December 31, 2001 September 30, 2001   June 30, 2001       Marh 30, 2001
                                       --------------    ----------------- ------------------   -------------       -------------

Net Income (loss) prior to restatements    $1,230           $ 1,278              $1,237            $ 1,256            $1,023
Adustment for interest and fees on
   loans, net of tax benefit                 (226)             (211)              (180)               (160)             (135)
Adjustment for gain on sale of loans,
   net of tax benefit                           -                 -                  -                   -                 -
                                           ------            ------             ------              ------            ------

Net income (loss) after 1st restatement     1,004             1,067              1,057               1,096               888

Adjustment for interest and fees on
   loans, net of tax benefit                    -                 -                  -                   -                 -
Adjustment for salaries and employee
   benefits, net of tax benefit                 -                 -                  -                   -                 -
Adjustment for advertising, net of
   tax benefit                                  -                 -                  -                   -                 -
Adjustment for professional fees, net of
   tax benefit                                  -                 -                  -                   -                 -
Adjustment for other expense, net of
   tax benefit                                  -                 -                  -                   -                 -
                                           ------            ------             ------              ------            ------

NET INCOME (LOSS), AS ADJUSTED, AFTER
   2nd RESTATEMENT                         $1,004            $1,067             $1,057             $ 1,096            $  888
                                           ======            ======             ======              ======            ======

EARNINGS (LOSS) PER SHARE (EPS)

Basic EPS prior to restatements            $ 0.31            $ 0.29             $ 0.27             $  0.27            $ 0.21
     Adjustment for interest and fees
        on loans, net of tax benefit        (0.06)            (0.05)             (0.04)              (0.03)            (0.03)
     Adjustment for gain on sale of loans,
        net of tax benefit                      -                 -                  -                   -                 -
                                           ------            ------             ------              ------            ------

Basic EPS after 1st restatement              0.25              0.24               0.23                0.24              0.18


     Adjustment for interest and fees
       on loans, net of tax benefit             -                 -                  -                   -                 -
     Adjustment for salaries and
       employee benefits, net of
       tax benefit                              -                 -                  -                   -                 -
     Adjustment for advertising, net of
       tax benefit                              -                 -                  -                   -                 -
     Adjustment for professional fees,
       net of tax benefit                       -                 -                  -                   -                 -
     Adjustment for other expense,
       net of tax benefit                                         -                                      -                 -
                                           ------            ------             ------             -------            ------
Basic EPS, as adjusted, net of tax
   benefit after 2nd restatement           $ 0.25            $ 0.24             $ 0.23             $  0.24            $ 0.18
                                           ======            ======             ======             =======            ======

Diluted EPS prior to restatement           $ 0.29            $ 0.28             $ 0.26             $  0.26            $ 0.21
     Adjustment for interest and fees
        on loans, net of tax benefit        (0.05)            (0.05)             (0.04)              (0.03)            (0.03)
     Adjustment for gain on sale of
        loans, net of tax benefit               -                 -                  -                   -                 -


Diluted EPS after 1st restatement            0.24              0.23               0.22                0.23              0.18

     Adjustment for interest and fees
       on loans, net of tax benefit             -                 -                  -                   -                 -
     Adjustment for salaries and
       employee benefits, net of
       tax benefit                              -                 -                  -                   -                 -
     Adjustment for advertising, net of
       tax benefit                              -                 -                  -                   -                 -
     Adjustment for professional fees,
       net of tax benefit                       -                 -                  -                   -                 -
     Adjustment for other expense,
       net of tax benefit                       -                 -                  -                   -                 -
                                           ------            ------             ------             -------            ------

Diluted EPS, as adjusted, net of tax
   benefit after 2nd restatement           $ 0.24            $ 0.23             $ 0.22             $  0.23            $ 0.18
                                           ======            ======             ======             =======            ======

                                     Three months ended Three months ended Three months ended Three months ended  Three months ended
                                       December 31, 2000  September 30, 2000  June 30, 2000    March 30, 2000      December 31, 1999
                                       -----------------  ------------------  -------------    --------------      -----------------
Net Income (loss) prior to restatements    $1,291            $  515             $1,176             $ 1,099            $1,146
Adustment for interest and fees on
   loans, net of tax benefit                (130)              (117)               (99)                (92)              (81)
Adjustment for gain on sale of loans,
   net of tax benefit                           -                 -                  -                   -                 -

Net income (loss) after 1st restatement     1,161               398              1,077               1,007             1,065

Adjustment for interest and fees on
   loans, net of tax benefit                    -                 -                  -                   -                 -
Adjustment for salaries and employee
   benefits, net of tax benefit                 -                 -                  -                   -                 -
Adjustment for advertising, net of
   tax benefit                                  -                 -                  -                   -                 -
Adjustment for professional fees, net of
   tax benefit                                  -                 -                  -                   -                 -
Adjustment for other expense, net of
   tax benefit                                  -                 -                  -                   -                 -
                                           ------            ------             ------              ------            ------

NET INCOME (LOSS), AS ADJUSTED, AFTER
   2nd RESTATEMENT                         $1,161            $  398             $1,077             $ 1,007            $1,065
                                           ======            ======             ======             =======            ======

EARNINGS (LOSS) PER SHARE (EPS)

Basic EPS prior to restatements            $ 0.28            $ 0.11             $ 0.25             $  0.23            $ 0.22
     Adjustment for interest and fees
        on loans, net of tax benefit        (0.03)            (0.03)             (0.02)              (0.02)            (0.01)
     Adjustment for gain on sale of
        loans, net of tax benefit               -                 -                  -                   -                 -
                                           ------            ------             ------             -------            ------

Basic EPS after 1st restatement              0.25              0.08               0.23                0.21              0.21



     Adjustment for interest and fees
       on loans, net of tax benefit             -                 -                  -                   -                 -
     Adjustment for salaries and employee
       benefits, net of tax benefit             -                 -                  -                   -                 -
     Adjustment for advertising, net of
       tax benefit                              -                 -                  -                   -                 -
     Adjustment for fees, net of
       tax benefit                              -                 -                  -                   -                 -
     Adjustment for other expense,
       net of tax benefit                       -                 -                  -                   -                 -
                                           ------            ------             ------             -------            ------

Basic EPS, as adjusted, net of tax
   benefit after 2nd restatement           $ 0.25            $ 0.08             $ 0.23             $  0.21            $ 0.21
                                           ======            ======             ======             =======            ======

Diluted EPS prior to restatement           $ 0.27            $ 0.11             $ 0.24             $  0.22            $ 0.22
     Adjustment for interest and fees
        on loans, net of tax benefit        (0.03)            (0.03)             (0.02)              (0.02)            (0.02)
     Adjustment for gain on sale of
        loans, net of tax benefit               -                 -                  -                   -                 -
                                           ------            ------             ------             -------            ------

Diluted EPS after 1st restatement          $ 0.24            $ 0.08               0.22                0.20              0.20

     Adjustment for interest and fees
       on loans, net of tax benefit             -                 -                  -                   -                 -
     Adjustment for salaries and employee
       benefits, net of tax benefit             -                 -                  -                   -                 -
     Adjustment for advertising, net of
       tax benefit                              -                 -                  -                   -                 -
     Adjustment for fees, net of
       tax benefit                              -                 -                  -                   -                 -
     Adjustment for other expense,
       net of tax benefit                       -                 -                  -                   -                 -
                                           ------            ------             ------             -------            ------
Diluted EPS, as adjusted, net of tax
   benefit after 2nd restatement           $ 0.24            $ 0.08             $ 0.22             $  0.20            $ 0.20
                                           ======            ======             ======             =======            ======

                                        At June 30,      At March 31,      At December 31,     At September 30,     At June 30,
                                           2003             2003               2002                2002                2002
                                    -------------------------------------------------------------------------------------------
Stockholders' Equity, prior to
  restatements                            $64,462           $67,326            $68,320             $68,385           $71,663

Cumulative effect interest and
  fees on loans, net of tax
  benefit                                       -            (3,081)            (2,779)             (2,487)           (2,212)
Cumulative effect gain on sale
  of loans, net of tax
  benefit                                       -               (94)              (138)               (204)             (289)
                                          -------           -------            -------             -------           -------

Stockholders' Equity, as
  adjusted after 1st restatement           64,462            64,151             65,403              65,694            69,162
Cumulative effect on interest and
  fees on loans, net of tax benefit           (20)              (20)               (20)                (20)                -
Cumulative effect of salaries and
  employee benefits, net of tax
  benefit                                    (480)             (380)              (258)               (210)                -
Cumulative effect of advertising,
  net of tax benefit                          (23)              (34)               (45)                (45)                -
Cumulative effect of professional
  fees, net of tax benefit                    (26)              (26)               (26)                (26)                -
Cumulative effect of other
  expense, net of tax benefit                (268)             (268)              (268)               (268)                -
                                          -------           -------            -------             -------           -------
STOCKHOLDERS' EQUITY, AS
  ADJUSTED AFTER 2ND
  RESTATEMENT                             $63,645           $63,423            $64,786             $65,125           $69,162
                                          =======           =======            =======             =======           =======


Note:  The quarterly amounts for periods prior to 1999 are immaterial.

                                At March 31, 2002  At December 31, 2001  At September 30, 2001   At June 30, 2001  At March 31, 2001
                                ----------------------------------------------------------------------------------------------------
Stockholders' Equity, prior to
  restatements                            $67,258           $74,204            $75,837             $74,701           $78,675

Cumulative effect interest and
  fees on loans, net of tax
  benefit                                  (1,894)           (1,668)            (1,457)             (1,277)           (1,117)

Cumulative effect gain on sale
  of loas, net of tax
  benefit                                       -                 -                  -                   -                 -
                                          -------           -------            -------             -------           -------
Stockholders' Equity, as
  adjusted after 1st restatement           65,364            72,536             74,380              73,424            77,558
Cumulative effect on interest and
  fees on loans, net of tax benefit             -                 -                  -                   -                 -
Cumulative effect of salaries and
  employee benefits, net of tax
  benefit                                       -                 -                  -                   -                 -
Cumulative effect of advertising,
  net of tax benefit                            -                 -                  -                   -                 -
Cumulative effect of professional
  fees, net of tax benefit                      -                 -                  -                   -                 -
Cumulative effect of other
  expense, net of tax benefit                   -                 -                  -                   -                 -
                                          -------           -------            -------            --------           -------
STOCKHOLDERS' EQUITY, AS
  ADJUSTED AFTER 2ND
  RESTATEMENT                             $65,364           $72,536            $74,380             $73,424           $77,558
                                          =======           =======            =======             =======           =======

                                       At December 31,   At September 30,     At June 30,        At March 31,    At December 31,
                                            2000              2000               2000                2000             1999
                                     ---------------------------------------------------------------------------------------------
Stockholders' Equity, prior to
  restatements                            $73,769           $72,975            $71,105             $71,535           $72,893
Cumulative effect interest and
  fees on loans, net of tax
  benefit                                    (982)             (852)              (735)               (636)             (544)
Cumulative effect gain on sale
  of loans, net of tax
  benefit                                       -                 -                  -                   -                 -
                                          -------           -------            -------            --------           -------
Stockholders' Equity, as
  adjusted after 1st restatement           72,787            72,123             70,370              70,899            72,349
Cumulative effect on interest and
  fees on loans, net of tax benefit             -                 -                  -                   -                 -
Cumulative effect of salaries and
  employee benefits, net of tax
  benefit                                       -                 -                  -                   -                 -
Cumulative effect of advertising,
  net of tax benefit                            -                 -                  -                   -                 -
Cumulative effect of professional
  fees, net of tax benefit                      -                 -                  -                   -                 -
Cumulative effect of other
  expense, net of tax benefit                   -                 -                  -                   -                 -
                                          -------           -------            -------            --------           -------
STOCKHOLDERS' EQUITY, AS
  ADJUSTED AFTER 2ND
  RESTATEMENT                             $72,787           $72,123            $70,370             $70,899           $72,349
                                          =======           =======            =======             =======           =======

                                       46